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As filed with the Securities and Exchange Commission on April 7, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CPI HOLDCO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3670 (Primary Standard Industrial Classification Code Number)	75-3142681 (I.R.S. Employer Identification Number)

811 Hansen Way
Palo Alto, California 94303-1110
(650) 846-2900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Joel A. Littman
811 Hansen Way
Palo Alto, California 94303-1110
(650) 846-2900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard C. Wirthlin, Esq.
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067
(310) 277-1010

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Floating Rate Senior Notes due 2015	$80,000,000	100%	$80,000,000	$9,416(1)

Floating Rate Senior Notes due 2015	$60,000,000(2)	100%	$60,000,000	$7,062(1)

(1)
The amount of the registration fee paid herewith was calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)
Represents an estimate of the aggregate principal amount of Floating Rate Senior Notes due 2015 that may be issued as in-kind interest from and including August 1, 2006 through and including February 1, 2010.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated April 7, 2005

PROSPECTUS

CPI Holdco, Inc.

Offer to Exchange All Outstanding
Floating Rate Senior Notes due 2015
($80,000,000 aggregate principal amount outstanding)
for Floating Rate Senior Notes due 2015
that have been registered under the Securities Act of 1933, as amended

The Exchange Offer Will Expire at 5:00 p.m. New York City Time on                        , 2005, Unless extended

The Exchange Offer

•
CPI Holdco, Inc, which we refer to as CPI Holdco, will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•
You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•
The exchange offer expires at 5:00 p.m., New York City time, on                        , 2005, unless extended. CPI Holdco does not currently intend to extend the expiration date.

•
The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•
CPI Holdco will not receive any proceeds from the exchange offer.

The Exchange Notes

•
The exchange notes are being offered in order to satisfy some of CPI Holdco's obligations under the registration rights agreement entered into in connection with the private placement of the outstanding notes.

•
The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the exchange notes will be freely tradable.

Resales of Exchange Notes

•
The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. CPI Holdco does not plan to list the exchange notes on a national market.

You should consider carefully the "Risk Factors" beginning on page 18 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

CPI Holdco has agreed that, for a period of up to 180 days after the consummation of this exchange offer, CPI Holdco will use its reasonable best efforts to make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See "Plan of Distribution".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                        , 2005.

        The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with the document. You may obtain information incorporated by reference, at no cost, by writing or telephoning us at the following address and phone number:

CPI Holdco, Inc.
811 Hansen Way
Palo Alto, California, 94303
Attention: Joel A. Littman
Phone: (650) 846-2900

        To obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision. Therefore, you must request this information no later than                        , 2005.

MARKET AND INDUSTRY DATA

        Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal data and information, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness.

i

CERTAIN DEFINITIONS

        When used in this prospectus, the following capitalized terms have the meanings set forth below:

  •
  "Code" means the Internal Revenue Code of 1986, as amended.

  •
  "CPI" means Communications & Power Industries, Inc.

  •
  "CPI Indenture" means the indenture, dated January 23, 2004, governing the CPI Notes.

  •
  "CPI Notes" means the 8% Senior Subordinated Notes due 2012 issued by CPI.

  •
  "CPI Holdco" means CPI Holdco, Inc., the issuer of the outstanding notes and the exchange notes and the direct parent of CPI.

  •
  "Cypress" means The Cypress Group, L.L.C.

  •
  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  •
  "Holding" or the "Predecessor" means Communications & Power Industries Holding Corporation, the predecessor to CPI Holdco.

  •
  "Merger" means the January 23, 2004 merger pursuant to which CPI Holdco acquired the Predecessor, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—The Merger".

  •
  "Senior Credit Facilities" means, collectively, CPI's revolving credit facility and term credit facility.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the "Securities Act", and Section 21E of the Exchange Act, relating to future events or our future financial performance. All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. These statements are only predictions.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk Factors". These risks, uncertainties and other important factors include, among others:

  •
  our and our subsidiaries' indebtedness is substantial;

  •
  the agreements and instruments governing our debt and our subsidiaries' debt contain restrictions that could limit our flexibility in operating our business;

  •
  our ability to generate the significant amount of cash needed to service our debt and to fund capital expenditures or other liquidity needs depends on many factors beyond our control;

  •
  we have had historical losses;

  •
  we may be unable to retain and/or recruit key management and other personnel;

  •
  the markets in which we sell our products are competitive;

  •
  the end markets in which we operate are subject to technological change;

ii

  •
  a significant portion of our sales is, and is expected to continue to be, from contracts with the U.S. Government;

  •
  we generate sales from contracts with foreign governments;

  •
  our international operations subject us to social, political and economic risks of doing business in foreign countries;

  •
  we may not be successful in obtaining the necessary export licenses and technical assistance agreements to conduct operations abroad, and the U.S. Congress may prevent proposed sales to foreign customers;

  •
  our results of operations and financial condition may be adversely affected by increased or unexpected costs incurred by us on our contracts and sales orders;

  •
  environmental regulation and legislation, liabilities relating to contamination and changes in our ability to recover under Varian Medical Systems, Inc.'s indemnity obligations, could adversely affect our business;

  •
  we have only a limited ability to protect our intellectual property rights;

  •
  our inability to obtain certain necessary raw materials and key components could disrupt the manufacture of our products and cause our financial condition and results of operations to suffer;

  •
  the relocation of our San Carlos, California operating division to Palo Alto, California could result in disruption to our operations;

  •
  we may not be able to timely comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

  •
  affiliates of Cypress control us.

        There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results or to changes in our expectations.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that is important to you. You should read this entire prospectus carefully, especially the risks discussed under "Risk Factors", before participating in the exchange offer.

        For definitions of certain capitalized terms used in this prospectus that are not defined elsewhere herein, see "Certain Definitions" on page ii. For a chart showing our ownership structure, see page 4.

        Our fiscal year is the 52- or 53-week period that ends on the Friday nearest September 30. "Fiscal year 2004" refers to the 16-week period ended January 22, 2004 and the 36-week period ending October 1, 2004. References to our results of operations for "fiscal year 2004" are references to the combined pro-forma results of the Predecessor for the 16-week period ended January 22, 2004 and CPI Holdco for the 36-week period ended October 1, 2004. See "Management's Discussion and Analysis of Financial Condition—The Merger". Fiscal year 2003 comprised the 53-week period ended October 3, 2003 and fiscal year 2002 comprised the 52-week period ended September 27, 2002. The first quarter of fiscal year 2005 comprised the 13 week-period ended December 31, 2004, and the first quarter of fiscal year 2004 comprised the 13-week period ended January 2, 2004. Unless otherwise noted, all business data included in this summary is as of December 31, 2004 and does not give effect to subsequent events.

        CPI is a direct subsidiary of CPI Holdco. CPI Holdco is a holding company with no operations of its own. Unless stated otherwise, the discussion in this prospectus of our business includes the business of CPI Holdco and its direct and indirect subsidiaries on a consolidated basis for periods ending on or after January 23, 2004, after giving effect to the Merger, and of the Predecessor and its subsidiaries for periods ending prior to January 23, 2004. The terms "we," "us", "our" and the "Company" refer to CPI Holdco, or the Predecessor, as applicable, and its direct and indirect subsidiaries on a consolidated basis.

Overview

        We are a leading designer, manufacturer and global marketer of vacuum electron devices ("VEDs"), satellite communications amplifiers, medical x-ray generators and other related products for critical defense and commercial applications. Both defense and commercial applications require the generation, control and transmission of high-power and high-frequency microwave and radio frequency ("RF") signals for which VED products are the most efficient technology. Our products are used for transmitting radar signals for location and tracking of threats and navigation, transmitting decoy and jamming signals for electronic warfare, transmitting and amplifying voice, data and video signals for broadcasting, the Internet and other types of communications, providing power and control for medical diagnostic imaging, generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications. Our products are vital elements of numerous high profile U.S. military programs such as the Navy's Aegis surface combatants (the DDG-51 class destroyers and the CG-47 cruisers), the ALE-50 and ALE-55 electronic warfare decoy programs and virtually every U.S. military radar in service.

        We generate over 50% of our total sales from products for which we historically have been and currently are the sole provider to our customers. The majority of our VED products are consumable with an average life of between 3 and 7 years, and once they are installed in original equipment, they generate recurring sales of spares and repairs over the life of that equipment. We estimate that approximately 50% of our total sales are generated from sales of spares and repairs, which we believe, together with our installed base of existing products, provides a stable and recurring base of future sales. In fiscal year 2004, we generated total sales of $282.2 million and operating income of $20.8 million.

        VEDs are devices that use high energy electrons, in a vacuum, to generate and amplify microwave signals. We offer over 6,000 products, which generally have selling prices ranging from $2,000 to

$50,000, with certain limited products priced up to $1,000,000. Our products include microwave and power grid VEDs, which generated over 70% of our total sales in fiscal year 2004, and non-VED products such as satellite communications amplifiers, medical x-ray generators, modulators and various other electronic power supply and control equipment and devices. We sell our products directly to procurement groups within the U.S. Department of Defense ("DoD"), foreign military services and commercial customers as well as to original equipment manufacturers ("OEMs") and systems integrators for ultimate sales to these customers. We currently operate five manufacturing facilities in North America and sell and service our products and customers globally through our internal sales and marketing force of over 50 professionals and over 35 external sales organizations.

        Our worldwide government applications include defense electronics markets in radar, electronic warfare and communications, and our sales of products for these applications, both direct and through OEMs and systems integrators, contributed to over 50% of our total sales in fiscal year 2004. We believe the defense end market provides us with a stable and growing base of sales due to the critical nature of VED technology in enabling over 90% of all high-power military microwave transmitters. The DoD has recognized VED technology as a national asset and a December 2000 DoD report concluded that 80% of the 272 fielded military systems using VEDs (which currently use over 185,000 VEDs) will still be in use in the year 2030 and will require replacement spares or upgrades. In addition, we believe that our defense business will benefit from our broad, market-leading presence, the increase in defense spending generally and the emphasis by the U.S. Government on addressing terrorism and homeland security.

        In addition to our strong presence in defense applications, we have successfully applied our key technology to commercial end markets, including communications, medical, industrial and scientific applications, which we believe enables us to leverage our 56 years of design experience and provides a diversified base of sales. In the communications market, we sell both VED and non-VED microwave amplifiers for satellite communication uplinks for broadcast, video, voice and data transmission. In the medical market, we supply VEDs used in radiation oncology systems primarily to Varian Medical Systems, Inc. ("Varian"), with whom we have a long standing, sole provider relationship. We also supply x-ray generators, subsystems, software and user interfaces used in diagnostic imaging systems, a market where we continue to experience growth.

Competitive Strengths

        We believe we are well positioned in our end markets and that our key competitive strengths are:

  •
  Large Installed Product Base with Recurring Spares and Repairs Sales.    We provide products embedded within a large and growing installed base of defense systems and commercial systems for which we supply spares and repairs. We estimate that our products are installed on over 125 U.S. defense systems in addition to hundreds of commercial systems. This installed base and our sole provider position, which we estimate accounted for a majority of our total sales for fiscal year 2004, should enable us to capture a long-term stream of spares and repairs sales over the life of these systems. We estimate that approximately 50% of our total sales are generated from sales of spares and repairs.

  •
  Significant Barriers to Entry.    We compete in niche markets with significant barriers to entry. We believe hundreds of millions of dollars would be needed for new competitors to replicate our design and manufacturing capabilities. We believe the highly specialized nature of VED technology, the niche nature of our end markets and stringent product qualification requirements also create barriers to entry for potential new competitors.

  •
  Strong and Experienced Management Team with a Successful Track Record.    Our management team is drawn from our strongest divisions and averages more than 20 years of experience with us. Since assuming its leadership responsibilities in 2001, our management team has instilled a culture that places a heavy emphasis on cost consciousness, profitable growth, meeting goals and targets and cash generation through efficient management of inventories, receivables, accounts payable and customer advances. In addition, management has consolidated facilities, reduced labor costs, overhead and general and administrative expenses and renewed our commitment to operational excellence principles in our laboratories and factories.

  •
  Leading Market Positions and Diversified Sales Base.    We have developed leading market positions across every end market we serve by offering customers superior design expertise, product quality and customer service. We believe we are the market leader in the sale of VEDs and other related products for the radar, communications and medical end markets and the number two supplier of VEDs and other related products for the electronic warfare, industrial and scientific end markets. In conjunction with our leading market positions, we have developed a diversified sales base, which reduces our dependence on any particular end market.

  •
  Superior Product Design and Quality.    We have a history of leadership in our end markets and a strong reputation for providing industry leading product design and quality. Since 1948, when Varian Associates, Inc., our founding company, commercialized the klystron, a type of VED that resulted in a major breakthrough in radar technology, we have maintained our technological and production advantages through our experienced team of over 200 scientists and engineers, our investment in research and development and our focus on continuous process improvement. Our leadership in design and quality is demonstrated by our estimate that historically a majority of our total sales were generated from products for which we are the sole provider to our customers.

Business Strategy

        Our goal is to continually improve our position as a leading supplier of VEDs, satellite communications amplifiers, x-ray medical generators and other related equipment for both defense and commercial applications. Our strategies to achieve these objectives include:

  •
  Leveraging Incumbent Relationships.    We intend to leverage our relationships with the U.S. Government, prime defense contractors and key commercial customers by continuing to deliver high levels of performance on our existing contracts, which will help to preserve our access to a valuable stream of spares and repairs business and enhance our ability to win new, upgrade and follow-on business.

  •
  Developing and Expanding Technologies.    Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue our focus on the development of our key technology. In the quarter ended December 31, 2004 and in fiscal year 2004, our total research and development spending was approximately $2.9 million and $10.9 million, respectively, with approximately $1.5 million and $3.5 million, respectively, funded by our customers.

  •
  Supporting Transformational Military Initiatives.    We expect VED technology will be a key technology for military "transformational" initiatives such as advanced electronic warfare, unmanned aerial vehicle radar and data links, advanced satellite communications, high data rate communication terminals and advanced specialized radar. Military initiatives such as High Power Microwave that use microwave or RF energy to disable or destroy the enemies' electronic systems or deter personnel from approaching high value targets also require VEDs. Our leadership in VEDs will allow us to benefit from the DoD's transformation to a lighter, more agile and more technologically advanced military force.

  •
  Pursuing Attractive Commercial Opportunities.    We intend to develop new products to pursue growth areas in the commercial markets we serve. Recent examples of our product innovation include the introduction of the new Gen IV satellite communications amplifier, which we believe has become the leading high power satellite communications uplink amplifier in the market, and the introduction of a new line of x-ray generators, which has gained broad customer acceptance.

  •
  Exploring Strategic Acquisitions.    We intend to selectively explore strategic acquisitions in the rapidly consolidating defense and microwave components industries, where we believe we can acquire complementary products, expand our existing product line or enter into related product or new geographic markets.

  •
  Continuing Operational Excellence.    We will continue to focus on improved yields and productivity, high quality in our manufacturing operations and effective working capital management.

Ownership Structure

        The chart below sets forth our organizational structure. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. Amounts of indebtedness shown below are as of December 31, 2004, giving pro forma effect to the issuance of the outstanding notes.

Cypress and Management
CPI Holdco, Inc.
Issuer
$80 million Floating Rate Senior Notes due 2015 (1)
Communications & Power Industries, Inc.
Issuer of $125 million 8% Senior Subordinated Notes due 2012
$89.6 million term loan facility — $85.7 outstanding on December 31, 2004
$40 million revolving credit facility — $35.8 million available on December 31, 2004 $4.2 million in letters of credit on December 31, 2004
Econco Broadcast Service, Inc.
CPI Subsidiary Holdings, Inc.
U.S. Subsidiaries
Non-U.S. Subsidiaries

        CPI Holdco and all of CPI's domestic direct and indirect subsidiaries, including Econco Broadcast Service, Inc., are guarantors under the Senior Credit Facilities and under the CPI Notes. None of CPI Holdco's subsidiaries are guarantors under the outstanding notes or will be guarantors under the exchange notes.

(1)
The exchange notes offered pursuant to this prospectus are being offered in exchange for these notes.

Cypress

        Cypress is a New York-based private equity firm founded in 1994. Cypress has over $3.5 billion under management and is currently investing its $2.5 billion Cypress Merchant Banking Partners II Fund. The Cypress team has made 33 investments since 1989 with an aggregate transaction value of over $22 billion. Selected transactions include Affinia Group Inc.; Cinemark Inc.; Cooper-Standard Automotive Inc.; Financial Guaranty Insurance Company; Infinity Broadcasting Corp.; K&F Industries, Inc.; Lear Corporation; Loral Aerospace Corporation; WESCO International, Inc.; and Williams Scotsman, Inc.

Principal Executive Offices

        Our principal executive offices are located at 811 Hansen Way, Palo Alto, California, 94303, and our telephone number is (650) 846-2900. CPI Holdco is a Delaware corporation formed in 2003. CPI Holdco acquired our business from the Predecessor in 2004 pursuant to the Merger (See "Management's Discussion and Analysis of Financial Condition and Results of Operations—The Merger").

Summary of the Terms of the Exchange Offer

        On February 22, 2005, CPI Holdco completed a private offering of the outstanding notes. References to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes offered hereby.

General	In connection with the private offering of the outstanding notes, CPI Holdco entered into a registration rights agreement with the initial purchasers of the outstanding notes in which CPI Holdco agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the outstanding notes within 210 days after the date of issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except that:
• the exchange notes have been registered under the Securities Act;
• the exchange notes are not entitled to certain registration rights that are applicable to the outstanding notes under the registration rights agreement; and
• certain additional interest rate provisions are no longer applicable.
Outstanding Notes	$80.0 million aggregate principal amount of Floating Rate Senior Notes due 2015 that were issued on February 22, 2005, which we refer to in this prospectus as the "outstanding notes".
Exchange Notes	$80.0 million aggregate principal amount of Floating Rate Senior Notes due 2015 that are being offered in this exchange offer, which we refer to in this prospectus as the "exchange notes".
The Exchange Offer
CPI Holdco is offering to exchange up to $80,000,000 aggregate principal amount of its exchange notes, which have been registered under the Securities Act, for a like aggregate principal amount of the outstanding notes. You may only exchange outstanding notes in integral multiples of $1,000.

Subject to the satisfaction or waiver of specified conditions, CPI Holdco will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. CPI Holdco will cause the exchange to be effected promptly after the expiration of the exchange offer.
Upon completion of the exchange offer, there may be no market for the outstanding notes, and you may have difficulty selling them.
Resales
Based on interpretations by the staff of the Securities and Exchange Commission, or the "SEC", set forth in no-action letters issued to third parties referred to below, CPI Holdco believes that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:

(1) you are not an "affiliate" of CPI Holdco within the meaning of Rule 405 under the Securities Act;
(2) you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;
(3) you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and
(4) you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of CPI Holdco, or if you are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

(1) you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

(2) in the absence of an exception from the position of the SEC stated in (1) above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer. See "Plan of Distribution".
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005 unless extended. CPI Holdco does not currently intend to extend the expiration date.
Withdrawal
You may withdraw the tender of your outstanding notes at any time prior to the expiration date. CPI Holdco will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.
Interest on the Exchange Notes and the Outstanding Notes
Each exchange note will bear interest as described in the following sentence from the most recent date to which interest has been paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from February 22, 2005. Interest will be payable in cash or, at CPI Holdco's option exercisable for any interest payment date on or after August 1, 2006 and on or prior to February 1, 2010, in the form of additional notes. The interest rate will be a per annum rate, reset at the beginning of each semi-annual period, equal to the then six month LIBOR plus (1) 575 basis points (the "cash margin") if paid in cash and (2) the cash margin plus 100 basis points (the "step-up") if paid through the issuance of additional notes, with the step-up increasing by an additional 100 basis points for each interest payment made through the issuance of additional notes (up to a maximum of 400 basis points of step-up). Interest will be payable semi-annually on February 1 and August 1 of each year, starting on August 1, 2005.

No interest will be paid on outstanding notes following their acceptance for exchange.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which CPI Holdco may assert or waive. See "The Exchange Offer—Conditions to the Exchange Offer".
Procedures for Tendering Outstanding Notes
If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or "DTC", and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
(1) you are not an "affiliate" of CPI Holdco within the meaning of Rule 405 under the Securities Act;
(2) you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;
(3) you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;
(4) you are acquiring the exchange notes in the ordinary course of your business; and

(5) if you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are an affiliate of CPI Holdco or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate, in a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, you cannot rely on the applicable positions and interpretations of the staff of the SEC, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding notes on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes, and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures".
Effect on Holders of Outstanding Notes
In connection with the sale of the outstanding notes, CPI Holdco entered into a registration rights agreement with the initial purchasers of the outstanding notes, which grants the holders of outstanding notes registration rights. By making this exchange offer, CPI Holdco will have fulfilled most of its obligations under the registration rights agreement. Accordingly, CPI Holdco will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture governing the notes, except that CPI Holdco will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement and CPI Holdco will not be obligated to pay additional interest as described in the registration rights agreement, except in certain limited circumstances.
To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. CPI Holdco does not currently anticipate that it will register the outstanding notes under the Securities Act.
Certain Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United Stated federal income tax purposes. See "Material U.S. Federal Income Tax Consequences".

Use of Proceeds	CPI Holdco will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.
Exchange Agent
The Bank of New York Trust Company, N.A., whose address and telephone number is set forth in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus, is the exchange agent for the exchange offer.

Summary of the Terms of the Exchange Notes

        The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of CPI Holdco's obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indenture under which the outstanding notes were issued, and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indenture.

Issuer	CPI Holdco, Inc.

None of CPI Holdco's direct or indirect equity holders, directors, officers, employees or affiliates, including, without limitation, its direct or indirect subsidiaries, are obligors or guarantors under the outstanding notes or will be obligors or guarantors under the exchange notes.
Notes Offered	$80.0 million aggregate principal amount of Floating Rate Senior Notes due 2015.
Interest Payment Dates	February 1 and August 1 of each year, beginning on August 1, 2005.
Maturity Date	February 1, 2015.
Guarantees	None.
Ranking	The exchange notes will be:
• senior unsecured obligations of CPI Holdco;
• structurally subordinated to all indebtedness and other liabilities of CPI Holdco's subsidiaries, including indebtedness under the Senior Credit Facilities, the CPI Notes and trade payables;
• effectively subordinated to CPI Holdco's existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness;
• equal in right of payment with CPI Holdco's existing and future senior unsecured debt; and
• senior in right of payment to CPI Holdco's existing and future subordinated debt.

As of December 31, 2004, after giving pro forma effect to the private offering of the outstanding notes, as if it had occurred on such date, the notes would have been structurally subordinated to approximately $325.8 million of liabilities (including trade payables) of CPI Holdco's subsidiaries. In addition, as of December 31, 2004, CPI would have had the ability to borrow up to an additional $35.8 million under the Senior Credit Facilities, to which the notes would have been structurally subordinated.

Optional Redemption	CPI Holdco may redeem the notes, in whole or in part, at any time before February 1, 2007 at a "make whole" premium, and thereafter, at the redemption prices set forth herein.

At any time before February 1, 2007, CPI Holdco may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 100% of the principal amount thereof, plus a premium equal to the interest rate per annum applicable to the notes on the date that notice of such redemption is given, plus accrued and unpaid interest, if any, to the date of redemption; provided that:
	•	at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and
	•	such redemption occurs within 90 days of the date of the closing of any such qualified equity offering.
Change of Control
Upon a change of control (as defined in "Description of the Notes"), each holder of notes will be entitled to require CPI Holdco to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. A transaction with permitted holders (as defined in "Description of the Notes") may not constitute a change of control. CPI Holdco's ability to purchase the notes upon a change of control will be limited by the terms of the debt agreements of CPI Holdco and its subsidiaries, including the Senior Credit Facilities. CPI Holdco cannot assure you that it will have the financial resources to purchase the notes in such circumstances.
Certain Covenants	The indenture contains covenants that, among other things, limit the ability of CPI Holdco and certain of its subsidiaries to:
	•	incur additional indebtedness;
	•	sell assets or consolidate or merge with or into other companies;
	•	pay dividends or repurchase or redeem capital stock;
	•	make certain investments;
	•	issue capital stock of their subsidiaries;
	•	incur liens; and
	•	enter into certain types of transactions with their affiliates.
These and other covenants contained in the indenture are subject to important exceptions and qualifications, which are described under "Description of the Notes".

Further Issuances
CPI Holdco may, subject to compliance with certain conditions, from time to time without the consent of the holders of notes create and issue further notes having the same terms and conditions as the notes so that the further issuance is consolidated and is treated as a single class and series with the previously issued notes. CPI Holdco may issue an unlimited principal amount of additional notes to pay interest on the notes that CPI Holdco elects to pay in lieu of cash, as described above.
Absence of a Public Market
The exchange notes will generally be freely transferable but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers in the private offering have advised CPI Holdco that they currently intend to make a market for the exchange notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. CPI Holdco does not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The exchange notes are expected to be eligible for trading in The PORTAL Market.
Use of Proceeds	CPI Holdco will not receive any cash proceeds from the exchange offer. For a description of the use of proceeds from the private offering of the outstanding notes, see "Use of Proceeds".
Risk Factors	See "Risk Factors" beginning on page 18 for discussion of factors that you should carefully consider before deciding to participate in the exchange offer.

Summary Historical and Pro Forma Consolidated Financial Data

        As a result of the Merger, CPI Holdco became the successor to the Predecessor for financial reporting purposes.

        The following summary historical consolidated financial data for CPI Holdco for each of the fiscal years ended October 3, 2003 and September 27, 2002, respectively, have been derived from the consolidated financial statements of the Predecessor, which have been audited by KPMG LLP, independent registered public accounting firm. The consolidated financial statements of the Predecessor for these periods are included elsewhere in this prospectus.

        The following summary historical financial data for fiscal year 2004 represents the combined pro forma results of CPI Holdco for the 36-week period ended October 1, 2004 and the Predecessor for the 16-week period ended January 22, 2004, which have been audited by KPMG LLP, independent registered public accounting firm. The consolidated financial statements for these periods are included elsewhere in this prospectus.

        The following summary unaudited pro forma consolidated financial data for the 13-week period ended December 31, 2004 have been prepared to give pro forma effect to the issuance of the outstanding notes and the application of the net proceeds therefrom, as if such issuance had occurred on October 2, 2004 in the case of summary unaudited pro forma consolidated statement of operations data, and on December 31, 2004 in the case of summary unaudited pro forma consolidated balance sheet data.

        The following summary unaudited pro forma consolidated financial data for the fiscal year ended October 1, 2004 represent the combined pro forma results of CPI Holdco for the 36-week period ended October 1, 2004 and the Predecessor for the 16-week period ended January 22, 2004, giving pro forma effect to the Merger and related financing transactions and the issuance of the outstanding notes and the application of the net proceeds therefrom, as if such transactions had occurred on October 4, 2003, in the case of summary unaudited pro forma consolidated statements of operations data, and on December 31, 2004, in the case of summary unaudited pro forma consolidated balance sheet data. The pro forma data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had such transactions actually been consummated on the dates indicated and do not purport to indicate results of operations data or balance sheet data as of any future date or for any future period.

        You should read the following data in conjunction with "Unaudited Pro Forma Consolidated Financial Data", "Selected Historical Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and unaudited condensed consolidated financial statements of CPI Holdco and the Predecessor included elsewhere in this prospectus.

	Fiscal Year			13-Week Period Ended		Pro Forma
	2002	2003	2004 (Pro Forma)(1)	January 2, 2004	December 31, 2004	Fiscal Year 2004(2)	13-Week Period Ended December 31, 2004
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Sales	$251,245	$265,434	$282,185	$68,313	$73,733	$282,185	$73,733
Cost of sales	192,189	183,957	191,861	47,141	49,678	191,861	49,678
Amortization of acquisition-related inventory write-up	—	—	5,500	—	351	—	351

Gross profit	59,056	81,477	84,824	21,172	23,704	90,324	23,704
Operating costs and expenses
Research and development	5,873	6,860	7,453	1,733	1,448	7,453	1,448
Selling and marketing	16,073	15,650	15,434	3,624	4,068	15,434	4,068
General and administrative	19,777	17,939	18,729	3,700	4,025	18,729	4,025
Merger expenses	—	—	6,374	430	—	—	—
Amortization of acquisition-related intangible assets	—	—	13,498	—	4,906	1,939	542
Acquired in-process research and development	—	—	2,500	—	—	—	—
Loss (gain) on sale of Solid State Products Division(3)	3,004	(136)	—	—	—	—	—

Total operating costs and expenses	44,727	40,313	63,988	9,487	14,447	43,555	10,083

Operating income	14,329	41,164	20,836	11,685	9,257	46,769	13,621
Interest expense, net	16,508	14,540	19,420	3,559	4,080	22,444	5,909
Income tax expense	4,554	10,076	3,338	3,287	2,079	9,730	3,085

Net (loss) income	$(6,733)	$16,548	$(1,922)	$4,839	$3,098	$14,595	$4,627

Other Financial Data:
EBITDA(4)	$28,666	$47,457	$39,365	$13,109	$15,476	$53,739	$15,476
Operating income margin(5)	5.7%	15.5%	7.4%	17.1%	12.6%	16.6%	18.5%
Net (loss) income margin(6)	(2.7)%	6.2%	(0.7)%	7.1%	4.2%	5.2%	6.3%
Depreciation and amortization(7)	$11,304	$6,293	$18,529	$1,424	$6,219	$6,970	$1,855
Capital expenditures	3,378	3,067	3,776	239	1,194	3,776	1,194
Ratio of earnings to fixed charges(8)	—	2.78x	1.07x	3.21x	2.23x	2.06x	2.28x
Net cash provided by operating activities	$44,020	$35,261	$17,871	$6,194	$10,112	N/A	N/A
Net cash used in investing activities	(2,452)	(2,931)	(103,907)	(239)	(19,887)	N/A	N/A
Net cash (used in) provided by financing activities	(41,747)	(1,303)	106,627	(1,639)	(3,777)	N/A	N/A

	Fiscal Year
	September 28, 2002	October 3, 2003	October 1, 2004	December 31, 2004	Pro Forma December 31, 2004(2)
Balance Sheet Data (at period end):
Working capital	$1,101	$17,241	$72,385	$64,970	$64,970
Total assets	156,189	181,968	431,207	437,384	441,576
Long-term debt and redeemable preferred stock	128,693	128,907	210,606	210,584	290,584
Total stockholders' (deficit) equity	(73,104)	(65,445)	107,594	111,553	35,745

We have not paid cash dividends on the common stock of CPI Holdco or the Predecessor, as applicable, in fiscal years 2002, 2003 and 2004 actual; payment of cash dividends of $75,808 are included in pro forma fiscal year 2004

(1)
Represents the combined pro forma results of CPI Holdco for the 36-week period ended October 1, 2004 and the Predecessor for the 16-week period ended January 22, 2004

(2)
Represents the combined pro forma results of CPI Holdco for the 36-week period ended October 1, 2004 and the Predecessor for the 16-week period ended January 22, 2004, giving pro forma effect to the Merger and related financing transactions and the issuance of the outstanding notes and the application of the net proceeds therefrom, as if such transactions had occurred on October 4, 2003, in the case of summary unaudited pro forma consolidated statements of operations data, and on December 31, 2004, in the case of summary unaudited pro forma consolidated balance sheet data.

(3)
On September 26, 2002, we sold our Solid State Products Division ("SSPD"). The net pretax loss of $3,004 included approximately $2,525 for the write-off of goodwill

(4)
EBITDA represents earnings before provision for income taxes, interest expense, net, depreciation and amortization and impairment charges. In the 13-week period ended December 31, 2004 EBITDA was affected by amortization of acquisition-related inventory write-up of $351 and expenses for the move of our San Carlos facility of $76. In the 13-week period ended January 2, 2004 EBITDA was affected by expenses paid in connection with the Merger of $430 and compensation expense from stock options issued at less than fair value of $94. In fiscal year 2004 EBITDA was affected by compensation expense from stock options issued at less than fair value of $1,289, amortization of acquisition-related inventory write-up of $5,500, expenses paid in connection with the Merger of $6,374 and acquired in-process research and development of $2,500. In fiscal year 2003 EBITDA was affected by compensation expense from stock and stock options issued at less than fair value of $1,010, a gain related to the demutualization of employee benefit plans of $267 and a gain on the sale of SSPD of $136. In fiscal year 2002 EBITDA was affected by consolidation costs associated with moving our satcom operations from Palo Alto, California to Georgetown, Ontario, Canada of $922 and loss on the sale of SSPD of $479. In fiscal year 2002, EBITDA also excludes the non-cash write-off of goodwill associated with the sale of SSPD of $2,525 and the non-cash impairment loss of $508 related to plant and equipment used in the satellite communications equipment segment. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or net cash provided by operating activities in accordance with GAAP as a measure of liquidity.

  The following table reconciles EBITDA to net (loss) income.

	Fiscal Year			13-Week Period Ended		Pro Forma
	2002	2003	2004 (Pro Forma)(1)	January 2, 2004	December 31, 2004	Fiscal Year 2004(2)	13-Week Period Ended December 31, 2004
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Net (loss) income	$(6,733)	$16,548	$(1,922)	$4,839	$3,098	$14,595	$4,627
Depreciation and amortization(7)	11,304	6,293	18,529	1,424	6,219	6,970	1,855
Interest expense, net	16,508	14,540	19,420	3,559	4,080	22,444	5,909
Income tax expense	4,554	10,076	3,338	3,287	2,079	9,730	3,085
Write-off of goodwill	2,525	—	—	—	—	—
Impairment of property, plant and equipment	508	—	—	—	—	—	—

EBITDA	$28,666	$47,457	$39,365	$13,109	$15,476	$53,739	$15,476

  The following reconciles EBITDA to net cash provided by operating activities.

	Fiscal Year			13-Week Period Ended
	2002	2003	2004 (Pro Forma)(1)	January 2, 2004	December 31, 2004
				(unaudited)	(unaudited)
	(dollars in thousands)
Net cash provided by operating activities	$44,020	$35,261	$17,871	$6,194	$10,112
Changes in operating assets and liabilities	(30,259)	(9,971)	4,148	502	(1,372)
Net loss on disposition of assets	(187)	(92)	(204)	(23)	(67)
Interest accrued on stockholder loans	42	33	10	8	—
Loss on liquidation of capital lease	(73)	—	—	—	—
Deferred taxes	(3,500)	—	7,248	—	1,567
Variable stock compensation	—	—	—	—	(45)
Compensation expense from stock issued at less than fair value	—	(790)	—	—	—
Compensation expense from stock options issued at less than fair value	—	(220)	(1,289)	(94)	—
Net (loss) gain on sale of Solid State Products Division	(3,004)	136	—	—	—
Amortization of acquisition-related inventory write-up	—	—	(5,500)	—	(351)
Unrealized gain on cash flow hedge	—	—	(40)	—	(321)
Acquired in-process research and development	—	—	(2,500)	—	—
Allowance for doubtful accounts	(331)	(133)	(109)	21	81
Amortization of deferred debt issuance costs	(1,629)	(1,383)	(3,028)	(345)	(287)
Non-cash write-off of goodwill	2,525	—	—	—	—
Income tax expense	4,554	10,076	3,338	3,287	2,079
Interest expense	16,508	14,540	19,420	3,559	4,080

EBITDA	$28,666	$47,457	$39,365	$13,109	$15,476

(5)
Operating income margin represents operating income divided by sales.

(6)
Net (loss) income margin represents net (loss) income divided by sales.

(7)
Depreciation and amortization excludes amortization of deferred debt issuance costs, which are included in interest expense.

(8)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges less capitalized interest. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses that management considers to be a reasonable approximation of interest. Earnings were insufficient to cover fixed charges by $2,179 in fiscal year 2002.

RISK FACTORS

        You should carefully consider the following risks and the other information in this prospectus before you decide to participate in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impact and impair us. If any of the following risks actually occur, our business, results of operations or financial condition would likely suffer, which, in turn, could materially adversely affect your investment in the notes.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force, and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Prospectus Summary—Summary of Terms of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes that are not exchanged due to reduction in liquidity.

An active trading market may not develop for the exchange notes.

        We are offering the exchange notes to the holders of the outstanding notes. The exchange notes are a new issue of securities. There is no active public trading market for the exchange notes. We do not intend to apply for listing of the exchange notes on a securities exchange. The initial purchasers of the exchange notes have informed us that they intend to make a market in the exchange notes. However, the initial purchasers may cease their market making at any time. We cannot assure you that an active trading market will develop for the exchange notes or that the exchange notes will trade as one class with the outstanding notes. In addition, the liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for your exchange notes, and you may not be able to sell your exchange notes, or, even if you can sell your exchange notes, you may not be able to sell them at an acceptable price.

Risks Related to Our and Our Subsidiaries' Indebtedness

We and our subsidiaries have a substantial amount of debt and we and/or our subsidiaries may incur substantial additional debt in the future, which could adversely affect our financial health and our ability to obtain financing in the future and to react to changes in our business.

        We and our subsidiaries have a substantial amount of debt and we and/or our subsidiaries may (subject to applicable restrictions in our debt instruments) incur additional debt in the future. As of December 31, 2004, after giving effect to the issuance of the outstanding notes, our total consolidated indebtedness would have been approximately $290.7 million and CPI would have had $35.8 million of additional borrowings available under its Senior Credit Facilities. Our substantial amount of debt could have important consequences to you, including, without limitation, the following:

  •
  it will require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, which will reduce the funds available for working capital, capital expenditures and other general corporate expenses;

  •
  it could make it more difficult for us to satisfy our obligations to the holders of the notes;

  •
  it could make it more difficult for our subsidiaries to satisfy their obligations under the Senior Credit Facilities and the CPI Notes;

  •
  it could have the effect of limiting our flexibility in planning for, or reacting to, changes in our business, the markets in which we compete and the economy at large;

  •
  it could place us at a disadvantage compared to our competitors that have proportionately less debt;

  •
  it could adversely affect our relationship with customers and suppliers; and

  •
  it could limit our ability to borrow additional funds in the future, if needed, because of applicable financial and restrictive covenants of our indebtedness.

        A default by us or one of our subsidiaries under its or our debt obligations could result in the acceleration of those obligations and our obligations under the notes. We may not have the ability to fund our obligations under the notes in the event of such a default. In addition, we and/or our subsidiaries may incur substantial additional debt in the future. If current debt levels increase, the related risks that we and you now face will intensify.

The agreements and instruments governing our debt and the debt of our subsidiaries contain restrictions and limitations that could limit our flexibility in operating our business.

        The Senior Credit Facilities, the CPI Indenture and the indenture governing the notes have a number of significant covenants that, among other things, restrict our and our subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  pay dividends or repurchase or redeem capital stock;

  •
  make certain investments;

  •
  issue capital stock of our subsidiaries;

  •
  incur liens; and

  •
  enter into certain types of transactions with our affiliates.

        These covenants could have the effect of limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we compete.

        In addition, under the Senior Credit Facilities, CPI is required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect CPI's ability to comply with those provisions and CPI may not be able to meet those ratios and tests, which would result in a default under the Senior Credit Facilities. The breach of any covenants or obligations in the Senior Credit Facilities, the CPI Indenture or the indenture governing the notes could result in a default under the applicable debt agreement or instrument and could trigger acceleration of (or the right to accelerate) the related debt, which, in turn, could trigger defaults under the other agreements and instruments governing our indebtedness. In addition, the lenders under the Senior Credit Facilities could proceed against the collateral securing that indebtedness. If any of our and/or our subsidiaries' indebtedness were to be accelerated, our assets might not be sufficient to repay in full that indebtedness, including the notes.

Our ability to generate the significant amount of cash needed to service our debt and to fund capital expenditures or other liquidity needs depends on many factors beyond our control.

        Our ability to service our debt (including payments on the notes) and our subsidiaries' debt and to fund our subsidiaries' planned capital expenditures and our subsidiaries' ongoing operations will depend on our ability to generate cash and to obtain financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors affecting our industry that are beyond our control. If we do not generate sufficient cash flow from operations, and sufficient future borrowings are not available to CPI under the Senior Credit Facilities or from other sources of financing, we may not be able to repay our debt or fund capital expenditures or our other liquidity needs. As of December 31, 2004, after giving pro forma effect to the issuance and sale of the outstanding notes, we and our subsidiaries had principal repayment obligations of $0.1 million in fiscal year 2005, $0.1 million in each of fiscal years 2006, 2007 and 2008, $21.4 million in fiscal year 2009, and $269.0 million thereafter.

Risks Relating to Our Business

We have had historical losses.

        In fiscal year 2003, we had our first profitable year since fiscal year 1998. However, we had net losses of $1.9 million and $6.7 million in fiscal years 2004 and 2002, respectively. Our ability to generate revenues and profits is subject to the risks and uncertainties encountered by companies in competitive markets, including many of the factors described elsewhere in this section. In addition, we have historically experienced margin fluctuations from period to period due to variations in the mix of products sold during any period. If we are not able to maintain our current level of gross margin, our results of operations and financial condition would be adversely affected.

If we are unable to retain key management and other personnel, our business and operating results could be adversely affected.

        The unanticipated departure of any key member of our management team could have an adverse effect on our business and results of operations. In addition, because of the specialized and technical nature of our business, our future performance is dependent on the continued service of, and on our ability to attract and retain, qualified technical, marketing, sales and managerial personnel. In addition, certain management and other personnel involved with the manufacture of some of our products are required to have various levels of security clearance, which is a time intensive process. There is competition for such personnel, and the failure to retain and/or recruit additional or substitute key personnel in a timely manner, could have an adverse effect on our business and operating results.

The markets in which we sell our products are competitive, which can result in reduced revenues and loss of market share.

        The domestic and international markets in which we sell our products are competitive. Certain of our competitors have substantially greater resources than we do. In addition, some of our competitors offer a variety of products for applications similar to those of our products. Our ability to compete in these markets depends to a large extent on our ability to provide high quality products with shorter lead times at competitive prices, and our readiness in facilities, equipment and personnel. There can be no assurance that we will be able to compete successfully against our current or future competitors or that the competitive pressures we face will not result in reduced revenues and market share or seriously harm our business.

The end markets in which we operate are subject to technological change, and changes in technology could adversely affect our sales.

        The change of technology is a feature of both our defense and commercial end markets. There is an inherent risk that advances in existing technology, including solid state technology, or the development of new technology, could adversely affect our financial condition and results of operations. Historically, we have relied on a combination of internal research and development and customer activities. To succeed in the future, we must continually engage in effective and timely research and development efforts in order to introduce innovative new products for technologically sophisticated customers and end markets and benefit from activities of our customers. We may not be able to continue to allocate sufficient financial and other resources to our research and development activities or receive support from our customers. If we fail to adapt successfully to technological changes or fail to obtain access to important technologies, our business may suffer.

A significant portion of our sales is, and is expected to continue to be, from contracts with the U.S. Government that are subject to competition, government regulation, changes in governmental appropriations, national defense policies and risks particular to government contracts.

        A significant portion of our sales results from, and is expected to continue to result from, contracts with the U.S. Government, either directly or through prime contractors or subcontractors. Over 35% of our sales in fiscal year 2004 were made directly or indirectly to the U.S. Government. A significant disruption or decline in U.S. military expenditures in the future or of our relationship with the U.S. Government would result in a material decrease to our sales, earnings and cash flow. In addition, the loss or significant reduction in government funding of programs in which we participate could also result in a material decrease to our future sales, earnings and cash flows and thus limit our ability to satisfy our financial obligations, including those related to the notes. In December 2004, the DoD announced its intention to reduce its planned military spending by $30 billion over the next six years. U.S. Government contracts are also conditioned upon congressional approval and the continuing appropriation of necessary funds. Congress usually appropriates funds for a given program each fiscal year even though contract periods of performance may exceed one year. Consequently, at the outset of a major program, multi-year contracts are usually funded for only the first year, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations for future fiscal years.

        In addition, we are subject to risks particular to companies supplying defense-related equipment and services to the U.S. Government. These risks include the ability of the U.S. Government to unilaterally:

  •
  suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

  •
  terminate existing contracts, including for the convenience of the government;

  •
  reduce the value of existing contracts;

  •
  audit our contract related costs and fees, including allocated indirect costs; and

  •
  control and potentially prohibit the export of our products, technology or other data.

        The U.S. Government may review our costs and performance on certain contracts, as well as on our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, portions of research and development costs, and certain marketing expenses may not be reimbursable under U.S. Government contracts.

        Further, because of our business with the U.S. Government, we may also be subject to "qui tam," or whistle blower, suits brought by private plaintiffs in the name of the U.S. Government upon the allegation that we submitted a false claim to the U.S. Government, as well as to false claim suits brought by the U.S. Government. A judgment against us in a qui tam or false claim suit could cause us to be liable for substantial damages and could carry penalties of suspension or debarment, which would make us ineligible to receive any U.S. Government contracts for a period of up to three years and could potentially have a material adverse effect on our financial condition and results of operations.

        Significant changes to appropriations, national defense policy, a disruption of our relationship with the U.S. Government or termination of our U.S. Government contracts would have a material adverse effect on our results of operations and financial condition.

We generate sales from contracts with foreign governments, and significant changes in policies or to appropriations of those governments could have an adverse effect on our results of operations and financial condition.

        Approximately 13% of our fiscal year 2004 sales were generated from foreign governments. Significant changes to appropriations, national defense policies, disruptions of our relationships with foreign governments or terminations of our foreign government contracts could have an adverse effect on our results of operations and financial condition.

Our international operations subject us to social, political and economic risks of doing business in foreign countries, any of which could negatively affect our business, financial condition or results of operations.

        We conduct a substantial portion of our business and employ a substantial number of employees in our direct sales force and in external sales organizations in Canada and in other countries outside of the United States. In fiscal year 2004, we generated approximately 30% of our sales from customers outside the United States. As a result, we are subject to risks of doing business internationally. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include, without limitation, the following factors:

  •
  difficulties and costs of staffing and managing international operations;

  •
  currency restrictions, which may prevent the transfer of capital and profits to the United States;

  •
  changes in currency rates with respect to the U.S. dollar;

  •
  changes in regulatory requirements;

  •
  domestic and foreign government policies;

  •
  potentially adverse tax consequences;

  •
  restrictions imposed by the U.S. Government on the export of certain products and technology;

  •
  the responsibility of complying with multiple and potentially conflicting laws;

  •
  the impact of regional or country-specific business cycles and economic instability; and

  •
  geopolitical developments and conditions, including international hostilities, acts of terrorism and governmental reactions, trade relationships and military and political alliances.

        We have committed resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to further develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition and results of operations could be harmed.

        In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries to declare dividends or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected, among other things, by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences.

We may not be successful in obtaining the necessary export licenses and technical assistance agreements to conduct operations abroad and the U.S. Congress may prevent proposed sales to foreign customers.

        Licenses for the export of many of our products are required from government agencies in accordance with various statutory authorities, including the Export Administration Act of 1979, the International Emergency Economic Powers Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976. We can give no assurance that we will be successful in obtaining these necessary licenses in order to conduct business abroad. Termination or significant limitation on our ability to export would have an adverse effect on our results of operations and financial condition.

Our results of operations and financial condition may be adversely affected by increased or unexpected costs incurred by us on our contracts and sales orders.

        The terms of virtually all of our contracts and sales orders require us to perform the scope of work under the contract or sales order for a predetermined fixed price. As a result, we bear the risk of increased or unexpected costs associated with a contract or sales order, which may reduce our profit or cause us to sustain losses. Future increased or unexpected costs on a significant number of our contracts and sales orders could adversely affect our results of operations and financial condition.

Environmental regulation and legislation, liabilities relating to contamination and changes in our ability to recover under Varian's indemnity obligations, could adversely affect our business.

        We are subject to a variety of U.S. federal, state and local, as well as foreign, environmental laws and regulations relating, among other things, to wastewater discharge, air emissions, handling of hazardous materials, disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. We use a number of chemicals or similar substances, and generate wastes, that are classified as hazardous, and require environmental permits to conduct many of our operations. Violation of such laws and regulations can result in substantial fines, penalties, and other sanctions. Changes in environmental laws or regulations (or in their enforcement) affecting or limiting, for example, our chemical uses, certain of our manufacturing processes, or our disposal practices, could restrict our ability to operate as we are currently operated or are permitted to be operated. In addition, we may experience releases of certain chemicals or other events, including the discovery of previously unknown contamination, which could cause us to incur material cleanup costs or other damages. We are involved from time to time in legal proceedings involving compliance with environmental requirements applicable to our ongoing operations and may be involved in legal proceedings involving exposure to chemicals or the remediation of environmental contamination.

        Pursuant to the stock sale agreement by and between Varian Associates, Inc., the predecessor of Varian and CPI dated June 9, 1995, as amended (the "Varian Agreement"), Varian retained and has agreed to indemnify us for various environmental liabilities relating to Varian's electron devices business prior to August 1995, with certain exceptions and limitations. With certain limited exceptions, Varian did not agree to indemnify us with respect to liabilities resulting from our operations after August 1995. In addition, in connection with the pending sale of our San Carlos, California facility, we released Varian from certain of its environmental indemnity obligations related to that property, although the purchaser of the property has acquired pollution liability insurance that is intended to cover the expected remediation costs of that property associated with the purchaser's intended use of the property. We also relinquished our right to redevelop our Beverly, Massachusetts property for residential or similar uses.

        Varian is undertaking the environmental investigation and remedial work at the remaining three of our manufacturing facilities that are known to require remediation: Palo Alto, California, Beverly, Massachusetts and Georgetown, Ontario, Canada. We sublease a portion of the larger Varian Palo Alto campus, for which Varian has entered into a Consent Order with the California Environmental Protection Agency for remediation of soil and groundwater contamination. The Palo Alto site abuts a federal Superfund site and a state Superfund site. In addition, Varian has been sued or threatened with suit with respect to some of the above mentioned manufacturing facilities. Our San Carlos, California facility also has soil and groundwater contamination that has been the subject of some remediation and is expected to be undergoing additional remediation by the purchaser after the sale closes.

        Although we believe that Varian currently has sufficient financial resources to satisfy its environmental indemnity obligations to us, because of the long-term nature of Varian's remediation obligations, there can be no assurance that Varian will continue to have the financial resources to comply fully with those obligations, or will continue to perform its obligations. In addition, although we believe that the insurance that has been acquired by the purchaser of the San Carlos property will be sufficient to cover the expected remediation costs and pollution liability associated with that property, there can be no assurance that such insurance proceeds or other sources of recovery will be adequate. In any such case, our results of operations and financial condition could be materially adversely affected.

        There can also be no assurance that material costs or liabilities will not be incurred by us in connection with obligations, proceedings or claims related to environmental conditions arising from our operations or properties. Such costs or liabilities, if significant, could have a material adverse effect on our results of operations and financial condition.

We have only a limited ability to protect our intellectual property rights, which are important to our success.

        Our success depends, in part, upon our ability to protect our proprietary technology and other intellectual property. We rely upon a combination of trade secrets, confidentiality policies, nondisclosure and other contractual arrangements, and patent, copyright and trademark laws to protect our intellectual property rights. The steps we take in this regard may not be adequate to prevent or deter infringement or other violation of our intellectual property, and we may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights. Although it is our intention to avoid infringing or otherwise violating the intellectual property rights of others, we cannot be certain that our processes and products do not or will not infringe or otherwise violate the intellectual property rights of others. Infringement or other violation of intellectual property rights could cause us to incur significant costs and prevent us from selling our products and could have a material adverse effect on our business, financial condition and results of operations.

Our inability to obtain certain necessary raw materials and key components could disrupt the manufacture of our products and cause our financial condition and results of operations to suffer.

        Certain raw materials and key components necessary for the manufacture of our products, such as molybdenum, cupronickel, OFHC copper, and some cathodes, are obtained from a limited group of, or occasionally sole, suppliers. We may experience delays in component deliveries, which, in turn, could cause delays in product shipments and require the redesign of certain products. If any of these suppliers fails to meet our needs, we may not have readily available alternatives. If we are unable to procure these and other necessary raw materials and key components from our suppliers under favorable purchase terms, including at favorable prices and with the order lead-times needed for the efficient and profitable operation of our factories, or to develop alternative sources as and when required, our ability to manufacture products could be disrupted or delayed, and our financial condition and results of operations could suffer.

We are in the process of relocating our operating division in San Carlos, California to Palo Alto, California, which could result in disruptions to our operations.

        The relocation of our San Carlos, California operations to Palo Alto, California could result in delayed product deliveries to our customers. This delay could affect our customer relations, which could result in lower sales. As a result of the move, we bear the risk of increased or unexpected costs through reduced production yields.

We may not be able to timely comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

        Beginning in fiscal year 2006, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we must perform and report on our evaluation of internal controls over financial reporting, and our independent registered public accounting firm must attest to and report on the adequacy of management's evaluation and the effectiveness of such controls, on an annual basis. Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management's attention. Because compliance with these requirements is complex and time consuming, there can be no assurance that we will be able to implement the requirements of Section 404 in a timely fashion. In addition, because of the time and expense required to evaluate our internal controls, our independent registered public accounting firm may have limited time before its attestation is required, which may prevent our accountants from being able to adequately test and subsequently to certify our internal controls. If we fail to timely complete our assessment of internal controls, or if our independent registered public accounting firm cannot attest to our assessment, we could suffer a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in implementation, could harm our operating results or cause us to fail to timely meet our regulatory reporting obligations.

Affiliates of Cypress control us and may have conflicts of interest with us or you in the future.

        Affiliates of Cypress collectively beneficially own approximately 82% of our outstanding shares of common stock, on a fully diluted basis. As a result, such affiliates have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders or holders of the notes believe that any such transaction is in their own best interests. Cypress' affiliates may also have an interest in causing us to pursue acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions may involve risks to you as a holder of the notes.

Risks Relating to The Notes

Our subsidiaries are not guarantors of the outstanding notes and will not be guarantors of the exchange notes, and your claims will be structurally subordinated to all of the creditors of our subsidiaries.

        None of our direct or indirect subsidiaries are guarantors of the outstanding notes or will be guarantors of the exchange notes. The outstanding notes are, and the exchange notes will be, structurally subordinated to all indebtedness and other liabilities, including trade payables, of CPI Holdco's subsidiaries. You will be entitled to participate with all other holders of indebtedness and other liabilities of CPI Holdco in the assets of CPI Holdco's subsidiaries remaining only after CPI Holdco's subsidiaries have paid all of their indebtedness and liabilities. CPI Holdco's subsidiaries may not have sufficient funds or assets to make payments to CPI Holdco in amounts sufficient to permit CPI Holdco to pay all or any portion of CPI Holdco's indebtedness and other liabilities, including CPI Holdco's obligations on the notes. The indenture governing the notes contains a waiver by the trustee and holders of the notes of any rights to make a claim for substantive consolidation of CPI Holdco with any of its subsidiaries in any bankruptcy or similar proceeding. As of December 31, 2004, the notes would have been structurally subordinated to approximately $325.8 million of liabilities (including trade payables) of our subsidiaries.

We may not have access to cash flow and other assets of our subsidiaries that may be needed to make payments on the notes.

        Our principal assets are our equity interests in our subsidiaries. We have no operating assets. Accordingly, we will need to receive distributions from our subsidiaries or raise additional financing in order to service our debt. Our subsidiaries are separate and distinct legal entities and are not obligated to make funds available to us in the form of loans, distributions or otherwise for payment of the notes or our other obligations.

        The ability of our subsidiaries to make distributions to us is restricted by the terms of the Senior Credit Facilities and the CPI Indenture. Furthermore, our subsidiaries are permitted under the terms of the Senior Credit Facilities and other indebtedness (including under the indenture governing the notes) to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. These restrictions or prohibitions may preclude our subsidiaries from providing us with sufficient dividends, distributions, or loans to fund scheduled interest and principal payments on the notes when due. See "Description of Other Indebtedness".

The outstanding notes are, and the exchange notes will be, unsecured.

        The outstanding notes are, and the exchange notes will be, unsecured and rank, or will rank, equally with all of our existing and future senior unsecured indebtedness and are, or will be, effectively subordinated in right of payment to our current and future secured debt to the extent of the value of the assets securing such debt. The Senior Credit Facilities, which are guaranteed by us and our domestic indirect subsidiaries, are secured by pledges of certain equity interests and intercompany notes. See "Description of Other Indebtedness" for a summary of outstanding indebtedness and a description of the Senior Credit Facilities and the CPI Notes.

        If we were to become insolvent or otherwise fail to make payment on the notes, holders of any of our secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid if we become insolvent or otherwise fail to make payment on the notes.

U.S. persons (and certain foreign persons) will be required to pay U.S. federal income tax on interest on the notes as it accrues even if we pay interest in the form of additional notes.

        CPI Holdco will have the option to pay interest on the notes in the form of additional notes for any interest payment date on or after August 1, 2006 and on or prior to February 1, 2010. As a result, all of the stated interest on the notes (whether actually payable in additional notes or in cash) will be treated as original issue discount ("OID") for U.S. federal income tax purposes. OID generally must be included in income as it accrues even if no cash interest is paid currently. If CPI Holdco elects to pay interest in the form of additional notes, holders of the notes that are U.S. persons (and certain foreign persons) will be subject to tax on such interest even though they received no cash interest payment. See "Material U.S. Federal Income Tax Consequences."

Federal and state statutes may allow courts, under specific circumstances, to void the notes.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if, among other things, we, at the time we issued the notes, (A) received less than reasonably equivalent value or fair consideration for the notes and

  •
  were insolvent or rendered insolvent as a result of issuing the notes;

  •
  were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed, that we would incur, debts beyond our ability to pay as those debts matured;

or (B) intended to hinder, delay or defraud our creditors, then the notes could be voided, or claims by holders of the notes could be subordinated to all other debts of ours. In addition, any payment by us under the notes could be required to be returned to us, or to a fund for the benefit of our creditors.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a person would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the indebtedness incurred in the private offering of the outstanding notes and the application of the proceeds therefrom, we are not insolvent, are neither engaged, nor about to engage in a business or transaction for which our remaining assets constitute unreasonably small capital, and do not intend to incur, or believe that we will incur, obligations beyond our ability to pay as those obligations mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. Net proceeds from the issuance of the outstanding notes were used to make payments to our stockholders.

We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture governing the notes.

        If a change of control occurs as described in "Description of the Notes", we would be required to offer to purchase your notes at 101% of the principal amount together with all accrued and unpaid interest and additional interest, if any. If a purchase offer obligation arises under the indenture governing the notes, a change of control could also have occurred under the Senior Credit Facilities or the CPI Notes, which could result in the acceleration of the indebtedness outstanding thereunder. Any of our future debt agreements may contain similar restrictions and provisions. If a purchase offer were required under the indenture governing the notes, we might not have sufficient funds to pay the purchase price of all debt, including your notes, that we are required to purchase or repay.

        A change of control is defined in the indenture to include, among other things, any person, other than one or more permitted holders, directly or indirectly beneficially owning 50% or more of the voting power of the total outstanding voting stock of CPI Holdco. Permitted holders is defined in the indenture to include (1) Cypress, (2) any person which is directly or indirectly controlled by Cypress, and (3) in certain circumstances, any person with whom Cypress and any person which is directly or indirectly controlled by Cypress (a) is part of a group within the meaning of Section 13(d)(3) of the Exchange Act, or (b) are parties to a securityholders' agreement (as defined in the Indenture). See the definitions of "Change of Control", "Permitted Holder" and "Securityholders' Agreement" in the "Description of the Notes" section of this prospectus.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our capitalization.

        The net proceeds from the private offering of the outstanding notes were used to make payments to our stockholders.

CAPITALIZATION

        The following table sets forth our actual capitalization as of December 31, 2004, and on a pro forma basis, reflecting the issuance and sale of the outstanding notes as of such date and the application of the net proceeds therefrom. The information in this table should be read in conjunction with "Selected Historical Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of CPI Holdco and the Predecessor included elsewhere in this prospectus.

	Actual as of December 31, 2004	Pro Forma as of December 31, 2004
	(unaudited)	(unaudited)
	(dollars in thousands)
Debt:
Subsidiary debt
Senior credit facilities:
Senior term loan facility	$85,672	$85,672
Revolving credit facility(1)	—	—
CPI notes	125,000	125,000
CPI Holdco debt
Floating rate senior notes	—	80,000

Total debt	210,672	290,672

Stockholders' equity:
Common stock	43	43
Additional paid-in-capital	103,579	27,771
Accumulated other comprehensive income	2,185	2,185
Retained earnings	5,746	5,746

Total stockholders' equity	111,553	35,745

Total capitalization	$322,225	$326,417

(1)
Provides $40.0 million of available borrowing capacity (of which $4.2 million has been used for letters of credit as of December 31, 2004) for working capital and other general corporate purposes.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma consolidated financial data for CPI Holdco is based on the audited consolidated financial statements of CPI Holdco appearing elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the Merger and related financing transactions and the issuance of the outstanding notes and the application of the net proceeds therefrom. The unaudited pro forma consolidated financial data should be read in conjunction with the consolidated financial statements of CPI Holdco and the other financial information appearing elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        The unaudited pro forma consolidated statement of operations data for the 13-week period ended December 31, 2004 give effect to the issuance of the outstanding notes as if such issuance had occurred on October 2, 2004. The unaudited pro forma consolidated statement of operations data for the fiscal year ended October 1, 2004 represent the combined pro forma results of CPI Holdco for the 36-week period ended October 1, 2004 and the Predecessor for the 16-week period ended January 22, 2004, giving effect to the Merger and related financing transactions and the issuance of outstanding notes and the application of the net proceeds therefrom, as if such transactions had occurred on October 4, 2003. The unaudited pro forma consolidated balance sheet data give effect to the issuance of the outstanding notes as if such issuance had occurred on December 31, 2004.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

        The unaudited pro forma consolidated financial data are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the transactions described above occurred as of the date presented, and should not be taken as representative of our future consolidated results of operations or financial position.

Unaudited Pro Forma Consolidated Statement of Operations Data
For the Fiscal Year Ended October 1, 2004

	Historical
	36-Week period ended October 1, 2004 (CPI Holdco)	16-Week period ended January 22, 2004 (Predecessor)	Adjustments		Pro Forma
	(dollars in thousands)
Statement of Operations Data:
Sales	$202,266	$79,919	$—		$282,185
Cost of sales	135,672	56,189	—		191,861
Amortization of acquisition-related inventory write-up	5,500	—	(5,500	)(1)	—

Gross profit	61,094	23,730	5,500		90,324
Operating costs and expenses
Research and development	5,253	2,200	—		7,453
Selling and marketing	11,082	4,352	—		15,434
General and administrative	12,696	6,033	—		18,729
Merger expenses	—	6,374	(6,374	)(2)	—
Amortization of acquisition-related intangible assets	13,498	—	(11,559	)(3)	1,939
Acquired in-process research and development	2,500	—	(2,500	)(1)	—

Total operating costs and expenses	45,029	18,959	(20,433)		43,555

Operating income	16,065	4,771	25,933		46,769
Interest expense, net	10,518	8,902	3,024(4)		22,444
Income tax expense	2,899	439	6,392(5)		9,730

Net (loss) income	$2,648	$(4,570)	$16,517		$14,595

(1)
Reflects the elimination of one-time, non-recurring charges for inventory write-up ($5,500 to cost of sales) and in-process research and development write-off ($2,500 to acquired in-process research and development) resulting directly from the Merger.

(2)
Reflects the elimination of Merger expenses that would have occurred prior to the year ending October 1, 2004.

(3)
Reflects elimination of one-time, non-recurring charges for acquisition-related intangible asset amortization of backlog resulting directly from the Merger and additional amortization of acquired intangible assets prior to the Merger from October 4, 2003 to January 22, 2004.

Intangible asset amortization of backlog	$(12,148)
Additional amortization of acquired intangible assets	589

Pro forma adjustment to amortization of acquisition-related intangible assets	$(11,559)

(4)
Reflects additional estimated interest expense and amortization of debt issuance cost on the floating rate senior notes for the year ended October 1, 2004 and adjustments to interest expense on debt financing in connection with the Merger from October 4, 2003 to January 22, 2004. The pro forma adjustments to interest expense for the floating rate senior notes are based on the rates in effect on the closing date of the private offering of the outstanding notes. An increase or decrease of 0.125% of our weighted average interest rate of the floating rate senior notes would change the annual pro forma interest expense by $100.

Additional estimated interest expense for the year ended October 1, 2004
Interest on floating rate senior notes	$7,064
Amortization of debt issuance costs on floating rate senior notes	262
Adjustments to interest expense from October 4, 2003 to January 22, 2004
Interest on debt financing in connection with the Merger	4,217
Amortization of debt issuance costs on debt financing in connection with the Merger	383
Predecessor interest expense	(8,902)

Pro forma adjustment to interest expense	$3,024

(5)
We estimate that our effective tax rate following the Merger would be 40.0% for the fiscal year ended October 1, 2004.

Unaudited Pro Forma Consolidated Statement of Operations Data For the 13-Week Period Ended December 31, 2004

	Historical	Adjustments		Pro Forma
	(dollars in thousands)
Statement of Operations Data:
Sales	$73,733	$—		$73,733
Cost of sales	49,678	—		49,678
Amortization of acquisition-related inventory write-up	351	—		351

Gross profit	23,704	—		23,704
Operating costs and expenses
Research and development	1,448	—		1,448
Selling and marketing	4,068	—		4,068
General and administrative	4,025	—		4,025
Amortization of acquisition-related intangible assets	4,906	(4,364	)(1)	542

Total operating costs and expenses	14,447	(4,364)		10,083

Operating income	9,257	4,364		13,621
Interest expense, net	4,080	1,829	(2)	5,909
Income tax expense	2,079	1,006	(3)	3,085

Net income	$3,098	$1,529		$4,627

(1)
Reflects the elimination of a one-time, non-recurring charge for acquisition-related intangible asset amortization of backlog, resulting directly from the Merger.

(2)
Reflects additional estimated interest expense and amortization of debt issuance cost for the quarter ended December 31, 2004 on the floating rate senior notes, based on the amount borrowed and the rates in effect on the closing date of the private offering of the outstanding notes. An increase or decrease of 0.125% of our weighted average interest rate of the floating rate senior notes would change the annual pro forma interest expense by $100.

Interest on senior floating rate notes	$1,766
Amortization of debt issuance costs on floating rate senior notes	63

Pro forma adjustment to interest expense	$1,829

(3)
We estimate that our effective tax rate following the closing of the private offering of the outstanding notes will be 40.0% for the fiscal year ended September 30, 2005.

Unaudited Pro Forma Consolidated Balance Sheet Data As of December 31, 2004

	Historical	Adjustments		Pro Forma
	(dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$26,924	$—		$26,924
Restricted cash	2,458	—		2,458
Accounts receivable, net	38,898	—		38,898
Inventories	41,275	—		41,275
Deferred tax assets	13,094	—		13,094
Prepaid and other current assets	5,255	—		5,255

Total current assets	127,904	—		127,904
Property, plant and equipment, net	73,244	—		73,244
Debt issue costs, net	8,623	4,192	(1)	12,815
Intangible assets, net	80,721	—		80,721
Goodwill	145,822	—		145,822
Other long-term assets	1,070	—		1,070

Total assets	$437,384	$4,192		$441,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of term loan	$88	$—		$88
Accounts payable	15,777	—		15,777
Accrued expenses	23,948	—		23,948
Product warranty	6,064	—		6,064
Income taxes payable	5,197	—		5,197
Advance payments from customers	11,860	—		11,860

Total current liabilities	62,934	—		62,934
Deferred income taxes	38,863	—		38,863
Advance payments from sale of San Carlos property	13,450	—		13,450
Senior term loan	85,584	—		85,584
Senior subordinated notes	125,000	—		125,000
Floating rate senior notes	—	80,000	(1)	80,000

Total liabilities	325,831	80,000		405,831
Stockholders' Equity:
Common stock	43	—		43
Additional paid-in-capital	103,579	(75,808	)(1)	27,771
Accumulated other comprehensive income	2,185	—		2,185
Retained earnings	5,746	—		5,746

Net stockholders' equity	111,553	(75,808)		35,745

Total liabilities and stockholders' equity	$437,384	$4,192		$441,576

(1)
Reflects the sources and uses of the proceeds from the issuance of the outstanding notes as follows:

Sources:
Floating rate senior notes due 2015	$80,000

Total sources	$80,000

Uses:
Dividends to stockholders	$75,808
Fees and expenses	4,192

Total uses	$80,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        As a result of the Merger, CPI Holdco became the successor to the Predecessor for financial reporting purposes.

        The following selected historical consolidated financial data for CPI Holdco for each of the fiscal years ended October 3, 2003, September 27, 2002, September 28, 2001 and September 29, 2000, respectively, have been derived from the consolidated financial statements of CPI Holdco, which have been audited by KPMG LLP, independent registered public accounting firm. The consolidated financial statements of CPI Holdco for each of the fiscal years ended October 3, 2003 and September 27, 2002 are included elsewhere in this prospectus.

        The following selected historical consolidated financial data for fiscal year 2004 represents the combined pro forma results of CPI Holdco for the 36-week period ended October 1, 2004 and the Predecessor for the 16-week period ended January 22, 2004, which have been audited by KPMG LLP, independent registered public accounting firm. The consolidated financial statements for these periods are included elsewhere in this prospectus.

        The following selected historical consolidated financial data for the 13-week periods ended December 31, 2004 and January 2, 2004 have been derived from the unaudited condensed consolidated financial statements of CPI Holdco and the Predecessor. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the 13-week period ended December 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2005. The unaudited condensed consolidated financial statements of CPI Holdco and the Predecessor for these periods are included elsewhere in this prospectus.

        You should read the following data in conjunction with "Unaudited Pro Forma Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and unaudited consolidated condensed financial statements of CPI Holdco and the Predecessor included elsewhere in this prospectus.

	Fiscal Year					13-Week Period Ended
	2000	2001	2002	2003	2004 (Pro Forma)(1)	January 2, 2004	December 31, 2004
						(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Sales	$243,054	$272,521	$251,245	$265,434	$282,185	$68,313	$73,733
Cost of sales	188,748	223,332	192,189	183,957	191,861	47,141	49,678
Amortization of acquisition-related inventory write-up	—	—	—	—	5,500	—	351

Gross profit	54,306	49,189	59,056	81,477	84,824	21,172	23,704
Operating costs and expenses
Research and development	8,690	5,767	5,873	6,860	7,453	1,733	1,448
Selling and marketing	18,524	17,544	16,073	15,650	15,434	3,624	4,068
General and administrative	18,789	21,041	19,777	17,939	18,729	3,700	4,025
Merger expenses	—	—	—	—	6,374	430	—
Amortization of acquisition-related intangible assets	—	—	—	—	13,498	—	4,906
Acquired-in-process research and development	—	—	—	—	2,500	—	—
Loss (gain) on sale of Solid State Products Division(2)	—	—	3,004	(136)	—	—	—

Total operating costs and expenses	46,003	44,352	44,727	40,313	63,988	9,487	14,447

Operating income	8,303	4,837	14,329	41,164	20,836	11,685	9,257
Interest expense, net	18,663	20,734	16,508	14,540	19,420	3,559	4,080
Income tax expense	1,232	2,950	4,554	10,076	3,338	3,287	2,079

Net (loss) income	$(11,592)	$(18,847)	$(6,733)	$16,548	$(1,922)	$4,839	$3,098

Other Financial Data:
EBITDA(3)	$23,619	$18,183	$28,666	$47,457	$39,365	$13,109	$15,476
Operating income margin(4)	3.4%	1.8%	5.7%	15.5%	7.4%	17.1%	12.6%
Net (loss) income margin(5)	(4.8)%	(6.9)%	(2.7)%	6.2%	(0.7)%	7.1%	4.2%
Depreciation and amortization(6)	$15,316	$13,346	$11,304	$6,293	$18,529	$1,424	$6,219
Capital expenditures	5,325	5,788	3,378	3,067	3,776	239	1,194
Ratio of earnings to fixed charges(7)	—	—	—	2.78x	1.07x	3.21x	2.23x
Net cash provided by operating activities	$9,897	$6,513	$44,020	$35,261	$17,871	$6,194	$10,112
Net cash used in investing activities	(5,325)	(3,844)	(2,452)	(2,931)	(103,907)	(239)	(19,887)
Net cash (used in) provided by financing activities	(4,053)	(4,532)	(41,747)	(1,303)	106,627	(1,639)	(3,777)
Balance Sheet Data (at period end):
Working capital	$19,881	$22,048	$1,101	$17,241	$72,385	N/A	$64,970
Total assets	226,985	204,067	156,189	181,968	431,207	N/A	437,384
Long-term debt and redeemable preferred stock	139,160	148,569	128,693	128,907	210,606	N/A	210,584
Total stockholders' (deficit) equity	(31,188)	(57,308)	(73,104)	(65,445)	107,594	N/A	111,553

We have not paid cash dividends on the common stock of CPI Holdco or the Predecessor, as applicable, in any of the fiscal years or fiscal quarters presented above.

(1)
Represents the combined pro forma results of CPI Holdco for the 36-week period ended October 1, 2004 and the Predecessor for the 16-week period ended January 22, 2004.

(2)
On September 26, 2002, we sold SSPD. The net pretax loss of $3,004 included approximately $2,525 for the write-off of goodwill.

(3)
EBITDA represents earnings before provision for income taxes, interest expense, net, depreciation and amortization and impairment charges. In the 13-week period ended December 31, 2004 EBITDA was affected by amortization of acquisition-related inventory write-up of $351 and expenses for the move of our San Carlos facility of $76. In the 13-week period ended January 2, 2004 EBITDA was affected by expenses paid in connection with the Merger of $430 and compensation expense from stock options issued at less than fair value of $94. In fiscal year 2004 EBITDA was affected by compensation expense from stock options issued at less than fair value of $1,289, amortization of acquisition-related inventory write-up of $5,500, expenses paid in connection with the Merger of $6,374 and acquired in-process research and development of $2,500. In fiscal year 2003 EBITDA was affected by compensation expense from stock and stock options issued at less than fair value of $1,010, a gain related to the demutualization of employee benefit plans of $267 and a gain on the sale of SSPD of $136. In fiscal year 2002 EBITDA was affected by consolidation costs associated with moving our satcom operations from Palo Alto, California to Georgetown, Ontario, Canada of $922 and loss on the sale of SSPD of $479. In fiscal year 2002, EBITDA also excludes the non-cash write-off of goodwill associated with the sale of SSPD of $2,525 and the non-cash impairment loss of $508 related to plant and equipment used in the satellite communications equipment segment. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or net cash provided by operating activities in accordance with GAAP as a measure of liquidity.

        The following table reconciles EBITDA to net (loss) income.

	Fiscal Year					13-Week Period Ended
	2000	2001	2002	2003	2004 (Pro Forma)(1)	January 2, 2004	December 31, 2004
						(unaudited)	(unaudited)
	(dollars in thousands)
Net (loss) income	$(11,592)	$(18,847)	$(6,733)	$16,548	$(1,922)	$4,839	$3,098
Depreciation and amortization(6)	15,316	13,346	11,304	6,293	18,529	1,424	6,219
Interest expense, net	18,663	20,734	16,508	14,540	19,420	3,559	4,080
Income tax expense	1,232	2,950	4,554	10,076	3,338	3,287	2,079
Write-off of goodwill	—	—	2,525	—	—	—	—
Impairment of property, plant and equipment	—	—	508	—	—	—	—

EBITDA	$23,619	$18,183	$28,666	$47,457	$39,365	$13,109	$15,476

        The following reconciles EBITDA to net cash provided by operating activities.

	Fiscal Year					13-Week Period Ended
	2000	2001	2002	2003	2004 (Pro Forma)(1)	January 2, 2004	December 31, 2004
						(unaudited)	(unaudited)
	(dollars in thousands)
Net cash provided by operating activities	$9,897	$6,513	$44,020	$35,261	$17,871	$6,194	$10,112
Changes in operating assets and liabilities	(3,908)	848	(30,259)	(9,971)	4,148	502	(1,372)
Net (losses) gains on disposition of assets	(212)	792	(187)	(92)	(204)	(23)	(67)
Interest accrued on stockholder loans	47	48	42	33	10	8	—
Loss on liquidation of capital lease	—	—	(73)	—	—	—	—
Deferred taxes	(289)	(11,360)	(3,500)	—	7,248	—	1,567
Variable stock compensation	—	(45)
Compensation expense from stock issued at less than fair value	—	—	—	(790)	—	—	—
Compensation expense from stock options issued at less than fair value	—	—	—	(220)	(1,289)	(94)	—
Net (loss) gain on sale of Solid State Products Division	—	—	(3,004)	136	—	—	—
Amortization of acquisition-related inventory write-up	—	—	—	—	(5,500)	—	(351)
Unrealized gain on cash flow hedge	—	—	—	—	(40)	—	(321)
Acquired in-process research and development	—	—	—	—	(2,500)	—	—
Allowance for doubtful accounts	(523)	(355)	(331)	(133)	(109)	21	81
Amortization of deferred debt issuance costs	(1,288)	(1,987)	(1,629)	(1,383)	(3,028)	(345)	(287)
Non-cash write-off of goodwill	—	—	2,525	—	—	—	—
Income tax expense	1,232	2,950	4,554	10,076	3,338	3,287	2,079
Interest expense	18,663	20,734	16,508	14,540	19,420	3,559	4,080

EBITDA	$23,619	$18,183	$28,666	$47,457	$39,365	$13,109	$15,476

(4)
Operating income margin represents operating income divided by sales.

(5)
Net (loss) income margin represents net (loss) income divided by sales.

(6)
Depreciation and amortization excludes amortization of deferred debt issuance costs, which are included in interest expense.

(7)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges less capitalized interest. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses that management considers to be a reasonable approximation of interest. Earnings were insufficient to cover fixed charges by $2,179 in fiscal year 2002, $15,897 in fiscal year 2001 and $10,360 in fiscal year 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion reflects the consolidated results of the Predecessor and its subsidiaries for periods ending prior to January 23, 2004 and for CPI Holdco and its subsidiaries on or subsequent to January 23, 2004, after giving effect to the Merger. Financial statements for fiscal year 2004 represent the combined pro-forma results of the Predecessor for the 16-week period ended January 22, 2004 and CPI Holdco for the 36-week period ended October 1, 2004. The following discussion should be read in conjunction with the consolidated financial statements of the Predecessor and CPI Holdco, and the notes thereto, included elsewhere in this prospectus.

Overview

        We are a leading designer, manufacturer and global marketer of VEDs, satellite communications amplifiers, medical x-ray generators and other related products for critical defense and commercial applications. Our defense applications include radar, electronic warfare and communications end markets, and our commercial applications include communications, medical, industrial and scientific end markets. Communications applications consist of applications for military and commercial satellite communications uses and broadcast uses. We define and discuss our recorded orders and sales trends by these end markets in order to more clearly describe our business to outside investors. Internally, however, we are organized into six operating divisions that are differentiated based on products operating in two segments. Five of these operating divisions compose our vacuum electron device ("VED") segment. We also have a satellite communications equipment ("satcom equipment") segment.

The Merger

        On January 23, 2004, CPI Holdco acquired the Predecessor pursuant to the Merger, in which a wholly-owned subsidiary of CPI Holdco merged with and into the Predecessor. Although the Merger, which essentially resulted in the recapitalization of the Predecessor, triggered a change in the basis of our assets and liabilities, our underlying operations were not impacted by the Merger.

        In the Merger, each share of the Predecessor's common stock and stock options outstanding immediately prior to the Merger, other than a portion of stock options held by certain members of management (which were converted into options to purchase shares of CPI Holdco), were converted into the right to receive a pro rata portion of the aggregate merger consideration of $131.7 million. In connection with the Merger, CPI Holdco received an equity contribution of $100.0 million before expenses from affiliates of Cypress in exchange for 4,251,122 shares of common stock of CPI Holdco. Members of management of the Predecessor, as a result of rolling over their options to purchase common stock of the Predecessor, received options to purchase 167,513 shares of common stock of CPI Holdco. The fair value of such options was $5.0 million and was accounted for as part of the Merger purchase price as of January 23, 2004. Members of the Predecessor's management that were residents of Canada received stock options to purchase 1,485 shares of common stock of CPI Holdco as payment of Merger escrow proceeds in respect of their options to purchase stock of the Predecessor.

        In connection with the Merger, the Predecessor and CPI (which was, at such time, the direct wholly-owned subsidiary of the Predecessor) refinanced all of their outstanding indebtedness. As part of the refinancing, CPI effected a covenant defeasance of $74.0 million outstanding aggregate principal amount of its 12% Senior Subordinated Notes ("12% Notes") and redeemed the 12% Notes in full pursuant to the terms of the indenture governing the 12% Notes. In addition, CPI terminated its credit facility, and the Predecessor paid off all amounts owing under, and terminated, the loan agreement related to its San Carlos Property. CPI also redeemed all of the outstanding shares of its 14% Junior Cumulative Preferred Stock and its Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock.

        On March 12, 2004, the Predecessor was merged with and into CPI, with CPI as the surviving corporation. As a result of that merger, all of the obligations of the Predecessor existing prior to that merger became obligations of CPI.

Summary of Recent Financial Results

        Our fiscal years are the 52- or 53-week periods that end on the Friday nearest September 30. Fiscal year 2004 comprised the 16-week period ended January 22, 2004 and the 36-week period ending October 1, 2004; fiscal year 2003 comprised the 53-week period ended October 3, 2003; and fiscal year 2002 comprised the 52-week period ended September 27, 2002. Management's discussion and analysis of the results of operations for fiscal year 2004 represents the combined pro-forma results of the Predecessor for the 16-week period ended January 22, 2004 and CPI Holdco for the 36-week period ended October 1, 2004. The first quarter of fiscal year 2005 comprised the 13 week-period ended December 31, 2004, and the first quarter of fiscal year 2004 comprised the 13-week period ended January 2, 2004.

        Orders recorded increased during the first quarter of fiscal year 2005 compared to the first quarter of fiscal year 2004. The increase is due to an increase in orders in the communications, electronic warfare, and medical markets, partially offset by a decrease in orders in the radar market. Orders in the industrial and scientific markets were essentially the same in the first quarter of fiscal years 2005 and 2004.

        Orders recorded decreased during fiscal year 2004 compared to fiscal year 2003. The orders decrease is due to lower demand for products in the radar market, partially offset by increases in demand for products in the electronic warfare, communications, medical, industrial and scientific markets. During fiscal year 2003, increased demand by defense service agencies and higher available U.S. defense funding for our radar products resulted in order quantities that were above normal rates and in certain cases covered delivery periods that are longer than traditional orders. Compared to fiscal year 2003, fiscal year 2004 radar orders reflect more normal market demand levels. We expect orders for fiscal year 2005 to remain consistent with the fiscal year 2004 levels. Incoming order levels fluctuate significantly on a quarterly or annual basis and a particular quarter or year's order rate may not be indicative of future order levels. In addition, our sales are highly dependent upon manufacturing scheduling and performance and, accordingly, it is not possible to accurately predict when orders will be recognized as sales.

        Our order backlog consists of firm orders for which goods and services are yet to be provided. As of December 31, 2004, we had an order backlog of $193.2 million, compared to an order backlog of $178.1 million as of January 2, 2004. Order backlog increased during the first quarter of fiscal year 2005 by $13.5 million from $179.7 million at the end of fiscal year 2004. Although orders can be and sometimes are modified or terminated, the amount of modifications and terminations has historically not been material compared to total contract volume.

        Sales for the first quarter of fiscal year 2005 of $73.7 million were $5.4 million, or 8%, higher than the prior year's level of $68.3 million. The sales increase was primarily related to increases in the communications, medical and radar markets. The increases are primarily attributable to the timing of deliveries of direct-to-home broadcast products and additional sales from the Econco acquisition, increased shipments of VEDs used in cancer therapy and magnetic resonance imaging systems and x-ray generator systems and power supply products used in x-ray imaging systems, and increased VED shipments for foreign military applications.

        Sales for fiscal year 2004 of $282.2 million were $16.8 million, or 6.3%, higher than fiscal year 2003 sales of $265.4 million. Except for the communications market, sales for fiscal year 2004 increased in all market segments from the comparable period of fiscal year 2003. The increases are primarily attributable to increased shipments of VEDs to the DoD, strong demand for semiconductor products, continued strong demand for x-ray generators and VED products used in cancer treatment applications and increased delivery of products for physics accelerator projects. The decrease in communication sales can be attributed to the timing of deliveries of direct-to-home broadcast products combined with continued moderate spending by non-broadcast communication companies.

        Our costs and expenses consist of cost of goods sold and operating expenses, a portion of which is incurred in Canadian dollars. See "—Quantitative and Qualitative Disclosures About Market Risk" below. Costs of goods sold generally include costs for raw materials, manufacturing costs, including allocation of overhead and other indirect costs, charges for reserves for excess and obsolete inventory, warranty claims and losses on fixed-price contracts. Operating Expenses generally consist of research and development, selling and marketing and general and administrative expenses. As described below, prior to fiscal year 2003, our operating expenses included amortization of goodwill.

Critical Accounting Policies

        Management is required to make judgments, assumptions and estimates in preparing our financial statements and related disclosures in conformity with accounting principles generally accepted in the United States. The following critical accounting policies are those policies that management believes affect its more significant estimates and assumptions used in preparation of our consolidated financial statements.

Revenue Recognition

        The estimated sales values of performance under certain contracts to commercial customers and U. S. Government fixed- price contracts are recognized under the percentage of completion method of accounting. When applying the percentage of completion method, we rely on estimates of total expected contract revenue and costs. Recognized revenues and profit are subject to revisions as the contract progresses towards completion. Revisions in profit estimates are charged to income in the period in which they become determinable.

Allowance for Doubtful Accounts

        We monitor the creditworthiness of our customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, economic conditions and historical experience. If collectibility is considered uncertain, then we will record a reserve to reduce the receivable to the amount considered collectible. If circumstances change, then further adjustments could be required.

Warranty Obligations

        Our products are generally subject to warranties, and we provide for the estimated future costs of repair, replacement or customer accommodation at the time of sale as an additional cost of the sale. Management's estimates are based on historical costs for warranty, and are adjusted when circumstances indicate that future costs are expected to vary from historical levels. If actual product failure rates or material usage incurred differ from our estimates, then revisions to the estimated warranty liability would be required.

Inventory Valuation

        We review inventory quantities on hand and adjust for excess and obsolete inventory based primarily on historical usage rates and our estimates of product demand and production. Actual demand may differ from our estimates, in which case we may have understated or overstated the provision required for obsolete and excess inventory, which would have an impact on our operating results.

        We also review the carrying value of inventory for lower of cost or market on an individual product or contract basis. Analyses are performed based on the estimated costs at completion and, if necessary, a provision is recorded to properly reflect the inventory value of the products or contracts at the lower of cost or net realizable value (selling price less estimated cost of disposal). If estimated costs are different than originally estimated, then the provision adjustment would have an impact on our operating results.

Impairment of Long-Lived Assets

        We review long-lived assets, excluding intangible assets that are covered by Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of an asset's carrying amount to future net cash flows expected to be generated from the operation and sale of such asset. If such an asset is considered to be impaired, then our carrying value is reduced to its estimated fair value with a charge to general and administrative at the time of the reduction. Adverse changes in the customers and markets served by us could result in future impairments of long-lived assets.

Impairment of Goodwill and Intangible Assets

        During the fourth quarter of the fiscal year, we make an assessment as to the carrying value of goodwill in accordance with SFAS No. 142. During this review, we determine whether the fair value of our six reporting units, which represent our operating divisions, exceed their carrying value and thus do not require an impairment charge. We will continue to make assessments of impairment on an annual basis or more frequently if certain indicators suggest that impairment may have occurred. In assessing the value of goodwill, we must make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the reporting units. If these estimates or their related assumptions change in the future, then we may be required to record impairment charges, which would negatively impact operating results.

Results of Operations

        The following table sets forth our historical results of operations as a percentage of sales for each of the periods indicated.

	Fiscal Years			13-Week Period Ended
	2002	2003	2004 (Pro Forma) (a)	January 2, 2004	December 31, 2004
				(unaudited)
Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	76.5	69.3	68.0	69.0	67.4
Amortization of acquisition-related inventory write-up(b)	—	—	1.9	—	0.5

Gross profit	23.5	30.7	30.1	31.0	32.1
Research and development	2.3	2.6	2.6	2.5	2.0
Selling and marketing	6.4	5.9	5.5	5.3	5.5
General and administrative	7.9	6.8	6.6	5.4	5.5
Merger expenses(b)	—	—	2.3	0.6	—
Amortization of acquisition-related intangible assets(b)	—	—	4.8	—	6.7
Acquired in-process research and development(b)	—	—	0.9	—	—
Loss (gain) on sale of Solid State Products Division(c)	1.2	(0.1)	—	—	—

Operating income	5.7	15.5	7.4	17.1	12.6
Interest expense, net	6.6	5.5	6.9	5.2	5.5

(Loss) income before taxes	(0.9)	10.0	0.5	11.9	7.0
Income tax expense	1.8	3.8	1.2	4.8	2.8

Net (loss) income	(2.7)%	6.2%	(0.7)%	7.1%	4.2%

Other Data:
EBITDA(d)	11.4%	17.9%	14.0%	19.2%	21.0%

(a)
Represents the combined pro forma results of CPI Holdco for the 36-week period ended October 1, 2004 and the Predecessor for the 16-week period ended January 22, 2004.

(b)
As a result of the Merger, we incurred charges for the amortization of inventory write-up, Merger expenses, amortization of acquisition-related intangible assets and acquired in-process research and development.

(c)
On September 26, 2002, we sold SSPD. The net pretax loss of $3.0 million included approximately $2.5 million for the write-off of goodwill.

(d)
EBITDA represents earnings before provision for income taxes, interest expense, depreciation and amortization and impairment charges. In the 13-week period ended December 31, 2004 EBITDA was affected by amortization of acquisition-related inventory write-up of $351 and expenses for the move of our San Carlos facility of $76. In the 13-week period ended January 2, 2004 EBITDA was affected by expenses paid in connection with the Merger of $430 and compensation expense from stock options issued at less than fair value of $94. In fiscal year 2004 EBITDA was affected by compensation expense from stock options issued at less than fair value of $1,289, amortization of acquisition-related inventory write-up of $5,500, expenses paid in connection with the Merger of $6,374 and acquired in-process research and development of $2,500. In fiscal year 2003 EBITDA was affected by compensation expense from stock and stock options issued at less than fair value of $1,010, a gain related to the demutualization of employee benefit plans of $267 and a gain on the sale of SSPD of $136. In fiscal year 2002 EBITDA was affected by consolidation costs associated with moving our satcom operations from Palo Alto, California to Georgetown, Ontario, Canada of $922 and loss on the sale of SSPD of $479. In fiscal year 2002, EBITDA also excludes the non-cash write-off of goodwill associated with the sale of SSPD of $2,525 and the non-cash impairment loss of $508 related to plant and equipment used in the satellite communications equipment segment. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or net cash provided by operating activities in accordance with GAAP as a measure of liquidity.

First Quarter Fiscal Year 2005 compared to First Quarter Fiscal Year 2004

        Sales.    Sales for the first quarter of fiscal year 2005 of $73.7 million were $5.4 million, or 8%, higher than the prior year's level of $68.3 million. The sales increase was primarily related to increases in the communications, medical and radar markets. The Econco acquisition represents $2.8 million of the sales increase, while the remaining increase of $2.6 million was due to growth from existing business. Communications sales of $21.1 million in the first quarter of fiscal year 2005 were $3.0 million, or 17%, higher than the first quarter of fiscal year 2004, primarily due to the timing of deliveries of direct-to-home broadcast products and additional sales from the Econco acquisition. Medical sales of $11.8 million for the first quarter of fiscal year 2005 were $1.5 million, or 15%, higher than the first quarter of fiscal year 2004, primarily due to increased shipments of VEDs used in cancer therapy and magnetic resonance imaging systems and x-ray generator systems and power supply products used in x-ray imaging systems. Radar sales of $27.0 million for the first quarter of fiscal year 2005 were $1.3 million, or 5%, higher than the first quarter of fiscal year 2004, primarily due to increased VED shipments for foreign military applications.

        Gross Profit.    Gross profit of $23.7 million in the first quarter of fiscal year 2005 was $2.5 million higher than the prior year's level of $21.2 million. The increase in gross profit was primarily due to higher sales, a lower warranty provision, a favorable mix of product shipments with higher profit margins and incremental gross margins from the Econco acquisition. Gross margin for the first quarter of fiscal year 2005 included a purchase accounting charge of $0.4 million related to the write-up of inventory from the Econco acquisition.

        Research and Development Expenses.    Research and development expenses of $1.4 million, or 2.0% of sales, for the first quarter of fiscal year 2005 were $0.3 million lower than the first quarter of fiscal year 2004. The lower research and development expense in the first quarter of fiscal year 2005 is primarily due to additional engineering efforts on customer funded development contracts rather than Company-funded research and development programs.

        Selling and Marketing Expenses.    Selling and marketing expenses of $4.1 million, or 5.5% of sales, for the first quarter of fiscal year 2005 were $0.5 million higher than the $3.6 million, or 5.3% of sales, for the first quarter of fiscal year 2004. The increase in selling and marketing expenses in the first quarter of fiscal year 2005 was primarily due to additional costs to support the increase in sales volume and incremental costs for the Econco acquisition.

        General and Administrative Expenses.    General and administrative expenses of $4.0 million, or 5.5% of sales, for the first quarter of fiscal year 2005 were consistent as a percentage of sales with the $3.7 million, or 5.4% of sales, for the first quarter of fiscal year 2004. The increase in general administrative expenses in the first quarter of fiscal year 2005 was primarily due to incremental costs for the Econco acquisition.

        Merger Expenses.    Merger expenses of $0.4 million for the first quarter of fiscal year 2004 consisted of expenses incurred in connection with the sale of the Predecessor, primarily for attorneys' and investment bankers' fees.

        Amortization of Acquisition-Related Intangibles.    Amortization of acquisition-related intangibles of $4.9 million for the first quarter of fiscal year 2005 was related to purchase accounting charges of $4.4 million for customer backlog and $0.5 million for amortization of other acquisition-related intangible assets. Customer backlog will be fully amortized in January 2005, while the other acquisition related intangible assets will continue to be amortized over the next 5 to 50 years. Amortization of acquisition related intangibles is expected to be approximately $1.5 million in the second quarter of fiscal year 2005 and $0.6 million per quarter thereafter for the next four years.

        EBITDA.    EBITDA for the first quarter of fiscal year 2005 was $15.5 million, an increase of $2.4 million compared to $13.1 million for the first quarter of fiscal year 2004. The increase in EBITDA resulted primarily from higher gross profit in fiscal year 2005 compared to fiscal year 2004. For a reconciliation of EBITDA to net income (loss) and net cash provided by operating activities, see footnote 3 in "Selected Historical Consolidated Financial Data."

        Interest Expense, net.    Interest expense, net of $4.1 million, or 5.5% of sales, for the first quarter of fiscal year 2005 was $0.5 million higher than the $3.6 million, or 5.2% of sales, for the first quarter of fiscal year 2004. Higher interest expense in the first quarter of fiscal year 2005 compared to the first quarter of fiscal year 2004 is due to higher debt levels for the Successor compared to the Predecessor, somewhat offset by lower interest rates for the Successor.

        Income Tax Expense.    We recorded income tax expense of $2.1 million for the first quarter of fiscal year 2005, a reduction of $1.2 million, compared to income tax expense of $3.3 million for the first quarter of fiscal year 2004. The effective income tax rate was 40% for both the first quarter of fiscal year 2005 and the first quarter of fiscal year 2004.

        Net Income.    We recorded net income of $3.1 million for the first quarter of fiscal year 2005, a decrease of $1.7 million compared to net income of $4.8 million for the first quarter of fiscal year 2004. Lower net income for the first quarter of fiscal year 2005 compared to the first quarter of fiscal year 2004 is primarily due to purchase accounting charges in fiscal year 2005, which was partially offset by improved operating performance in fiscal year 2005

Fiscal Year 2004 Compared to Fiscal Year 2003

        Sales.    Sales for fiscal year 2004 of $282.2 million were $16.8 million, or 6.3%, higher than fiscal year 2003 sales of $265.4 million. Except for the communications market, sales for fiscal year 2004 increased in all market segments from the comparable period of fiscal year 2003. The majority of the sales increase occurred in our radar and industrial markets. Radar sales of $112.1 million for fiscal year 2004 were $9.5 million, or 9.3%, higher than fiscal year 2003. Electronic warfare sales of $23.8 million for the fiscal year 2004 were $1.3 million, or 5.8%, higher than fiscal year 2003. The increase in radar and electronic warfare sales was primarily due to increased shipments of VEDs to the DoD. Industrial sales of $20.2 million in fiscal year 2004 were $8.9 million, or 79%, higher than the $11.3 million for fiscal year 2003 due to strong demand for semiconductor products. Sales in the medical market of $41.6 million increased $3.4 million, or 8.9%, compared to $38.2 million for fiscal year 2003, as the demand for x-ray generators and VED products used in cancer treatment applications continues to be strong. Scientific sales of $9.7 million for fiscal year 2004 were $1.4 million, or 17%, higher than the comparable period of fiscal year 2003 primarily due to increased delivery of products for physics accelerator projects. Sales to the scientific market, our smallest market, are historically one-time projects and thus are subject to large fluctuations. Communications sales of $74.8 million for fiscal year 2004 were $7.7 million, or 9.3%, lower than fiscal year 2003. The decrease in communication sales for the fiscal year 2004 can be attributed to the timing of deliveries of direct-to-home broadcast products combined with continued moderate spending by non-broadcast communication companies.

        Gross Profit.    Gross profit of $84.8 million for fiscal year 2004 was $3.3 million higher than the prior year's level of $81.5 million. The increase in gross profit was primarily due to higher shipment volume and a favorable mix of product shipments with higher pricing as well as manufacturing volume efficiencies and was partially offset by the $5.5 million purchase accounting charge related to the write-up of inventory resulting from the Merger.

        Research and Development Expenses.    Research and development expenses of $7.5 million, or 2.6% of sales, for fiscal year 2004 were $0.6 million higher than in fiscal year 2003, when research and development expenses were 2.6% of sales. The increase in research and development expenses for fiscal year 2004 is primarily attributable to additional development efforts on products for the radar and medical markets.

        Selling and Marketing Expenses.    Selling and marketing expenses of $15.4 million, or 5.5% of sales, for fiscal year 2004 were down slightly from the $15.7 million, or 5.9% of sales, for fiscal year 2003. The decrease in selling and marketing expenses is primarily due to lower sales representative commissions for fiscal year 2004 compared to fiscal year 2003 due to changes in sales mix.

        General and Administrative Expenses.    General and administrative expenses of $18.7 million, or 6.6% of sales, for fiscal year 2004 were $0.8 million higher than the $17.9 million, or 6.8% of sales, for fiscal year 2003. The increase in general and administrative expense for fiscal year 2004 can primarily be attributed to expenses incurred to evaluate acquisition candidates and stock compensation expense from stock options vesting in connection with the Merger.

        Merger Expenses.    Merger expenses of $6.4 million for fiscal year 2004 were primarily composed of fees for investment bankers, legal expenses, transaction bonuses, and transaction fees paid pursuant to the Management Services Agreement with Leonard Green & Partners, L.P., an affiliate of the former holder of a majority of the common stock of the Predecessor.

        Amortization of Acquisition Related Intangibles.    Amortization of acquisition related intangibles of $13.5 million for fiscal year 2004 represents charges of $12.1 million for customer backlog and $1.4 million for technology amortization. Customer backlog will be fully amortized by January 2005, while technology will continue to be amortized over the next 15 to 50 years. Technology amortization expense resulting from the Merger is expected to be approximately $1.9 million annually for the next five years.

        Acquired In-Process Research and Development.    Acquired in-process research and development expense of $2.5 million for fiscal year 2004 represents the estimated fair value of acquired in-process research and development projects that had not yet reached technological feasibility and had no alternative future use as of the Merger closing date.

        Gain on Sale of SSPD.    The $0.1 million gain on sale of our solid state products division ("SSPD") for fiscal year 2003 represents principal payments on the $0.3 million unsecured promissory note due from KMIC Technology Inc. in connection with our September 26, 2002 sale of SSPD to KMIC Technology Inc., a company owned by the former management of SSPD. Due to the uncertainty of ultimate collection on the promissory note, the gain was recognized when the cash payments were received.

        EBITDA.    EBITDA for fiscal year 2004 was $39.4 million, a decrease of $8.1 million, compared to $47.5 million for fiscal year 2003. The decrease in EBITDA resulted primarily from purchase accounting charges of $5.5 million for inventory write-up and $2.5 million for acquired in-process research and development, and $6.4 million for Merger expenses. The effect of these Merger-related items was offset in part by improved gross margins for fiscal year 2004 compared to fiscal year 2003 due to higher shipment volume and a favorable mix of product shipments with higher pricing as well as manufacturing volume efficiencies. For a reconciliation of EBITDA to net income (loss) and net cash provided by operating activities, see footnote 3 in "Selected Historical Consolidated Financial Data."

        Interest Expense, net.    Interest expense, net of $19.4 million for fiscal year 2004 was $4.9 million higher than the $14.5 million for fiscal year 2003. Interest expense for fiscal year 2004 included expenses of $4.6 million associated with the redemption and termination of Predecessor debt. Since refinancing outstanding indebtedness at the Merger closing date, interest expense has remained consistent with prior year levels. The cost of maintaining higher debt levels were partially offset by lower interest rates.

        Income Tax Expense.    We recorded income tax expense of $3.3 million for fiscal year 2004 compared to income tax expense of $10.1 million for fiscal year 2003. The effective income tax rates were 236% and 38% for fiscal year 2004 and 2003, respectively. The increase in the effective income tax rate for fiscal year 2004 is primarily due to non-deductible acquired in-process research and development and other purchase accounting charges related to the Merger.

        Net Income.    We recorded a net loss of $1.9 million for fiscal year 2004, a decrease of $18.4 million compared to net income of $16.5 million for fiscal year 2003. Net income is lower for fiscal year 2004 primarily due to Merger-related expenses and amortization charges, which were partially offset by favorable gross margin performance and lower income tax expense.

Fiscal Year 2003 Compared to Fiscal Year 2002

        Sales.    Sales for fiscal year 2003 of $265.4 million were $14.2 million higher than the prior year's level of $251.2 million due primarily to increased demand for radar and medical products. Radar sales increased $9.4 million from fiscal year 2002 to $102.6 million due to growth in the U.S. defense budget related to the DoD's expanded emphasis on addressing terrorism and homeland security. This funding has resulted in an increase in new radar system development and deployment, including increases in the rate at which naval surface combat ships are being built. Sales of products in the medical market of $38.2 million increased by $8.9 million, or 30%, from fiscal year 2002 due to sales of VEDs in cancer treatment applications and our x-ray generator products. In fiscal year 2003, Electronic warfare sales and scientific sales were $22.5 million and $8.3 million, respectively, and represent increases of $0.8 million and $1.6 million, respectively, from fiscal year 2002. These increases were offset in part by decreased sales in the communications and industrial markets. Communications sales were $82.5 million, a decrease of $2.3 million, or 2.7%, from fiscal year 2002 sales of $84.8 million. The decrease was primarily a result of our exit from the solid state business at the end of fiscal year 2002. The solid state business contributed approximately $3.5 million in sales in fiscal year 2002. Sales in the industrial market decreased $4.2 million from fiscal year 2002 due primarily to a weak semiconductor market.

        Gross Profit.    Gross profit of $81.5 million for fiscal year 2003 was $22.4 million higher than the prior year's level of $59.1 million. Gross profit as a percentage of sales was 30.7% in fiscal year 2003 compared to 23.5% of sales in fiscal year 2002. The increase in gross profit as a percentage of sales resulted primarily from gains in production efficiencies, increased sales volume, the relocation of the satcom manufacturing facility, resolution of technical problems for products and manufacturing, favorable product mix, improved pricing for certain products and completion of contracts with lower pricing in prior periods; gross profit for fiscal year 2003 does not include lower margin products from SSPD, which was sold in September of 2002. In addition, margin fluctuations are expected from period to period due to the variation in the mix of products sold during any period.

        Research and Development Expenses.    Research and development expenses of $6.9 million, or 2.6% of sales, in fiscal year 2003 were $1.0 million higher than fiscal year 2002 levels of $5.9 million, or 2.3% of sales. The increase can be attributed to new product development, including outdoor amplifiers for the satellite communications market, low cost x-ray generators for the medical market and air-cooled transmitter products for the synthetic aperture radar market.

        Selling and Marketing Expenses.    Selling and marketing expenses of $15.7 million, or 5.9% of sales, for fiscal year 2003 decreased slightly from $16.1 million, or 6.4% of sales, for fiscal year 2002.

        General and Administrative Expenses.    General and administrative expenses of $17.9 million in fiscal year 2003, or 6.8% of sales, decreased by $1.9 million from $19.8 million, or 7.9% of sales, in fiscal year 2002. The decrease relates to the elimination of goodwill amortization expense in fiscal year 2003 upon adoption of SFAS No. 142, a reduction in capital lease amortization related to our enterprise resource planning system, which was fully amortized in fiscal year 2002, and elimination of operating expenses from SSPD, which was sold in September 2002. The decreases in general and administrative expenses were offset in part by stock compensation expense of $0.8 million related to 100,000 shares of common stock purchased by certain executive officers for $0.1 million in cash in March 2003 at a price subsequently determined to be less than fair value as determined by an independent appraisal. In addition, $0.2 million of stock compensation expense was recognized related to stock option grants in fiscal year 2003.

        Gain on Sale of SSPD.    The $0.1 million gain on sale of SSPD for fiscal year 2003 represents a principal payment on the unsecured promissory note due from KMIC Technology Inc. in connection with our September 26, 2002 sale of SSPD to KMIC Technology Inc. During fiscal year 2002, the sale resulted in a fourth quarter charge to operations of approximately $3.0 million, which represents the book value of the net assets sold, including approximately $2.5 million in goodwill and costs an expense of the transactions, net of $0.9 million of cash received from the sale of the operation's net assets. Due to the uncertainty of ultimate collection, the proceeds from the promissory note are recognized when the cash payments are received.

        EBITDA.    EBITDA for fiscal year 2003 was $47.5 million, an increase of $18.8 million, compared to $28.7 million in fiscal year 2002. The increase in fiscal year 2003 can be attributed primarily to the improvement in gross profit as discussed above, coupled with the impact of lower operating costs. For a reconciliation of EBITDA to net income (loss) and net cash provided by operating activities, see footnote 3 in "Selected Historical Consolidated Financial Data."

        Interest Expense.    Interest expense of $14.5 million in fiscal year 2003 decreased by $2.0 million from fiscal year 2002. The decrease can be attributed primarily to the prepayment of the $20.0 million term loan in June 2002. The interest on the term loan accrued at a rate equal to the prime rate plus 5.50%, which resulted in approximately $1.7 million of interest expense in fiscal year 2002.

        Income Tax expense.    We recorded income tax expense of $10.1 million for fiscal year 2003 compared to income tax expense of $4.6 million for fiscal year 2002. The effective income tax rate was

38% for fiscal year 2003. Our net loss for fiscal year 2002 reflected income tax expense in spite of a consolidated pretax loss, as a result of the recognition of a 100% valuation allowance for net operating losses previously recognized.

        Net Income.    Net income after taxes, but before preferred dividends, was $16.5 million, an improvement of $23.2 million compared to losses of $6.7 million for fiscal year 2002.

Financial Condition

        On February 22, 2005, CPI Holdco issued the outstanding notes and, in connection with such issuance, amended the Senior Credit Facilities as of February 16, 2005. As of December 31, 2004, on a pro forma basis after giving effect to the issuance of the outstanding notes, as if such issuance had occurred on such date, we and our subsidiaries had, on a consolidated basis, total outstanding debt of approximately $290.7 million, consisting of $80 million in principal amount of the outstanding notes, $125.0 million in principal amount of CPI Notes and $85.7 million of term loans under the Senior Credit Facilities. In addition, as of such date, CPI had availability of $35.8 million under the revolver under the Senior Credit Facilities.

        Unless otherwise noted below, the following discussion of our historical activities does not reflect the issuance of the outstanding notes.

        Operating Activities.    As of December 31, 2004, our cash and cash equivalents were $26.9 million, compared to $40.5 million at October 1, 2004. In the first quarter of fiscal year 2005, our $13.6 million decrease in cash and cash equivalents relates to $10.1million of cash generated from operating activities, offset by $19.9 million net cash used in investing activities and $3.8 million used in financing activities. Cash provided by operating activities in the first quarter of fiscal year 2005 was generated primarily from the increase in cash from net income, excluding non-cash charges, and more favorable changes in accrued expense, and contract advances, partially offset by unfavorable changes in inventory. The unfavorable change in inventory was due to higher inventory levels in the first quarter of fiscal year 2005 that were needed to support increased order delivery requirements.

        Investing Activities.    Net cash used in investing activities in the first quarter of fiscal 2005 was $19.9 million, compared to $0.2 million for the first quarter of fiscal year 2004. Investing activities for first quarter of fiscal year 2005 include $18.7 million for the purchase of Econco and $1.2 million for the purchases of property, plant and equipment, primarily in connection with the relocation of the San Carlos production facility to Palo Alto, California.

        Our continuing operations typically do not have large capital requirements. Capital expenditures are generally made to replace existing assets, increase productivity, facilitate cost reductions or meet regulatory requirements. We expect the level of capital expenditures in fiscal year 2005 to be consistent with fiscal year 2004 levels, excluding capital expenditures related to the relocation of our San Carlos, California facility to Palo Alto, California, which we expect to be approximately $14 million in fiscal year 2005; however, we will continue to manage capital expenditures consistent with business conditions.

        Financing Activities.    Net cash used in financing activities was $3.8 million for the first quarter of fiscal year 2005, compared to $1.6 million for the first quarter of fiscal year 2004. Financing activities for the first quarter of fiscal year 2005 included a repayment of $3.9 million for the term loan under the Senior Credit Facilities.

        Contractual Obligations.    The following table provides a summary of the effect on liquidity and cash flows from our and our subsidiaries' contractual obligations (excluding cash interest payments) as of October 1, 2004, on a pro forma basis after giving effect to the private offering of the outstanding notes:

	Due in Fiscal Years
Contractual Obligations:	2005	2006	2007	2008	2009	2010 and Thereafter	Total
	(Dollars in thousands)
Debt obligations	$3,944	$88	$88	$88	$21,386	$268,956	$294,550
Noncancellable operating leases	1,118	437	224	112	61	2,419	4,371

Total cash obligations	$5,062	$525	$312	$200	$21,447	$271,375	$298,921

Standby letters of credit	$4,790	$—	$—	$—	$—	$—	$4,790

        Our liquidity is affected by many factors, some of which are based on normal ongoing operations of our business and others related to uncertainties in the markets in which we compete and global economies. We believe that cash and equivalents, cash to be generated from operations and borrowing capacity under the Senior Credit Facilities will be sufficient to meet our cash requirements for the next 12 months.

Purchase of Econco

        On October 8, 2004, we purchased all of the outstanding stock of Econco for approximately $18.0 million in cash. In addition, under the Econco purchase agreement, we are required to reimburse the selling stockholders of Econco for certain costs associated with a tax election to treat the transaction as an asset sale. Econco is a provider of rebuilding services for VEDs, allowing broadcasters and other users of these critical products to extend the life of their devices at a cost that is lower than buying a new VED. We completed a preliminary allocation of the purchase price during the first quarter of fiscal year 2005.

San Carlos Sale Agreement

        We entered into an agreement to sell our land and close our facilities located in San Carlos, California. The purchase price is $23.8 million. Under the sale agreement, the buyer has paid us a $13.0 million deposit on the purchase price, which we are using to defray the costs of moving our San Carlos operations to our Palo Alto facility and to a new location in the Palo Alto area. The $13.0 million deposit is nonrefundable unless we breach the sale agreement. In connection with the sale agreement, we entered into an agreement regarding environmental conditions at the property and were named as an additional insured on a pollution liability insurance policy obtained by the purchaser that is intended to fund the remediation of the contamination of the San Carlos property to permit hospital and other "unrestricted" uses under the direction of the applicable environmental regulatory agency.

        The closing of the sale is subject to a number of conditions, including the requirement that we vacate our facilities and obtain regulatory closure of certain permitted equipment located on the property. There can be no assurance that the sale of the San Carlos property will occur.

        Pursuant to the Varian Agreement, we had agreed to certain development restrictions affecting the San Carlos property. In connection with the San Carlos property sale agreement, Varian agreed to a waiver of certain of the development restrictions on the San Carlos property in the event that the sale closes, subject to certain conditions, and further agreed to pay us $1.0 million, of which $0.5 million was paid as of December 31, 2004. In addition, we have agreed to relieve Varian of certain of its indemnity obligations to us for certain environmental liabilities related to the San Carlos property relating to periods prior to August 1995, and to reimburse Varian for certain potential environmental costs related to the San Carlos property that are not covered by insurance. We and Varian have also agreed to certain environmental cost-sharing provisions related to our property in Beverly,

Massachusetts, and we have relinquished our right to redevelop that property for residential or similar uses.

        As of December 31, 2004, the San Carlos land and building are classified as held for use and the advance payments from the sale of the property, aggregating $13.5 million, are classified as a long-term liability. As of December 31, 2004, we also had deferred expenses of $0.5 million relating to the sale of the San Carlos property and classified these amounts as other long-term assets. As of December 31, 2004, the San Carlos land and building had a net book value of $24.0 million and the building continues to be depreciated over its remaining useful life. We do not expect to recognize a loss on the sale of the San Carlos property.

Recent Accounting Pronouncements

        In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." Issue No. 03-01 requires certain quantitative and qualitative disclosures be made for debt and marketable equity securities classified as available-for-sale under SFAS No. 115 that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. Issue No. 03-01 is effective for reporting periods beginning after June 15, 2004. The adoption of EITF No. 03-01 did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4", which is the result of the FASB's project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or for our fiscal year 2006. We have not yet determined the impact of applying the provisions of SFAS No. 151.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in their income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. SFAS No. 123R eliminates the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, that we currently use. SFAS No. 123R requires us to adopt the new accounting provisions beginning in the first annual reporting period that begins after December 15, 2005, or for our fiscal year 2007, as a nonpublic entity as defined by SFAS No. 123R. We have not yet determined the impact of applying the provisions of SFAS No. 123R.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to interest rate risk on a portion of our outstanding debt, including the outstanding notes, as well as foreign currency exchange rate risk inherent in our sales commitments, non-U.S. dollar denominated expenses and non-U.S. dollar denominated assets and liabilities. We regularly assess the potential impact of these risks and do not anticipate any material losses in these areas. We do not use derivative financial instruments for speculative or trading purposes.

        As of December 31, 2004, on a pro forma basis after giving effect to the private offering of the outstanding notes, we had $125.0 million of fixed rate debt and $165.7 million of variable rate debt. A hypothetical 100 basis point increase in the interest rate indices would increase future interest expense on variable rate debt by approximately $1.7 million per year.

        The majority of the our revenue and expense activities are transacted in U.S. dollars. However, we incur expenses, and receive limited revenue, in other currencies, primarily the Canadian dollar, the British pound, the Euro, the Australian dollar and the Swiss franc. Our results of operations can be impacted through foreign currency exchange rate risk (a) to the balance sheet components (assets and liabilities) and (b) through our impact to foreign denominated expenses, primarily in Canada. We limit our foreign currency exchange rate risk to the balance sheet components primarily through natural hedging (offsetting foreign currency payables with foreign currency receivables). The most significant exposure to foreign denominated expenses is in Canada, where we estimate that a one cent strengthening in the Canadian dollar against the U.S. dollar will increase our costs of goods sold and operating expenses by $0.4 million on an annual basis, and a one cent weakening will cause a decrease of an equivalent amount.

        We enter into forward contracts in an effort to reduce, but not eliminate, the impact of foreign currency rate movements. During fiscal year 2004, we entered into forward contracts to purchase Canadian dollars for an aggregate U.S. notional amount of $44.5 million; the contracts expire on March 10, 2006. We initially record the effective portion of the gain or loss on the forward contracts in other comprehensive income as a separate component of stockholders' equity and subsequently reclassify these amounts into earnings in the period during which the hedged transaction is recognized in earnings in the same financial statement line items as the changes in the value of the hedged item. The ineffective portion of the gain or loss, if any, is reported in general and administrative expense immediately.

BUSINESS

        We are a leading designer, manufacturer and global marketer of VEDs, satellite communications amplifiers, medical x-ray generators and other related products for critical defense and commercial applications. Both defense and commercial applications require the generation, control and transmission of high-power and high-frequency microwave and RF signals for which VED products are the most efficient technology. Our products are used for transmitting radar signals for location and tracking of threats and navigation, transmitting decoy and jamming signals for electronic warfare, transmitting and amplifying voice, data and video signals for broadcasting, the Internet and other types of communications, providing power and control for medical diagnostic imaging, generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications. Our products are vital elements of numerous high profile U.S. military programs such as the Navy's Aegis surface combatants (the DDG-51 class destroyers and the CG-47 cruisers), the ALE-50 and ALE-55 electronic warfare decoy programs and virtually every U.S. military radar in service.

        We generate over 50% of our total sales from products for which we historically have been and currently are the sole provider to our customers. The majority of our VED products are consumable with an average life of between 3 and 7 years, and once they are installed in original equipment, they generate recurring sales of spares and repairs over the life of that equipment. We estimate that approximately 50% of our total sales are generated from sales of spares and repairs, which we believe, together with our installed base of existing products, provides a stable and recurring base of future sales. In fiscal year 2004, we generated total sales of $282.2 million.

        VEDs are devices that use high energy electrons, in a vacuum, to generate and amplify microwave signals. We offer over 6,000 products, which generally have selling prices ranging from $2,000 to $50,000, with certain limited products priced up to $1,000,000. Our products include microwave and power grid VEDs, which generated over 70% of our total sales in fiscal year 2004, and non-VED products such as satellite communications amplifiers, medical x-ray generators, modulators and various other electronic power supply and control equipment and devices. We sell our products directly to procurement groups within the DoD, foreign military services and commercial customers as well as to OEMs and systems integrators for ultimate sales to these customers. We currently operate five manufacturing facilities in North America and sell and service our products and customers globally through our internal sales and marketing force of over 50 professionals and over 35 external sales organizations.

        Our worldwide government applications include defense electronics markets in radar, electronic warfare and communications and our sales of products for these applications, both direct and through OEMs and systems integrators, contributed to over 50% of our total sales in fiscal year 2004. We believe the defense end market provides us with a stable and growing base of sales due to the critical nature of VED technology in enabling over 90% of all high-power military microwave transmitters. The DoD has recognized VED technology as a national asset and a December 2000 DoD report concluded that 80% of the 272 fielded military systems using VEDs (which currently use over 185,000 VEDs) will still be in use in the year 2030 and will require replacement spares or upgrades. In addition, we believe that our defense business will benefit from our broad, market-leading presence, the increase in defense spending generally and the emphasis by the U.S. Government on addressing terrorism and homeland security.

        In addition to our strong presence in defense applications, we have successfully applied our key technology to commercial end markets, including communications, medical, industrial and scientific applications, which we believe enables us to leverage our 56 years of design experience and provides a diversified base of sales. In the communications market, we sell both VED and non-VED microwave amplifiers for satellite communication uplinks for broadcast, video, voice and data transmission. In the medical market, we supply VEDs used in radiation oncology systems primarily to Varian, with whom we have a long standing, sole provider relationship. We also supply x-ray generators, subsystems, software and user interfaces used in diagnostic imaging systems, a market where we continue to experience growth.

Competitive Strengths

        We believe we are well positioned in our end markets and that our key competitive strengths are:

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  Large Installed Product Base with Recurring Spares and Repairs Sales.    We provide products embedded within a large and growing installed base of defense systems and commercial systems for which we supply spares and repairs. We estimate that our products are installed on over 125 U.S. defense systems in addition to hundreds of commercial systems. This installed base and our sole provider position, which we estimate accounted for a majority of our total sales for fiscal year 2004, should enable us to capture a long-term stream of spares and repairs sales over the life of these systems. We estimate that approximately 50% of our total sales are generated from sales of spares and repairs.

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  Significant Barriers to Entry.    We compete in niche markets with significant barriers to entry. We believe hundreds of millions of dollars would be needed for new competitors to replicate our design and manufacturing capabilities. We believe the highly specialized nature of VED technology, the niche nature of our end markets and stringent product qualification requirements also create barriers to entry for potential new competitors.

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  Strong and Experienced Management Team with a Successful Track Record.    Our management team is drawn from our strongest divisions and averages more than 20 years of experience with us. Since assuming its leadership responsibilities in 2001, our management team has instilled a culture that places a heavy emphasis on cost consciousness, profitable growth, meeting goals and targets and cash generation through efficient management of inventories, receivables, accounts payable and customer advances. In addition, management has consolidated facilities, reduced labor costs, overhead and general and administrative expenses and renewed our commitment to operational excellence principles in our laboratories and factories.

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  Leading Market Positions and Diversified Sales Base.    We have developed leading market positions across every end market we serve by offering customers superior design expertise, product quality and customer service. We believe we are the market leader in the sale of VEDs and other related products for the radar, communications and medical end markets and the number two supplier of VEDs and other related products for the electronic warfare, industrial and scientific end markets. In conjunction with our leading market positions, we have developed a diversified sales base, which reduces our dependence on any particular end market.

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  Superior Product Design and Quality.    We have a history of leadership in our end markets and a strong reputation for providing industry leading product design and quality. Since 1948, when Varian Associates, Inc., our founding company, commercialized the klystron, a type of VED that resulted in a major breakthrough in radar technology, we have maintained our technological and production advantages through our experienced team of over 200 scientists and engineers, our investment in research and development and our focus on continuous process improvement. Our leadership in design and quality is demonstrated by our estimate that historically a majority of our total sales were generated from products for which we are the sole provider to our customers.

Business Strategy

        Our goal is to continually improve our position as a leading supplier of VEDs, satellite communications amplifiers, x-ray medical generators and other related equipment for both defense and commercial applications. Our strategies to achieve these objectives include:

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  Leveraging Incumbent Relationships.    We intend to leverage our relationships with the U.S. Government, prime defense contractors and key commercial customers by continuing to deliver high levels of performance on our existing contracts, which will help to preserve our access to a valuable stream of spares and repairs business and enhance our ability to win new, upgrade and follow-on business.

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  Developing and Expanding Technologies.    Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue our focus on the development of our key technology. In the quarter ended December 31, 2004 and in fiscal year 2004, our total research and development spending was approximately $2.9 million and $10.9 million, respectively, with approximately $1.5 million and $3.5 million, respectively, funded by our customers.

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  Supporting Transformational Military Initiatives.    We expect VED technology will be a key technology for military "transformational" initiatives such as advanced electronic warfare, unmanned aerial vehicle radar and data links, advanced satellite communications, high data rate communication terminals and advanced specialized radar. Military initiatives such as High Power Microwave that use microwave or RF energy to disable or destroy the enemies' electronic systems or deter personnel from approaching high value targets also require VEDs. Our leadership in VEDs will allow us to benefit from the DoD's transformation to a lighter, more agile and more technologically advanced military force.

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  Pursuing Attractive Commercial Opportunities.    We intend to develop new products to pursue growth areas in the commercial markets we serve. Recent examples of our product innovation include the introduction of the new Gen IV satellite communications amplifier, which we believe has become the leading high power satellite communications uplink amplifier in the market, and the introduction of a new line of x-ray generators, which has gained broad customer acceptance.

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  Exploring Strategic Acquisitions.    We intend to selectively explore strategic acquisitions in the rapidly consolidating defense and microwave components industries, where we believe we can acquire complementary products, expand our existing product line or enter into related product or new geographic markets.

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  Continuing Operational Excellence.    We will continue to focus on improved yields and productivity, high quality in our manufacturing operations and effective working capital management.

History

        In 1937, Russell and Sigurd Varian invented the klystron, which overcame then-existing limitations in tube technology and made possible the generation, amplification and transmission of electronic signals at high power levels and operating frequencies. The klystron was the first coherent microwave frequency generator to be used in radar and communications systems. The klystron's performance allowed for higher power and greater range in communications, improved signal processing and higher resolution, which promoted better target discrimination and more accurate radars. The technology encompassed in this invention allowed for the development of, and has become an integral component in, modern radar and communications systems. In 1948, Russell and Sigurd Varian founded Varian Associates, Inc. and introduced the klystron as its first commercial product. This first product became the progenitor of our current product lines. Over time, the electron devices business identified and developed new uses for its products, including applications for the radar, electronic warfare, communications, medical, industrial and scientific markets.

        Since our inception, the electron devices business has been a producer of technologically advanced and innovative products. Prior to the 1990s, the primary focus of the electron devices business was to build its market share in components for defense systems for the U.S. Government and its primary contractors. By the late 1980s, a shift of government procurement procedures toward competitive bid processes substantially reduced the use of "cost-plus-fixed-fee" contracts, which coupled with an overall decline in the U.S. defense budget, led to a significant decline in sales and profitability.

        In 1995, a fund managed by Leonard Green & Partners, L.P., together with members of management, purchased the electron devices business from Varian Associates, Inc. and formed CPI. During the mid-to-late 1990s, we focused heavily on the commercial business, particularly the telecommunications markets, to achieve higher growth for the business. As a result, we suffered financially in fiscal year 1999 through fiscal year 2002 as the telecommunications market suffered a decline. In 2001, the current management team led by Joe Caldarelli and Bob Fickett took leadership of the Company and refocused our business on our core competencies. The current management team also moved the our satellite communications amplifier business from Palo Alto, California to Georgetown, Ontario, Canada to rationalize our manufacturing base and achieve a lower cost structure. In January 2004, Cypress acquired us pursuant to the Merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—The Merger".

        We are currently organized into six operating divisions: Microwave Power Products Division, Beverly Microwave Division, Satcom Division, Communications and Medical Products Division, Eimac Division and Econco Division, each of which manufactures VEDs and/or other devices for specific end markets.

Markets

        Our defense applications include radar, electronic warfare and communications end markets and our commercial applications include radar, communications, medical, industrial and scientific end markets. Our products within these end markets are used primarily to generate, control and transmit high-power and high-frequency microwave and RF signals. Certain of our products are sold in more than one end market depending on the specific power and frequency requirements of the end user and the physical operating conditions of the VED used in the specific application. End-use applications of these devices include the transmission of radar signals for navigation and location, the transmission of decoy and jamming signals for electronic warfare, the transmission and amplification of voice, data and video signals for broadcasting, the Internet and other types of communications, providing power and control for medical diagnostic imaging and the generation of microwave energy for radiation therapy in the treatment of cancer.

        Our end markets are described below.

Radar Market

        The radar market includes microwave and power grid VEDs, amplifiers, receiver protectors and control components as well as equipment for air, ground and shipboard radar systems. We are a leading provider of power grid and microwave VEDs for both defense and commercial radar applications, with a significant installed base. These products are produced at all five of our current manufacturing facilities. The function of our VEDs is to generate or amplify pulses, which are transmitted via antenna through the air until they strike a target. The return "echo" is read by the receiving portion of the radar system, which enables the user to locate and identify the target. Our VEDs have been an integral component of radar systems for over five decades. Sales in the radar market were $27.0 million in the first quarter of fiscal year 2005, compared to $25.7 million in the first quarter of fiscal year 2004, and $112.1 million in fiscal year 2004, compared to $102.6 million in fiscal year 2003.

        The growth in the U.S. defense budget, stemming principally from the DoD's emphasis on addressing terrorism and homeland security, has had a favorable impact on new radar system development and system upgrades, which involve the replacement of existing system components, including VEDs, with newer components that satisfy the more advanced specifications of the newer systems. In addition, because of the large population of deployed systems and the increased focus on field readiness, the spare and replacement VED market continues to be a substantial part of the radar business. Our active participation in the upgrade, replacement and spare portions of the radar market has helped us maintain a leadership position in landmark programs, such as the Aegis SPY-1D and MK-99 systems, as well as the U.S. Navy's Phalanx close-in weapons system. We are the only qualified domestic supplier of coupled cavity TWTs for the Patriot Advanced Capability program. We believe the radar market will remain strong for the foreseeable future.

        Our major competitors in the radar market are L-3 Communications Holdings Inc. ("L-3"), which recently acquired Boeing Electron Dynamic Devices, Inc., one of our other competitors, and Thales Electron Devices ("Thales").

Electronic Warfare Market

        The electronic warfare market uses VEDs for systems that provide protection for ships, aircraft and high-value land targets against radar-guided munitions. These systems include onboard equipment, pods that hang under aircraft wings, and expendable decoys. We are a leading provider of VEDs for the electronic warfare market, with a significant installed base of VEDs and a strong position in products for phased high-powered and multi-beam phased array systems and expendable decoys. We currently produce components for this market at our manufacturing facilities located in Palo Alto, California, San Carlos, California and Beverly, Massachusetts. Within an electronic warfare system, our components amplify incoming signals received from radar-guided munitions or enemy communications and amplify or modify those signals to enable the system either to jam or deceive the threat. Sales in the electronic warfare market were $5.9 million in the first quarter of fiscal year 2005, compared to $6.3 million in the first quarter of fiscal year 2004, and $23.8 million in fiscal year 2004, compared to $22.5 million in fiscal year 2003.

        Increased military spending has also had a favorable impact in the electronic warfare market. Protection of valuable military assets has become a high priority and has resulted in the continuing funding of new, upgrade and replenishment programs in the electronic warfare market. With respect to towed decoy products, we are the sole provider of the mini-traveling wave tubes ("TWTs") on the ALE-50 program and are a qualified supplier on the IDECM program. On shipboard decoy programs, we are the sole provider of the VEDs on both the NULKA and the European DLH programs. We are also sole provider of the mini-TWTs in multi-beam phased array systems such as the U.S. Navy's SLQ-32 and U.S. Air Force's ALQ-184 electronic warfare jammers. In addition, we believe we are positioned to be a significant supplier of Microwave Power Modules, which integrate solid state and microwave VED technology, to the expanding unmanned aerial vehicle market.

        Our major competitors in the electronic warfare market include L-3 and Teledyne Technologies Inc. ("Teledyne") domestically and Thales and e2v technologies plc ("e2v") in Europe.

Communications Market

        We divide the communications market into markets for satellite communications and broadcast applications. Sales in the communications market were $21.1 million in the first quarter of fiscal year 2005, compared to $18.1 million in the first quarter of fiscal year 2004, and $74.8 million in fiscal year 2004, compared to $82.5 million in fiscal year 2003.

        In each of the satellite communications and broadcast markets, our products generate, amplify and transmit signals within an overall communications system. Current ground-based satellite communications transmission systems use our VEDs and amplifiers to enable the transmission of microwave signals, either analog or digital, from a ground-based station to the transponders on an orbiting satellite by boosting the power of the signal to desired transmission levels. The signal is received by the satellite transponder, converted to the downlink frequency and retransmitted to another ground-based station. Broadcast systems use our products to amplify television signals at very high ("VHF") and ultra high ("UHF") frequencies and radio signals at lower frequencies.

        Satellite Communications.    The majority of our communications products are sold into the satellite communications market. We are a leading producer of power amplifiers and VEDs for satellite uplinks. We believe that we have a worldwide installed base of over 18,500 amplifiers. Amplifier equipment is currently produced at our manufacturing plant in Georgetown, Ontario, Canada. Microwave VEDs for satellite communications applications are produced at our facilities in Palo Alto, California and Georgetown, Ontario. We offer one of the industry's most comprehensive lines of satellite communications products with offerings for virtually every frequency and power requirement for both fixed and mobile satellite communications applications. Our technological expertise and implementation of advanced manufacturing technologies and procedures allow us to maintain high product reliability standards.

        The entire communications market, including the market for satellite communications systems, has seen a reduction in demand for new equipment during the last several years. This is due, in part, to the large overcapacity that was built up in anticipation of the expansion of the Internet. During the last two years we have seen a decrease in that overcapacity. In addition, we believe we are well equipped to participate in the newly licensed 30 gigahertz ("GHz") band (Ka-band), which we believe will be the next major communications band. There is also a strong demand for increased capacity and bandwidth from defense services. To supplement their own communications systems, defense services have recently been purchasing both additional communication equipment for their own use and additional communication capacity from commercial providers.

        Broadcast.    We serve the AM, FM and shortwave radio and VHF and UHF television broadcast market with high quality, reliable and efficient VEDs. Our San Carlos, California manufacturing facility supplies power grid tubes to the transmitter OEMs directly and offers immediate delivery of products to the end use market through our distributor. Our Woodland, California manufacturing facility is a provider of rebuilding service for VEDs, allowing broadcasters to extend the life of their devices at a cost that is lower than buying a new VED. Although the terrestrial broadcast industry is considered a mature market, the emerging shortwave digital radio technology will provide an opportunity for our high power products. Throughout the years, we have established a large installed base in the broadcast market, which provides us with opportunities for replacement, spare and rebuilding business.

        Our major competitors in the communications market are Xicom Technology ("Xicom"), MCL Inc., Teledyne, e2v, and Thales. Xicom recently announced that it has entered into an agreement pursuant to which, subject to certain conditions, it would be acquired by Radyne ComStream Inc.

Medical Market

        Within the medical market, we focus on diagnostic and treatment applications. We provide x-ray generators, including state-of-the-art, high-efficiency, lightweight power supplies and modern digital-based controls and consoles for diagnostic equipment. For treatment applications, we provide klystrons for high-end cancer therapy machines. We produce x-ray generators for this market at our manufacturing facility in Georgetown, Ontario, Canada and medical klystrons at our manufacturing facilities in Palo Alto, California. X-ray generators modify incoming voltage and current to drive an x-ray beam for radiological or fluoroscopic examinations. In addition, these generators allow for the selection of technique factors, for example, exposure times, while operating auxiliary devices such as patient positioners, cameras and automatic exposure controls. Klystrons amplify microwave energy to accelerate a beam of energy towards a cancerous tumor. Sales in this market were $11.8 million in the first quarter of fiscal year 2005, compared to $10.3 million in the first quarter of fiscal year 2004, and $41.6 million in fiscal year 2004, compared to $38.2 million in fiscal year 2003.

        Under our agreement with Varian, since 1995 we have been, and expect to continue to be, the sole provider of medical klystrons to Varian's oncology systems division for use in its Clinac® cancer therapy machines. Approximately 4,500 systems employing Varian's Clinac® accelerators, Ximatron and Acuity radiotherapy simulators are in place around the world, treating more than a million patients each year. We and Varian may elect to extend this sole provider relationship after the expiration of our agreement in August 2005.

        The market for our x-ray generator and associated equipment products has traditionally been mid-sized OEMs and to a lesser extent large system OEMs who assemble complete diagnostic x-ray equipment for sale to hospitals and clinics. In addition, we sell a variety of x-ray generators to dealers who service and upgrade equipment in hospitals and clinics. We sell our x-ray generators and associated equipment products worldwide and have been extending our geographic presence and product portfolio. Additionally, the installed base in most western countries is now relatively old, and there exists a strong market for equipment modernization either through the purchase of new replacement equipment, or upgrades of existing equipment performed by our dealers or in some cases the OEMs. There continues to be strong demand to expand the imaging capabilities in developing countries, and we are participating in this growth with significant sales in countries such as China. We have traditionally focused on hospital, or "mid- to high-end" applications, and have become a premier supplier to this market. However, there exists substantial demand for clinic, or "lower-end" applications, and we have recently introduced a new family of products that we believe will allow us to participate more fully in this segment of the market.

        Our major direct competitor in the medical diagnostics market is Sociedad Española de Electromedicina y Calidad S.A., a small private Spanish company. We also face indirect competition from certain of the larger OEMs, such as General Electric Company, Siemens AG and Philips Medical Systems, a division of Koninklijke Philips Electronics N.V., that use their in-house capabilities to supply their own medical equipment needs, but seldom sell the components to third parties. We believe future opportunities may exist as an increasing number of these OEMs outsource more of their needs. In the medical treatment market we are precluded during the term of our agreement with Varian from providing medical klystrons to competitors of Varian. However, as discussed above, we will be the sole provider of medical klystrons to Varian during the term of the agreement.

Industrial Market

        The industrial market includes applications for a wide range of systems used for material processing, instrumentation and voltage generation. We offer a number of specialized product lines to address this diverse market. We are a leading producer of VEDs (power grid tubes, klystrons and gyrotrons) and power supply and amplifier products for the industrial market. Generally, in industrial applications, our VEDs are used to create a beam that generates heat and its power supplies are used to generate voltage. Our VEDs are installed in instrumentation amplifiers for electromagnetic interference and compatibility testing. Our VEDs are also installed in the power supply modules of industrial equipment to perform pipe and plastic welding using RF energy, textile drying and semiconductor wafer fabrication. These products are currently produced at five of our manufacturing facilities. With an established installed base, the replacement VED market continues to be a substantial part of our industrial business. Recently, we have integrated vertically by introducing a line of industrial generators using microwave VED technology for various industrial heating and material processing applications. Sales in the industrial market were $5.4 million in the first quarter of fiscal year 2005, compared to $4.9 million in the first quarter of fiscal year 2004, and $20.2 million for fiscal year 2004, compared to $11.3 million in fiscal year 2003.

        Our competitors in the industrial market include L-3, Thales and e2v.

Scientific Market

        The scientific market consists primarily of equipment used in reactor fusion programs and accelerators for high-energy particle physics, referred to as "Big Science". Generally, in scientific applications, our VEDs are used to generate high levels of energy. We currently manufacture our scientific products at our facilities in Palo Alto and San Carlos, California. Sales in the scientific market were $2.5 million in the first quarter of fiscal year 2005, compared to $3.0 million in the first quarter of fiscal year 2004, and $9.7 million in fiscal year 2004, compared to $8.3 million in fiscal year 2003.

        Our products generate energy for linear accelerator applications, which create a beam of electrons in order to study the atom and its elementary particles. Over the past several years, funding of these accelerators has begun to increase, with the introduction of the U.S. based Spallation Neutron Source accelerator. To date, we have received orders valued at approximately $9.4 million for VEDs used on the Spallation Neutron Source accelerator currently under construction at Oakridge National Laboratories. Our products (gyrotrons) are also used in research related to the generation of electricity from fusion reactions. Activity in this area continues within the United States, for example for the Department of Energy, as well as in Europe and Asia.

        Our major competitors in the scientific market include e2v and Thales.

Products

        We have an extensive portfolio of over 6,000 products that includes microwave and power grid VEDs and non-VED products such as satellite communications amplifiers, medical x-ray generators, modulators and various electronic power supply and control equipment and devices. Our products generally have selling prices ranging from $2,000 to $50,000, with certain limited products priced up to $1,000,000. VEDs, our key technology, were initially developed for defense applications and have since been applied to evolving defense and commercial markets. Tailored variations of this key technology that address different frequency and power requirements are used in each of our target markets. Additionally, we have developed complimentary subsystems for medical imaging systems and for satellite communications systems.

VED Products

        All of our VED products share the same basic characteristics. An electron beam travels through a region where it interacts with a microwave signal. As a result of the interaction, kinetic energy from the electron beam is transferred to the microwave signal. This produces an amplified microwave signal that is then extracted from the device. The differences in the devices are related to the various techniques for creating interaction between the electron beam and the microwave signal.

        Our principal VED products are described below.

Klystrons & Gyrotrons

        Klystron amplifiers are linear beam devices in which the interaction structure is comprised of a series of resonant cavities linked by a beam tunnel. These amplifiers are typically high power, narrow bandwidth devices, with power output ranges from watts to megawatts and frequencies from 500 kilohertz to over 30 GHz. We produce and manufacture klystrons for a variety of radar, communications, medical, industrial and scientific applications.

        Radar programs representing a significant portion of our klystron revenues are the Hawk missile system and Phalanx system, the U.S. Navy's "last chance" missile defense. Satellite communications applications include DBS klystrons, which are used extensively in the direct-to-home satellite TV market.

        Gyrotron oscillators and amplifiers are devices that use cyclotron resonance as the fundamental mechanism for power extraction from the electron beam. These devices are characterized by very high power output capability at very high frequencies. Power output of 1 megawatt has been achieved at frequencies greater than 100 GHz. These characteristics have enabled applications such as fusion research for the Department of Energy, "active denial" and high-resolution radar.

Helix Traveling Wave Tubes

        Helix TWTs are linear beam devices, where the "helix" interaction enables very wide bandwidth operation at relatively moderate output power levels. These characteristics suit the Helix TWT well for electronic countermeasures and communications applications. In the electronic warfare market, our mini-TWT technology is used for expendable decoy applications, such as ALE-50 and ALE-55, and shipboard and airborne ECM systems, including SLQ-32 and ALQ-184. In the communications market, our products are used in satellite communications applications.

Coupled Cavity Traveling Wave Tubes

        Coupled cavity TWTs are linear beam amplifiers that have the power generating capability of a klystron with increased bandwidth due to "helix-like" traveling wave operation. These amplifiers are characterized as medium bandwidth, high power devices, as power output levels can be as high as 1 megawatt. These devices are used primarily for high power and multi-function radars, including frontline radar systems operating from S-band to Ka-band, most notably the Aegis shipboard radars (MK-99 Continuous Wave Illuminator and SPY-1D Simplified Driver Radar), the Patriot missile system radar and the Patriot Advanced Capability program.

Receiver Protectors & Control Components

        Receiver protectors are used in the defense market in radar systems to switch both high-power transmit pulses and low-power echo signals through a common antenna and to protect sensitive receivers from any high-power signals, thereby preventing damage to the receiver. We have been designing and manufacturing RP products for 50 years, and we are the only manufacturer offering all RP technologies including gas-ionizing, solid state, ferrite and multipactor designs. Current designs range from low-frequency coaxial or stripline limiters to complete Pre-TRs (transmit/receive) and TR Limiters with attenuation and phase control at Ka-band. Our products are manufactured in all transmission line types including waveguide, coax, stripline and microstrip. Our receiver protectors and control components maintain placement on prominent military programs including the U.S. Navy's Aegis surface combatants, the Patriot, Patriot Advanced Capability and Harpoon missile systems and military aircraft such as the F-14, F-15, F-16, F-18, E-3 and the B-2.

Magnetrons

        Magnetron products are cross field oscillators capable of high output power generation. Power levels are as high as 10 megawatts and the frequency is generally below 30 GHz. We design and manufacture magnetrons for radar, electronic warfare and missile seeker programs within the defense market. Our magnetrons are placed on the Harpoon missile system and military aircraft platforms including the F-15, P-3C, B-52 and C-130. The primary market for magnetrons continues to be spares and repairs.

Cross-Field Amplifiers

        Cross-field amplifiers operate like the magnetron, but they have an input and amplify a signal like a traveling wave device. These devices are used for high power radar applications because they have power output capability as high as 10 megawatts. Our cross-field amplifiers are primarily used to support the Aegis radar suite within the U.S. Navy and selected foreign naval vessels by supplying units for both new ship builds and replacement cross-field amplifiers. Our cross-field amplifiers also have a significant presence in fire control systems utilized by the U.S. Coast Guard and U.S. Navy.

Power Grid Tubes

        Power Grid Tubes are lower frequency devices that are used to generate, amplify and control electromagnetic energy. These devices are used in commercial and defense communications systems and radio and television broadcasts. We supply power grid tubes for the shortwave broadcast market, such as the International Broadcasting Bureau stations, formerly known as the Voice of America stations. They are also widely used in equipment that serves the industrial markets such as textile drying, pipe welding and semiconductor wafer fabrication.

Non-VED Products

        Through the design and manufacture of our principal VED products, we have developed an expertise in a variety of markets, technologies and manufacturing capabilities. This expertise has enabled us to logically expand our product offerings to include several non-VED products. Our principal non-VED products are described below.

Microwave Transmitter Subsystems

        Our microwave transmitter operation evolved as a natural outgrowth of our power VED activity. We offer microwave transmitter subsystems, which incorporate magnetrons, klystrons and TWTs supplied by us. These subsystems incorporate specialized high-voltage power supplies, cooling, and control systems that are uniquely designed to work in conjunction with VEDs in an effort to maximize life, performance and reliability. Microwave transmitter subsystems are used in defense applications. Recently, we developed microwave transmitter subsystems that utilize very high frequency extended interaction klystrons, which are also manufactured exclusively by us.

Satellite Communications VED-Based Amplifiers and Solid State Amplifiers

        Satellite communications amplifiers provide integrated power amplification for the uplink of voice, broadcast, data, Internet and other communications signals to satellites in all frequency bands. We provide a complete, integrated satellite communications amplifier, which consists of the VED (or solid state technology), a power supply for the VED (or solid state alternative), RF circuits, electronics to control the amplifier and enable it to interface with the satellite ground station, and a cabinet. We offer amplifiers for both defense and commercial applications. Our products include TWT amplifiers for both indoor and outdoor usage, klystron high-power amplifiers, solid state amplifiers and millimeter amplifiers. We have recently introduced the Gen IV satellite communications amplifier. We are expanding our line of solid state amplifiers that will be designed and manufactured by us to address the market for lower power applications.

Medical X-Ray Imaging Systems

        We design and manufacture medical x-ray generators, consisting of power supplies and control and display subsystems that drive the x-ray equipment used by healthcare end-users within our medical imaging market. These generators utilize the high voltage and control systems expertise developed by us while designing power systems to drive VEDs. We have recently introduced the Indico, a new line of x-ray generators.

Semiconductor Power Supplies

        We manufacture power electronics equipment that drives semiconductor physical vapor deposition equipment used by semiconductor fabricators to apply specialized films to their wafers.

Sales, Marketing and Service

        Our global distribution system provides us with the capability to introduce, sell and service our products worldwide. Our distribution system has direct sales professionals throughout the world. As of October 1, 2004, we had over 100 direct sales, marketing and technical support individuals on staff. Our wide-ranging distribution capabilities enable us to serve growing international markets, which accounted for approximately 30% of our sales in fiscal year 2004.

        Our sales professionals receive extensive technical training and generally focus exclusively on our products. As a result, they are able to provide knowledgeable assistance to our customers regarding product applications and the implementation of new technology and at the same time provide technical support.

        In addition to our direct sales force, we use over 35 external sales organizations and one stocking distributor, Richardson Electronics, Ltd., to service the needs of low volume customers. The majority of the third-party sales organizations that we use are located outside the United States and focus primarily on customers in South America, Southeast Asia, East Asia, the Middle East, Africa and Eastern Europe. Through the use of third-party sales organizations, we are better able to meet the needs of our foreign customers by establishing a local presence in lower volume markets. Using both our direct sales force and a distribution agreement with Richardson Electronics, Ltd., we are able to market our products to both end users and system integrators around the world and are able to provide solutions with short turn-around time.

        Given the complexity of our products, their critical function in customers' systems and the unacceptably high costs of system failure and downtime, we believe our customers view our product breadth, reliability and superior responsive service as key points of differentiation. We offer comprehensive customer support, with direct technical support provided by thirteen strategically located service centers; most of which are outsourced. These service centers are located in the United States (California and New Jersey), The Netherlands, Brazil, China, India (2), Taiwan, Japan, Russia, Singapore, Indonesia and South Africa. The service centers enable us to provide extensive technical support and rapid response to customers' critical spare parts and service requirements throughout the world. In addition, we offer on-site installation assistance, on-site service contracts, a 24-hour technical support hotline and complete product training at both our service centers and customer sites for our customers. Many of our customers specify our products in competitive bids based on our responsive global support and product quality.

Manufacturing

        We manufacture our products at five manufacturing facilities in North America. We have implemented modern manufacturing methodologies based upon "continuous improvement", including "just in time" materials handling, demand flow technology, statistical process control and value managed relationships with suppliers and customers. Except for our recently acquired Econco operation, our facilities have all achieved the ISO 9001 international certification standard.

        Generally, each of our manufacturing divisions uses similar processes consisting of product development, purchasing, high level assembly and test. For satellite communications equipment, the process is primarily one of integration, and contract manufacturers are used whenever possible. Satellite communications equipment uses both VED and solid state technology, and the satellite communications division procures certain of the components that it incorporates into the subsystems that it manufactures from our other manufacturing divisions. For VED manufacturing, the process starts with procurement of raw material and sub-assemblies from qualified suppliers, who often deliver on a just in time basis. Raw materials are then formed, primarily by machining, cleaning, brazing and plating certain parts. These steps use statistical process control techniques to assure quality and high production yields. Assembly is then performed to produce a vacuum envelope, the essential part of a VED. This assembly process is performed utilizing demand flow technology, which helps to minimize inventory. Vacuum assemblies are processed by pumping the atmosphere from the assemblies while heating them in a furnace and simultaneously stimulating them with an electrical current. When this step is complete, final assembly and testing, and often environmental stress screening, is performed on the product before shipment. We have developed sophisticated test programs to assure that each product meets operating specifications.

        Certain materials necessary for the manufacture of our products, such as molybdenum, cupronickel, OFHC copper, and some cathodes, are obtained from a limited group of, or occasionally, sole suppliers.

Competition

        The industries and markets in which we operate are competitive. We encounter competition in most of our business areas from numerous other companies, including L-3, e2v, Xicom and Thales, some of which have resources substantially greater ours. Some of these competitors are also our customers. Our ability to compete in our markets depends to a large extent on our ability to provide high quality products with shorter lead times at competitive prices, and our readiness in facilities, equipment and personnel.

        We must also continually engage in effective research and development efforts in order to introduce innovative new products for technologically sophisticated customers and markets. There is an inherent risk that advances in existing technology, including solid state technology, or the development of new technology could adversely affect our market position and financial condition. Solid state devices generally serve end-users' low-power requirements, while only microwave VEDs currently serve higher-power and higher-frequency demands. The laws of physics limit the ability of solid state technology to efficiently or cost effectively serve the high-power/high-frequency applications of our customers. The extreme operating parameters of these applications necessitate heat dissipation capabilities that are best satisfied by our VED products. We believe that VED and solid state technologies currently each serves its own niche without significant overlap.

Backlog

        As of December 31, 2004, we had an order backlog of $193.2 million, compared to an order backlog of $178.1 million as of January 2, 2004. Order backlog increased during the first quarter of fiscal year 2005 by $13.5 million from $179.7 million at the end of fiscal year 2004. Although the backlog consists of firm orders for which goods and services are yet to be provided, these orders can be and sometimes are modified or terminated. However, the amount of modifications and terminations has historically not been material compared to total contract volume.

Intellectual Property

        Our business is dependent, in part, on our intellectual property rights, including patents, trademarks and trade secrets. We rely on a combination of nondisclosure and other contractual arrangements as well as upon trade secret, patent, trademark and copyright laws to protect our intellectual property rights. We do not believe that any single patent or other intellectual property right or license is material to our success as a whole.

        We have entered into agreements pursuant to which we license intellectual property from third parties for use in our business, and we also license intellectual property to third parties. As a result of contracts with the U.S. Government, which contain patent and/or data rights clauses, the U.S. Government has acquired royalty-free licenses or other rights in inventions and technology resulting from certain work done by us on behalf of the U.S. Government.

        We maintain an intellectual property protection program designed to protect, preserve and enforce our intellectual property rights. Nevertheless, we cannot provide assurance that the steps taken by us will prevent misappropriation or loss of our technology.

Research and Development

        Company-sponsored research and development expense was approximately $1.4 million, $7.5 million, $6.9 million, and $5.9 million during the first quarter of fiscal year 2005, fiscal year 2004, fiscal year 2003, and fiscal year 2002, respectively. Research and development expenses increased during fiscal year 2004. This increase was related to new product development for the radar, communications and satellite communications markets. Customer-sponsored research and development was approximately $1.5 million, $3.5 million, $3.7 million, and $5.2 million during the first quarter of fiscal year 2005, fiscal year 2004, fiscal year 2003, and fiscal year 2002, respectively.

Employees

        As of December 31, 2004, we had approximately 1,605 employees, including 95 employees from the October 2004 Econco acquisition, as compared to 1,480 employees as of January 2, 2004. None of our employees is subject to a collective bargaining agreement although a limited number of our sales force members located in Europe are members of work councils or unions. We have not experienced any work stoppages and believe that we have good relations with our employees.

        Because of the specialized and technical nature of our business, we are dependent on our ability to attract and retain qualified technical, marketing, sales and managerial personnel. There is competition for these types of personnel and the failure to retain and/or recruit additional or substitute key personnel in a timely manner could have a material adverse effect on our business and operating results.

U.S. Government Contracts and Regulations

        We expect that in the foreseeable future a significant portion of our sales will continue to result from contracts with the U.S. Government, either directly or through prime contractors or subcontractors. Our business with the U.S. Government is performed primarily under fixed-price contracts and, to a lesser degree, cost-plus-fixed-fee contracts. Fixed-price contracts accounted for 97.4% of our U.S. Government sales in fiscal year 2004 and cost-plus-fixed-fee contracts accounted for 2.6%, as compared to fiscal year 2003, in which 96.9% of the U.S. Government sales were from fixed-price contracts and 3.1% of U.S. Government sales were from cost-plus-fixed-fee contracts and fiscal year 2002, in which 95.2% of U.S. Government sales were from fixed-price contracts and 4.8% of U.S. Government sales were from cost-plus-fixed-fee contracts.

        Under fixed-price contracts, we agree to perform certain work for a fixed price and, accordingly, realize all the benefit or detriment from decreases or increases in the costs of performing the contract. In addition, under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, and certain expenses related to the preparation of competitive bids and proposals and international sales are not reimbursable. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts.

        U.S. Government contracts are, by their terms, subject to termination by the U.S. Government either for its convenience or upon default by the contractor. Cost-plus-fixed-fee contracts provide that, upon termination, the contractor is generally entitled to reimbursement of its incurred costs and, if the termination is for convenience, a fee proportionate to the percentage of the work completed under the contract is permitted. If the termination is for default, a contractor may receive a fee proportionate to any items delivered to and accepted by the U.S. Government. Fixed-price contracts generally provide for payment upon termination for items delivered to and accepted by the U.S. Government, and, if the termination is for convenience, for reimbursement of its other incurred costs and a reasonable profit on incurred costs. If a contract termination is for default, however, (1) the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government, (2) the U.S. Government is not liable for the contractor's incurred costs with respect to unaccepted items, and is entitled to repayment of advance payments and progress payments, if any, related to the terminated portions of the contracts and (3) the contractor may be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

        In addition to the right of the U.S. Government to terminate its contracts, U.S. Government contracts are conditioned upon the availability of congressional appropriations. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take many years. Consequently, at the outset of a major program, multi-year contracts are usually funded for only the first year and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

        Our contracts with foreign governmental defense agencies are subject to certain similar limitations and risks as those encountered with U.S. Government contracts. Licenses are required from U.S. Government agencies to export many of our products and technology, or to discuss certain technology with foreign persons. Certain of our products and technical data are not permitted to be exported.

        Due to our business with the U.S. Government, we may also be subject to "qui tam" or whistle blower suits brought by private plaintiffs in the name of the U.S. Government upon the allegation that we submitted a false claim to the U.S. Government, as well as to false claim suits brought by the U.S. Government. A judgment against us in a qui tam or false claim suit could cause us to be liable for substantial damages and could carry penalties of suspension or debarment which would make us ineligible to be awarded any U.S. Government contracts for a period of up to three years and, therefore, could potentially have a material adverse effect on our financial condition and results of operations. We are not currently subject to any "qui tam" or whistle blower suits.

        Similar to other companies that derive a substantial portion of their sales from contracts with the U.S. Government for defense-related products, we are subject to business risks, including changes in governmental appropriations, national defense policies or regulations and availability of funds. Any of these factors could adversely affect our business with the U.S. Government in the future.

Environmental Matters

        We are subject to a variety of U.S. federal, state and local as well as foreign environmental laws and regulations relating, among other things, to wastewater discharge, air emissions, handling of hazardous materials, disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. We use a number of chemicals or similar substances, and generate wastes, that are classified as hazardous, and require environmental permits to conduct many of our operations. Violation of such laws and regulations can result in substantial fines, penalties, and other sanctions. Changes in environmental laws or regulations (or in their enforcement) affecting or limiting, for example, our chemical uses, certain of our manufacturing processes, or our disposal practices, could restrict our ability to operate as we are currently operated or are permitted to be operated. In addition, we may experience releases of certain chemicals or other events, including the discovery of previously unknown contamination that could cause us to incur material cleanup costs or other damages. We are involved from time to time in legal proceedings involving compliance with environmental requirements applicable to our ongoing operations, and may be involved in legal proceedings involving regulatory compliance, exposure to chemicals or the remediation of environmental contamination.

        Pursuant to the Varian Agreement, and except as noted below, Varian has agreed to indemnify us for various environmental liabilities relating to Varian's electron devices business prior to August 1995. With certain limited exceptions, we are not indemnified by Varian with respect to liabilities resulting from our operations after August 1995.

        Varian is undertaking environmental investigation and remedial work at the remaining three of our manufacturing facilities that are known to require remediation: Palo Alto, California, Beverly, Massachusetts and Georgetown, Ontario, Canada. We sublease a portion of the larger Varian Palo Alto campus, for which Varian has entered into a Consent Order with the California Environmental Protection Agency for remediation of soil and groundwater contamination. The Palo Alto site abuts a federal Superfund site and a state Superfund site. In addition, Varian has been sued or threatened with suit with respect to some of the above-mentioned manufacturing facilities.

        Our San Carlos California facility has soil and groundwater contamination that has been the subject of some remediation. We have entered into an agreement for the sale of the San Carlos real property. The closing of the sale of the property is subject to a number of conditions, including the requirement that we vacate our facilities and obtain regulatory closure of certain permitted equipment located on the property. In connection with the sale of the San Carlos, California facility, we released Varian with respect to certain of its indemnification obligations regarding the San Carlos, California facility and relinquished our right to redevelop our Beverly, Massachusetts property for residential or similar uses. In addition, we entered into an agreement regarding environmental conditions at the San Carlos property and were named as an additional insured on a pollution liability insurance policy obtained by the purchaser of the property that is intended to fund the remediation of the contamination of the San Carlos property to permit hospital and other "unrestricted" uses under the direction of the applicable environmental regulatory agency.

        To date, Varian has, generally at its expense, conducted required investigation and remediation work at our facilities and responded to environmental claims arising from Varian's prior operations of the electron devices business. Although we believe that Varian currently has sufficient financial resources to satisfy its environmental indemnity obligations to us, because of the long-term nature of Varian's remediation obligations, there can be no assurance that Varian will continue to have the financial resources to comply fully with those obligations, or will continue to perform its obligations. In addition, although we believe that the insurance that has been acquired by the purchaser of the San Carlos property will be sufficient to cover the expected remediation costs and pollution liability associated with that property, there can be no assurance that such insurance proceeds or other sources of recovery will be adequate.

        There can also be no assurance that material costs or liabilities will not be incurred by us in connection with obligations, proceedings or claims related to environmental conditions arising from our operations or properties. Such costs or liabilities, if significant, could have a material adverse effect on our results of operations and financial condition. See "—Properties" below.

Properties

        We own, lease or sublease manufacturing, assembly, warehouse, service and office properties having an aggregate floor space of approximately 1,120,000 square feet, of which approximately 2,950 square feet are leased or subleased to third parties. The table that follows provides summary information regarding principal properties owned or leased by us:

	Square Footage
Location					Segments Using the Property
	Owned		Leased/Subleased
San Carlos, California	322,000	(a)	—		VED
Beverly, Massachusetts	169,385	(b)	—		VED
Georgetown, Ontario, Canada	126,000		21,975		VED and satcom equipment
Woodland, California	36,000		9,900		VED
Palo Alto, California	—		419,000	(c)	VED and satcom equipment
Various locations	—		17,086	(d)	VED and satcom equipment

(a)
As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations", this property is subject to a contract for sale.

(b)
The Beverly, Massachusetts square footage also includes approximately 2,950 square feet leased to two tenants.

(c)
This facility is primarily leased by way of assignment of Varian's lessee interest with the remainder subleased from Varian.

(d)
Includes both leased facilities occupied entirely by our field sales and service organizations and one foreign shared use facility which we are sharing under a rental agreement with Varian.

        The lenders under CPI's Senior Credit Facilities have a security interest in certain of our interest in the real property that we own and lease.

        Our headquarters and one principal complex, including one of our manufacturing facilities, located in Palo Alto, California are leased by way of assignment, or subleased, from Varian or one of its affiliates or former affiliates. Therefore, our occupancy rights are dependent on the tenant's fulfillment of its responsibilities to the master lessor, including its obligation to continue environmental remediation activities under a consent order with the California Environmental Protection Agency. The consequences of the loss by us of such occupancy rights could include the loss of valuable improvements and favorable lease terms, the incurrence of substantial relocation expenses and the disruption of our business operations.

Legal Proceedings

        We may be involved from time to time in various legal proceedings and various cost accounting and other government pricing claims; however, as of March 31, 2005, no such legal proceeding or claims are pending. Pursuant to the Varian Agreement, Varian has agreed to indemnify us against certain liabilities arising from litigation and governmental claims pertaining to Varian's electron devices business prior to August 1995, with certain exceptions and limitations. Accordingly, management believes that litigation and governmental claims pending against Varian and relating to the electron devices business prior to August 1995 will not have a material adverse effect on our financial condition or results of operations. See "—Environmental Matters" above.

MANAGEMENT

        Set forth below is certain information concerning the individuals that serve as the directors and executive officers of CPI Holdco and CPI.

Directors and Executive Officers of CPI Holdco and CPI

Name	Age	Position(s)
Michael Targoff	60	Chairman of the Board of Directors
O. Joe Caldarelli	54	Chief Executive Officer and Director
Robert A. Fickett	44	President, Chief Operating Officer, and Director
Joel A. Littman	53	Chief Financial Officer, Treasurer and Secretary
John R. Beighley	52	Vice President and Assistant Secretary
Don C. Coleman	50	Vice President
Mike Cheng	50	Vice President
Michael F. Finley	43	Director
Chris Toffales	48	Director

        Michael Targoff became a director of CPI Holdco and CPI in January 2004 and Chairman of the Board of Directors of CPI Holdco and CPI in March 2004. Mr. Targoff currently serves on the board of directors of Leap Wireless International, Inc., Infocrossing, Inc., and ViaSat, Inc. Mr. Targoff is the Founder and Chief Executive Officer of Michael B. Targoff & Co. From 1996 to 1998, Mr. Targoff was the President and Chief Operating Officer of Loral Space & Communications Ltd. Prior to that, Mr. Targoff served as Senior Vice President and Secretary of Loral Corporation. Mr. Targoff received a B.A. degree from Brown University and a J.D. from Columbia University School of Law.

        O. Joe Caldarelli became Chief Executive Officer and a director of the Predecessor and CPI in March 2002. Prior to this, Mr. Caldarelli was a Co-Chief Operating Officer of CPI since October 2000 and Vice President of CPI since August 1995. Mr. Caldarelli is also the Division President of the Communications and Medical Products Division. Mr. Caldarelli was Vice President and General Manager for the Communications and Medical Products Division under the Electron Device Business of Varian, from 1985 until August 1995 and was President and a director of Varian Canada, Inc. from 1992 until August 1995. From 1982 until 1985, Mr. Caldarelli was Marketing Manager of the Communications and Medical Products Division of Varian Associates, Inc. and served as its Equipment Operations Manager from 1979 until 1982. Prior to joining Varian Associates, Inc., Mr. Caldarelli served as Manufacturing Engineering Manager for Medtronic Canada, Inc. Mr. Caldarelli holds a B.S. degree in mechanical engineering from the University of Toronto.

        Robert A. Fickett became President, Chief Operating Officer and a director of the Predecessor and CPI in March 2002. Prior to this, Mr. Fickett was a Co-Chief Operating Officer of CPI since October 2000 and Vice President of CPI since April 1998. Mr. Fickett has also been the Division President of the Microwave Power Products Division since April 1998. From January 1996 to April 1998, Mr. Fickett was Vice President of Operations for the Microwave Power Products Division. From 1993 until January 1996, he was President and Chief Executive Officer of Altair Technologies, Inc., a contract manufacturer. From 1982 until 1993, Mr. Fickett held a number of positions with Varian Associates, Inc., including Engineering Manager of the Microwave Power Products Division's Klystron Engineering Group, to which he was promoted in 1989. Mr. Fickett received a B.S. degree in mechanical engineering from the University of California, Berkeley.

        Joel A. Littman became Chief Financial Officer of the Predecessor and CPI in September 2001. Mr. Littman was Corporate Controller for CPI from November 1996 to September 2001. From September 1989 to November 1996 Mr. Littman served as Controller of the Microwave Power Products Division of Varian Associates, Inc. and CPI. Prior to that Mr. Littman held various finance positions with Varian Associates, Inc. and TRW Inc. Mr. Littman received a B.A. degree in economics and an M.B.A., both from the University of California at Los Angeles.

        John R. Beighley became a Vice President of the Predecessor and CPI in March 1997 and currently heads our Worldwide Field Sales Organization. From May 1992 to March 1997, Mr. Beighley was Western Hemisphere Sales Manager responsible for sales in the Americas, as well as the Far East and Australia. From June 1989 to May 1992, Mr. Beighley was the North American Sales Manager. From March 1981 to June 1989, Mr. Beighley held a number of Product Marketing and Field Sales positions with Varian Associates, Inc. Mr. Beighley received a B.S. degree in marketing from San Francisco State University and an M.B.A. from Santa Clara University.

        Don C. Coleman became a Vice President of the Predecessor and CPI in February 1999 and also became Division President of the Beverly Microwave Division in February 1999. Mr. Coleman was Vice President of Manufacturing for the Beverly Microwave Division from February 1996 until accepting his current position. From 1990 until 1996, Mr. Coleman held the position of Engineering Manager for Receiver Protector Products at the Beverly Microwave Division. Mr. Coleman held a variety of manufacturing and development engineering positions at Varian Associates, Inc. from the time he joined us in 1976 until 1990. Mr. Coleman received a B.S. degree in engineering from the University of Massachusetts.

        Mike Cheng became a Vice President of the Predecessor and CPI in August 2000 and currently heads our Eimac Division. From April 1999 to August 2000, Mr. Cheng was Vice President of Operations for the Microwave Power Products Division. From 1994 until April 1999, he was Vice President of Marketing for the Microwave Power Products Division. From 1980 until 1994, Mr. Cheng held a number of manufacturing and engineering positions with Varian Associates, Inc., including Production Manager of the Microwave Power Products Division's Klystron Engineering Group, to which he was promoted in 1989. Prior to joining Varian Associates, Inc., Mr. Cheng was an engineer in the Nuclear Energy Division of General Electric Corporation. Mr. Cheng received a B.S. degree in chemical engineering from the University of California, Berkeley and an M.B.A. from Golden Gate University.

        Michael F. Finley became a director of CPI Holdco and CPI in January 2004. Mr. Finley currently serves on the board of directors of Williams Scotsman, Inc., Affinia Group Inc. and Cooper-Standard Automotive Inc. Mr. Finley has been a Managing Director of Cypress since 1998 and has been a member of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc. Mr. Finley received a B.A. degree from St. Thomas University and an M.B.A. from the University of Chicago's Graduate School of Business.

        Chris Toffales became a director of CPI Holdco and CPI in January 2004. Mr. Toffales currently serves on the board of directors of Irvine Sensors Corporation. Mr. Toffales is currently the President of CTC Aero, LLC, and is a consultant in the defense industry. From 1999 to 2003, Mr. Toffales was the Senior Vice President, Corporate Marketing and President of DRS Systems Company. From 1994 to 1999, Mr. Toffales was Vice President of Business Development and Advanced Programs at Lockheed Martin Fairchild Systems. Prior to that, Mr. Toffales was the Vice President of Imaging and Space Programs for Loral Corporation. Mr. Toffales received a B.E. degree in electrical engineering from the City College of New York.

Director Compensation

        Directors that are neither our officers nor principals or employees of Cypress ("Outside Directors") receive compensation of $32,500 per year plus $1,250 for each board or committee meeting attended. Outside Directors also are entitled to receive options to purchase shares of common stock of CPI Holdco under the 2004 Plan (as defined below). During fiscal year 2004, 4,500 options were granted each to Mr. Targoff and Mr. Toffales. The exercise price of the options is the fair value on the date of grant, and such options vest at a rate of 20% per year and expire ten years from the date of grant. Directors that are not Outside Directors do not receive any compensation directly for their service on the board of directors.

        During fiscal year 2004, Mr. Toffales also provided consulting services to us and was paid fees of $22,500.

2004 Stock Incentive Plan

        In January 2004 we established our 2004 Stock Incentive Plan (the "2004 Plan") to provide an incentive for key employees, consultants, advisors and directors of CPI Holdco and its subsidiaries, and reserved 350,000 shares of CPI Holdco's common stock for issuance under the 2004 Plan. In September 2004,we amended the 2004 Plan to increase the shares reserved for issuance thereunder by 50,000. Awards under the 2004 Plan may include stock options, stock appreciation rights, restricted stock, stock awards or any combination thereof. Options granted under the 2004 Plan may be non-qualified stock options or incentive stock options, as determined by the compensation committee of the board of directors. The option price will be determined by the compensation committee, but with respect to incentive stock options, will not be less than the fair market value on the date of grant. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of incentive stock options may not be less than 110% of the fair market value of the common stock on the date of grant and the options will not be exercisable later than five years from the date of grant.

        Options granted during fiscal year 2004 include both fixed and performance awards and expire ten years from the date of grant. The fixed awards vest at a rate of 20% per year. The performance awards also vest at a rate of 20% per year if we meet certain performance targets as of the last day of the fiscal year ending immediately prior to the performance vesting date. Although we met the fiscal year 2004 performance target and expect to meet future performance targets, no deferred compensation expense was incurred because the fair value of CPI Holdco's common stock was less than the option exercise price. As of October 1, 2004, there were 150,025 performance based options outstanding with an exercise price of $23.52 per share. Management was also granted 50,000 options at prices ranging from $23.52 to $36.00 per share that were fully vested at grant date during fiscal year 2004.

2000 Stock Option Plan

        Stock options outstanding under the Predecessor's 2000 Stock Option Plan (the "2000 Plan") became 100% vested on January 23, 2004, the Merger closing date. The 2000 Plan option holders were offered the opportunity to either (1) roll over their stock options to purchase common stock of the Predecessor into options to purchase common stock of CPI Holdco pursuant to option rollover agreements ("Rollover Options") or (2) exercise their stock options. Individuals who entered into the rollover agreements agreed to roll over at least 75% of their options to purchase common stock of the Predecessor. Management, including Messrs. Caldarelli, Fickett, Coleman, Littman, Cheng and Beighley, collectively elected to rollover options to purchase 167,513 shares of the Predecessor's common stock at prices ranging from $1.10 to $4.00 per share. The Rollover Options are subject to the terms of the 2000 Plan, and, among other things, have a ten year expiration period and are subject to transferability restrictions and continued employment. In addition, shares issued upon the exercise of Rollover Options are subject to the terms and conditions of the management stockholders agreement described in "Certain Relationships and Related Party Transactions—Management Stockholders Agreement". No further options will be granted under the 2000 Plan.

Adjustments to Options under 2000 Plan and 2004 Plan

        In March 2005, pursuant to the terms of the 2000 Plan and the 2004 Plan, adjustments were made to the options outstanding under these plans to reflect the distribution made to our stockholders in connection with the offering of the outstanding notes. As a result of these adjustments, the exercise price of the options outstanding under these plans was adjusted by dividing the prior exercise price of such options by 1.781, the number of shares issuable upon exercise of those options was adjusted by multiplying the number of shares previously issuable pursuant to the options by 1.781, and the total number of shares reserved for issuance under each such plan was also increased by a factor of 1.781.

Management Incentive Plan

        We provide incentive bonuses to management if certain financial performance and individual goals are achieved. Financial performance goals are based upon earnings before interest, taxes, depreciation and amortization and cash flow. The management incentive plan is reviewed and approved annually by the compensation committee of the board of directors.

Retirement Plans

        During fiscal year 2003, we established a defined benefit pension plan for our Chief Executive Officer, O. Joe Caldarelli. The amount of annual pension payable to Mr. Caldarelli at age 65 is equal to: (1) 2% of the average of Mr. Caldarelli's highest average indexed earnings for each year of pensionable service before December 31, 1990 plus (2) the aggregate of 2% of Mr. Caldarelli's indexed earnings for each year of pensionable service on or after January 1, 1991. Notwithstanding the above formula, the amounts payable to Mr. Caldarelli under the plan cannot exceed the maximum pension limits under the Canadian Income Tax Act, which currently generally limit annual payments to approximately $1,700 (Canadian dollars) for each year of service.

        Based on the limits imposed under the Canadian Income Tax Act, We estimate that the annual benefits Mr. Caldarelli would receive pursuant to the pension plan upon retirement at age 65 (assuming continued service until then) would be approximately $62,000 (Canadian dollars).

        We maintain the Communications & Power Industries, Inc. Non-Qualified Deferred Compensation Plan for a select group of our executive employees. Under the plan, if a participant's elective deferrals under our 401(k) plan have reached the dollar limit specified in the Code with respect to any plan year, the participant may defer his or her base salary or annual award under the management incentive plan described above (see "—Management Incentive Plan"). In addition, we make contributions to a participant's account under the plan equal to a specified percentage of the participant's base salary in excess of the social security taxable wage base. Participant contributions and our contributions to the plan are immediately 100% vested. Each participant will receive a distribution of the balance of the participant's account as a lump sum cash payment within one year of his or her termination of employment for any reason.

Executive Compensation

Summary Compensation Table

        The following table shows certain information concerning compensation earned by our Chief Executive Officer and our next four most highly compensated executive officers (the "Named Executive Officers") for each of the last three fiscal years.

Long Term All other Compensation Securities Underlying Options # of shares (c)
Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus (a)	Other Annual Compensation (b)		Compensation (d)
O. Joe Caldarelli Chief Executive Officer	2004 2003 2002	$360,000 324,000 252,933	$1,203,310 792,000 665,972	$32,175 296,000 19,762	105,000 50,000 —	$75,455 24,843 153,425
Robert A. Fickett Chief Operating Officer and President	2004 2003 2002	$250,000 255,008 237,500	$800,500 421,875 600,000	$18,600 216,458 29,421	65,000 30,000 —	$20,323 20,697 17,901
Don C. Coleman Vice President	2004 2003 2002	$159,000 160,519 142,077	$327,720 178,875 137,523	$18,600 101,025 30,703	20,000 10,000 —	$11,421 10,923 9,652
Joel A. Littman Chief Financial Officer, Treasurer and Secretary	2004 2003 2002	$160,000 161,518 143,780	$475,500 217,200 156,000	$18,600 176,958 19,966	38,000 15,000 —	$11,519 11,031 10,059
Mike Cheng Vice President	2004 2003 2002	$155,000 156,354 131,746	$288,636 174,375 30,968	$18,600 109,125 2,862	20,000 10,000 —	$11,030 10,387 6,504

(a)
Consists of bonuses for fiscal years 2004, 2003 and 2002. A portion of fiscal year 2004's bonuses will be paid in fiscal year 2005.

(b)
Consists of amounts paid for personal benefits and amounts reimbursed for the payment of taxes on certain perquisites. Fiscal year 2003 includes compensation expense attributable to shares of the Predecessor's common stock purchased by certain executive officers at a price that was subsequently determined to be at below fair value. We have no restricted stock award programs, stock appreciation rights or long-term investment plans.

(c)
Consists of stock options granted under the 2000 Plan and 2004 Plan. These stock options are more fully described above under the heading "—2004 Stock Incentive Plan" and "—2000 Stock Option Plan".

(d)
Consists of (1) Company contributions to CPI's 401(k) plan and Non-Qualified Deferred Compensation Plan for Named Executive Officers, except Mr. Caldarelli, (2) Company contributions to the Pension Plan for Mr. Caldarelli, and (3) Company paid premiums for group life insurance for each of the Named Executive Officers.

Stock Option Grants in Fiscal Year 2004

Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Ten-Year Option Term(b)
% of Total Options Granted to Employees in Fiscal Year(a)
Securities Underlying Options # of shares
Name				Exercise Price per Share		Expiration Date
							5%	10%
O. Joe Caldarelli(c)	95,000 8,000 2,000	26.22 2.21 0.55	% % %	$ $ $	23.52 23.52 36.00	3/1/14 9/29/14 9/29/14	$1,405,202 118,333 20,320	$3,561,058 299,879 89,789
Robert A. Fickett	55,000 8,000 2,000	15.18 2.21 0.55	% % %	$ $ $	23.52 23.52 36.00	3/1/14 9/29/14 9/29/14	$813,538 118,333 20,320	$2,061,665 299,879 89,789
Joel A. Littman	30,000 6,400 1,600	8.28 1.77 0.44	% % %	$ $ $	23.52 23.52 36.00	3/1/14 9/29/14 9/29/14	$443,748 94,666 16,256	$1,124,545 239,903 71,832
Don C. Coleman	15,000 4,000 1,000	4.14 1.10 0.28	% % %	$ $ $	23.52 23.52 36.00	3/1/14 9/29/14 9/29/14	$221,874 59,166 10,160	$562,272 149,939 44,895
Mike Cheng	15,000 4,000 1,000	4.14 1.10 0.28	% % %	$ $ $	23.52 23.52 36.00	3/1/14 9/29/14 9/29/14	$221,874 59,166 10,160	$562,272 149,939 44,895

(a)
Based on a total of 362,285 options granted to employees in fiscal year 2004.

(b)
These columns show gains that could accrue for the respective options, assuming that the market price of CPI Holdco's common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, then the realized value to the Named Executive Officers from these options will be zero.

(c)
Excludes 1,361 options that were issued to Mr. Caldarelli as payment for Merger escrow proceeds in respect of his options to purchase shares of the Predecessor.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

        The following table provides summary information concerning the shares of common stock of CPI Holdco acquired in 2004 upon the exercise of stock options, the value realized upon the exercise of such stock options in 2004, and the year-end number and value of unexercised options with respect to the Named Executive Officers as of October 1, 2004. The value was calculated by determining the difference between the fair value of underlying securities and the exercise price. The fair value of CPI Holdco's common stock at October 1, 2004 was $23.50 per share based upon an independent appraisal.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired On Exercise
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
O. Joe Caldarelli	—	$—	69,361	95,000	$1,394,984	$—
Robert A. Fickett	11,687	247,513	45,063	55,000	823,981	—
Don C. Coleman	5,750	121,776	25,250	30,000	405,375	—
Joel A. Littman	2,900	71,234	17,100	15,000	284,350	—
Mike Cheng	—	6,414	20,500	15,000	364,250	—

Employment Arrangements

        We entered into an employment agreement dated March 19, 2002 with O. Joe Caldarelli. Pursuant to the employment agreement, Mr. Caldarelli is entitled to receive a base salary of $300,000. The board of directors has since approved periodic increases. Mr. Caldarelli is entitled to participate in the management incentive plan described above (see "—Management Incentive Plan") and has a target bonus of one times his base salary. If we terminate Mr. Caldarelli's employment (other than due to his conviction of a felony offense), he will be entitled to continued payment of base salary for a minimum of 18 months and a maximum of 30 months. During the severance period, Mr. Caldarelli generally will continue to participate in medical and all other benefit programs and will be entitled to receive his management incentive award for the entire year in which he is terminated.

        We entered into substantially similar employment agreements, each dated September 30, 2002, with Robert A. Fickett and Joel A. Littman. Mr. Fickett is entitled to receive a base salary of $250,000 and Mr. Littman is entitled to receive a base salary of $144,000. These agreements include provisions for the base salary to be reviewed and adjusted at least annually. Each employment agreement provides that the executive is eligible to participate in the management incentive plan. Pursuant to each employment agreement, if we terminate the executive's employment (other than due to his conviction of a felony offense), the executive will be entitled to continued payment of base salary for 18 months. During the severance period, the executive generally will continue to participate in medical and all other benefit programs and will be entitled to receive his management incentive award for the entire year in which he is terminated.

        We have employment letters, each dated November 2, 2002, with Don C. Coleman and Mike Cheng, which provide for an annual base salary of $159,000 and $155,000, respectively. Our current practice is for each base salary to be reviewed and adjusted as appropriate. Each employment letter provides that the executive is entitled to participate in the Management Incentive Plan. Pursuant to each employment letter, if the executive is terminated without cause at any time during the two-year period following a change in control event, upon the executive's execution of a general release, he will be entitled to continued payment of base salary and the continuation of employee benefits for 12 months, 100% of the management incentive award that otherwise would have been earned by him, and full outplacement services.

Compensation Committee Interlocks and Insider Participation

        We recently formed a compensation committee consisting of Messrs. Targoff and Finley. All previous decisions on the compensation of our executive officers and directors and the executive officers and directors of our subsidiaries were made by our full board of directors. Prior to the formation of the compensation committee, Mr. Caldarelli and Mr. Fickett abstained from voting on executive compensation matters. The compensation committee will make future decisions on the compensation of certain of our executive officers.

        From 1995 until the consummation of the Merger, Mr. Caldarelli, a director and the Chief Executive Officer of CPI Holdco and of the Predecessor, had a loan outstanding to the Predecessor. The loan was incurred in 1995 to enable Mr. Caldarelli to purchase shares of the common stock of the Predecessor. The largest aggregate amount owing under this loan was approximately $72,500. The loan was repaid in full upon the consummation of the Merger.

        See also "Certain Relationships and Related Party Transactions" below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Stockholders Agreement

        CPI Holdco, Cypress and certain members of management ("Management Stockholders") entered into a management stockholders agreement on January 23, 2004. Except for transfers to certain permitted transferees, the agreement generally restricts the ability of the Management Stockholders to transfer the shares of our common stock acquired by them prior to or after the date of the agreement, for a period ending on the earliest to occur of (1) seven years after the Merger (2) an initial public offer of our common stock and (3) a change of control of CPI Holdco. We and Cypress each have the option to repurchase shares of common stock held by such Management Stockholders upon their termination of employment with us for any reason. Such Management Stockholders have tag-along rights on certain transfers of common stock by Cypress and customary piggyback registration rights. The Management Stockholders are also subject to (a) Cypress' drag-along rights with respect to certain transfers of common stock (b) our and Cypress' rights of first refusal on transfers of common stock by them and (c) call rights. The Management Stockholders have agreed to vote their shares of common stock as directed by Cypress. In addition, certain senior managers, as designated in the management stockholders agreement, have agreed to be bound by customary non-competition and non-solicitation covenants. In connection with any offering of registrable securities, we have agreed to indemnify the Management Stockholders against certain liabilities, including liabilities under the Securities Act.

Registration Rights Agreement

        We entered into a registration rights agreement with Cypress on January 23, 2004. Pursuant to the Agreement, Cypress has customary demand and piggyback registration rights. Under the terms of the registration rights agreement and in connection with any offering of registrable securities, we have agreed to indemnify Cypress and its controlling persons against certain liabilities, including liabilities under the Securities Act.

Fee Agreements

        The Predecessor and Leonard Green & Partners, L.P. ("LGP"), which is an affiliate of the general partner of Green Equity Investors II, L.P. ("GEI II"), the Predecessor's former majority stockholder, were parties to a management services agreement pursuant to which the Predecessor was required to pay to LGP an annual amount equal to approximately $0.4 million, plus out-of-pocket expenses. Certain individuals who were stockholders of the general partner of LGP were members of the Predecessor's and CPI's board of directors. The management services agreement provided for management, consulting and financial planning services, including assistance in strategic planning, providing market and financial analyses, negotiating and structuring financing and exploring expansion opportunities. During fiscal years 2002, 2003 and 2004, the Predecessor paid LGP an amount of $0.4 million, $0.4 million and $0.1 million, respectively, of annual fees. In addition, in connection with and upon consummation of the Merger, pursuant to the management services agreement, the Predecessor paid LGP a transaction fee of $1.20 million. The management services agreement was terminated when the Merger was consummated.

        In connection with the Merger, we paid $0.3 million to Chris Toffales, one of our directors. The financial advisory fees paid to Chris Toffales were for services performed prior to his appointment to our board of directors.

        In connection with the Merger, we entered into a transaction fee agreement with Cypress relating to certain structuring and advisory services that Cypress provided to CPI Holdco for aggregate transaction and advisory fees of $2.5 million, which was paid when the Merger was consummated. CPI Holdco agreed to indemnify Cypress and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction fee agreement and the engagement of Cypress pursuant to, and the performance by it of the services contemplated by, the transaction fee agreement.

Other Agreements

        In connection with the Predecessor's 1995 management equity plan, certain executive officers of the Predecessor elected to pay a portion of the purchase price for the shares of the Predecessor's common stock purchased by them pursuant to such plan by delivery of a secured promissory note to the Predecessor. The aggregate principal amount of these promissory notes was $0.9 million as of October 3, 2003. In connection with the Merger, these promissory notes were paid in full and cancelled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth information as of March 31, 2005 with respect to the beneficial ownership of the capital stock of CPI Holdco by (1) each person known to us to own beneficially more than 5% of the outstanding capital stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our executive officers and directors as a group.

Name of Beneficial Owner	Nature and Amount of Beneficial Ownership(1)		Percentage of Class(1)
The Cypress Group L.L.C 65 East 55th Street, 28th Floor New York, NY 10022	4,251,122	(2)	88.9%
Cypress Merchant Banking Partners II L.P.	4,032,289		84.3%
Cypress Merchant Banking II C.V.	171,419		3.6%
55th Street Partners II L.P.	38,912		*
Cypress Side-by-Side LLC	8,502		*
Michael Targoff	29,271		*
Chris Toffales	11,203		*
O. Joe Caldarelli	157,370	(3)(9)	3.3%
Robert A. Fickett	99,848	(4)(9)	2.1%
Joel A. Littman	55,656	(5)(9)	1.2%
Mike Cheng	41,854	(6)(9)	*
Don C. Coleman	35,798	(7)(9)	*
Executive officers and directors as a group (8 people)	429,353	(8)(9)	9.0%

*
Represents less than 1% of total.

(1)
Applicable percentage of ownership includes 4,275,566 shares of common stock of CPI Holdco outstanding as of March 31, 2005 and 508,060 shares of common stock that a person or entity has the right to acquire within 60 days of March 31, 2005. The 508,060 shares are deemed outstanding for purposes of computing the number of shares beneficially owned by the person or entity holding such rights and the percentage ownership of the person or entity holding such rights, but are not deemed outstanding for purposes of computing the number of shares beneficially owned or the percentage ownership of any other person or entity, except with respect to the percentage ownership of all directors and executive officers as a group.

(2)
Includes 171,419 shares of common stock owned by Cypress Merchant Banking II C.V., 4,032,289 shares of common stock owned by Cypress Merchant Banking Partners II L.P., 38,912 shares of common stock owned by 55th Street Partners II L.P. (collectively, the "Cypress Funds") and 8,502 shares owned by Cypress Side-By-Side LLC. Cypress Associates II L.L.C. is the managing general partner of Cypress Merchant Banking II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P., and has voting and investment power over the shares held or controlled by each of these funds. Messrs. Jeffrey P. Hughes, James L. Singleton, David P. Spalding and James A. Stern, each of whom is a managing member of Cypress Associates II L.L.C., each disclaims ownership of the membership interests owned by the Cypress Funds. Cypress Side-By-Side LLC is a sole member limited liability company of which Mr. James A. Stern is the sole member. The address of each of the Cypress Funds and of Cypress Side-By-Side LLC is c/o The Cypress Group L.L.C., 65 East 55th Street, 28th Floor, New York, NY 10022.

(3)
Includes (a) 103,298 Rollover Options and (b) 51,649 stock options that were granted in fiscal year 2004 and 2,423 stock options that were issued to Mr. Caldarelli as payment for Merger escrow proceeds in respect of his options to purchase shares of the Predecessor, each under the 2004 Plan.

(4)
Includes 62,447 Rollover Options and 37,401 stock options that were granted in fiscal year 2004 under the 2004 Plan.

(5)
Includes 30,722 Rollover Options and 24,934 stock options that were granted in fiscal year 2004 under the 2004 Plan.

(6)
Includes 27,606 Rollover Options and 14,248 stock options that were granted in fiscal year 2004 under the 2004 Plan.

(7)
Includes 21,550 Rollover Options and 14,248 stock options that were granted in fiscal year 2004 under the 2004 Plan.

(8)
Includes (a) 259,871 Rollover Options and (b) 167,059 stock options that were granted in fiscal year 2004 and 2,423 stock options that were issued Mr. Caldarelli as payment for Merger escrow proceeds in respect of his options to purchase shares of the Predecessor, each under the 2004 Plan.

(9)
These amounts reflect adjustments to the number of options made pursuant to the terms of the 2000 Plan and/or the 2004 Plan, as applicable, to reflect the impact of the dividend paid in connection with the offering of the outstanding notes.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following description of other indebtedness is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Senior Credit Facilities, the CPI Notes, the CPI Indenture and the related documents governing such indebtedness, which have been filed with the SEC.

Senior Credit Facilities

        On January 23, 2004, CPI entered into the Senior Credit Facilities and as of November 29, 2004, the Senior Credit Facilities were amended and restated. In addition, as of February 16, 2005, in connection with the private offering of the outstanding notes, the Senior Credit Facilities were further amended, as described below under "—Amendment to Senior Credit Facilities".

        As of December 31, 2004, CPI had $85.7 million of term loans outstanding under the Senior Credit Facilities and availability of $35.8 million under the revolver under the Senior Credit Facilities.

        The Senior Credit Facilities are provided by a syndicate of banks, financial institutions and other entities led by UBS AG, Stamford Branch, as administrative agent, collateral agent and issuing bank and as administrative agent, sole arranger and sole bookrunner solely with respect to the term loans, UBS Loan Finance LLC, as swingline lender, UBS Securities LLC and Bear, Stearns & Co. Inc., as joint lead arrangers and bookrunners, Wachovia Capital Markets, LLC, as co-arranger, Bear Stearns Corporate Lending Inc., as syndication agent, and Wachovia Bank, National Association, as documentation agent.

        The Senior Credit Facilities provide for financing of up to $129.6 million, subject to an increase of up to an additional $75 million, as described below, consisting of:

  •
  an $89.6 million term loan facility with a maturity date in June 2010, which term loan facility is subject to increase as described below; and

  •
  a $40.0 million revolving credit facility with a maturity date in January 2010.

        CPI is the borrower under the term loan facility and the revolving credit facility. The revolving credit facility includes borrowing capacity available for letters of credit. Upon specified conditions, including the condition that, after giving effect to the increased commitments and any concurrent acquisition, CPI is still in compliance with all of the financial covenants in the Senior Credit Facilities, CPI may seek commitments for a new class of term loans, not to exceed $75 million. Such new term loans (a) may be part of the existing tranche of term loans or may be part of a new tranche of term loans and (b) subject to certain exceptions, shall have terms generally identical to the terms of the existing term loans, provided that the applicable margins with respect to such new term loans shall not be greater than 50 basis points higher than the highest possible margins on the existing term loans.

Interest Rate and Fees

        The borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at CPI's option, either (a) a base rate determined by reference to the higher of (1) the prime commercial lending rate of UBS AG, Stamford Branch and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs. The current applicable margin for borrowings under the term loan facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The current applicable margin for borrowings under the revolving credit facility is 2.00% with respect to base rate borrowings and 3.00% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility and the term loan facility may be reduced by 25 basis points, subject to CPI's attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the Senior Credit Facilities, CPI is required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum. CPI also pays customary letter of credit fees.

Prepayments

        The Senior Credit Facilities require CPI to prepay outstanding loans, subject to certain exceptions and limitations, with:

  •
  100% of the net cash proceeds from asset sales by CPI Holdco, CPI or any of CPI's subsidiaries;

  •
  100% of the net cash proceeds of issuances of debt (other than certain specified permitted debt) or preferred stock by CPI Holdco, CPI or any of CPI's subsidiaries;

  •
  50% of the net cash proceeds of issuances of common equity by, or equity contributions to, CPI Holdco, provided that such prepayment shall not be required if CPI's leverage ratio is less than a specified amount;

  •
  100% of all cash proceeds paid to CPI Holdco, CPI or any of CPI's subsidiaries from casualty and condemnation events in excess of amounts applied to replace, restore or reinvest in any properties for which proceeds were paid within a specified period;

  •
  75% of the excess cash flow of CPI and its subsidiaries, with such percentage subject to reduction if CPI's leverage ratio is less than a specified amount; and

  •
  100% of any amount received by CPI Holdco, CPI or any of CPI's subsidiaries under any escrow arrangements under the Agreement and Plan of Merger, dated as of November 17, 2003, by and among the Predecessor, CPI Holdco (then known as CPI Acquisition Corp.), CPI Merger Sub Corp. and GEI II (other than to the extent relating to indemnification of amounts actually paid by CPI or any of its subsidiaries to persons other than CPI or any of its subsidiaries or to the extent relating to working capital adjustments).

        Except as described in the following sentence, CPI may make voluntary prepayments on the outstanding loans at any time without premium or penalty, except for customary "breakage" costs with respect to LIBOR loans. If CPI prepays any of the term loans before November 29, 2005 out of the proceeds of substantially concurrent new term loans made to CPI under the agreements governing the Senior Credit Facilities, and the interest margins for the new term loans are less than the corresponding interest margins on the old term loans, then CPI will be required to pay a prepayment fee of 1% of the aggregate amount of the prepayment.

Guarantee and Security

        All obligations under the Senior Credit Facilities are unconditionally guaranteed on a joint and several basis by CPI Holdco and each of CPI's existing and future direct and indirect domestic subsidiaries, referred to collectively as the Guarantors. Our foreign subsidiaries, including Communications & Power Industries Canada Inc. and Communications & Power Industries Europe Limited, are not guarantors under the Senior Credit Facilities.

        All obligations under the Senior Credit Facilities are, and any interest rate protection or hedging facility relating to the Senior Credit Facilities entered into by the lenders or their affiliates (and, in each case, the guarantees of those obligations) is or will be, secured by perfected first priority security interests in, and mortgages on, all the tangible and intangible assets of CPI and the Guarantors, including, without limitation, the following, and subject to certain exceptions:

  •
  a pledge of all the equity interests of CPI and each of CPI's direct and indirect domestic subsidiaries; and

  •
  a pledge of 65% of the equity interests of each of CPI's direct and indirect first-tier non-U.S. subsidiaries.

Certain Covenants

        The Senior Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of CPI Holdco, CPI and the subsidiary guarantors to:

  •
  sell assets;

  •
  engage in mergers and acquisitions;

  •
  pay dividends and distributions or repurchase their capital stock;

  •
  incur additional indebtedness (including guarantees and other contingent obligations) or issue equity interests;

  •
  make investments and loans;

  •
  create liens or further negative pledges on assets;

  •
  engage in certain transactions with affiliates;

  •
  enter into sale and leaseback transactions;

  •
  change their business or ownership;

  •
  amend agreements or make prepayments relating to subordinated indebtedness;

  •
  amend or waive provisions of charter documents, agreements with respect to capital stock or any other document related to the Merger and the related transactions in a manner materially adverse to the lenders; and

  •
  change their fiscal year.

        In addition, the Senior Credit Facilities require CPI and CPI's subsidiaries to maintain the following financial covenants:

  •
  a minimum interest coverage ratio;

  •
  a maximum total leverage ratio;

  •
  a minimum fixed charge coverage ratio; and

  •
  a maximum capital expenditures limitation.

Events of Default

        Subject in certain cases to applicable notice provisions and grace periods, events of default under the Senior Credit Facilities include, among other things:

  •
  failure to make payments when due under the agreements governing the Senior Credit Facilities;

  •
  breaches of representations and warranties in the documents governing the Senior Credit Facilities;

  •
  non-compliance by CPI Holdco, CPI and/or CPI's subsidiaries with certain covenants;

  •
  failure by CPI Holdco, CPI and/or CPI's subsidiaries (a) to pay indebtedness (other than indebtedness under the Senior Credit Facilities) or (b) to observe any other covenants or agreements relating to indebtedness (other than indebtedness under the Senior Credit Facilities) that would allow the holder or lender thereof to accelerate the maturity date of any such indebtedness, provided that the amount of indebtedness referred to in clauses (a) and (b) collectively exceeds $5.0 million at any time;

  •
  events of bankruptcy or insolvency of CPI Holdco, CPI and/or CPI's subsidiaries;

  •
  uninsured judgments of $5.0 million or more against CPI Holdco, CPI and/or CPI's subsidiaries that have not been discharged or stayed within 30 days, or with respect to which any judgment creditor has taken action against the assets or properties of any one of CPI Holdco, CPI and CPI's subsidiaries to enforce any such judgment;

  •
  failure to comply with ERISA or with any foreign employee benefit plans of CPI or its subsidiaries, to the extent that such failure could reasonably be expected to result in liability of any of CPI Holdco, CPI and/or CPI's subsidiaries, or a combination thereof, in an aggregate amount exceeding $5.0 million;

  •
  impairment of the security interests in the collateral;

  •
  impairment of the guarantees of the obligations under the Senior Credit Facilities; and

  •
  a change in control, as defined in the documents governing the Senior Credit Facilities.

Amendment to Senior Credit Facilities

        In connection with the issuance of the outstanding notes, as of February 16, 2004, we entered into an amendment of the Senior Credit Facilities (the "Amendment") with the lenders holding a majority of loans and commitments and the administrative agent under the Senior Credit Facilities.

        The Amendment permits (1) the issuance of the notes by CPI Holdco, provided that no default exists at the time of or, on a pro forma basis, would result from, any issuance of the notes (other than any notes issued as payment of interest on existing notes), (2) dividends by CPI to CPI Holdco in amounts sufficient to fund cash interest on the notes so long as at the time of the dividend no default exists or, on a pro forma basis (including any borrowings to fund such dividend), would result therefrom and (3) the payment to Cypress and its affiliates of management, consulting, monitoring or advisory fees and expenses not to exceed $1 million per annum, so long as no default exists at the time of payment or would result therefrom. In addition, CPI Holdco became subject to minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum leverage ratio financial maintenance covenants, calculated on a consolidated basis for CPI Holdco and its subsidiaries (including the debt and interest expense associated with the notes). The existing financial maintenance covenants and levels with respect to CPI and its subsidiaries remained unchanged.

8% Senior Subordinated Notes of CPI

        On January 23, 2004, CPI issued $125 million in aggregate principal amount of 8% Senior Subordinated Notes due 2012. During fiscal year 2004, CPI exchanged $125 million of the original issued and outstanding notes for an equivalent amount of new notes, the CPI Notes. The form and terms of the CPI Notes are substantially identical to the originally issued notes, except that the CPI Notes are registered under the Securities Act and, therefore, are not subject to the same transfer restrictions. The CPI Notes are subject to the terms of the CPI Indenture.

Principal, maturity and interest

        The CPI Notes bear interest at the rate of 8.0% per year, and interest is payable on February 1 and August 1 of each year to holders of record at the close of business on the preceding January 15 or July 15, as applicable. The CPI Notes will mature on February 1, 2012.

Guarantee and Security; Subordination

        The CPI Notes are unsecured obligations, jointly and severally guaranteed by CPI Holdco and each of CPI's restricted subsidiaries, as defined in the CPI Indenture, other than any foreign subsidiary, as defined in the CPI Indenture. Our foreign subsidiaries, including Communications & Power Industries Canada Inc. and Communications & Power Industries Europe Limited, are not guarantors under the CPI Notes. The payment of all obligations relating to the CPI Notes are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all obligations due in respect of senior debt, as defined in the CPI Indenture, of CPI, including all obligations under the Senior Credit Facilities, whether outstanding on the date of issuance of the CPI Notes or incurred after that date. Each guarantee will be subordinated to guarantor senior debt, as defined in the CPI Indenture, on the same basis as the CPI Notes are subordinated to the senior debt of CPI.

Optional redemption

        Except as set forth below, the CPI Notes may not be redeemed prior to February 1, 2008. At any time or from time to time on or after February 1, 2008, CPI, at its option, may redeem the CPI Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated:

Year	Optional Redemption Price
2008	104%
2009	102%
2010 and thereafter	100%

        At any time, and on one or more occasions, before February 1, 2007, CPI may redeem up to 35% of the aggregate principal amount of the CPI Notes with the net cash proceeds of one or more qualified equity offerings, as defined in the CPI Indenture, at a redemption price equal to 108% of the principal amount of the CPI Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of CPI Notes remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such qualified equity offering.

        At any time on or prior to February 1, 2008, the CPI Notes may also be redeemed or purchased (by CPI or any other person) in whole but not in part, at CPI's option, upon the occurrence of a change of control, at a price equal to 100% of the principal amount of the Notes, plus a "make-whole" premium to the redemption price on February 1, 2008, and accrued and unpaid interest, if any, to, the date of redemption or purchase subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Covenants

        The CPI Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of CPI Holdco, CPI and the restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends or purchase or redeem capital stock or subordinated indebtedness;

  •
  make certain investments;

  •
  enter into certain types of transactions with their affiliates;

  •
  incur liens;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  issue equity securities of any restricted subsidiary; and

  •
  engage in any line of business except the permitted business, as defined in the CPI Indenture.

        The CPI Indenture also provides that, upon a change of control, as defined in the CPI Indenture, each holder of the CPI Notes will have a right to require CPI to purchase all or any part of such holder's notes for a cash price equal to 101% of the principal amount, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Events of Default

        The events of default under the CPI Indenture include, among other things, the following:

  •
  failure to make payments on the CPI Notes when due;

  •
  failure to comply with covenants in the CPI Indenture;

  •
  failure to pay other indebtedness of CPI or any of the restricted subsidiaries in an aggregate amount of $25.0 million or more, or any default under such indebtedness resulting in the acceleration of the maturity of such indebtedness or commencement of judicial proceedings to foreclose upon or to exercise remedies to take ownership of any assets securing such indebtedness;

  •
  failure to pay or discharge any final judgment in excess of $25.0 million (net of amounts covered by insurance or bonded) that has not been satisfied, stayed, annulled or rescinded within 60 days of having been entered against CPI or any of the restricted subsidiaries; and

  •
  occurrence of certain insolvency events.

THE EXCHANGE OFFER

General

        We hereby offer to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. We refer to this offer as the "exchange offer." You may tender some or all of your outstanding notes pursuant to the exchange offer.

        As of the date of this prospectus, $80,000,000 in aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding notes known to us on or about                        , 2005. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "—Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

        We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable efforts to cause this registration statement to be declared effective and to cause the exchange offer to be consummated within 210 days after the issue date of the outstanding notes. The exchange notes will have terms substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes were issued on February 22, 2005.

        Under the circumstances set forth below, we will use our reasonable efforts to cause the Securities and Exchange Commission, or the "SEC", to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act or such shorter period ending when all outstanding notes or exchange notes covered by the registration statement have been sold in the manner set forth and as contemplated in the registration statement. These circumstances include:

  •
  if applicable law or interpretations of the staff of the SEC do not permit CPI Holdco to effect this exchange offer;

  •
  if for any other reason this exchange offer is not consummated within 210 days after the issue date of the outstanding notes;

  •
  if any holder of the outstanding notes notifies us prior to the 20th day following consummation of this exchange offer that it is prohibited by law or SEC policy from participating in this exchange offer or does not receive exchange notes that may be sold without restriction (other than due solely to the status of such holder as an affiliate of CPI Holdco); or

  •
  any initial purchaser of the outstanding notes so requests with respect to outstanding notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

        If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes and the exchange notes required to be registered on a shelf registration statement.

        Each holder of outstanding notes that wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make the following written representations:

  •
  any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

  •
  such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

  •
  such holder is not an affiliate of CPI Holdco, as defined by Rule 405 of the Securities Act, or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable; and

  •
  such holder is not engaged in, and does not intend to engage in, a distribution of exchange notes.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of Distribution".

Resale of Exchange Notes

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are acquiring the exchange notes in the ordinary course of your business;

  •
  you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

  •
  you are not an affiliate of CPI Holdco, as defined by Rule 405 of the Securities Act; and

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

        If you are an affiliate of CPI Holdco, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

  •
  you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in multiples of $1,000. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 in principal amount of outstanding notes surrendered in the exchange offer.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the outstanding notes were issued, and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indenture. For a description of the indenture, please see "Description of the Notes".

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $80,000,000 in aggregate principal amount of the outstanding notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture relating to such holders' outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer".

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

        As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on                        , 2005. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

        To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if:

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, violates any applicable law or interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, and any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

  •
  all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer"; or

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Procedures for Tendering

        Only a holder of outstanding notes may tender its outstanding notes in the exchange offer. To tender in the exchange offer, a holder must either:

  •
  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition:

  •
  the exchange agent must receive outstanding notes along with the letter of transmittal; or

  •
  prior to the expiration date, the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes, letter of transmittal, and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

        If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding notes on your behalf.

        You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding notes.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing outstanding notes, or bond powers, are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Book-Entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation", prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message", as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Tender of Outstanding Notes Held Through the Depository Trust Company

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

Acceptance of Exchange Notes

        In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering outstanding notes pursuant to the exchange offer, each holder will represent to us that, among other things:

  •
  the holder is acquiring the exchange notes in the ordinary course of its business;

  •
  the holder does not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

  •
  the holder is not an affiliate of CPI Holdco within the meaning of Rule 405 under the Securities Act; and

  •
  the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

        If the holder is an affiliate of CPI Holdco, or is engaging in, or intends to engage in, or has any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or is not acquiring the exchange notes in the ordinary course of its business, then:

  •
  the holder cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution".

        We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we nor the exchange agent, nor any other person, will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, without cost to the holder, unless otherwise provided in the letter of transmittal, as soon as practicable after the expiration date.

Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program prior to the expiration date may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered;

  •
  stating that the tender is being made thereby; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at one of the addresses set forth below under "—Exchange Agent"; or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise must comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt, of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account maintained with DTC, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. The Bank of New York Trust Company, N.A. also acts as trustee under the indenture governing the outstanding notes, which is the same indenture that will govern the exchange notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delivery to: Bank of New York Trust Company, N.A. Exchange Agent

By Mail or Overnight Courier Delivery:	By Hand:	By Facsimile Transmissions:
The Bank of New York 101 Barclay Street – 7 E New York, NY 10286 Attn: David Mauer Corporate Trust Operations, Reorganization Unit	The Bank of New York 101 Barclay Street – 7 E New York, NY 10286 Ground Floor Window Corporate Trust Operations, Reorganization Unit	(212) 298-1915 Confirm By Telephone: (212) 815-3687 For Information: David Mauer (212) 815-3687

        IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, THAT DELIVERY OR THOSE INSTRUCTIONS WILL NOT BE EFFECTIVE.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent. We may make additional solicitations by facsimile, telephone or in person by our officers and regular employees and our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $300,000. They include:

  •
  SEC registration fees;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses of the exchange offer as debt issuance costs.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered; or

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the staff of the SEC, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is an "affiliate" of CPI or any guarantor within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  the holder is acquiring the exchange notes in the ordinary course of its business;

  •
  the holder does not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and

  •
  the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

Any holder who tenders outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Other

        Participating in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on whether to participate in the exchange offer.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

        As used below in this "Description of the Notes" section, the "Issuer" means CPI Holdco, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. The Issuer issued the outstanding notes, and will issue the exchange notes described in this prospectus, under an Indenture, dated as of February 22, 2005 (the "Indenture"), between the Issuer and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"). For purposes of this section, the outstanding notes and the exchange notes are collectively referred to as the "Notes". The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. For more information, please review the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading "—Certain Definitions."

        The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the Registration Rights Agreement.

Principal, Maturity and Interest

        The Notes will be unsecured senior obligations of the Issuer and will mature on February 1, 2015. An aggregate principal amount of exchange notes equal to $80.0 million is being offered in the exchange offer. The Issuer may issue additional Notes having identical terms and conditions to the Notes (the "Additional Notes"), subject to compliance with the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness" and as described below. Any Additional Notes will be part of the same issue as the Notes and will be treated as one class with the Notes, including for purposes of voting, redemptions and offers to purchase. For purposes of this "Description of the Notes," except for the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness," references to the Notes include Additional Notes, if any. The Issuer may issue an unlimited principal amount of Additional Notes to pay interest on the Notes that the Issuer elects to pay in lieu of cash as described below.

        The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000; provided, however, that Additional Notes issued in payment of interest or Additional Interest will be issued in denominations of $1 and integral multiples of $1.

        The Notes will bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus the Applicable Margin, as determined by an agent appointed by the Issuer to calculate LIBOR for purposes of the Indenture (the "Calculation Agent"), which shall initially be the Trustee. Interest will be payable semi-annually on each February 1 and August 1, beginning on August 1, 2005. The Issuer will make each interest payment to the holders of record of the Notes on the immediately preceding January 15 and July 15. The Notes will bear interest from the Issue Date or, if interest has already been paid, from the date it was most recently paid. For any interest payment date on or after August 1, 2006 and on or prior to February 1, 2010, interest will be payable in cash or, at the election of the Issuer made prior to the relevant Determination Date, through the issuance of Additional Notes in a principal amount equal to such interest amount. If the Issuer makes the election to pay interest through the issuance of Additional Notes, it will mail, or cause to be mailed, to the Holders a notice of such election on or before the relevant Determination Date. The Additional Notes issued to pay interest will be identical to the originally issued Notes except that interest will begin to accrue from the date they are issued rather than the Issue Date. For any interest payment date before August 1, 2006 or after February 1, 2010, interest will be payable only in cash.

        Set forth below are certain of the defined terms used in the Indenture relating to the calculation of the interest rate of the Notes.

        "Applicable Margin" means (1) for any interest payment date on or after August 1, 2006 and on or before February 1, 2010, (a) unless clause (b) applies, 575 basis points (the "Cash Margin") and (b) if the Issuer elects to pay interest through the issuance of Additional Notes, the Cash Margin plus the Applicable Step-Up and (2) for any interest payment date before August 1, 2006 or after February 1, 2010, the Cash Margin.

        "Applicable Step-Up" means (1) for the first interest payment elected to be made through the issuance of Additional Notes, 100 basis points, (2) for the second interest payment elected to be made through the issuance of Additional Notes (whether or not consecutive), 200 basis points, (3) for the third interest payment elected to be made through the issuance of Additional Notes (whether or not consecutive), 300 basis points and (4) for all subsequent interest payments elected to be made through the issuance of Additional Notes (whether or not consecutive), 400 basis points.

        "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include July 31, 2005.

        "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        The amount of interest for each day that the Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        Additional Interest is payable with respect to the Notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable).

Ranking

        The Notes will be general unsecured obligations of the Issuer. As noted below, the Notes will be structurally subordinated to all Indebtedness and other obligations (including trade payables) of the Issuer's subsidiaries. The Notes will rank senior in right of payment to all existing and future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. The Notes will be effectively subordinated to any secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness.

Holding Company Structure

        The Issuer is a holding company and does not have any material assets or operations other than its ownership of capital stock of CPI. All of the Issuer's operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer's creditors, including holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including CPI. As of October 1, 2004, the Issuer's Subsidiaries had Indebtedness and other liabilities of approximately $323.6 million outstanding, and would have had availability for $35.2 million of additional borrowings under the Credit Agreement. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Risk Factors—Risks Relating to the Notes—We may not have access to cash flow and other assets of our subsidiaries that may be needed to make payments on the notes."

Unrestricted Subsidiaries

        As of the date of the Indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries," the Issuer will be permitted to designate any of its Subsidiaries (other than CPI) as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be that:

  •
  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture; and

  •
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

Methods of Receiving Payments on The Notes

        With respect to any cash payments, if a Holder of at least $5.0 million in principal amount of Notes has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder's Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the "Paying Agent") and registrar (the "Registrar") for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. With respect to any payments of interest and Additional Interest in the form of Additional Notes, payment shall be made by deposit of such Additional Notes into the account specified by the Holder or Holders thereof to the Issuer, through the Paying Agent or otherwise.

Optional Redemption

        At any time or from time to time prior to February 1, 2007, the Issuer, at its option, may redeem the Notes in whole or in part, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, together with accrued and unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        At any time or from time to time on or after February 1, 2007, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on February 1 of the years indicated:

Year	Optional Redemption Price
2007	103.00%
2008	102.00%
2009	101.00%
2010 and thereafter	100.00%

Redemption with Proceeds from Equity Offerings

        At any time or from time to time prior to February 1, 2007, the Issuer, at its option, may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus a premium equal to the interest rate per annum on the Notes applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

        The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under "—Optional Redemption—Redemption with Proceeds from Equity Offerings," selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

        Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase all or any part (equal to $1,000 principal amount or an integral multiple thereof in the case of any partial repurchase) of that Holder's Notes for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

        Within 60 days following any Change of Control, the Issuer will mail, or cause to be mailed, to the Holders a notice:

          (1)   describing the transaction or transactions that constitute the Change of Control;

          (2)   offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a "Change of Control Offer"), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

          (3)   describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

        The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

        If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer.

        The Credit Agreement contains, and existing and future indebtedness of the Issuer and its Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement does not permit the Issuer's Subsidiaries to pay dividends or make distributions to the Issuer for the purpose of purchasing Notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuer's or its Subsidiaries' indebtedness could prohibit the prepayment of the Notes prior to their scheduled maturity. Consequently, if the Issuer is not able to prepay such indebtedness, it will be unable to fulfill its purchase obligations if Holders of Notes exercise their put rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the Trustee and the Holders the rights described under "—Events of Default." In the event that the Issuer is required to purchase outstanding Notes pursuant to a Change of Control Offer, we expect to seek third party financing to the extent we lack available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing. See "Risk Factors—Risk Relating to the Notes—We may not have ability to raise funds necessary to finance any change of control offer required under the indenture."

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        With respect to any disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under the definition of "Change of Control" and "—Certain Covenants—Limitations on Mergers, Consolidations, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

        The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue of this compliance.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

Limitations on Additional Indebtedness

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that (i) the Issuer or any Restricted Subsidiary of the Issuer (other than CPI and any of its Restricted Subsidiaries) may incur additional Indebtedness if, after giving effect thereto, the Issuer's Consolidated Leverage Ratio would not exceed 6.50 to 1.00 (the "Issuer Leverage Ratio Exception") and (ii) CPI or any of its Restricted Subsidiaries may incur additional Indebtedness if, after giving effect thereto, CPI's Consolidated Interest Coverage Ratio (calculated by replacing the references to the Issuer in the relevant definitions to CPI and its Restricted Subsidiaries) would be at least 2.00 to 1.00 (the "CPI Coverage Ratio Exception").

        Notwithstanding the above, each of the following shall be permitted (the "Permitted Indebtedness"):

  (1)
  Indebtedness of the Issuer or any of the Restricted Subsidiaries under the Credit Facilities in an aggregate amount at any time outstanding not to exceed $90.0 million, less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under "—Limitations on Asset Sales," plus the greater of (x) $40.0 million and (y) the sum of (i) 85% of the book value of the accounts receivable plus (ii) 65% of the book value of inventory of the Issuer and the Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP;

  (2)
  the Notes issued on the Issue Date, the exchange notes to be issued pursuant to the Registration Rights Agreement and Additional Notes issued from time to time in payment of accrued interest on the Notes;

  (3)
  Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above);

  (4)
  Indebtedness under Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation; provided that if such Hedging Obligations relate to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

  (5)
  Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

  (6)
  Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

  (7)
  Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $20.0 million;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within fifteen Business Days of incurrence;

  (9)
  Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

  (10)
  Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or (12) below;

  (11)
  Indebtedness of the Issuer or a Restricted Subsidiary arising in connection with the sale, remediation or relocation work at San Carlos not to exceed $20.0 million at any time outstanding; provided that such Indebtedness shall be extinguished upon the consummation of the sale of San Carlos;

  (12)
  Indebtedness of Foreign Subsidiaries; provided that at the time of incurrence of Indebtedness under this clause (12) and after giving effect thereto, Consolidated Interest Coverage Ratio of the Foreign Subsidiaries (calculated by replacing the references to the Issuer in the relevant definitions to all Foreign Subsidiaries) is at least 2.00 to 1.00; and

  (13)
  Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $30.0 million at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (13) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing or shall occur as a consequence thereof;

  (2)
  (A) with respect to a Restricted Payment by the Issuer or any Restricted Subsidiary of the Issuer (other than CPI and its Restricted Subsidiaries), immediately after giving effect to such transaction on a pro forma basis, the Issuer could not incur $1.00 of additional Indebtedness pursuant to the Issuer Leverage Ratio Exception or (B) with respect to a Restricted Payment by CPI or any Restricted Subsidiary of CPI, immediately after giving effect to such transaction on a pro forma basis, CPI could not incur at least $1.00 of additional Indebtedness pursuant to the CPI Coverage Ratio Exception (calculated by replacing the references to the Issuer in the relevant definitions to CPI and its Restricted Subsidiaries); or

  (3)
  the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after January 23, 2004 (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6) or (7)of the next paragraph), exceeds the sum (the "Restricted Payments Basket") of (without duplication):

  (a)
  50% of Consolidated Net Income for the period (taken as one accounting period) commencing on January 1, 2004 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); plus

  (b)
  100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Issuer either (x) as contributions to the common equity of the Issuer after January 23, 2004, or (y) from the issuance and sale of Qualified Equity Interests after January 23, 2004, other than any such proceeds which are used to redeem Notes in accordance with "—Optional Redemption—Redemption with Proceeds from Equity Offerings;" plus

  (c)
  the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to January 23, 2004 is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); plus

  (d)
  in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after January 23, 2004, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes; plus

  (e)
  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary the lesser of (i) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation and (ii) the aggregate amount of the Issuer's Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

        The foregoing provisions will not prohibit:

  (1)
  the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

  (2)
  the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

  (3)
  the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests; (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the "Limitations on Additional Indebtedness" covenant and the other terms of the Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with the covenants described under "Change of Control" and "Limitations on Asset Sales" and purchased all Notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Indebtedness;

  (4)
  payments (a) by the Issuer or (b) to any direct or indirect parent company of the Issuer to permit such parent company, and which are used by such parent company, to redeem Equity Interests of the Issuer or such parent company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Issuer or any of the Restricted Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $2.0 million during any calendar year (with unused amounts in any calendar year being usable, without duplication, in subsequent calendar years, provided that not more than $4.0 million of unused amounts from previous calendar years may be utilized in any single calendar year);

  (5)
  payments, distributions or Investments permitted pursuant to clauses (2), (3) and (4) of the covenant described under "—Limitations on Transactions with Affiliates;"

  (6)
  repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent a portion of the exercise price thereof;

  (7)
  the declaration or payment of dividends or distributions or other payments to stockholders and optionholders of the Issuer, or repurchases of Equity Interests of the Issuer, with the net proceeds received by the Issuer from the sale of the Notes on the Issue Date; or

  (8)
  other Restricted Payments in an aggregate amount not to exceed $30.0 million;

provided that (a) in the case of any Restricted Payment pursuant to clause (2), (3) or (4) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) to the extent the issuance and sale of Qualified Equity Interests are used to make a payment pursuant to clause (2) or (3) above, such issuance and sale shall not increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on or in respect of its Equity Interests;

  (b)
  make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

  (c)
  transfer any of its assets to the Issuer or any other Restricted Subsidiary;

      except for:

    (1)
    encumbrances or restrictions existing under or by reason of applicable law;

    (2)
    encumbrances or restrictions existing under the Indenture and the Notes;

    (3)
    non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

    (4)
    encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities, CPI's 8% senior subordinated notes due 2012, the indenture governing such notes and the guarantees of such notes) as in effect on that date;

    (5)
    restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

    (6)
    restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

    (7)
    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (8)
    any other agreement governing Indebtedness entered into after the Issue Date; provided that such encumbrances and restrictions contained therein (a) are not materially more restrictive than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date or (b) do not prohibit (except upon a default or event of default thereunder or, if after giving effect to any such dividend, a default or event of default would occur thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Issuer, in its reasonable and good faith judgment, to make scheduled cash payments on the Notes when due;

    (9)
    customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

    (10)
    Purchase Money Indebtedness incurred in compliance with the covenant described under "—Limitations on Additional Indebtedness" that impose restrictions of the nature described in clause (c) above on the assets acquired;

    (11)
    encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer's ability to make payment on the Notes when due; and

    (12)
    any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

  (2)
  the Issuer delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

    (b)
    with respect to any Affiliate Transaction involving aggregate value of $25.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

        The foregoing restrictions shall not apply to:

  (1)
  transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

  (2)
  reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Independent Directors, and payments to any Person of which the Issuer is a direct or indirect wholly-owned subsidiary or on behalf of such Person to pay such amounts incurred by such Person;

  (3)
  payments by the Issuer and/or one or more Subsidiaries to any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, to be used by such Person to pay taxes, and which payments by the Issuer and such Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

  (4)
  payments by the Issuer to or on behalf of any direct or indirect parent company of the Issuer in an amount sufficient to pay out-of-pocket legal, accounting and filing costs, franchise taxes and other fees required to maintain the corporate existence of such parent company actually incurred by such parent company, in any case in an aggregate amount not to exceed $1.0 million in any calendar year;

  (5)
  loans and advances permitted by clause (3) of the definition of "Permitted Investments";

  (6)
  any Restricted Payments which are made in accordance with the covenant described under "—Limitations on Restricted Payments";

  (7)
  any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests; or

  (8)
  payments by the Issuer or any of its Restricted Subsidiaries on behalf of any direct or indirect parent company of the Issuer to Sponsor and its Control Investment Affiliates for any (a) management, consulting, monitoring or advisory fees and expenses not in excess of $1.0 million per annum and (b) transaction fees and expenses not in excess of 2% of the value of the transaction for which such transaction fees and expenses are being paid.

Limitations on Liens

        The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom securing any Indebtedness (other than Permitted Liens) unless contemporaneously therewith:

  (1)
  in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

  (2)
  in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

  (1)
  the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

  (2)
  at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

        For purposes of clause (2), the following shall be deemed to be cash:

    (a)
    the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness;

    (b)
    the amount of any obligations received from such transferee that are within 30 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received); and

    (c)
    the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

        If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

        If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 395 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

  (1)
  repay Indebtedness of a Restricted Subsidiary, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

  (2)
  repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

  (3)
  (A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

        The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

  (1)
  the Issuer will (a) make an offer to purchase (a "Net Proceeds Offer") to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amount of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the "Payment Amount") of such Excess Proceeds;

  (2)
  the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the "Pari Passu Indebtedness Price") shall be as set forth in the related documentation governing such Indebtedness;

  (3)
  if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

  (4)
  upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero;

provided, however, that, notwithstanding the foregoing, in the case of an Asset Sale by a Restricted Subsidiary of the Issuer, the Issuer shall not be required to make a Net Proceeds Offer to the extent such Restricted Subsidiary is not permitted pursuant to the terms of its outstanding Indebtedness or applicable law to make such Net Available Proceeds available to the Issuer to fund such Net Proceeds Offer. For the avoidance of doubt, the Issuer may make the Net Proceeds Offer and redeem Pari Passu Indebtedness in accordance with the foregoing at any time following an Asset Sale (and need not wait for the 395-day period referred to above to elapse).

        To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

        In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under "—Limitations on Mergers, Consolidations, Etc.," the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and the successor shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

        The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitations on Asset Sales" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Limitations on Asset Sales" provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

        The Issuer may designate any Subsidiary of the Issuer as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (1)
  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

  (2)
  the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of "—Limitations on Restricted Payments" above, in either case, in an amount (the "Designation Amount") equal to the Fair Market Value of the Issuer's proportionate interest in such Subsidiary on such date.

        No Subsidiary shall be Designated as an "Unrestricted Subsidiary" unless such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

  (3)
  is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary.

        If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under "—Limitations on Additional

Indebtedness" or the Lien is not permitted under the covenant described under "—Limitations on Liens," the Issuer shall be in default of the applicable covenant. Notwithstanding anything to the contrary, Communications & Power Industries, Inc. shall not be designated an Unrestricted Subsidiary.

        The Issuer may designate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation") only if:

  (1)
  no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

  (2)
  all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

        All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value, or (2) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under "—Limitations on Asset Sales."

Limitations on Mergers, Consolidations, Etc.

        The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

  (1)
  either:

  (a)
  the Issuer will be the surviving or continuing Person; or

  (b)
  the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor") is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement;

  (2)
  immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

  (3)
  immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) either (x) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Issuer Leverage Ratio Exception or (y) the Consolidated Leverage Ratio of the Issuer or the Successor, as the case may be, would not exceed the Consolidated Leverage Ratio of the Issuer immediately prior to such transaction.

        For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction. Additionally, for purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

        Upon any consolidation, combination or merger of the Issuer, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the continuing obligor under the Notes, the surviving entity formed by such consolidation or into which the Issuer is merged or the entity to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such surviving entity had been named therein as the Issuer and, except in the case of a lease, the Issuer will be released from the obligation to pay the principal of and interest on the Notes and all of the Issuer's other obligations and covenants under the Notes and the Indenture.

Note Guarantees

        If, after the Issue Date, any Restricted Subsidiary of the Issuer shall guarantee any Indebtedness of the Issuer, then the Issuer shall cause such Restricted Subsidiary to:

  (1)
  execute and deliver to the Trustee a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture and, if the exchange offer has not been consummated or if the Shelf Registration Statement is required to be filed (so long as it is effective), the Registration Rights Agreement; and

  (2)
  deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

        A Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture and, if party thereto pursuant to the terms thereof, the Registration Rights Agreement:

  (1)
  in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries;

  (2)
  if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

  (3)
  if such Guarantor shall not guarantee any Indebtedness of the Issuer (other than if such Guarantor no longer guarantees any Indebtedness of the Issuer as a result of payment under any guarantee of any such Indebtedness by any Guarantor).

Conduct of Business

        The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

        Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer, if it were subject to Section 13(a) or 15(d) of the Exchange Act:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuer's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

        In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to prospective investors upon request. The Issuer has agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If any direct or indirect parent company of the Issuer has complied with the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, if applicable, or has furnished the Holders the reports described herein with respect to such parent company (including any consolidating financial information required by Regulation S-X relating to the Issuer), the Issuer shall be deemed to be in compliance with the provisions of this covenant.

        The Issuer shall not provide information to any Person or the public not otherwise authorized to receive such information relative to performance requirements or performance contracts when such information requires access to information classified pursuant to Executive Order 12356, April 2, 1982 (47 Federal Register 14874, April 6, 1982), or successor or predecessor orders, or the Atomic Energy Act of 1954 (as amended). The Issuer shall not be required to acknowledge to any Person or the public not otherwise authorized to receive such information the existence or non-existence of work under special access or compartmented programs. Notwithstanding the foregoing, should the Issuer withhold information permitted pursuant to this paragraph, such entity shall nonetheless use its commercially reasonable efforts to comply with the rules and regulations of the SEC relating to the information to be provided pursuant to the first paragraph above, but shall not be obligated to make disclosures required by the rules and regulations of the SEC to the extent such disclosures would conflict with the two preceding sentences.

Events of Default

        Each of the following is an "Event of Default":

  (1)
  failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days, which payment shall be in cash unless, for any interest payment date on or after August 1, 2006 and on or before February 1, 2010, the Issuer has elected to pay interest through the issuance of Additional Notes in accordance with the Indenture, in which case payment of interest due on such interest payment date shall be through the issuance of Additional Notes;

  (2)
  failure by the Issuer to pay the principal of any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

  (3)
  failure by the Issuer to comply with any of its agreements or covenants described above under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," or in respect of its obligations to make a Change of Control Offer as described above under "—Change of Control;"

  (4)
  failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

  (5)
  default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

  (a)
  is caused by a failure to pay at final maturity, principal on such Indebtedness within the applicable express grace period and any extensions thereof;

  (b)
  results in the acceleration of such Indebtedness prior to its express final maturity; or

  (c)
  results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness; and

    in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $25.0 million or more;

  (6)
  one or more judgments or orders that exceed $25.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

  (7)
  the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

  (a)
  commences a voluntary case;

    (b)
    consents to the entry of an order for relief against it in an involuntary case;

    (c)
    consents to the appointment of a Custodian of it or for all or substantially all of its assets; or

    (d)
    makes a general assignment for the benefit of its creditors; or

  (8)
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (a)
  is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case;

  (b)
  appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary; or

  (c)
  orders the liquidation of the Issuer or any Significant Subsidiary,

  and the order or decree remains unstayed and in effect for 60 days.

        If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an "acceleration declaration") all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal amount of and accrued and unpaid interest, if any, on the outstanding Notes shall become due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, if any, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

        The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes known to it, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

        No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

  (1)
  has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

  (2)
  has been offered indemnity satisfactory to it in its reasonable judgment; and

  (3)
  has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

        However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor.

        The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have its Obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes, and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to:

  (1)
  rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;

  (2)
  the Issuer's Obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer's obligation in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its Obligations released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such Obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) also will no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest, if any, and premium, if any, on the Notes on the stated date for payment or on the redemption date of the Notes;

  (2)
  in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  the Issuer has received from, or there has been published by, the Internal Revenue Service, a ruling; or

  (b)
  since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law;

    in either case to the effect that, and based thereon the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the

    Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit);

  (6)
  the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

  (7)
  the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers' Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

        If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

  (1)
  all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or

  (2)
  (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under "—Optional Redemption," and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal of and accrued interest, if any and premium, if any,) on the Notes not theretofore delivered to the Trustee for cancellation;

  (b)
  the Issuer has paid all sums payable by it under the Indenture; and

  (c)
  the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

        A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

        The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes. As described under "Book-Entry, Delivery and Form," except in limited circumstances, the Notes will only be issued in global form and deposited with a nominee of DTC.

Amendment, Supplement and Waiver

        Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding; provided that, without the consent of each Holder affected, no amendment or waiver may:

  (1)
  reduce, or change the maturity, of the principal of any Note;

  (2)
  reduce the rate of or extend the time for payment of interest on any Note, change any date on which interest is payable in cash or change the definitions of "Applicable Margin", "Cash Margin" or "Applicable Step-Up" or otherwise change the manner in which interest is calculated in a manner adverse to the Holders;

  (3)
  reduce any premium payable upon optional redemption of the Notes or change any date on which a premium is payable upon optional redemption of the Notes;

  (4)
  after a Change of Control has occurred, modify the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control;

  (5)
  make any Note or interest thereon payable in money or currency other than that stated in the Notes, except that interest may be paid through the issuance of Additional Notes in accordance with the Indenture;

  (6)
  modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes in a manner that adversely affects the Holders;

  (7)
  reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

  (8)
  waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

  (9)
  impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes; or

  (10)
  make any change in these amendment and waiver provisions.

        Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer's obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," to provide for Note Guarantees, to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder's Notes will not be rendered invalid by such tender or exchange. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member or manager of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Waiver of Substantive Consolidation Claims

        The Trustee and each Holder and beneficial owner of Notes, by accepting a Note, agree that, in any proceeding under the U.S. Bankruptcy Code or any proceeding under any similar law, they will not, directly or indirectly, request, join in or support any request, or provide any assistance or encouragement or solicit any other person to make any request, for substantive consolidation of the Issuer with any one or more of its Subsidiaries or for a determination that piercing the corporate veil, alter ego or any similar theory is applicable to the Issuer and one or more of its Subsidiaries and waive any and all rights they may have to do so. In the event that the Issuer is substantively consolidated with one or more of its Subsidiaries, the Trustee and each Holder and beneficial owner agree that it will not benefit from such substantive consolidation and will be treated as if the substantive consolidation did not occur (and any such benefit that would have accrued to the Holders shall be turned over to the creditors of the Subsidiary or Subsidiaries that are so substantively consolidated). The Trustee and each Holder and beneficial owner acknowledge that the lenders under the senior secured credit facilities of CPI are expressly relying on the separateness of the Issuer from its Subsidiaries, and agree that such lenders, the holders of the 8% senior subordinated notes due 2012 of CPI and other creditors of Subsidiaries of the Issuer are entitled to rely on the agreements and waivers in this paragraph. The provisions of this paragraph are not binding on creditors of the Issuer other than the Trustee and the Holders and beneficial owners of Notes, in their capacities as such.

Concerning the Trustee

        The Bank of New York Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Issuer as Registrar, Paying Agent and Calculation Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

        "Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

        "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

        "Affiliate" of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under "—Certain Covenants—Limitations on Transactions with Affiliates," Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition and the definition of "Control Investment Affiliate," "control" of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "amend" means to amend, supplement, restate, amend and restate or otherwise modify including successively, and "amendment" shall have a correlative meaning.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of: (i) 1.0% of the principal amount of such Note; and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on February 1, 2007 (such redemption price being that described in the second paragraph under "Optional Redemption") plus (2) all required remaining scheduled interest payments due on such Note (assuming that the interest rate per annum on the Note applicable on the date of which notice of redemption was given was in effect for the entire period and that all interest is paid in cash) through February 1, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond basis, over (B) the principal amount of such Note on such Redemption Date.

        Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

        "asset" means any asset or property.

        "Asset Acquisition" means

  (1)
  an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer; or

  (2)
  the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include:

  (1)
  transfers of cash or Cash Equivalents;

  (2)
  transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.;"

  (3)
  Permitted Investments and Restricted Payments permitted under the covenant described under "—Certain Covenants—Limitations on Restricted Payments;"

  (4)
  the creation of or realization on any Permitted Lien;

  (5)
  transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer's reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries; and

  (6)
  any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.5 million.

        "Attributable Indebtedness," when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

        "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capitalized Lease" means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

        "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  marketable obligations with a maturity of one year or less from the date of determination issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

  (2)
  demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a "B" rating by Thomson Financial BankWatch;

  (3)
  commercial paper maturing no more than 180 days from the date of determination thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-2 by S&P or at least P-2 by Moody's;

  (4)
  repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

  (5)
  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders' Agreement be deemed a "group" solely by virtue of being parties to the Stockholders' Agreement), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have "beneficial ownership" of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer;

  (2)
  during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

  (3)
  all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation, together with the Permitted Holders, do not beneficially own (as defined in

    Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

  (4)
  the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

        "Consolidated Amortization Expense" for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Cash Flow" for any period means, without duplication, the sum of the amounts for such period of

  (1)
  Consolidated Net Income; plus

  (2)
  in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income;

  (a)
  Consolidated Income Tax Expense;

  (b)
  Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense);

  (c)
  Consolidated Depreciation Expense;

  (d)
  Consolidated Interest Expense;

  (e)
  Restructuring Expenses; and

  (f)
  all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP; minus

  (3)
  the aggregate amount of all non-cash items (excluding any item which represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any period), determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

        "Consolidated Depreciation Expense" for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Income Tax Expense" for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Coverage Ratio" means the ratio of Consolidated Cash Flow of CPI during the Four Quarter Period ending on or prior to the Transaction Date to Consolidated Interest Expense of CPI for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence of any Indebtedness or the issuance of any Preferred Stock of CPI or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

  (2)
  any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of CPI or any of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

        If CPI or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if CPI or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

        In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

  (2)
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

  (3)
  notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

        "Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense minus the interest income of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

  (1)
  imputed interest on Capitalized Lease Obligations and Attributable Indebtedness;

  (2)
  commissions, discounts and other fees and charges owed to Persons other than the Issuer or any Restricted Subsidiary with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings;

  (3)
  the net costs associated with Hedging Obligations;

  (4)
  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses;

  (5)
  the interest portion of any deferred payment obligations;

  (6)
  all other non-cash interest expense;

  (7)
  capitalized interest;

  (8)
  the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal;

  (9)
  all interest payable with respect to discontinued operations; and

  (10)
  all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

        Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations related to interest rates (including associated costs) but excluding unrealized gains and losses with respect to Hedging Obligations.

        "Consolidated Leverage Ratio" means, as of the Transaction Date, the ratio of (i) total consolidated Indebtedness of the Issuer and the Restricted Subsidiaries ("Total Indebtedness") as of the Transaction Date, after giving effect to all incurrences and repayments of Indebtedness on the Transaction Date, to (ii) Consolidated Cash Flow for the Four-Quarter Period ending on or prior to the Transaction Date.

        For purposes of this definition, Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis to any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

        "Consolidated Net Income" for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

  (1)
  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

  (2)
  except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

  (3)
  solely for purposes of calculating the Restricted Payments Basket, the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period (unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under "Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries"), except that the Issuer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

  (4)
  for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

  (5)
  other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

  (6)
  any increase in amortization or depreciation of goodwill or other intangible assets resulting from purchase accounting in connection with the Merger;

  (7)
  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

  (8)
  unrealized gains and losses with respect to Hedging Obligations;

  (9)
  the cumulative effect of a change in accounting principles under GAAP;

  (10)
  any payments made in connection with the consummation of the Transactions; and

  (11)
  any extraordinary gain or loss and, other than for purposes of calculating the Restricted Payments Basket, any nonrecurring gain or loss, together, as applicable, with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period.

        In addition:

  (a)
  Consolidated Net Income shall be reduced to the extent not already reflected therein by the amount of any payments by such Person and its Restricted Subsidiaries to or on behalf of any direct or indirect parent of the Issuer made pursuant to clause (4) of the last paragraph of the covenant described under "—Certain Covenants—Limitations on Transactions with Affiliates"; and

  (b)
  any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under "—Certain Covenants—Limitations on Restricted Payments" or decreased the amount of Investments outstanding pursuant to clause (12) of the definition of "Permitted Investments" shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

        For purposes of this definition of "Consolidated Net Income," "nonrecurring" means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

        "Consolidated Net Worth" means, with respect to any Person as of any date, the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

        "Control Investment Affiliate" means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in portfolio companies.

        "CPI" means Communications & Power Industries, Inc., a Delaware corporation.

        "CPI Coverage Ratio Exception" has the meaning set forth in clause (ii) of the proviso in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness."

        "Credit Agreement" means the Credit Agreement dated as of January 23, 2004, as amended and restated on November 29, 2004 by and among CPI, as Borrower, UBS AG, Stamford Branch, as administrative agent and collateral agent, UBS Securities LLC and Bear, Stearns & Co. Inc., as joint lead arrangers and bookrunners, and the other agents and lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

        "Credit Facilities" means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether or not with the same or any other agent, lender or group of lenders and whether or not provided under the Credit Agreement or any other credit or other agreement or indenture.

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

        "Designation" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "Designation Amount" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "Disqualified Equity Interests" of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset disposition occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset disposition provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under "—Change of Control" and "—Certain Covenants—Limitations on Asset Sales," respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer's purchase of the Notes as required pursuant to the provisions described under "—Change of Control" and "—Certain Covenants—Limitations on Asset Sales," respectively.

        "Equity Interests" of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by members of the Board of Directors of the Issuer disinterested with respect to the applicable transaction or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

        "Four Quarter Period" means the most recent four consecutive full fiscal quarters for which financial statements are available.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any State thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

        "guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); "guarantee," when used as a verb, and "guaranteed" have correlative meanings.

        "Guarantors" means each Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

        "Holder" means any registered holder, from time to time, of the Notes.

        "incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at such time and (2) the accrual of interest, the payment of interest in the form of additional Indebtedness (including the issuance of Additional Notes in payment of interest on the Notes) and the accretion of original issue discount shall not be deemed to be an incurrence of Indebtedness.

        "Indebtedness" of any Person at any date means, without duplication:

  (1)
  all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

  (2)
  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions;

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

  (5)
  the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

  (6)
  all Capitalized Lease Obligations of such Person;

  (7)
  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

  (8)
  all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

  (9)
  all Attributable Indebtedness;

  (10)
  to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations of such Person (the amounts of any such obligations to be equal at any time to the termination value of such Hedging Obligation that would be payable by, or to, such Person at such time); and

  (11)
  all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

        The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the "maximum fixed redemption or repurchase price" of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

        "Independent Director" means a director of the Issuer who

  (1)
  is independent with respect to the transaction at issue;

  (2)
  does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer or any direct or indirect parent company of the Issuer); and

  (3)
  has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors' fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer's or Affiliate's board and board committee meetings.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer's Board of Directors, qualified to perform the task for which it has been engaged and is not an Affiliate of the Issuer and is otherwise disinterested with respect to the applicable transaction.

        "interest" means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

        "Investments" of any Person means:

  (1)
  all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

  (2)
  all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

  (3)
  all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

  (4)
  the Designation of any Subsidiary as an Unrestricted Subsidiary.

        Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries." If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer shall be deemed not to be Investments.

        "Issue Date" means the date on which the Notes are first issued.

        "Issuer Leverage Ratio Exception" has the meaning set forth in clause (i) of the proviso in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness."

        "Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases); provided, that in no event shall an operating lease constitute a Lien.

        "Merger" means the merger, on January 23, 2004, of CPI Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of CPI Holdco, Inc., a Delaware corporation, with and into Communications & Power Industries Holding Corporation, a Delaware corporation, with Communications & Power Industries Holding Corporation as the surviving corporation.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

  (1)
  brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

  (2)
  relocation and demolition expenses incurred in connection with, or as a result of, such Asset Sale;

  (3)
  provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (4)
  amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

  (5)
  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

  (6)
  appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the

    Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds at such time;

provided, that in the case of an Asset Sale of San Carlos, Net Available Proceeds shall mean the amount calculated in accordance with this definition in excess of $6.0 million.

        "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary:

  (1)
  as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

        "Obligation" means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Pari Passu Indebtedness" means any Indebtedness of the Issuer that ranks pari passu in right of payment with the Notes.

        "Permitted Business" means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Prospectus and businesses that are reasonably related thereto or reasonable extensions thereof or complementary thereto.

        "Permitted Holder" means (i) Sponsor, (ii) its Control Investments Affiliates and (iii) any Person with whom Sponsor or any of its Control Investment Affiliates (x) is part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act or (y) are parties to a Securityholders' Agreement; provided that clause (iii) will be applicable only if on the first date that Sponsor and its Control Investment Affiliates beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing less than a majority of the voting power of the total outstanding Voting Stock of the Issuer, the ratio of total Indebtedness of Issuer and the Restricted Subsidiaries on a consolidated basis on such date to Consolidated Cash Flow (calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act) for the Four-Quarter Period is not higher than such ratio on the Issue Date.

        "Permitted Investments" means:

  (1)
  Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

  (2)
  Investments in the Issuer by any Restricted Subsidiary;

  (3)
  loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $2.0 million at any one time outstanding;

  (4)
  Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness;"

  (5)
  cash and Cash Equivalents;

  (6)
  receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

  (7)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (8)
  Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "—Certain Covenants—Limitations on Asset Sales;"

  (9)
  lease, utility and other similar deposits in the ordinary course of business;

  (10)
  Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

  (11)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and

  (12)
  other Investments in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

        The amount of Investments outstanding at any time pursuant to clause (12) above shall be deemed to be reduced:

  (a)
  upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital or principal with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

  (b)
  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (2)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (5)
  judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

  (6)
  easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

  (7)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

  (8)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

  (9)
  bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

  (10)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

  (11)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (12)
  Liens securing all of the Notes;

  (13)
  Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date (other than Liens securing Indebtedness under the Credit Facilities);

  (14)
  Liens in favor of the Issuer or a Restricted Subsidiary;

  (15)
  Liens securing Indebtedness under the Credit Facilities;

  (16)
  Liens securing Indebtedness of any Restricted Subsidiary;

  (17)
  Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

  (18)
  Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

  (19)
  Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

  (20)
  Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

  (21)
  Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (15), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13) and (17), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

  (22)
  Liens to secure Attributable Indebtedness; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

  (23)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

  (24)
  Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $10.0 million at any one time outstanding.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Plan of Liquidation" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

        "Preferred Stock" means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

        "principal" means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

        "Prospectus" means this prospectus.

        "Purchase Money Indebtedness" means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

        "Qualified Equity Interests" means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

        "Qualified Equity Offering" means the issuance and sale of Qualified Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to Persons other than any Permitted Holder or any other Person who is not, prior to such issuance and sale, an Affiliate of the Issuer, other than in connection with a transaction or series of transactions constituting a Change of Control; provided, however, that cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.

        "redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value, and "redemption" shall have a correlative meaning; provided that this definition shall not apply for purposes of "—Optional Redemption."

        "Redesignation" has the meaning given to such term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "refinance" means to refinance, repay, prepay, replace, renew or refund, including successively.

        "Refinancing Indebtedness" means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used, within 90 days of such issuance or receipt of such proceeds to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the "Refinanced Indebtedness"); provided that:

  (1)
  the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

  (2)
  if the Refinanced Indebtedness was subordinated to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

  (3)
  the Refinancing Indebtedness is scheduled to mature no earlier than the earlier of (a) the maturity of the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

  (4)
  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

        "Registration Rights Agreement" means that certain registration rights agreement dated as of the date of the Indenture by and among the Issuer and the initial purchasers set forth therein; and with respect to any Additional Notes (other than Additional Notes issued as payment of interest on Notes), one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended from time to time.

        "Restricted Payment" means any of the following:

  (1)
  the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

  (2)
  the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

  (3)
  any Investment other than a Permitted Investment; or

  (4)
  any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness; it being understood that a redemption by a Subsidiary of the Issuer of such Subsidiary's Indebtedness, the guarantee by the Issuer of which Indebtedness is subordinated to the Notes, shall not be deemed a Restricted Payment.

        "Restricted Payments Basket" has the meaning given to such term in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Restricted Payments."

        "Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless otherwise indicated, "Restricted Subsidiary" shall refer to a Restricted Subsidiary of the Issuer.

        "Restructuring Expenses" means losses, charges and expenses incurred in connection with restructuring within the Issuer and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary course, non-operating costs and expenses in connection therewith.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

        "Sale and Leaseback Transactions" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

        "San Carlos" means the Issuer's San Carlos, California facility.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secretary's Certificate" means a certificate signed by the Secretary of the Issuer.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Securityholders' Agreement" means an agreement among the Sponsor and/or its Control Investment Affiliates and one or more Persons that beneficially own Voting Stock of the Issuer pursuant to which (i) the vote of the Sponsor and/or its Control Investment Affiliates is required for (a) the merger, consolidation or sale of all or substantially all of the assets of the Issuer (other than a merger, consolidation or sale of all or substantially all of the assets with or to any direct or indirect parent company of the Issuer or a Restricted Subsidiary), (b) a sale of assets of the Issuer or any of its Subsidiaries with a Fair Market Value of $25.0 million or more (c) the incurrence of Indebtedness by the Issuer or any of its Subsidiaries of $25.0 million in principal amount or more and (ii) Sponsor and/or its Control Investment Affiliates shall be entitled to designate a number of directors of the Board of Directors of the Issuer at least proportional to its direct or indirect equity ownership of the Issuer (excluding directors who are also officers of the Issuer) but not less than one.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under "—Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Sponsor" means one or more investment funds controlled by The Cypress Group L.L.C.

        "Stockholders' Agreement" means the stockholders' agreement dated on or about January 23, 2004, among the Issuer and its stockholders.

        "Subordinated Indebtedness" means Indebtedness of the Issuer that is subordinated in right of payment to the Notes.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or of a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

        "Transaction Date" means as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio or the Consolidated Leverage Ratio.

        "Transactions" means the Merger and the transactions related thereto, including the financing and refinancing transactions.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to February 1, 2007; provided, however, that if the period from such Redemption Date to February 1, 2007 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to February 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

        "Unrestricted Subsidiary" means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries" and (2) any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Voting Stock" with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

Book-Entry

        Except as set forth in the next paragraph, the exchange notes will initially be represented in the form of one or more global notes (the "Global Notes") in definitive, fully-registered book-entry form, without interest coupons.

        Exchange notes that are issued as described below under "—Certificated Securities" will be issued in the form of registered definitive Certificates (the "Certificated Securities"), and such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of exchange notes being transferred.

        The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of Cede & Co. ("Cede"), as the Depositary's nominee, in each case for credit to an account of a direct or indirect participant in the Depositary as described below. Beneficial interests in a Global Note may not be exchanged for beneficial interests in another Global Note at any time except in the limited circumstances described below. The Depositary is a limited-purpose trust company organized under the New York Banking Law that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the initial purchasers of the outstanding notes, banks and trust companies, clearing corporations and certain other organizations). Access to the Depositary's system is also available to other entities such as brokers, dealers, banks and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

        So long as the Depositary or its nominee (the "Global Note Holder") is the registered owner of any exchange notes, the Global Note Holder will be considered the sole holder under the indenture of any exchange notes evidenced by a Global Note. Beneficial owners of exchange notes evidenced by a Global Note will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, beneficial owners of an interest in a Global Note must rely on the procedures of the Depositary, and if such person is not a Participant, on the procedures of the Participant or Indirect Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a holder under the indenture. None of CPI Holdco, the Trustee, the Registrar or any Paying Agent will have any responsibility or liability for any aspect of the records of the Depositary, any Participant or any Indirect Participant or for maintaining, supervising or reviewing any records of any of them relating to the exchange notes, and each of CPI Holdco, the Trustee, the Registrar or any Paying Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or the Depositary for all purposes.

        Upon issuance of the Global Notes, the Global Note holder will credit, on its book-entry registration and transfer system, the number of exchange notes represented by such Global Notes to the accounts of the Participants. Ownership of beneficial interests in the Global Notes will be limited to Participants or Indirect Participants in the Depositary. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants' interests) for such Global

Notes, or by Participants or Indirect Participants (with respect to beneficial interests of persons other than Participants).

        Holders of the Global Notes may hold their interests through organizations that are Participants.

        The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

        Payments in respect of the principal of and premium, if any, and interest on any exchange notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, CPI Holdco and the Trustee may treat the persons in whose names exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, none of CPI Holdco, the Trustee, the Registrar or the Paying Agent has or will have any responsibility or liability for the payment of such amounts (or the timing of such payments) to beneficial owners of exchange notes. CPI Holdco believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

        Except as set forth below, record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. Transfers between Participants in the Depositary's system will be effected in accordance with the Depositary's procedures, and will be settled in same-day funds.

        The Depositary has advised CPI Holdco that it will take any action permitted to be taken by a holder of the exchange notes only at the direction of one or more Participants to whose account with the Depositary interests in the Global Notes are credited.

        The information in this section concerning the Depositary and its book-entry system has been obtained from sources that CPI Holdco believes to be reliable, but CPI Holdco takes no responsibility for the accuracy thereof.

        Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in the Depositary, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither CPI Holdco nor the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        If (1) CPI Holdco notifies the Trustee in writing that the Depositary is no longer willing or able to act as a Depositary and CPI Holdco is unable to locate a qualified successor within 90 days, (2) CPI Holdco, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in the form of Certificated Securities under the indenture, or (3) if a Default or Event of Default occurs and any owner of a beneficial interest in a Global Note so requests, then, upon surrender by the Global Note Holder of a Global Note, notes in the form of Certificated Securities will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Upon the transfer of Certificated Securities to a person entitled to hold an interest in a Global Note under the indenture, such Certificated Securities may, unless a Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of notes being transferred.

Same-Day Settlement and Payment

        The indenture requires that payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, Additional Interest, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, CPI Holdco will make all payments of principal, premium, if any, Additional Interest, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. CPI Holdco expects that secondary trading in the Certificated Securities will be settled in immediately available funds.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax consequences as of the date of this prospectus regarding the exchange of the outstanding notes for the exchange notes pursuant to this exchange offer and the ownership and disposition of the exchange notes.

General

        Except where noted, the summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code, and does not deal with special situations, such as those of broker-dealers, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or persons holding notes as part of a "hedging" or "conversion" transaction or a "straddle," or a "constructive sale." Further, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Furthermore, this discussion does not consider the tax treatment of holders of the notes who are partnerships or other pass-through entities for U.S. federal income tax purposes, or who are former citizens or long-term residents of the United States.

        This summary addresses U.S. federal income tax consequences relevant to a holder of outstanding notes and exchange notes that is either a U.S. Holder or a Non-U.S. Holder. As used herein, a "U.S. Holder" is a beneficial owner of a note who is, for U.S. federal income tax purposes, any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (1) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (2) that was in existence on August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code.

        A "Non-U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

        We may elect, for any interest payment date on or after August 1, 2006 and on or prior to February 1, 2010, to pay interest in the form of Additional Notes (in lieu of making cash interest payments), in which case, the face amount of such issued notes will be determined based on an increased variable rate. The obligation to make such additional payments and our option to issue Additional Notes in lieu of making cash interest payments may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." If the notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different in a materially adverse manner from the consequences discussed herein. We intend to take the position that the notes qualify as "variable rate debt instruments" and thus should not be subject to the provisions of the Treasury regulations relating to "contingent payment debt instruments." This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder's timely filed U.S. Federal income tax return for the taxable year that includes the acquisition date of the note that such holder's determination is different. It is possible, however, that the Internal Revenue Service ("IRS") may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the notes will not be treated as "contingent payment debt instruments."

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSTRUED AS TAX ADVICE. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE, GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

United States Federal Income Taxation of the Exchange

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, and accordingly:

  •
  no gain or loss will be realized by a holder (whether a Non-U.S. Holder or a U.S. Holder) upon receipt of an exchange note,

  •
  the issue price and the adjusted issue price (each, as defined below) of the exchange notes will be the same as of the outstanding notes and the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the outstanding notes exchanged at the time of the exchange;

  •
  the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor, and

  •
  a holder (whether a Non-U.S. Holder or a U.S. Holder) will continue to take into account income in respect of the exchange note in the same manner as before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

United States Federal Income Taxation of U.S. Holders

Original Issue Discount on Exchange Notes

        The outstanding notes were issued with original issue discount ("OID") for U.S. federal income tax equal to the excess of a note's "stated redemption price at maturity" over its "issue price." The exchange notes will have the same tax attributes as the outstanding notes and thus will be treated as issued with the same OID as the outstanding notes. Each U.S. Holder is therefore required to include in income each year, in advance of receipt of cash payments on the exchange notes to which such income is attributable, original issue discount income under a constant yield accrual method as described below, regardless of its regular method of tax accounting.

        The stated redemption price at maturity of a note includes all payments on the note other than payments of "qualified stated interest." In general, under applicable Treasury regulations, "qualified stated interest" means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between stated interests payments. None of the stated interest on the exchange notes will be treated as "qualified stated interest" because we have the option, for any interest payment date on or after August 1, 2006 and on or prior to February 1, 2010, to issue Additional Notes in lieu of making cash interest payments. Thus, payments of stated interest on the exchange notes will be taken into account for purposes of determining the stated redemption price at maturity of the exchange notes. In addition, as described in more detail below, if Additional Notes were issued in lieu of current cash interest payments, the Additional Notes and the stated interest on the Additional Notes would be included in the stated redemption price at maturity of the exchange notes.

        The issue price of the exchange notes is equal to the price at which a substantial amount of the outstanding notes was initially sold for cash excluding any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler.

        The amount of OID includible in income by a U.S. Holder is the sum of the "daily portions" of OID with respect to the exchange note for each day during the taxable year or portion of the taxable year on which such U.S. Holder held such note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to the exchange notes may be of any length and may vary in length over the term of the note as long as no accrual period is longer than one year and each scheduled payment of interest or principal on the exchange notes occurs on either the first or final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the exchange note's "adjusted issue price" at the beginning of such accrual period and its "yield to maturity," determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period. Subject to market discount and amortizable bond premium discussion below, the adjusted issue price of the exchange note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to such note.

        Based on our position that the exchange notes should qualify for special OID rules applicable to "variable rate debt instruments," the "yield to maturity" is determined, solely for purposes of calculating the accrual of OID, as though the notes bear interest in all periods at a fixed rate generally equal to the value of the stated interest rate on the issue date applicable for the initial interest period (the "equivalent fixed rate"). The amount of OID allocable to an accrual period must be increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period based on such equivalent fixed rate.

        If we issue any Additional Notes in lieu of making cash interest payment on the exchange notes, solely for purposes of determining the accrual of OID on the exchange notes, the exchange notes should be deemed retired and reissued and the holder's stated redemption price at maturity should be increased by the amount of the cash interest that is paid in the form of the Additional Notes. Although not free from doubt, we intend to take the position that the remaining accrual of OID should be recalculated on the date on which such Additional Notes become payable based on the value of the stated interest in effect on the date such Additional Notes become payable (that is, the "stated redemption price at maturity", the "fixed equivalent rate" and "yield-to-maturity" will likely change). The deemed retirement and reissuance of the exchange notes should occur every time we elect to issue the Additional Notes in lieu of making a cash interest payment. U.S. Holders should consult their tax advisors as to the tax consequences to them of the payments to them of Additional Notes.

        The issuance of the Additional Notes in lieu of cash interest is generally not treated as a payment of interest. Instead, the underlying exchange note and any Additional Notes that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, because the terms of the Additional Notes and underlying exchange note are identical so that the two are fungible in all respects, the issuance of the Additional Notes should be treated simply as a division of the underlying exchange note, so that the U.S. Holder's tax basis and adjusted issue price in the underlying exchange note should be allocated between the underlying exchange note and the Additional Notes in proportion to their relative principal amounts.

        Finally, the adjusted tax basis of each exchange note in the hands of a U.S. Holder should be increased by the amount of OID on the exchange note that is included in the holder's income pursuant to these rules, and should be decreased by the amount of any cash payments made with respect to the exchange note and by the amount of tax basis allocated to any Additional Note as described above.

Market Discount

        The resale of exchange notes may be affected by the impact on a purchaser of the market discount provisions of the Code. If a U.S. Holder acquires an exchange note at a cost that is less than its "revised issue price," the amount of such difference is treated as "market discount" for United States federal income tax purposes, unless such difference is less than 0.0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). In general, the "revised issue price" of a note will be such note's adjusted issue price (as defined above under "—Original Issue Discount on Exchange Note").

        Subject to the de minimis exception discussed above, these provisions generally require a U.S. Holder who acquires an exchange note at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the accrued market discount on such note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the exchange note at the time of acquisition, or at the election of the U.S. Holder, under a constant yield to maturity method. A constant yield to maturity method election is made on a note-by-note basis and is irrevocable. A U.S. Holder who acquires an exchange note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such note.

Acquisition Premium

        If a U.S. Holder acquires an exchange note issued with OID at an "acquisition premium," the amount of OID that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium. An exchange note will be treated as acquired with an "acquisition premium" if its adjusted basis, immediately after its acquisition, is less than or equal to the sum of all amounts payable on the note after the purchase date and greater than the note's adjusted issue price. If an exchange note is acquired at an "acquisition premium," the U.S. Holder will reduce the amount of OID that otherwise would be included in income during an accrual period by an amount equal to the amount of OID otherwise includible in income, multiplied by a fraction, the numerator of which is the excess of the adjusted basis of the exchange note immediately after its acquisition by the U.S. Holder over the adjusted issue price of the exchange note and the denominator of which is the excess of the sum of all amounts payable on the exchange note after the acquisition date over the note's adjusted issue price. As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the acquisition as a purchase of the note at original issuance and applying the constant yield method described above under "—Original Issue Discount on Exchange Notes."

Amortizable Bond Premium

        In general, if a U.S. Holder acquires an exchange note with a tax basis in excess of the stated principal amount of such note, such exchange note will have an "amortizable bond premium." A U.S. Holder generally may elect to amortize the amortizable bond premium over the remaining term of the exchange note on a constant yield method as an offset to interest income then includible in income.

However, because the exchange notes could be redeemed for an amount in excess of their principal amount, the amortization of a portion of potential bond premium (equal to the excess of the amount payable on the earlier call date over the amount payable at maturity) could be deferred until later in the term of the exchange note. Amortizable bond premium on an exchange note held by a U.S. Holder that does not elect annual amortization will decrease the gain or increase the loss otherwise recognized upon disposition of the exchange note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

        Unless a non-recognition event applies, upon the sale, redemption, retirement or other taxable disposition of an exchange note, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange for an exchange note and (2) the holder's adjusted tax basis in such exchange note. A U.S. Holder's adjusted tax basis in an exchange note will generally equal the adjusted tax basis in the outstanding note at the time of exchange increased by the by the amount of OID and market discount previously included in income with respect to the exchange note, if any, and decreased by the amount of (i) any cash payments made with respect to the exchange note, (ii) tax basis allocated to any Additional Note as described above in "—Original Issue Discount on Exchange Notes" and (iii) any amortizable bond premium previously taken into account with respect to the exchange note, if any.

        Gain or loss realized on the sale, redemption, retirement or other taxable disposition of an exchange note, will be capital gain or loss and will be long term capital gain or loss at the time of sale, redemption, retirement or other taxable disposition, if the note has been held for more than one year. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

        Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest (including OID) on an exchange note and to certain payments of the proceeds of the sale or redemption of an exchange note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding at a rate of 28 percent if a U.S. Holder fails to furnish its U.S. taxpayer identification number ("TIN"), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Unless modified by future legislation, the current backup withholding rate of 28 percent will expire and a 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

        Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the exchange notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

United States Federal Income Taxation of Non-U.S. Holders

Payments of interest

        Subject to the discussion of information reporting and backup withholding below, and assuming that the DTC's book-entry procedures set forth in the sections entitled "Book-Entry, Delivery and Form" are observed upon issuance and throughout the term of the notes, the payment to a Non-U.S. Holder of interest on an exchange note, including the amount of any payment that is attributable to original issue discount that accrued while such Non-U.S. Holder held the outstanding notes and exchange notes (for definition of and determination of the amount of the original issue discount, see

"—United States Federal Taxation of U.S. Holders—Original Issue Discount on the Notes" above), will not be subject to United States federal income tax or withholding tax pursuant to the "portfolio interest exception," provided that:

  •
  the interest (including original issue discount) is not effectively connected with the conduct of a trade or business in the United States;

  •
  the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of our stock entitled to vote and is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the outstanding notes on an extension of credit pursuant to a loan agreement in the ordinary course of its trade or business; and

  •
  either (A) the beneficial owner of the exchange notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on IRS Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the exchange notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such an IRS Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, in the case of a non-qualified intermediary, furnishes the payor with a copy thereof.

        If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder, including the amount of any payment that is attributable to original issue discount that accrued while such Non-U.S. Holder held the exchange notes, will be subject to a 30 percent withholding tax, unless the beneficial owner of the exchange note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or successor form), including, in some cases, a correct TIN, and claiming an exemption from or reduction in the rate of withholding under the benefit of a income tax treaty or (2) IRS Form W-8ECI (or successor form) providing a TIN and stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

        Notwithstanding the foregoing, if a Non-U.S. Holder of an exchange note is engaged in a trade or business in the United States and interest (including original issue discount) on the exchange note is effectively connected with the conduct of such trade or business, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, including original issue discount, in the same manner as if it were a U.S. Holder (that is, will be taxable on a net basis at applicable graduated individual or corporate rates). In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a "branch profits" tax equal to 30 percent of its effectively connected earnings and profits for that taxable year (subject to adjustments) unless it qualifies for a lower rate under an applicable income tax treaty.

Sale, Redemption, Retirement or Other Taxable Disposition of Exchange Notes

        Generally, any gain realized on the sale, redemption, retirement or other taxable disposition of an exchange note by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the conduct by such holder of a trade or business in the United States, and, where an income tax treaty applies, the gain is attributable to a permanent establishment maintained in the United States or, in the case of an individual, a fixed base in the United States, or

  •
  in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        If a Non-U.S. Holder of an exchange note is engaged in the conduct of a trade or business in the United States, gain on the taxable disposition of an exchange note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, generally will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a "branch profits" tax at a rate of 30 percent or a lower applicable income tax treaty rate.

        If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the exchange note and is nevertheless a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including any gain from the sale, exchange, retirement or other disposition of the exchange note) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

Information Reporting and Backup Withholding

        We generally must report annually to the IRS and to each Non-U.S. Holder any interest (including original issue discount accrued while such Non-U.S. Holder held the notes), regardless of whether withholding was required with respect to the interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides.

        Interest paid to such holders generally will not be subject to information reporting and backup withholding at a 28 percent rate provided such holders furnish to us or our paying agent, as the case may be, an IRS Form W-8BEN (or satisfy certain certification documentary evidence requirements for establishing that such holders are non-United States persons under U.S. Treasury regulations) or otherwise establish an exemption. Unless modified by future legislation, however, the current backup withholding rate of 28 percent will expire and a 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or at applicable income tax treaty rate) applicable to certain Non-U.S. Holders, as described above.

        Information reporting and backup withholding will also generally apply to a payment of the proceeds of a disposition of an exchange note (including a redemption) if payment is effected by or through a U.S. office of a broker, unless a Non-U.S. Holder provides us or our paying agent, as the case may be, with such Non-U.S. Holder's name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the exchange notes by or through a foreign office of a broker. If, however, such broker is (1) a United States person, (2) a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, (3) a "controlled foreign corporation" as to the United States, or (4) a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, then such payment will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a holder of the exchange notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the ownership of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest", within the meaning of ERISA, or "disqualified persons", within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which CPI Holdco or the initial purchasers of the outstanding notes is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs", that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 regarding transactions negotiated by independent qualified professional asset managers, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 91-38 regarding bank collective investment funds, PTCE 95-60 regarding life insurance company general accounts and PTCE 96-23 regarding transactions negotiated by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should be acquired or held by any person investing "plan assets" of any Plan only if either such acquisition and holding will not constitute a prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws, or if an exemption will be available.

Representation

        Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (1) no portion of the assets used by such acquiror or transferee to acquire and hold the notes constitutes assets of any Plan or (2) the purchase and holding of the notes by such purchaser or transferee will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, or that an exemption will be available.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring or holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of up to 180 days after the date of this prospectus, we will use our reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of all of the sellers of outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon for us by Irell & Manella LLP, Los Angeles, California.

EXPERTS

        The consolidated balance sheets of CPI Holdco and subsidiaries as of October 1, 2004, and of the Predecessor and subsidiaries as of October 3, 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for the 36-week period ended October 1, 2004, and for the 16-week period ended January 22, 2004, the 53-week period ended October 3, 2003, and the 52-week period ended September 27, 2002, have each been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. The registration statement and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        In addition, pursuant to the indenture governing the notes, as long as any notes subject thereto are outstanding, we will be required to file with the SEC, within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing), all quarterly and annual financial information that would be required in a Form 10-K and 10-Q (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations") and all current reports that would be required to be filed on Form 8-K. We will provide, without charge, upon the written request of any holder of a note (or the Trustee on behalf of any holder of a beneficial interest in a note), the information specified in paragraph (d)(4) of Rule 144A to such holder (or holder of a beneficial interest in a note) or to the Trustee for delivery to such holder of a note or prospective purchaser of a note, as the case may be, unless at the time of the request, we are subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Act. Written requests for this information should be addressed to: CPI Holdco, Inc., 811 Hansen Way, Palo Alto, California 94303, Attention: Joel A. Littman.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of CPI Holdco, Inc. and subsidiaries as of October 1, 2004, and of Communications & Power Industries Holding Corporation and subsidiaries as of October 3, 2003	F-3
Consolidated Statements of Operations of CPI Holdco, Inc. and subsidiaries for the 36-week period ended October 1, 2004, and of Communications & Power Industries Holding Corporation and subsidiaries for the 16-week period ended January 22, 2004, the 53-week period ended October 3, 2003, and the 52-week period ended September 27, 2002	F-4
Consolidated Statements of Stockholders' Equity of CPI Holdco, Inc. and subsidiaries for the 36-week period ended October 1, 2004, and of Communications & Power Industries Holding Corporation and subsidiaries for the 16-week period ended January 22, 2004, the 53-week period ended October 3, 2003, and the 52-week period ended September 27, 2002	F-5
Consolidated Statements of Cash Flows of CPI Holdco, Inc. and subsidiaries for the 36-week period ended October 1, 2004, and of Communications & Power Industries Holding Corporation and subsidiaries for the 16-week period ended January 22, 2004, the 53-week period ended October 3, 2003, and the 52-week period ended September 27, 2002	F-6
Notes to the Consolidated Financial Statements	F-8
Financial Statement Schedule
CPI Holdco, Inc.	F-45
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets of CPI Holdco, Inc. as of December 31, 2004 and October 1, 2004.	F-46
Condensed Consolidated Statements of Operations and Comprehensive Income for CPI Holdco, Inc. and subsidiaries for the 13-week period ended December 31, 2004 and for Communications & Power Industries Holding Corporation and subsidiaries for the 13-week period ended January 2, 2004	F-47
Condensed Consolidated Statements of Cash Flows for CPI Holdco, Inc. and subsidiaries for the 13-week period ended December 31, 2004 and for Communications & Power Industries Holding Corporation and subsidiaries for the 13-week period ended January 2, 2004	F-48
Notes to Condensed Consolidated Financial Statements	F-49

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CPI Holdco, Inc.:

        We have audited the accompanying consolidated balance sheets of CPI Holdco, Inc. and subsidiaries (Successor) as of October 1, 2004, and of Communications & Power Industries Holding Corporation and subsidiaries (Predecessor) as of October 3, 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for the 36-week period ended October 1, 2004 (Successor period), and for the 16-week period ended January 22, 2004, the 53-week period ended October 3, 2003, and the 52-week period ended September 27, 2002 (Predecessor periods). In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the companies' management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of CPI Holdco, Inc. and subsidiaries as of October 1, 2004, and the results of their operations and their cash flows for the Successor period, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the financial position of Communications & Power Industries Holding Corporation and subsidiaries as of October 3, 2003, and the results of their operations and their cash flows for the Predecessor periods, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, effective January 23, 2004, CPI Holdco, Inc. acquired all of the outstanding stock of Communications & Power Industries Holding Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

        As discussed in Note 1 to the consolidated financial statements, effective September 28, 2002, the Predecessor adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP
Mountain View, California December 8, 2004

CPI Holdco, Inc.
and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	Fiscal Year-End
	2004 Successor	2003 Predecessor
ASSETS
Current Assets
Cash and cash equivalents	$40,476	33,751
Restricted cash	2,279	—
Accounts receivable, net	35,914	33,128
Inventories	38,074	37,358
Deferred tax assets	12,285	—
Prepaid and other current assets	3,796	2,210

Total current assets	132,824	106,447
Property, plant, and equipment, net	70,127	52,947
Debt issue costs, net	8,910	2,285
Intangible assets, net	78,481	1,140
Goodwill	139,614	19,149
Other long-term assets	1,251	—

Total assets	$431,207	181,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Current portion of senior term loan	$3,944	—
Mortgage financing	—	17,500
Accounts payable	15,790	15,624
Accrued expenses	20,939	21,445
Product warranty	6,074	5,401
Income taxes payable	1,661	3,584
Accrued dividends payable	—	15,449
Advance payments from customers	12,031	10,203

Total current liabilities	60,439	89,206
Deferred income taxes	39,118	—
Advance payments from sale of San Carlos property	13,450	—
Senior term loan	85,606	—
Senior subordinated notes	125,000	100,000

Total liabilities	323,613	189,206

Senior Redeemable Preferred Stock of CPI ($.01 par value, 325,000 shares authorized; zero and 297,346 shares issued and outstanding in 2004 and 2003, respectively; liquidation preference $100 per share)	—	28,907

Junior Preferred Stock of CPI ($.01 par value, 525,000 shares authorized; zero and 299,541 shares issued and outstanding in 2004 and 2003, respectively; liquidation preference $100 per share)	—	29,300

Commitments and contingencies
Stockholders' Equity (Deficit)
Common stock ($0.01 par value, 5,500,000 and 6,500,000 shares authorized in 2004 and 2003, respectively; 4,275,566 and 5,008,172 shares issued and outstanding in 2004 and 2003, respectively)	43	50
Additional paid-in capital	103,534	21,519
Deferred stock compensation	—	(1,289)
Stockholder loans	—	(1,256)
Accumulated other comprehensive income	1,369	—
Retained earnings (deficit)	2,648	(84,469)

Net stockholders' equity (deficit)	107,594	(65,445)

Total liabilities, preferred stock and stockholders' equity (deficit)	$431,207	181,968

See accompanying notes to the consolidated financial statements.

CPI Holdco, Inc.
and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	36-Week period ended October 1, 2004 (Successor)	16-Week period ended January 22, 2004 (Predecessor)	Fiscal Year
			2003 (Predecessor)	2002 (Predecessor)
Sales	$202,266	79,919	265,434	251,245
Cost of sales	135,672	56,189	183,957	192,189
Amortization of acquisition-related inventory write-up	5,500	—	—	—

Gross profit	61,094	23,730	81,477	59,056

Operating costs and expenses:
Research and development	5,253	2,200	6,860	5,873
Selling and marketing	11,082	4,352	15,650	16,073
General and administrative	12,696	6,033	17,939	19,777
Merger expenses	—	6,374	—	—
Amortization of acquisition-related intangible assets	13,498	—	—	—
Acquired in-process research and development	2,500	—	—	—
(Gain) loss on sale of Solid State Products Division (SSPD)	—	—	(136)	3,004

Total operating costs and expenses	45,029	18,959	40,313	44,727

Operating income	16,065	4,771	41,164	14,329
Interest expense, net	10,518	8,902	14,540	16,508

Income (loss) before taxes	5,547	(4,131)	26,624	(2,179)
Income tax expense	2,899	439	10,076	4,554

Net income (loss)	2,648	(4,570)	16,548	(6,733)
Preferred dividends:
Senior redeemable preferred stock	—	3,861	5,911	5,151
Junior preferred stock	—	2,382	3,851	3,356

Net income (loss) attributable to common stock	$2,648	(10,813)	6,786	(15,240)

See accompanying notes to the consolidated financial statements.

CPI Holdco, Inc.
and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
AND COMPREHENSIVE INCOME

(in thousands, except shares)

	Shares	Common Stock	Additional Paid-in Capital	Deferred Stock Compensation	Stockholder Loans	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Total
Predecessor
Balances, September 28, 2001	4,908,172	$49	19,111	—	(1,181)	—	(75,587)	(57,608)

Net loss	—	—	—	—	—	—	(6,733)	(6,733)
Amortization of discount and issue costs on senior redeemable preferred stock	—	—	—	—	—	—	(214)	(214)
Dividends on senior redeemable preferred stock	—	—	—	—	—	—	(5,151)	(5,151)
Payment of dividends on junior preferred stock	—	—	—	—	—	—	(3,356)	(3,356)
Interest accrued on stockholder loans	—	—	—	—	(42)	—	—	(42)

Balances, September 27, 2002	4,908,172	$49	19,111	—	(1,223)	—	(91,041)	(73,104)

Net income	—	—	—	—	—	—	16,548	16,548
Amortization of discount and issue costs on senior redeemable preferred stock	—	—	—	—	—	—	(214)	(214)
Dividends on senior redeemable preferred stock	—	—	—	—	—	—	(5,911)	(5,911)
Payment of dividends on junior preferred stock	—	—	—	—	—	—	(3,851)	(3,851)
Issuance of stock options at less than fair value	—	—	1,509	(1,289)	—	—	—	220
Interest accrued on stockholder loans	—	—	—	—	(33)	—	—	(33)
Sale of common stock at less than fair value	100,000	1	899	—	—	—	—	900

Balances, October 3, 2003	5,008,172	$50	21,519	(1,289)	(1,256)	—	(84,469)	(65,445)

Net loss	—	—	—	—	—	—	(4,570)	(4,570)
Amortization of discount and issue costs on senior redeemable preferred stock	—	—	—	—	—	—	(829)	(829)
Amortization of discount and issue costs on junior preferred stock	—	—	—	—	—	—	(653)	(653)
Dividends on senior redeemable preferred stock	—	—	—	—	—	—	(3,861)	(3,861)
Payment of dividends on junior preferred stock	—	—	—	—	—	—	(2,382)	(2,382)
Amortization of deferred stock based compensation	—	—	—	1,289	—	—	—	1,289
Interest accrued on stockholder loans	—	—	—	—	(10)	—	—	(10)

Balances, January 22, 2004	5,008,172	$50	21,519	—	(1,266)	—	(96,764)	(76,461)

Successor
Net income	—	—	—	—	—	—	2,648	2,648
Unrealized gain on cash flow hedges, net of tax	—	—	—	—	—	1,369	—	1,369

Comprehensive income								4,017
Common stock issued under stock option plans	136,537	1	363	—	—	—	—	364
Elimination of Predecessor equity from merger transaction	(5,144,709)	(51)	(21,882)	—	—	—	96,764	74,831
Repayment of stockholders loans	—	—	—	—	1,266	—	—	1,266
Issuance of common stock to Cypress, net of issue costs	4,251,122	43	97,457	—	—	—	—	97,500
Value of Predecessor stock options assumed in merger	—	—	5,039	—	—	—	—	5,039
Income tax benefit from the exercise of Predecessor stock options	—	—	463	—	—	—	—	463
Sale of common stock to directors	24,444	—	575	—	—	—	—	575

Balances, October 1, 2004	4,275,566	$43	103,534	—	—	1,369	2,648	107,594

See accompanying notes to the consolidated financial statements.

CPI Holdco, Inc.
and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	36-Week period ended October 1, 2004 (Successor)	16-Week period ended January 22, 2004 (Predecessor)	Fiscal Year 2003 (Predecessor)	2002 (Predecessor)
Operating Activities
Net cash provided by operating activities	$9,658	8,213	35,261	44,020

Investing Activities
Purchase of Predecessor's net assets, net of cash acquired	(113,130)
Proceeds from sale of SSPD division	—	—	136	926
Advance payments from sale of San Carlos property	13,450	—	—	—
Expenses relating to sale of San Carlos property	(451)	—	—	—
Purchase of property, plant, and equipment	(3,317)	(459)	(3,067)	(3,378)

Net cash used in investing activities	(103,448)	(459)	(2,931)	(2,452)

Financing Activities
Retirement of debt and preferred stock:
Senior subordinated notes	(74,000)	(26,000)	—	—
Senior redeemable preferred stock	(29,735)	—	—	—
Junior preferred stock	(32,336)	—	—	—
Dividends on senior preferred stock	(19,310)	—	—	—
Mortgaging financing	(17,500)	—	—	—
Proceeds from/(payment for) the issuance of debt:	—	—	—	—
Senior subordinated notes	125,000	—	—	—
Senior term loan	90,000	—	—	—
Debt issue costs	(9,653)	—	(339)	(101)
Proceeds from the repayment of Predecessor stockholder loans	1,266	—	—	—
Net proceeds from the issuance of common stock	98,075	—	110	—
Repayment of senior term loan	(450)	—	—	(20,000)
Repayments on capital leases	—	—	(45)	(964)
Repayments on revolving credit facility	—	—	—	(21,293)
Repayments on mortgage refinancing	—	—	(250)	(250)
Payment of insurance escrow deposit	(90)	—	—	—
Proceeds from the exercise of stock options	364	—	—	—
Net proceeds (repayments) from bank overdraft	2,635	(1,639)	(779)	861

Net cash provided by (used in) financing activities	134,266	(27,639)	(1,303)	(41,747)

Net Increase (Decrease) in Cash and Cash Equivalents	40,476	(19,885)	31,027	(179)
Cash and cash equivalents at beginning of period	—	33,751	2,724	2,903

Cash and cash equivalents at end of period	$40,476	13,866	33,751	2,724

See accompanying notes to the consolidated financial statements.

	36-Week period ended October 1, 2004 (Successor)	16-Week period ended January 22, 2004 (Predecessor)	Fiscal Year 2003 (Predecessor)	2002 (Predecessor)
Detail of Net Cash Provided by Operating Activities
Net income (loss)	$2,648	(4,570)	16,548	(6,733)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,072	1,529	5,820	9,240
Amortization of deferred debt issue costs	743	2,285	1,383	1,629
Amortization of goodwill and intangibles	13,679	249	473	2,064
Amortization of acquisition-related inventory write-up	5,500	—	—	—
Allowance for doubtful accounts	81	28	133	331
Net (gain) loss on the sale of SSPD	—	—	(136)	3,004
Compensation expense from stock issued at less than fair value	—	—	790	—
Compensation expense from stock options issued at less than fair value	—	1,289	220	—
Unrealized gain on cash flow hedge	40	—	—	—
Acquired in-process research and development	2,500	—	—	—
Deferred income taxes	(7,248)	—	—	3,500
Loss on liquidation of capital lease	—	—	—	73
Interest accrued on stockholder loans	—	(10)	(33)	(42)
Asset impairment loss	—	—	—	508
Net loss on the disposition of assets	197	7	92	187
Changes in operating assets and liabilities:
Restricted cash	(2,279)	—	—	—
Accounts receivable	(6,408)	3,513	(3,096)	15,705
Inventories	34	(750)	3,422	16,175
Prepaids and other current assets	(290)	235	427	(437)
Accounts payable	(388)	(446)	2,292	(1,672)
Accrued expenses	(7,573)	7,067	3,114	817
Product warranty	235	438	578	618
Income taxes payable	2,545	(1,909)	625	652
Advance payments from customers	2,570	(742)	2,609	(1,599)

Net cash provided by operating activities	$9,658	8,213	35,261	44,020

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$14,762	2,027	13,298	15,528
Cash paid for taxes, net of refunds	$7,599	2,434	8,628	1,191
Supplemental Disclosures of Noncash Investing and and Financing Activities
Dividends on senior preferred stock	$—	3,861	5,911	5,151

See accompanying notes to the consolidated financial statements.

CPI Holdco, Inc.
and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Description of Business

        CPI Holdco, Inc. ("CPI Holdco"), through its wholly owned subsidiary, Communications & Power Industries, Inc. ("CPI") develops, manufactures and distributes microwave and power grid vacuum electron devices, microwave amplifiers, modulators and various other power supply equipment and devices. The Company operates five manufacturing operations in North America, and sells and services its products and customers worldwide primarily through a direct sales force.

Parent Company

        For periods ending prior to January 23, 2004, the accompanying consolidated financial statements represent the consolidated results and financial position of Communications & Power Industries Holding Corporation ("Holding" or the "Predecessor"). As more fully described in Note 2, on January 23, 2004, the Predecessor merged (the "Merger") with CPI Merger Sub Corp. ("Merger Sub"), a wholly-owned subsidiary of CPI Holdco, Inc. (the "Successor"), a Delaware corporation formerly known as CPI Acquisition Corp., controlled by affiliates of The Cypress Group L.L.C. ("Cypress"). As a result of the Merger, the Predecessor became a wholly owned subsidiary of CPI Holdco. The financial statements for periods subsequent to January 22, 2004 represent the consolidated financial statements of CPI Holdco after giving effect to the Merger. References to the "Company" refer to the Predecessor prior to the Merger and the Successor post-Merger. The Successor parent company is CPI Holdco while the Predecessor parent company is Holding.

Principles of Consolidation

        The consolidated financial statements include those of the Company and its subsidiaries. Significant intercompany balances, transactions, and stock holdings have been eliminated in consolidation.

Fiscal Year

        The Company's fiscal years are the 52- or 53-week periods which end on the Friday nearest September 30. The Successor's fiscal year did not change from that of the Predecessor. Fiscal year 2004 was comprised of the 16-week period ending January 22, 2004 and the 36-week period ending October 1, 2004, fiscal year 2003 was comprised of the 53-week period ended October 3, 2003 and fiscal year 2002 was comprised of the 52-week period ending September 27, 2002.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

        Generally, the Company requires no collateral from its customers, and the Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers and general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debts. Historical credit losses have been within management's expectations, and most transactions with third world economies are backed by letters of credit.

        The Company is self insured for certain losses relating to workers' compensation. The self insurance accrual is based on claims filed and an estimate for significant claims incurred but not reported.

Cash and Cash Equivalents

        Currency on hand, demand deposits, and all highly liquid investments with an original maturity of three months or less are considered to be cash and cash equivalents. As of October 1, 2004 and October 3, 2003, cash equivalents were $37.3 million and $29.5 million, respectively.

Restricted Cash

        Restricted cash is primarily comprised of bank guarantees from customer advance payments to our international subsidiaries. The bank guarantees become unrestricted cash when performance under the customers' sales contract is complete.

Revenue Recognition

        Sales are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectibility is reasonably assured. The Company's products are generally subject to warranties, and the Company provides for the estimated future costs of repair, replacement or customer accommodation in cost of sales.

        The estimated sales values of performance under certain contracts to commercial customers and U.S. Government fixed-price are recognized under the percentage of completion method of accounting where the sales value is determined on the basis of costs incurred. Sales under cost-reimbursement contracts, primarily research and development contracts, are recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The fees under certain U.S. Government contracts may be increased or decreased in accordance with cost or performance incentive provisions that measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue at the time the amounts can be reasonably determined.

Inventories

        Inventories are stated at the lower of average cost or market (net realizable value).

        The Company assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon actual usage and estimates about future demand. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Management personnel play a key role in our excess inventory review process by providing updated sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory. If actual market conditions are less favorable than those projected by management, additional write-downs may be required. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold, resulting in lower cost of sales and higher income from operations than expected in that period.

        Management also evaluates the carrying value of inventory for lower of cost or market on an individual product or contract basis. Analyses are performed based on the estimated costs at completion and if necessary, a provision is recorded to properly reflect the inventory value of the products or contracts at the lower of cost or net realizable value (selling price less estimated cost of disposal). If estimated costs, based on these analyses, for fixed-price contracts, which represent virtually all of the Company's contracts, are significantly higher than originally estimated, provisions are also required, and in such a case, the Company records a reserve that is charged to costs of goods sold in the period in which they first become determinable.

Property, Plant, and Equipment

        Property, plant and equipment are stated at cost. Major improvements are capitalized, while maintenance and repairs are expensed currently. Plant and equipment are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized using the straight-line method over their estimated useful lives, or the remaining term of the lease, whichever is shorter. Estimated useful lives of property, plant, and equipment are as follows: land leaseholds, the life of the lease; buildings and land improvements, 20 to 25 years; machinery and equipment, 7 to 12 years; and office furniture and equipment, 5 to 10 years.

        Gains and losses resulting from the disposition of assets (property, plant and equipment) are reported on a net basis under the caption "General and administrative" in the accompanying Consolidated Statements of Operations.

Goodwill and Intangible Assets

        At the beginning of fiscal year 2003, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. Had the Company been accounting for its goodwill under SFAS No. 142 for all fiscal years presented, the Company's net loss would have been $0.9 million less than reported for fiscal year 2002.

        The Company performs an annual goodwill impairment test during the fourth quarter of each fiscal year, or earlier if an event or circumstance indicates that an impairment loss has occurred. Goodwill and certain other corporate assets and liabilities are assigned to the reporting units which are consistent with the Company's operating divisions. The fair value of the reporting units are compared to their carrying value to determine if there is any potential impairment. The process of evaluating potential impairment is subjective and requires judgments regarding revenue forecasts, discount rates, and weighted average cost of capital among other things. Adverse changes in the industries served by the Company, customer demand or other market conditions could result in future impairments of goodwill. During fiscal years 2004 and 2003, no goodwill or intangible asset impairment losses were recorded.

        Prior to fiscal year 2003, the Company amortized goodwill on a straight-line basis over 15 to 25 years and evaluated goodwill for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

Long-Lived Assets

        The Company adopted SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," at the beginning of fiscal year 2003. SFAS No. 144 requires that the Company assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. Long-lived assets subject to this evaluation include property, plant and equipment and amortizable intangible assets. During fiscal years 2004 and 2003, no impairment losses for property, plant and equipment and amortizable intangible assets was recorded.

Product Warranty

        The Company's products are generally warranted for a variety of periods, typically one to three years or a predetermined product usage life. A provision for estimated future costs of repair, replacement or customer accommodations is reflected in the accompanying consolidated financial statements. The Company assesses the adequacy of its preexisting warranty liabilities and adjusts the balance based on actual experience and changes in future expectations.

Deferred Debt Issue Costs

        Costs incurred related to the issuance of CPI's long-term debt and other credit facilities are capitalized and amortized over the estimated time the obligations are expected to be outstanding using the effective interest method. Deferred debt issue costs for the revolving commitment, term loan and 8% Senior Subordinated Notes ("8% Notes") are amortized over a period of 6 years, 6.5 years and 8 years, respectively. Due to refinancing at the Merger closing date, the Predecessor's $1.8 million unamortized balance of deferred debt issue costs were charged to interest expense on January 22, 2004. As of October 1, 2004, deferred debt issue costs were $9.6 million and accumulated amortization was $0.7 million.

Senior Redeemable Preferred Stock

        CPI's Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock (the "Senior Preferred Stock") was issued in units with an aggregate of 262,500 shares of common stock of Holding. The fair value of the shares of Holding's common stock issued, and the issue costs associated with the issuance of the Senior Preferred Stock, are reflected as a reduction of the Senior Preferred Stock issued and were being amortized by a charge to accumulated deficit over the period until mandatory redemption, 12 years, using the straight-line method. CPI redeemed all of the outstanding Senior Preferred stock effective January 23, 2004.

Comprehensive Income

        Comprehensive income includes net income as well as other comprehensive income. The Company's other comprehensive income consists of unrealized gains and losses on cash flow hedge contracts, net of tax.

Income Taxes

        The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Business Risks and Credit Concentrations

        Defense-related applications such as certain radar, electronic countermeasures and military communications constitute a significant portion of the Company's sales. Companies engaged in supplying defense-related equipment and services to government agencies are subject to certain business risks peculiar to that industry. Sales to the government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad, and other factors.

Derivative Financial Instruments

        The Company enters into derivative financial instruments primarily to protect financial performance against the effects of foreign currency fluctuations from certain firmly committed transactions and probable but not firmly committed transactions. The Company may also enter into foreign currency forward and option contracts to offset the foreign exchange gains and losses generated by the re-measurement of certain recorded assets and liabilities denominated in non-functional currencies of its foreign subsidiaries. The Company does not use derivative contracts for speculative purposes.

        The Company uses forward contracts to protect against forecasted expenses and inventory purchases denominated in the Canadian dollar. These instruments are designated as cash flow hedges and are accounted for based upon the criteria established by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company initially records the effective portion of the gain or loss on the forward contracts in other comprehensive income as a separate component of stockholder's equity and subsequently reclassifies these amounts into earnings in the period during which the hedged transaction is recognized in earnings in the same financial statement line items as the changes in the value of the hedged item. The ineffective portion of the gain or loss, if any, is immediately reported in the caption "General and administrative" on the Consolidated Statements of Operations. The Company assesses the effectiveness of its forward contracts on a monthly basis.

        The Company records all derivatives on the balance sheet at fair value using quoted market prices.

Foreign Currency Translation

        The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Gains or losses resulting from the translation into U.S. dollars of amounts denominated in foreign currencies are included in the determination of net income or loss. Foreign currency gains and losses are reported on a net basis in the caption "General and administrative" on the Consolidated Statements of Operations.

Fair Value of Financial Instruments

        Financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, Term Loan (as defined below) and 8% Notes. The carrying value of the Company's cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate their fair values due to the relatively short period to maturity of the instruments. The fair value of the Term Loan is approximately equal to the reported balance based on current interest rates for similar debt. The fair value of the 8% Notes based on quoted market prices or pricing models using current market rates is a premium of 4.25% over the principal amount as of October 1, 2004.

Stock-based Compensation

        As allowed by SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," the Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this method, compensation expense is recorded only if the current fair value of the underlying stock exceeded the exercise price at the measurement date. The measurement date is the grant date when both (1) the number of shares that an employee is entitled to receive, and (2) the option or purchase price, if any, are known at the grant or award date (i.e. fixed award). However, when either or both of these factors are not known at the grant or award date (i.e., performance award), the Company estimates total compensation cost each period from the date of grant or award to the measurement date based on the fair value of the Company's stock at the end of each period. Deferred compensation cost is allocated to expense over the periods in which the employee performs the related services.

        CPI Holdco has a Compensation Committee, which determines the exercise price of stock option awards. On an annual basis, CPI receives a fair value appraisal of its common stock from a third party to assist with establishing exercise prices for stock option grants.

        During fiscal year 2003, the Company issued stock options to employees which were subsequently determined to have been issued below the fair value of the stock on the date of grant. The deferred stock compensation cost associated with these stock options was being amortized as a charge against income under the caption "General and administrative" in the Consolidated Statement of Operations on a straight-line basis over the four year vesting period. These options became fully vested at the time of the Merger. The unrecognized deferred stock compensation was recognized at the time of the Merger. During fiscal year 2004, the Company granted both fixed and performance awards at prices that were equal to or greater than the fair value of the Company's stock.

        Stock-based compensation has been determined under the fair value based method and has been calculated using accelerated vesting as prescribed by Financial Accounting Standards Board ("FASB") Interpretation No. 28. If compensation cost for the Company's stock-based compensation plan had been determined consistent with SFAS No. 123, the Company's net income (loss) would have changed to the pro forma amounts indicated below:

			Fiscal Year
	36-Week period ended October 1, 2004	16-Week period ended January 22, 2004
			2003	2002
	(Dollars in thousands)
Net income (loss) as reported	$2,648	(4,570)	16,548	(6,733)
Add: Stock-based compensation included in net income (loss) determined under the the intrinsic value method, net of tax	—	1,289	220	—
Deduct: Stock-based compensation determined under fair value based method, net of tax	415	227	533	40

Pro forma net income (loss)	$2,233	(3,508)	16,235	(6,773)

Reclassifications

        Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the fiscal 2004 presentation. Net operating results have not been affected by these reclassifications.

Recent Accounting Pronouncements

        In December 2003, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104 clarifies existing guidance regarding revenue contracts that contain multiple deliverables to make it consistent with Emerging Issues Task Force No. 00-21. The adoption of SAB 104 did not have a material impact on the Company's results of operations or financial position.

        In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". Issue No. 03-01 requires certain quantitative and qualitative disclosures be made for debt and marketable equity securities classified as available-for-sale under SFAS No. 115 that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. Issue No. 03-01 was initially to be effective for reporting periods beginning after June 15, 2004. In December 2004, the FASB decided to reconsider its guidance on this Issue. The Company does not expect the adoption of EITF No. 03-01 to have a material impact on its consolidated financial position, results of operations or cash flows.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4", which is the result of the FASB's project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or for our fiscal year 2006. The Company has not yet determined the impact of applying the provisions of SFAS No. 151.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. SFAS No. 123R eliminates the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, that the Company currently uses. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the first annual reporting period that begins after December 15, 2005, or for our fiscal year 2007, as a nonpublic entity as defined by SFAS No. 123R. The Company has not yet determined the impact of applying the provisions of SFAS No. 123R.

2.    Mergers

Cypress Merger

        On January 23, 2004, CPI Holdco's wholly-owned subsidiary, Merger Sub, merged with and into Holding pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 17, 2003, by and among Holding, CPI Holdco, Merger Sub and Green Equity Investors II, L.P., as the representative of the security holders of Holding, under which CPI Holdco, Merger Sub's parent corporation and a corporation controlled by affiliates of Cypress, agreed to acquire Holding. In the Merger, each share of Holding's common stock and stock options outstanding immediately prior to the Merger, other than a portion of stock options held by certain members of management (which were converted into options to purchase shares of CPI Holdco) and other than any shares of common stock owned by Holding or CPI Holdco, were converted into the right to receive a pro rata portion of the aggregate merger consideration of $131.7 million. In connection with the Merger, CPI Holdco received an equity contribution of $100.0 million before expenses from affiliates of Cypress in exchange for 4,251,122 shares of common stock of CPI Holdco. Members of management of Holding, as a result of rolling over their options to purchase common stock of Holding, received stock options to purchase 167,513 shares of common stock of CPI Holdco. The fair value of Rollover Options was $5.0 million and was accounted for as Merger purchase price as of January 23, 2004. Members of Holding management that were residents of Canada received 1,485 shares of common stock of CPI Holdco as payment of Merger escrow proceeds for their Holding stock options.

        In connection with the Merger, Holding and CPI refinanced all of their outstanding indebtedness. As part of the refinancing, CPI effected a covenant defeasance of the remaining $74.0 million outstanding aggregate principal amount of its 12% Senior Subordinated Notes ("12% Notes") and redeemed the 12% Notes in full, each pursuant to the terms of the Indenture governing the 12% Notes (the "12% Indenture"). In addition, CPI terminated its credit facility, and Holding paid off all amounts owing under, and terminated, the loan agreement related to its San Carlos Property. CPI also redeemed all of the outstanding shares of its 14% Junior Cumulative Preferred Stock (the "Junior Preferred Stock") and the Senior Preferred Stock.

        The Merger transaction was accounted for using the purchase method of accounting as required by the SFAS 141, "Business Combinations". Accordingly, the assets acquired and liabilities assumed were recorded at fair value and the excess of the purchase price over the fair value of the assets acquired was recorded as goodwill. The allocation of the purchase price to specific assets and liabilities was based, in part, upon independent appraisals and internal estimates of cash flow and recoverability. The following table summarizes the final estimates of fair value of the assets acquired and liabilities assumed at January 23, 2004 (in thousands):

Cash	$13,866
Accounts receivable	29,587
Inventory, including $5.5 million of fair value write-up	43,608
Other current assets	3,241
Property, plant and equipment	70,079
Identifiable intangible assets	92,160
Acquired in-process research and development	2,500
Goodwill	139,614
Debt and preferred stock	(172,881)
Deferred tax liabilities, net	(33,169)
Other liabilities	(56,934)

Total	$131,671

        The $2.5 million of acquired in-process research and development represents the estimated fair value of acquired in-process research and development projects that had not yet reached technological feasibility on January 23, 2004 and had no alternative future use. Accordingly, this amount was written off at the Merger date. The value assigned to acquired in-process research and development is related to technology application projects involving development of VEDs for communications, scientific and military applications and development of power supplies, x-ray generators and transmitters for industrial, medical and military applications.

        The following unaudited pro forma summary presents information as if the Merger had taken place at the beginning of each period presented. The pro forma amounts include certain adjustments, including depreciation based on the allocated purchase price of property and equipment, amortization of finite lived intangible assets acquired, interest expense and taxes. As more fully described in Note 5, "Change in Accounting Estimate", the pro forma depreciation expense reflects the useful lives in effect prior to the Merger closing date. One-time charges for the inventory write-up, merger expenses, acquired in-process research and development and backlog amortization, net of applicable taxes, are excluded from the pro forma net income amounts (in thousands):

	Fiscal year
	2004	2003

Sales	$282,185	$265,434
Pro forma net income	$16,313	$11,640

Corporate Reorganization

        On March 12, 2004, Holding was merged with and into its wholly-owned subsidiary, CPI, with CPI as the surviving corporation (the "Intercompany Merger"). As a result of the Intercompany Merger, the corporate structure of the Company and its subsidiaries consists of one parent holding corporation, CPI Holdco, and all of the obligations of Holding existing prior to the Intercompany Merger became obligations of CPI.

3.    Balance Sheet Components

Accounts Receivable

        Accounts receivable are stated net of allowances for doubtful accounts of $0.7 million at the end of fiscal year 2004, and $0.6 million at the end of fiscal year 2003.

Inventories

	Fiscal Year-End
	2004	2003
	(Dollars in thousands)
Raw material and parts	$23,500	26,330
Work in process	10,067	8,786
Finished goods	4,507	2,242

Total net inventory	$38,074	$37,358

Property, Plant, and Equipment

	Fiscal Year-End
	2004	2003
	(Dollars in thousands)
Land and land leaseholds	$20,955	36,243
Buildings	23,669	21,261
Machinery and equipment	27,157	54,332
Leased equipment	—	3,450
Construction in progress	1,393	1,074

	73,174	116,360
Less accumulated depreciation and amortization	(3,047)	(63,413)

Net property, plant and equipment	$70,127	52,947

Accrued Expenses

	Fiscal Year-End
	2004	2003
	(Dollars in thousands)
Payroll and employee benefits	$13,484	12,843
Accrued interest	1,835	2,108
Non-income taxes	604	1,068
Other	5,016	5,426

Total accrued expenses	$20,939	$21,445

Product Warranty

	Fiscal Year
	2004	2003
	(Dollars in thousands)
Beginning accrued warranty	$5,401	4,823
Cost of warranty claims	(4,527)	(4,883)
Accruals for product warranty	5,200	5,461

Ending accrued warranty	$6,074	5,401

4.    Goodwill and Other Intangible Assets

Goodwill

        The following table summarizes goodwill by reportable segment:

	Fiscal Year-End
	2004	2003
	(Dollars in thousands)
VED's	$125,769	13,491
Satcom equipment	13,845	5,658

Total	$139,614	19,149

Intangible Assets

        As of October 1, 2004, the carrying amount of intangible assets is as follows (in thousands):

	Weighted Average Useful Life (years)	Gross	Accumulated Amortization	Net
Technology	37	$58,500	$(1,350)	$57,150
Customer backlog	1	17,450	(12,148)	5,302
Land lease	45	11,810	(181)	11,629
Trade name	indefinite	4,400	—	4,400

Total purchased intangible assets		$92,160	$(13,679)	$78,481

        As of October 3, 2003, the Company had $1.9 million of intangible assets at cost, with accumulated amortization of $0.8 million. The weighted average useful life of the intangible assets as of October 3, 2003 was 5 years.

        Intangible amortization expense was $13.7 million, $0.2 million, $0.5 million and $0.4 for the 36-week period ended October 1, 2004, the 16-week period ended January 22, 2004, the 53-week period ended October 3, 2003, and the 52-week period ended September 27, 2002, respectively. In the consolidated statement of operations for the 36-week period ended October 1, 2004, intangible amortization expense of $13.5 million and $0.2 million was reported under the caption "Amortization of acquisition-related intangible assets" and "Cost of sales", respectively. Amortization expense for these intangible assets for the next five fiscal years is projected to be approximately $7.5 million in fiscal year 2005 and $2.2 million per year thereafter.

5.    Change in Accounting Estimate

        As a result of an appraisal performed by an independent third party in connection with the Merger purchase price allocation during the second quarter ended April 2, 2004, the Company revised the useful lives of its property, plant and equipment to reflect the current economic useful life of its assets. The change in useful lives resulted in a decrease in depreciation expense for the 36-week period ended

October 1, 2004 of approximately $1.2 million. The following table summarizes the historical and revised useful lives for the main components of property, plant and equipment:

Asset Category	Revised Useful Life (Years)	Historical Useful Life (Years)
Buildings	25	20
Land improvements	20	15
Process equipment	12	7
Machinery and equipment	7 to 12	5 to 7
Office furniture and equipment	5 to 10	5

6.    Senior Credit Facility

        In connection with the Merger, CPI entered into a $130.0 million credit agreement ("Senior Credit Facility"). This Senior Credit Facility consists of a $40.0 million revolving commitment, with a sub-facility of $15.0 million for letters of credit and $5.0 million for swingline loans ("Revolver"), which expires on January 23, 2010, and a $90.0 million term loan ("Term Loan"), which expires on July 23, 2010. The Senior Credit Facility is guaranteed by CPI Holdco and all of CPI's domestic subsidiaries and collateralized by a security agreement, which provides for a security interest in certain property and fixtures.

        The Revolver and Term Loan borrowings will initially bear interest at a rate equal to LIBOR plus 3.00% per annum (the 3.00% being referred to as the "Applicable LIBOR Margin"), or the Alternate Base Rate ("ABR") plus 2.0% per annum; the ABR is the greater of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%. In addition to customary fronting and administrative fees under the Senior Credit Facility, CPI will pay letter of credit participation fees equal to the Applicable LIBOR Margin per annum on the average daily amount of letter of credit exposure, and a commitment fee of 0.50% per annum on the average daily unused amount of revolving commitment.

        The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of CPI Holdco, CPI and certain of its subsidiaries to sell assets; engage in mergers and acquisitions; pay dividends and distributions or repurchase their capital stock; incur additional indebtedness or issue equity interests; make investments and loans; create liens or further negative pledges on assets; engage in certain transactions with affiliates; enter into sale and leaseback transactions; change their business or ownership; amend agreements or make prepayments relating to subordinated indebtedness; amend or waive provisions of charter documents, agreements with respect to capital stock or any other document related to the Merger Agreement or related transaction documents in a manner that is materially adverse to the lenders; and change their fiscal year. These covenants are subject to certain exceptions.

        In addition, the Senior Credit Facility requires CPI and its subsidiaries to maintain the following financial covenants: a minimum interest coverage ratio; a maximum total leverage ratio; a minimum fixed charge coverage ratio; and a maximum capital expenditures limitation. At October 1, 2004, CPI is in compliance with all Senior Credit Facility covenants.

        Effective November 29, 2004, CPI amended and restated the Senior Credit Facility. The primary changes to the amended and restated Senior Credit Facility are as follows: a permanent reduction in the Term Loan margin by 0.50%; for purposes of calculating the annual prepayment based on excess cash flow, cash paid for Econco Broadcast Service, Inc. (see Note 22, "Subsequent Event") shall be deemed to have been made in fiscal year 2004; and the ability to increase the Term Loan by up to $75 million, in increments of not less than $25 million, conditioned upon meeting certain financial covenants, under similar terms to existing Term Loans, but which will be established at the time of the additional borrowing.

        The Term Loan requires 1.0% of the loan amount to be repaid annually in quarterly installments of 0.25% beginning June 30, 2004 and continuing for five years, with the remainder due in equal quarterly installments thereafter. The Term Loan also requires an annual prepayment to be made within 90 days after the end of the fiscal year based on a calculation of Excess Cash Flow ("ECF"), as defined in the Senior Credit Facility, multiplied by a factor of 25%, 50% or 75% depending on the leverage ratio at the end of the fiscal year, less optional prepayments made during the fiscal year. On December 30, 2004, CPI is required to make an ECF payment of $3.9 million, which will be applied pro rata against the remaining scheduled installments of principal due up to, but not including, the September 30, 2009 scheduled principal installment. As of October 1, 2004, the balance outstanding on the Term Loan was $89.6 million and the future minimum principal payments for the next five years are as follows (in thousands):

Fiscal year	Amount
2005	$3,944
2006	88
2007	88
2008	88
2009	21,386
Thereafter	63,956

Total	$89,550

        There have been no borrowings on the Revolver. At October 1, 2004, the amount of outstanding letters of credit provided for under the Senior Credit Facility was $4.8 million and is comprised of the following: $0.7 million for performance bond guarantees, $2.7 million for insurance guarantees, $1.1 million for Predecessor letter of credit guarantees and $0.3 million for other guarantees. During fiscal year 2004, $0.5 million was repaid against the Term Loan.

7.    Senior Subordinated Notes of CPI

8% Senior Subordinated Notes

        In connection with the Merger, CPI issued an aggregate principal amount of $125.0 million of 8% Notes which will mature in their entirety on February 1, 2012; there are no sinking fund requirements. CPI is required to pay interest on the 8% Notes semiannually, beginning on August 1, 2004. The indenture governing the terms of the 8% Notes (the "8% Indenture") contains restrictive covenants which, among other things, limit CPI and certain of its subsidiaries from incurring certain indebtedness, selling assets or consolidating or merging with or into other companies, paying dividends or repurchasing or redeeming capital stock, making certain investments and entering into certain types of transactions with their affiliates. The Company is in compliance with the covenants contained in the 8% Indenture as of October 1, 2004. The payment of principal, premium and interest on, and other obligations evidenced by the 8% Notes is subordinated in right of payment, as set forth in the 8% Indenture, to the prior payment in full of all senior debt (as defined in the 8% Indenture), including indebtedness under the Senior Credit Facility, whether outstanding on the date of the 8% Indenture or thereafter incurred. CPI's payment obligations under the 8% Notes are jointly and severally guaranteed by CPI Holdco and all of CPI's domestic subsidiaries. The 8% Notes may be redeemed as described in, and subject to the terms and conditions set forth in, the 8% Indenture. In addition, the 8% Indenture requires the Company to make an offer to purchase the 8% Notes in certain circumstances.

12% Senior Subordinated Notes of CPI

        On January 5, 2004, CPI redeemed $26.0 million in principal amount of the 12% Notes, pursuant to and in accordance with the terms of the 12% Indenture. The redemption occurred at a price equal to 101.5% of the principal amount of such notes plus accrued and unpaid interest to January 5, 2004. At the closing of the Merger described in Note 2 above, CPI issued a notice of redemption for the remaining $74 million outstanding 12% Notes, and the 12% Notes were subsequently redeemed on February 22, 2004.

8.    Senior Preferred Stock of CPI

        At the closing of the Merger, CPI redeemed all of the outstanding shares of the Senior Preferred Stock and unpaid dividends were paid in full.

        Dividends on the Senior Preferred Stock accrued at the rate of 14% per annum and were payable quarterly, commencing on November 1, 1995. Until August 1, 2000, stock dividends were declared; after August 1, 2000, cash dividends were accrued.

9.    Junior Preferred Stock of CPI

        At the closing of the Merger, CPI redeemed all of the outstanding shares of its Junior Preferred Stock.

        Dividends on the Junior Preferred Stock accrued at the rate of 14% per annum and were payable quarterly, commencing on November 1, 1995. On or before the redemption of the Senior Preferred Stock or the exchange of Senior Preferred Stock into Exchange Notes, CPI was required to pay dividends on the Junior Preferred Stock in additional fully paid and non-assessable shares of Junior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

        At a value of $100 per share, CPI paid preferred dividends on its Junior Preferred Stock through the issuance of 23,955, 38,509, and 33,557 shares of Junior Preferred Stock for the 16-week period ended January 22, 2004 and for fiscal years 2003 and 2002, respectively.

10.    Financial Instruments

        The Company currently uses only derivatives that are designated as cash flow hedges as prescribed by SFAS No. 133. At October 1, 2004, the Company had forward contracts maturing through March 10, 2006 to purchase Canadian dollars for an aggregate notional amount of $30.0 million. At October 1, 2004, the fair value of the foreign currency forward was $2.2 million and the unrealized gain was approximately $1.4 million, net of related tax expense. The unrealized gains from these forwards are included in other comprehensive income and are shown as a component of stockholders' equity.

11.    Leases

        At October 1, 2004, the Company was committed to minimum rentals under non-cancelable operating lease agreements primarily for land and facility space. A summary of future minimum lease payments follows:

Fiscal Year	Operating Leases	Sublease Income
	(Dollars in thousands)
2005	$1,118	$16
2006	437	—
2007	224	—
2008	112	—
2009	61	—
Thereafter	2,419	—

Total future minimum lease payments	$4,371	$16

        Real estate taxes, insurance, and maintenance are also obligations of the Company. Rental expense under non-cancelable operating leases amounted to $1.0 million, $0.4 million, $1.3 million, and $1.3 million, for the 36-week period ended October 1, 2004, the 16-week period ended January 22, 2004, and for fiscal year 2003 and 2002, respectively.

12.    Contingencies and Commitments

        From time to time, the Company may be subject to other claims that arise in the ordinary course of business. In the opinion of management, as of October 1, 2004, all such matters involve amounts that would not have a material adverse effect on the Company's consolidated financial position if unfavorably resolved.

        The Company has entered into employment agreements with certain members of executive management that include provisions for the continued payment of salary, benefits and a pro-rata portion of annual bonus upon employment termination for periods ranging from 12 months to 30 months.

13.    Segments and Related Information

        The Company has two reportable segments: VEDs and satcom equipment. Reportable segments are differentiated based on product. The VED segment is made up of four operating units, which have been aggregated. Each operating unit has a President that reports either to the Chief Operating Officer, who in turns reports to the Chief Executive Officer ("CEO"), or directly to the CEO.

        The CEO evaluates performance and allocates resources to each of these operating units based on the Company's principal performance measure, earnings before interest, income taxes, depreciation and amortization and certain other non-cash charges ("EBITDA"). These four operating units have similar economic characteristics as measured by EBITDA. The Company's analysis of the similarity of economic characteristics was based on both a historical and anticipated future analysis of performance. In addition, the aggregated units are similar in (i) the nature of their products, (ii) their manufacturing processes, (iii) their customers and, (iv) their distribution and sales methods.

        The VED segment develops, manufactures and distributes high power/high frequency microwave and radio frequency signal components. Its products include linear beam, cavity, power grid, crossed field and magnetron devices. These products are used in the communication, radar, electronic countermeasures, industrial, medical and scientific markets depending on the specific power and frequency requirements of the end-user and the physical operating conditions of the environment in which the VED will be located. These products are distributed through the Company's direct sales force, independent sales representatives and distributors.

        The satcom equipment segment manufactures and supplies high power amplifiers and networks for satellite communication uplink and industrial applications. This segment also provides spares, service and other post sales support. Its products are distributed through the Company's direct sales force and independent sales representatives.

        Sales and marketing, and certain finance and administration expenses are allocated to the operating units and are included in the results reported. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment product transfers are recorded at cost.

        Summarized financial information concerning the Company's reportable segments is shown in the following table. Included in the "Other" column is financial information for SSPD, which was sold in

September 2002 and did not meet the quantitative thresholds to be reported separately, and certain unallocated corporate-level operating expenses.

	36-Week period ended October 1, 2004	16-Week period ended January 22, 2004	Fiscal year
			2003	2002
	(Dollars in thousands)
Sales from external customers
VED's	$175,294	69,048	219,870	202,978
Satcom equipment	26,972	10,871	45,564	45,432
Other	—	—	—	2,835

Total	$202,266	79,919	265,434	251,245

Intersegment product transfers
VED's	$10,907	4,070	15,662	12,527
Satcom equipment	20	—	—	—
Other	—	—	—	952

Total	$10,927	4,070	15,662	13,479

Capital expenditures
VED's	$2,958	403	2,612	3,086
Satcom equipment	67	23	352	87
Other	292	33	103	205

Total	$3,317	459	3,067	3,378

EBITDA
VED's	$46,080	15,889	50,850	37,300
Satcom equipment	1,047	(229)	4,183	672
Other	(14,311)	(9,111)	(7,576)	(9,306)

Total	$32,816	6,549	47,457	28,666

	As of fiscal year-end
	2004	2003	2002
	(Dollars in thousands)
Total assets
VED's	$326,268	94,671	91,608
Satcom equipment	33,186	13,045	14,207
Other	71,753	74,252	50,374

Total	$431,207	181,968	156,189

        A reconciliation of EBITDA from reportable segments to income (loss) before taxes is as follows:

	36-Week period ended October 1, 2004	16-Week period ended January 22, 2004	Fiscal year
			2003	2002
	(Dollars in thousands)
Segment EBITDA	$32,816	6,549	47,457	28,666
Less:
Depreciation and amortization	16,751	1,778	6,293	11,304
Other	—	—	—	3,033
Interest expense, net	10,518	8,902	14,540	16,508

Income (loss) before taxes	$5,547	(4,131)	26,624	(2,179)

        In fiscal year 2002, "Other" represents non-cash charges of $2.5 million resulting from the write-off of goodwill in conjunction with the sale of SSPD and $0.5 million related to impairment of equipment used in the satcom equipment segment.

        CPI's operations outside of North America consist of sales offices in certain foreign countries. Long-lived assets outside of North America are less than 10% of total consolidated assets. Information about CPI's sales to geographical regions is presented in the table below. Sales to unaffiliated customers are based on the location of the customer. There are no individual foreign countries in which sales are considered material.

        Sales by geographic area are as follows:

	36-Week period ended October 1, 2004	16-Week period ended January 22, 2004	Fiscal year
			2003	2002
	(Dollars in thousands)
United States	$144,569	52,417	175,880	175,060
All foreign countries	57,697	27,502	89,554	76,185

Total sales	$202,266	79,919	265,434	251,245

        The United States Government is the only customer that accounted for 10% or more of consolidated sales in fiscal years 2004, 2003 and 2002. Sales to the United States Government were $42.6 million, $17.0 million, $51.3 million, and $43.9 million, for the 36-week period ended October 1, 2004, the 16-week period ended January 22, 2004, and for fiscal year 2003 and 2002, respectively. Accounts receivable from this customer represented 21% of consolidated accounts receivable at fiscal year end 2004 and 2003. A substantial majority of these sales were VED segment products, but this customer also purchased satcom equipment products as well.

14.    Sale of Solid State Products Division

        On September 26, 2002, the Company sold its Solid State Products Division ("SSPD") to KMIC Technology Inc., a company owned by the former management of SSPD. The Company received approximately $0.9 million in cash and a $0.3 million unsecured promissory note. The note bears interest at 12% per annum and is payable as follows: one-third of the principal plus unpaid interest was due October 1, 2003 with the remaining balance payable in eight quarterly installments of principal and interest beginning January 1, 2004 and ending October 1, 2005. During fiscal year 2002, the sale resulted in a charge to operations of approximately $3.0 million, which represents the net assets sold, including approximately $2.5 million in goodwill and costs and expenses of the transaction, net of $0.9 million of cash received from the sale of the operation's net assets. Due to the uncertainty of ultimate collection, the proceeds from the promissory note are recognized when the cash payments are received. In connection with the SSPD transaction, the Company agreed, subject to certain limitations and exceptions, not to engage in the manufacture of intermediate power amplifiers for satcom amplifiers ("IPA's") for a 3-year period. In addition, the Company agreed to purchase from KMIC Technology Inc. $0.7 million of its IPA's per year for such 3-year period at market value.

15.    Research and Development

        Company-sponsored research and development costs related to both present and future products are expensed currently. Customer-sponsored research and development costs are charged to cost of sales to match revenue received. Total expenditures incurred by the Company on research and development are summarized as follows:

	36-Week period ended October 1, 2004	16-Week period ended January 22, 2004	Fiscal year
			2003	2002
	(Dollars in thousands)
CPI Sponsored	$5,253	2,200	6,860	5,873
Customer Sponsored	2,388	1,104	3,725	5,174

Total Incurred	$7,641	3,304	10,585	11,047

16.    Provision for Income Taxes

        Income (loss) before income taxes for domestic and non-U.S. operations is as follows:

	36-Week period ended October 1, 2004	16-Week period ended January 22, 2004	Fiscal year
			2003	2002
	(Dollars in thousands)
Domestic	$5,150	(4,103)	17,610	(2,138)
Non-U.S.	397	(28)	9,014	(41)

Total	$5,547	(4,131)	26,624	(2,179)

        Income tax expense (benefit) is comprised of the following:

	36-Week period ended October 1, 2004	16-Week period ended January 22, 2004	Fiscal year
			2003	2002
	(Dollars in thousands)
Current
U.S. federal	$8,733	99	6,541	1,600
State	1,220	235	1,891	221
Non-U.S.	191	105	1,644	(767)

Total Current	10,144	439	10,076	1,054

Deferred
U.S. federal	(6,519)	—	—	2,389
State	(699)	—	—	1,085
Non-U.S.	(27)	—	—	26

Total Deferred	(7,245)	—	—	3,500

Income tax expense	$2,899	439	10,076	4,554

        The significant components of the Company's deferred tax assets and liabilities are as follows:

	Fiscal Year-End
	2004	2003
	(Dollars in thousands)
Deferred tax assets:
Inventory and other reserves	$8,966	8,473
Accrued vacation	1,755	1,670
Deferred compensation and other accruals	1,080	1,184
Capitalized merger costs	2,551	—
Foreign jurisdictions, net	36	489
State taxes	484	650
Net operating loss and credit carryforwards	1,464	1,362

Gross deferred tax assets	16,336	13,828
Valuation allowance	—	(10,277)

Total deferred tax assets	16,336	3,551
Deferred tax liabilities:
Accelerated depreciation	(13,108)	(3,537)
Acquisition related intangibles	(28,532)	—
Other comprehensive income	(912)	—
Foreign jurisdictions, net	(617)	(14)

Total deferred tax liabilities	(43,169)	(3,551)

Net deferred tax liability	$(26,833)	—

        The deferred tax accounts are classified on the consolidated balance sheet as follows:

	Fiscal Year-End
	2004	2003
	(Dollars in thousands)
Deferred tax assets	$12,285	—
Deferred income taxes (liability)	(39,118)	—

Net deferred tax liability	$(26,833)	—

        The provision for income tax expense for fiscal year 2004 and 2003 consists of federal and state current tax expenses and deferred tax expenses and benefits. The foreign income tax expense results from current tax payable in the foreign jurisdictions.

        For the 16-week period ended January 22, 2004 and for fiscal year 2003 and 2002, the Company had established a full valuation allowance for all of its deferred tax assets for which realization was uncertain. This allowance was established based on the uncertainty of utilizing net operating losses and various tax credits. In assessing the realizability of deferred tax assets, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

        In connection with the January 23, 2004 Merger, the Company recorded an initial deferred tax liability of $48.2 million for the differences between the fair value of assets and liabilities acquired and their tax basis (excluding the portion of goodwill for which amortization is not deductible for tax purposes and certain other items). The Company also recognized the reversal of a previously established valuation allowance as a credit to goodwill rather than as a reduction of the income tax provision. The amount of valuation allowance credited to goodwill was $15.0 million. The reversal of the valuation allowance was based on the level of recent taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible; management currently believes that it is more likely than not that the Company will realize the benefits of these deductible differences between book income and taxable income. As of October 1, 2004, the Company had no valuation allowance established against its deferred tax assets.

        The net change in the total valuation allowance for fiscal year 2004 was a decrease of $10.3 million and the net change in the total valuation allowance for fiscal year 2003 was a decrease of $1.5 million.

        During the 36-week period ended October 1, 2004, the Company recognized a tax benefit related to the exercise of certain nonqualified stock options. The tax benefit from the exercise of the nonqualified stock options of approximately $0.5 million was credited directly to a component of stockholders' equity.

        As of October 1, 2004, the Company has fully utilized the net operating loss carryforward for federal income tax and has approximately $11.2 million in state net operating loss carryforwards available to reduce future income subject to income taxes. State net operating loss carryforwards begin to expire in 2008.

        As of October 1, 2004, the Company has foreign tax credit carryforwards for federal income tax purposes of $0.8 million. Foreign tax credit carryforwards expire beginning in 2008.

        Because of the change in ownership provisions of the Internal Revenue Code, a portion of the Company's net operating loss and tax credit carryforwards may be subject to annual limitation. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization. The Company has not yet determined if a Section 382 change of ownership has occurred, but the Company does not believe that net operating losses and tax credit carryforwards will be subject to any annual limitation.

        The differences between the effective income tax rate and the statutory federal income tax rate are as follows:

	36-Week period ended October 1, 2004	16-Week period ended January 22, 2004	Fiscal year
			2003	2002
Statutory federal income tax rate	35.0%	(35.0)%	35.0%	(35.0)%
Foreign tax rate differential	1.7	4.3	(0.2)	(33.2)
State taxes	6.1	3.7	4.6	38.9
In-process reasearch and development	8.9	—	—	—
Non-deductible expenses	0.6	0.6	1.4	8.3
Deferred tax assets not benefited	—	37.0	(3.0)	230.0

Effective tax rate	52.3%	10.6%	37.8%	209.0%

17.    Stock-Based Compensation Plans

        At October 1, 2004, the Company has two stock-based compensation plans which are described below:

2004 Stock Incentive Plan

        In January 2004, CPI Acquisition Corp. established the 2004 Stock Incentive Plan ("the 2004 Plan") to provide an incentive for key employees, consultants, advisors and directors of CPI Holdco and its subsidiaries, and reserved 350,000 shares of CPI Holdco's common stock for issuance under the 2004 Plan. In September 2004, the 2004 Plan was amended to increase the shares reserved for issuance there under by 50,000. Awards under the 2004 Plan may include stock options, stock appreciation rights, restricted stock, stock awards or any combination thereof. Options granted under the 2004 Plan shall be, as determined by the compensation committee (the "Committee"), which is designated by the Board of Directors, non-qualified stock options or incentive stock options, as evidenced by the related award agreements. The option price shall be determined by the Committee, but with respect to incentive stock options, shall not be less than the fair value on the date of grant. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of incentive stock options may not be less than 110% of the fair value of the common stock on the date of grant and the options shall not be exercisable later than five years from the date of grant.

        Options granted during fiscal year 2004 include both fixed and performance awards and expire ten years from the date of grant. The fixed awards vest at a rate of 20% per year. The performance awards also vest at a rate of 20% per year if the Company meets certain annual EBITDA performance targets as of the last day of the fiscal year ending immediately prior to the performance vesting date. Although the Company met the fiscal year 2004 performance target and expects to meet future performance targets, no deferred compensation expense was recognized because the fair value of the Company's common stock was not greater than the option exercise price. As of October 1, 2004, there were 150,025 performance based options outstanding with an exercise price of $23.52 per share. Management was also granted 50,000 options at prices ranging from $23.52 to $36.00 per share that were fully vested at grant date during fiscal year 2004. These options were granted with an exercise price either equal to or greater than the fair value of the Company's common stock on the date of the grant.

        In the event of a Change in Control, the Committee may, but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award or (ii) cancel Awards for fair value (as determined in the sole discretion of the Committee) or (iii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (iv) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

2000 Stock Option Plan

        Stock options outstanding under Holding's 2000 Stock Option Plan ("the 2000 Plan") became 100% vested at the Merger closing date. The 2000 Plan option holders were offered the opportunity to either roll over their stock options into options to purchase common stock of CPI Holdco ("Rollover Options") or exercise their stock options. Management elected to rollover options to purchase 167,513 shares of common stock at prices ranging from $1.10 to $4.00 per share. The Rollover Options have a minimum price guarantee of $23.52 per share based on the Merger consideration value that would have been received at the closing of the Merger if the options had been exercised at that time. The fair value of Rollover options was $5.0 million and was accounted for as Merger purchase price as of January 23, 2004. Rollover Options are otherwise subject to the terms of the 2000 Plan, and, among other things, have a ten year expiration period and are subject to transferability restrictions and continued employment. No further options will be granted under the 2000 Plan.

Stock Option Summary

        The activity for options is presented below:

		Options Outstanding
	Options Available for Grant	Number of Shares Under Option	Weighted-Average Exercise Price
Balance at September 28, 2001	14,950	235,050	$4.00
Granted	(2,000)	2,000	$4.00
Forfeited	21,750	(21,750)	$4.00

Balance at September 27, 2002	34,700	215,300	$4.00
Additional shares authorized	100,000	—	—
Granted	(191,000)	191,000	$1.10
Forfeited	102,250	(102,250)	$4.00

Balance at October 3, 2003	45,950	304,050	$2.18
Authorized—2004 Plan	400,000	—	—
Granted	(362,285)	362,285	$23.79
Exercised	—	(136,537)	$2.70
Forfeited	3,250	(3,250)	$14.06
Cessation of 2000 Stock Option Plan	(47,450)	—	—

Balance at October 1, 2004	39,465	526,548	$16.84

        With respect to options granted in fiscal year 2003, the Company recorded deferred stock-based compensation of approximately $1.5 million for the difference between the exercise price at the grant date and the fair value as subsequently determined by an independent appraisal. The total deferred stock-based compensation was amortized to expense on a straight-line basis over the four-year vesting period until these options became fully vested at Merger closing. At Merger closing, the unrecognized deferred stock compensation cost of $1.2 million was charged to expense.

        The following table summarizes the options outstanding and exercisable at October 1, 2004:

Options Outstanding			Options Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life (In Years)	Number of Shares Exercisable	Weighted-average Exercise Price
$ 1.10	129,350	8.42	129,350	$1.10
$ 4.00	36,663	5.84	36,663	$4.00
$ 5.88	1,485	9.33	1,485	$5.88
$23.52	349,050	9.49	40,000	$23.52
$36.00	10,000	10.00	10,000	$36.00

	526,548		217,498

        The per share weighted-average fair value of stock options granted during fiscal years 2004, 2003 and 2002 was $4.88, $8.07, and $.62, respectively.

Holding Equity Plan

        In August 1995, Holding established the Holding 1995 Management Equity Plan (the "Holding Equity Plan"), under which certain of Holding's and CPI's present and former executive officers are participants. Under the Holding Equity Plan, participants were permitted to purchase shares of Holding common stock ("Management Shares") at a price determined by Holding's Board of Directors to be the fair value of such Holding common stock on the date of the execution of an agreement to purchase the shares. In March 2003, the Company sold 100,000 shares to certain executive officers of Holding and CPI for $1.10 per share in cash. In fiscal year 2003, the Company recorded compensation expense of $0.8 million related to this sale as the shares were subsequently determined to have been sold at less than the fair value as determined by an independent appraisal. No additional shares will be purchased under the Holding Equity Plan.

18.    Employee Benefit Plans

Retirement Plans

        CPI provides a qualified 401(k) investment plan covering substantially all of its domestic employees and a pension contribution plan covering substantially all of its Canadian employees. The plans provide for CPI to contribute an amount based on a percentage of each participant's base pay. CPI also has a Non-Qualified Deferred Compensation Plan (the "Non-Qualified Plan") that allows eligible executives and directors to defer a portion of their compensation. Participant contributions and Company matching contributions are 100% vested. The Non-Qualified Plan liability amounted to approximately $0.1 million as of October 1, 2004 and October 3, 2003. Total CPI contributions to these plans were $2.0 million, $0.8 million, $2.7 million, and $2.7 million, for the 36-week period ended October 1, 2004, the 16-week period ended January 22, 2004, and for fiscal year 2003 and 2002, respectively.

Defined Benefit Plan

        In fiscal year 2003, the Company established a defined benefit pension plan for its Chief Executive Officer ("CEO"). The plan's benefits are based on the CEO's compensation earnings and are limited by statutory requirements of the Canadian Income Tax Act. All costs of the plan are borne by the Company. The plan's assets consist primarily of mutual funds and cash. The defined benefit pension plan is fully funded and the benefit obligation was $0.4 million and $0.3 million as of October 1, 2004 and October 3, 2003, respectively. Due to the immaterial amounts of the Company's defined benefit plan, additional disclosures in accordance with SFAS 87, "Employers' Accounting for Pensions", are not presented.

19.    Related Party Transactions

Merger Fees

        In connection with the Merger, the Predecessor paid merger fees for financial advisory and investment banking services of $1.2 million to Leonard Green & Partners, L.P. ("LGP"), an affiliate of the general partner of Green Equity Investors II, L.P., Holding's majority stockholder, and the Successor paid $2.5 million to Cypress Advisors, an affiliate of the general partner of Cypress Merchant Bank Partners II, L.P., CPI Holdco's majority stockholder, and $0.3 million to Chris Toffales, a director of the Company. The financial advisory fees paid to Chris Toffales were for services performed prior to his appointment to the Company's Board of Directors.

        The Merger fees paid to LGP were charged to Merger Expenses on the Consolidated Statement of Operations for the 16-week period ended January 22, 2004. The Merger fees paid to Cypress were reported as a reduction to their $100 million equity contribution. The advisory fees paid to Chris Toffales were accounted for as part of the Merger purchase price since they were a direct cost of the merger.

Outside Advisors

        Holding had a management services agreement with LGP to pay approximately $0.4 million, plus out-of-pocket expenses, annually to LGP. Certain individuals who were stockholders of the general partner of LGP were members of the Board of Directors of Holding and CPI. The management services agreement provided for management, consulting and financial planning services, including assistance in strategic planning, providing market and financial analyses, negotiating and structuring financing and exploring expansion opportunities. For the 16-week period ended January 22, 2004 and for fiscal year 2003 and 2002, the Company paid $0.1 million, $0.4 million and $0.4 million to LGP, respectively.

Outside Directors

        Each outside director receives compensation of $32,500 per year plus $1,250 for each Board or Committee meeting attended. Outside directors also are entitled to receive options to purchase shares of common stock of CPI Holdco under the 2004 Plan. During fiscal year 2004, 4,500 options were granted to each of Mr. Targoff and Mr. Toffales. The exercise price of the options is $23.52 per share, which is the fair value on the date of grant; such options vest at a rate of 20% per year and expire ten years from the date of grant. In March 2004, Mr. Targoff and Mr. Toffales purchased 21,256 and 3,188 shares of common stock of the Company, respectively, at a price of $23.52 per share. During fiscal year 2004, Mr. Toffales also provided consulting services to the Company and was paid fees of $22,500.

Stockholder Loans

        In connection with Holding's 1995 Management Equity Plan, certain executive officers of CPI and Holding elected to pay a portion of the purchase price for the shares of common stock purchased pursuant to such plan (the "Management Shares") by delivery of a secured promissory note (collectively, the "Management Notes") to Holding. Outstanding principal under each type of Management Note bears interest at an annually adjustable rate equal to the "Applicable Federal Rate" in effect under Internal Revenue Code Section 1274(d) for obligations of a term equal to the then-remaining term of such note. At the Merger closing, Management Notes of $1.3 million were paid in full through a reduction of proceeds from the sale of Management Shares.

20.    San Carlos Property Sale

        The Company has entered into an agreement to sell land and building for its EIMAC division located in San Carlos, California. The purchase price is $23.8 million. Under the agreement, the buyer paid the Company a $13.0 million deposit on the purchase price which the Company is using to defray the costs of moving its EIMAC division from the San Carlos facility to its Palo Alto facility. The closing of the sale is subject to a number of conditions, including the requirement that the Company vacate its facilities and obtain regulatory closure of certain permitted equipment located on the property. There can be no assurance that the sale of the San Carlos property will occur.

        Pursuant to the stock sale agreement by and between Varian Associates, Inc., the predecessor of Varian Medical Systems, Inc. ("Varian"), and the Company dated June 9, 1995, as amended (the "Varian Agreement"), Varian is required to indemnify the Company for, and retained, various environmental liabilities relating to Varian's Electron Devices Business prior to 1995, with certain exceptions and limitations (the "Varian Environmental Indemnity"). Pursuant to the Varian Agreement, the Company had agreed to certain development restrictions affecting the San Carlos property. In connection with the San Carlos property sale agreement, Varian agreed to a waiver of certain of the development restrictions on the San Carlos property in the event that the sale closes, subject to certain conditions, and further agreed to pay the Company $1.0 million, of which $0.5 million was paid as of October 1, 2004. In addition, the Company has agreed to relieve Varian of certain of its obligations under the Varian Environmental Indemnity and to reimburse Varian for certain environmental costs which are not covered by insurance and the Company and Varian have agreed to certain use restrictions and environmental cost-sharing provisions related to the Company's property in Beverly, Massachusetts.

        As of October 1, 2004, the San Carlos land and building is classified as held for use in property, plant and equipment and the advance payments from the sale of the property, aggregating $13.5 million, are classified as a long-term liability, in the accompanying consolidated balance sheet. The Company has also deferred expenses of $0.5 million as of October 1, 2004 relating to the sale of the property and has classified these amounts as other long-term assets in the accompanying consolidated balance sheet. As of October 1, 2004, the San Carlos land and building had a net book value of $24.0 million and the building continues to be depreciated over its remaining useful life. The Company does not expect to recognize a loss on the sale of the San Carlos property.

21.    Quarterly Financial Data (Unaudited)

Quarter Ended	Oct. 1, 2004	July 2, 2004	Apr. 2, 2004	Jan. 2, 2004	Oct. 3, 2003	July 4, 2003	Apr. 4, 2003	Jan. 3, 2003
Sales	$64,280	72,345	77,247	68,313	65,190	70,721	67,897	61,626
Gross profit	$19,527	21,953	22,172	21,172	20,655	23,448	20,684	16,690
Net income (loss)	$(1,990)	11,471	(16,242)	4,839	2,536	8,257	3,219	2,536

22.    Subsequent Event

        On October 8, 2004, the Company purchased all of the outstanding stock of Econco Broadcast Service, Inc. ("Econco") of Woodland, California for approximately $18.0 million in cash, plus an amount to be determined to reimburse the sellers for certain tax costs associated with a tax election to treat the transaction as an asset sale, plus customary adjustments for working capital. Econco is a provider of rebuilding service for VEDs, allowing broadcasters and other users of these critical products to extend the life of their devices at a cost that is lower than buying a new VED. The transaction will be accounted for in accordance with the provisions of SFAS No. 141, "Business Combinations", which requires that all business combinations be accounted for using the purchase method. The allocation of the aggregate estimated purchase price will be determined based on detailed reviews of the fair value of assets acquired, including identified intangible assets, and liabilities assumed. Any remaining excess cost over the fair value of net assets acquired will be recognized as goodwill.

23.    Supplemental Guarantors Condensed Consolidating Financial Information

        On January 23, 2004, CPI issued $125.0 million of 8% Notes that are guaranteed by CPI Holdco and all domestic subsidiaries. Separate financial statements of the Guarantors are not presented because (i) the Guarantors are wholly-owned and have fully and unconditionally guaranteed the 8% Notes on a joint and several basis, and (ii) the Company's management has determined that such separate financial statements are not material to investors. Instead, presented below are the consolidating financial statements of: (a) the parent, CPI Holdco or Holding, (b) the issuer, CPI, (c) the guarantor subsidiaries (all of the domestic subsidiaries), (d) the non-guarantor subsidiaries, (e) the consolidating elimination entries, and (f) the consolidated total. The accompanying consolidating financial information should be read in connection with the consolidated financial statements of CPI Holdco.

        Investments in subsidiaries are accounted for on the equity method. The principal elimination entries eliminate investments in subsidiaries, intercompany balances, intercompany transactions and intercompany sales.

CONDENSED CONSOLIDATING BALANCE SHEET
As of October 1, 2004 (Successor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
ASSETS
Current Assets
Cash and cash equivalents	$—	38,131	113	2,232	—	40,476
Restricted cash	—	—	2,188	91	—	2,279
Accounts receivable, net	—	21,424	3,806	10,684	—	35,914
Inventories	—	28,916	99	9,059	—	38,074
Deferred tax assets	—	12,285	—	—	—	12,285
Intercompany receivable	—	26,841	—	1,730	(28,571)	—
Other current assets	—	3,066	168	570	(8)	3,796

Total current assets	—	130,663	6,374	24,366	(28,579)	132,824
Property, plant and equipment, net	—	62,162	22	7,943	—	70,127
Debt issue costs, net	—	8,910	—	—	—	8,910
Intangibles, net	—	67,847	—	10,634	—	78,481
Goodwill	—	92,041	—	47,573	—	139,614
Other long term assets	—	1,251	—	—	—	1,251
Intercompany notes receivable	—	13,335	—	—	(13,335)	—
Investment in subsidiaries	135,688	21,073	—	—	(156,761)	—

Total assets	$135,688	397,282	6,396	90,516	(198,675)	431,207

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of term loan	$—	3,944	—	—	—	3,944
Accounts payable	—	11,556	99	4,135	—	15,790
Accrued expenses	—	17,449	556	2,929	5	20,939
Product warranty	—	3,877	—	2,197	—	6,074
Income taxes payable	—	1,274	—	395	(8)	1,661
Advance payments from customers	—	6,463	1,012	4,556	—	12,031
Intercompany payable	28,094	—	482	—	(28,576)	—

Total current liabilities	28,094	44,563	2,149	14,212	(28,579)	60,439
Deferred income taxes	—	32,936	—	6,182	—	39,118
Intercompany notes payable	—	—	—	13,335	(13,335)	—
Advance payments from sale of San Carlos property		13,450				13,450
Senior term loan	—	85,606	—	—	—	85,606
Senior subordinated notes	—	125,000	—	—	—	125,000

Total liabilities	28,094	301,555	2,149	33,729	(41,914)	323,613

Stockholders' Equity
Common stock	43	—	—	—	—	43
Parent investment	—	91,710	3,882	56,790	(152,382)	—
Additional paid-in capital	103,534	—	—	—	—	103,534
Other comprehensive income	1,369	1,369	—	54	(1,423)	1,369
Retained earnings (deficit)	2,648	2,648	365	(57)	(2,956)	2,648

Net stockholders' equity	107,594	95,727	4,247	56,787	(156,761)	107,594

Total liabilities, preferred stock and stockholders' equity	$135,688	397,282	6,396	90,516	(198,675)	431,207

CONDENSED CONSOLIDATING BALANCE SHEET
As of October 3, 2003 (Predecessor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
ASSETS
Current Assets
Cash and cash equivalents	$—	30,561	1,718	1,472	—	33,751
Accounts receivable, net	—	17,753	4,502	10,873	—	33,128
Inventories	—	29,539	261	7,558	—	37,358
Intercompany receivable	1,177	1,068	—	—	(2,245)	—
Other current assets	—	1,317	221	672	—	2,210

Total current assets	1,177	80,238	6,702	20,575	(2,245)	106,447
Property, plant and equipment	19,818	36,984	13	3,683	(7,551)	52,947
Debt issue costs, net	22	2,229	—	34	—	2,285
Intangibles, net	—	1,140	—	—	—	1,140
Goodwill	—	15,541	—	27,316	(23,708)	19,149
Intercompany notes receivable	—	20,085	—	—	(20,085)	—
Investment in subsidiaries	(60,660)	3,434	—	—	57,226	—

Total assets	$(39,643)	159,651	6,715	51,608	3,637	181,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current Liabilities
Mortgage financing	$17,500	—	—	—	—	17,500
Accounts payable	—	10,844	215	4,565	—	15,624
Accrued expenses	7	18,704	712	2,434	(412)	21,445
Product warranty	—	3,225	—	2,176	—	5,401
Income taxes payable	—	2,730	16	1,092	(254)	3,584
Accrued dividends payable	—	15,449	—	—	—	15,449
Advance payments from customers	—	7,118	1,008	2,077	—	10,203
Intercompany payable	—	—	1,281	719	(2,000)	—

Total current liabilities	17,507	58,070	3,232	13,063	(2,666)	89,206
Deferred income	—	6,887	—	—	(6,887)	—
Intercompany notes payable	5,750	—	—	14,335	(20,085)	—
Senior subordinated notes	—	100,000	—	—	—	100,000

Total liabilities	23,257	164,957	3,232	27,398	(29,638)	189,206

Senior Redeemable Preferred Stock of CPI	—	28,907	—	—	—	28,907

Junior Preferred Stock of CPI	—	29,300	—	—	—	29,300

Stockholders' (Deficit) Equity
Common stock	50	—	—	—	—	50
Parent investment	—	21,458	1,161	19,549	(42,168)	—
Additional paid-in capital	21,519	—	—	—	—	21,519
Deferred compensation	—	(1,289)	—	—	—	(1,289)
Stockholder loans	—	(1,256)	—	—	—	(1,256)
Retained (deficit) earnings	(84,469)	(82,426)	2,322	4,661	75,443	(84,469)

Net stockholders' (deficit) equity	(62,900)	(63,513)	3,483	24,210	33,275	(65,445)

Total liabilities, preferred stock and stockholders' (deficit) equity	$(39,643)	159,651	6,715	51,608	3,637	181,968

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Period from January 23, 2004 to October 1, 2004 (Successor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Sales	$—	156,405	21,135	67,558	(42,832)	202,266
Cost of sales	—	107,863	18,717	51,924	(42,832)	135,672
Amortization of acquisition-related inventory write-up	—	5,500	—	—	—	5,500

Gross profit	—	43,042	2,418	15,634	—	61,094

Operating costs and expenses:
Research and development	—	1,579	—	3,674	—	5,253
Selling and marketing	—	4,765	1,581	4,736	—	11,082
General and administrative	—	9,053	455	3,188	—	12,696
Amortization of acquisition-related intangible assets	—	11,810	—	1,688	—	13,498
Acquired in-process research and development	—	1,415	—	1,085	—	2,500

Total operating costs and expenses	—	28,622	2,036	14,371	—	45,029

Operating income	—	14,420	382	1,263	—	16,065
Interest expense (income), net	—	9,348	(8)	1,178	—	10,518

Income before income tax expense and equity in income of subsidiaries	—	5,072	390	85	—	5,547
Income tax expense	—	2,732	25	142	—	2,899
Equity in income of subsidiaries	2,648	308	—	—	(2,956)	—

Net income (loss)	$2,648	2,648	365	(57)	(2,956)	2,648

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Period from October 4, 2003 to January 22, 2004 (Predecessor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Sales	$—	60,721	10,673	26,470	(17,945)	79,919
Cost of sales	—	43,551	9,448	21,223	(18,033)	56,189

Gross profit	—	17,170	1,225	5,247	88	23,730

Operating costs and expenses:
Research and development	—	607	—	1,593	—	2,200
Selling and marketing	—	2,136	591	1,678	(53)	4,352
General and administrative	355	4,973	236	1,508	(1,039)	6,033
Merger expenses	5,074	1,300	—	—	—	6,374
Intercompany income	(755)	(215)	(53)	—	1,023	—

Total operating costs and expenses	4,674	8,801	774	4,779	(69)	18,959

Operating (loss) income	(4,674)	8,369	451	468	157	4,771
Interest expense (income), net	590	7,731	(3)	584	—	8,902

(Loss) income before income tax expense and equity in income of subsidiaries	(5,264)	638	454	(116)	157	(4,131)
Income tax expense	—	334	55	50	—	439
Equity in income of subsidiaries	694	321	—	—	(1,015)	—

Net (loss) income	$(4,570)	625	399	(166)	(858)	(4,570)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended October 3, 2003 (Predecessor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Sales	$—	198,881	33,397	93,398	(60,242)	265,434
Cost of sales	—	146,738	29,575	68,115	(60,471)	183,957

Gross profit	—	52,143	3,822	25,283	229	81,477

Operating costs and expenses:
Research and development	—	2,086	—	4,774	—	6,860
Selling and marketing	—	7,451	2,399	5,800	—	15,650
General and administrative	1,150	16,149	713	3,915	(3,988)	17,939
Intercompany income	(2,450)	(1,102)	(263)	—	3,815	—
Gain on sale of Solid State Products Division	—	(136)	—	—	—	(136)

Total operating costs and expenses	(1,300)	24,448	2,849	14,489	(173)	40,313

Operating income	1,300	27,695	973	10,794	402	41,164
Interest expense (income), net	2,029	10,510	(8)	2,009	—	14,540

Income (loss) before income tax expense (benefit) and equity in income of subsidiaries	(729)	17,185	981	8,785	402	26,624
Income tax expense (benefit)	(249)	8,771	151	1,403	—	10,076
Equity in income of subsidiaries	17,028	8,441	—	—	(25,469)	—

Net income	$16,548	16,855	830	7,382	(25,067)	16,548

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended September 27, 2002 (Predecessor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Sales	$—	187,276	21,295	87,722	(45,048)	251,245
Cost of sales	—	149,644	18,972	68,691	(45,118)	192,189

Gross profit	—	37,632	2,323	19,031	70	59,056

Operating costs and expenses:
Research and development	—	1,989	—	3,884	—	5,873
Selling and marketing	—	8,653	1,675	5,745	—	16,073
General and administrative	1,149	17,060	674	5,955	(5,061)	19,777
Loss on sale of SSPD	—	3,004	—	—	—	3,004
Gain on sale of Satcom Division product technology	—	(15,000)	—	—	15,000	—
Intercompany income	(2,450)	(1,336)	(196)	—	3,982	—

Total operating costs and expenses	(1,301)	14,370	2,153	15,584	13,921	44,727

Operating income	1,301	23,262	170	3,447	(13,851)	14,329
Interest expense (income), net	2,045	10,988	(14)	3,489	—	16,508

Income (loss) before income tax expense (benefit) and equity in loss of subsidiaries	(744)	12,274	184	(42)	(13,851)	(2,179)
Income tax expense (benefit)	(5)	5,326	17	(784)	—	4,554
Equity in income of subsidiaries	5,994	13,009	—	—	(19,003)	—

Net (loss) income	$(6,733)	(6,061)	167	742	5,152	(6,733)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period from January 23, 2004 to October 1, 2004 (Successor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$14,691	(9,963)	2,326	2,604	—	9,658

INVESTING ACTIVITIES
Purchase of Predecessor net assets, net of cash acquired	(113,130)	—	—	—	—	(113,130)
Advance payments from sale of San Carlos property	—	13,450	—	—	—	13,450
Expenses relating to sale of San Carlos property	—	(451)	—	—	—	(451)
Purchase of property, plant and equipment, net	—	(3,011)	(25)	(281)	—	(3,317)

Net cash (used in) provided by investing activities	(113,130)	9,988	(25)	(281)	—	(103,448)

FINANCING ACTIVITIES
Retirement of debt and preferred stock:
Senior subordinated notes	—	(74,000)	—	—	—	(74,000)
Senior redeemable preferred stock	—	(29,735)	—	—	—	(29,735)
Junior preferred stock	—	(32,336)	—	—	—	(32,336)
Dividends on senior preferred stock	—	(19,310)	—	—	—	(19,310)
Mortgage financing	—	(17,500)	—	—	—	(17,500)
Proceeds from/(payments for) the issuance of debt:		—
Senior subordinated notes	—	125,000	—	—	—	125,000
Senior term loan	—	90,000	—	—	—	90,000
Debt issue costs	—	(9,653)	—	—	—	(9,653)
Proceeds from the repayment of Predecessor stockholder loans	—	1,266	—	—	—	1,266
Net proceeds from the issuance of common stock	98,075	—	—	—	—	98,075
Repayment of senior term loan	—	(450)	—	—	—	(450)
Payment of insurance escrow deposit	—	(90)	—	—	—	(90)
Proceeds from exercise of stock options	364	—	—	—	—	364
Net proceeds from bank overdraft	—	2,635	—	—	—	2,635

Net cash provided by financing activities	98,439	35,827	—	—	—	134,266

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	35,852	2,301	2,323	—	40,476
Cash and cash equivalents at beginning of period	—	—	—	—	—	—

Cash and cash equivalents at end of period	$—	35,852	2,301	2,323	—	40,476

CPI Holdco, Inc.
and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
From October 4, 2003 to January 22, 2004 (Predecessor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$—	8,152	206	(145)	—	8,213

INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	—	(416)	(2)	(41)	—	(459)

Net cash used in investing activities	—	(416)	(2)	(41)	—	(459)

FINANCING ACTIVITIES
Retirement of senior subordinated notes	—	(26,000)	—	—	—	(26,000)
Net repayment of bank overdraft	—	(1,639)	—	—	—	(1,639)

Net cash used in financing activities	—	(27,639)	—	—	—	(27,639)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	—	(19,903)	204	(186)	—	(19,885)
Cash and cash equivalents at beginning of period	—	30,561	1,718	1,472	—	33,751

Cash and cash equivalents at end of period	$—	10,658	1,922	1,286	—	13,866

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
For the Year Ended October 3, 2003 (Predecessor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
OPERATING ACTIVITIES
Net cash provided by operating activities	$2,480	30,618	1,025	15,574	(14,436)	35,261

INVESTING ACTIVITIES
Proceeds from sale of SSPD division	—	136	—	—	—	136
Equity investment in subsidiary	(2,299)	—	—	—	2,299	—
Purchase of property, plant and equipment, net	—	(2,492)	(5)	(570)	—	(3,067)

Net cash used in investing activities	(2,299)	(2,356)	(5)	(570)	2,299	(2,931)

FINANCING ACTIVITIES
Repayments on capital leases	—	—	—	(45)	—	(45)
Payment of debt issue costs	(41)	(298)	—	—	—	(339)
Payment of mortgage financing	(250)	—	—	—	—	(250)
Repayment of intercompany note	—	—	—	(14,436)	14,436	—
Net repayment of bank overdraft	—	(779)	—	—	—	(779)
Proceeds from parent investment in subsidiary	—	2,299	—	—	(2,299)	—
Proceeds from issuance of common stock	110	—	—	—	—	110

Net cash (used in) provided by financing activities	(181)	1,222	—	(14,481)	12,137	(1,303)

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	29,484	1,020	523	—	31,027
Cash and cash equivalents at beginning of period	—	1,077	698	949	—	2,724

Cash and cash equivalents at end of period	$—	30,561	1,718	1,472	—	33,751

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended September 27, 2002 (Predecessor)
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$351	58,818	(90)	(59)	(15,000)	44,020

INVESTING ACTIVITIES
Proceeds from sale of SSPD division	—	926	—	—	—	926
Purchase of property, plant and equipment, net	—	(3,158)	(13)	(207)	—	(3,378)
Purchase of Satcom Division technology	—	—	—	(15,000)	15,000	—

Net cash used in investing activities	—	(2,232)	(13)	(15,207)	15,000	(2,452)

FINANCING ACTIVITIES
Repayments on capital leases	—	(859)	—	(105)	—	(964)
Payment of debt issue costs	(101)	—	—	—	—	(101)
Net payments from revolving credit facility	—	(21,293)	—	—	—	(21,293)
Repayment of senior term loan	—	(20,000)	—	—	—	(20,000)
Payment of (proceeds from) intercompany note	—	(15,000)	—	15,000	—	—
Repayment of mortgage financing	(250)	—	—	—	—	(250)
Net proceeds from bank overdraft	—	861	—	—	—	861

Net cash (used in) provided by financing activities	(351)	(56,291)	—	14,895	—	(41,747)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	295	(103)	(371)	—	(179)
Cash and cash equivalents at beginning of period	—	782	801	1,320	—	2,903

Cash and cash equivalents at end of period	$—	1,077	698	949	—	2,724

SCHEDULE II

CPI Holdco, Inc.
and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deduction Amount (i.e., Write-off's)	Balance at End of Period
Allowance for doubtful accounts receivable
Fiscal year ended 2002	$435	331	189	577
Fiscal year ended 2003	$577	133	135	575
Fiscal year ended 2004	$575	109	24	660

CPI Holdco, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands—unaudited)

	December 31, 2004	October 1, 2004
Assets
Current Assets
Cash and cash equivalents	$26,924	$40,476
Restricted cash	2,458	2,279
Accounts receivable, net	38,898	35,914
Inventories	41,275	38,074
Deferred tax assets	13,094	12,285
Prepaids and other current assets	5,255	3,796

Total current assets	127,904	132,824
Property, plant and equipment, net	73,244	70,127
Debt issue costs, net	8,623	8,910
Intangible assets, net	80,721	78,481
Goodwill	145,822	139,614
Other long-term assets	1,070	1,251

Total assets	$437,384	$431,207

Liabilities and Stockholders' Equity
Current Liabilities
Current portion of term loan	$88	$3,944
Accounts payable	15,777	15,790
Accrued expenses	23,948	20,939
Product warranty	6,064	6,074
Income taxes payable	5,197	1,661
Advance payments from customers	11,860	12,031

Total current liabilities	62,934	60,439
Deferred income taxes	38,863	39,118
Advance payments from sale of San Carlos property	13,450	13,450
Senior term loan	85,584	85,606
Senior subordinated notes	125,000	125,000

Total liabilities	325,831	323,613

Stockholders' Equity
Common stock	43	43
Additional paid-in capital	103,579	103,534
Accumulated other comprehensive income	2,185	1,369
Retained earnings	5,746	2,648
Net stockholders' equity	111,553	107,594

Total liabilities and stockholders' equity	$437,384	$431,207

See accompanying notes to the condensed consolidated financial statements.

CPI Holdco, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands—unaudited)

	Fiscal Year
	2005	2004
	13-Week Period Ended December 31, 2004 (Successor)	13-Week Period Ended January 2, 2004 (Predecessor)
Sales	$73,733	$68,313
Cost of sales	49,678	47,141
Amortization of acquisition-related inventory write-up	351	—

Gross profit	23,704	21,172

Operating costs and expenses:
Research and development	1,448	1,733
Selling and marketing	4,068	3,624
General and administrative	4,025	3,700
Merger expenses	—	430
Amortization of acquisition-related intangible assets	4,906	—

Total operating costs and expenses	14,447	9,487

Operating income	9,257	11,685
Interest expense, net	4,080	3,559

Income before taxes	5,177	8,126
Income tax expense	2,079	3,287

Net income	3,098	4,839
Preferred dividends:
Senior redeemable preferred stock	—	1,609
Junior preferred stock	—	1,048

Net income attributable to common stock	$3,098	$2,182

Other comprehensive income, net of tax:
Unrealized gain on cash flow hedges	816	—

Comprehensive income	$3,914	$2,182

See accompanying notes to the condensed consolidated financial statements.

CPI Holdco, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands—unaudited)

	Fiscal Year
	2005	2004
	13-Week period ended December 31, 2004 (Successor)	13-Week period ended January 2, 2004 (Predecessor)
OPERATING ACTIVITIES
Net cash provided by operating activities	$10,112	$6,194

INVESTING ACTIVITIES
Expenses relating to sale of San Carlos property	(8)	—
Purchase of Econco, net of cash acquired	(18,685)	—
Purchase of property, plant and equipment	(1,194)	(239)

Net cash used in investing activities	(19,887)	(239)

FINANCING ACTIVITIES
Repayments of senior term loan	(3,878)	—
Repayments on capital leases	(20)	—
Net proceeds (repayments) from bank overdraft	121	(1,639)

Net cash used in financing activities	(3,777)	(1,639)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(13,552)	4,316
Cash and cash equivalents at beginning of period	40,476	33,751

Cash and cash equivalents at end of period	$26,924	$38,067

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$1,410	302
Cash paid for taxes, net of refunds	$120	739
Supplemental Disclosures of Noncash Investing and Financing Activities
Dividends on senior preferred stock	$—	1,609

See accompanying notes to the condensed consolidated financial statements.

CPI Holdco, Inc.
and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.    Basis of Presentation

        For periods ending prior to January 23, 2004, the accompanying condensed consolidated financial statements represent the consolidated results and financial position of Communications & Power Industries Holding Corporation ("Holding" or the "Predecessor"). On January 23, 2004, the Predecessor merged (the "Merger") with CPI Merger Sub Corp. ("Merger Sub"), a wholly-owned subsidiary of CPI Holdco, Inc. ("CPI Holdco" or the "Successor"), a Delaware corporation formerly known as CPI Acquisition Corp., controlled by affiliates of The Cypress Group L.L.C. ("Cypress") as more fully described in Note 2. As a result of the Merger, the Predecessor became a wholly-owned subsidiary of CPI Holdco. The financial statements for periods subsequent to January 22, 2004 represent the condensed consolidated financial statements of CPI Holdco after giving effect to the Merger. References to the "Company" refer to the Predecessor prior to the Merger and the Successor post-Merger.

        CPI Holdco's fiscal years are the 52- or 53-week periods that end on the Friday nearest September 30. The Successor's fiscal year did not change from that of the Predecessor. Fiscal year 2005 comprises the 52-week period ending September 30, 2005, and fiscal year 2004 comprised the 52-week period ended October 1, 2004.

        Management believes that these unaudited interim condensed consolidated financial statements contain all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of the Company and its results of operations and cash flows for the interim periods presented. The results for the interim periods reported are not necessarily indicative of the results for the complete fiscal year 2005. Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted and, accordingly, these financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended October 1, 2004.

        There is currently no public market for the Company's common stock.

        As allowed by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," the Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this method, compensation expense is recorded only if the current market price of the underlying stock exceeded the exercise price at the measurement date. All stock options issued by the Successor were issued at, or above, the current market price of the underlying stock. During fiscal year 2003, the Company issued stock options to employees that were subsequently determined to have been issued below the fair value of the stock on the date of grant. The compensation cost associated with the 2003 stock options was amortized as a charge against income under the caption "General and administrative" in the Condensed Consolidated Statement of Operations and Comprehensive Income on a straight-line basis over the four year vesting period until they became fully vested at the time of the Merger.

        If compensation cost for the Company's stock-based compensation plan had been determined consistent with SFAS No. 123, the Company's net income would have changed to the pro forma amounts indicated below (in thousands):

	Fiscal Year
	2005	2004
	13-Week Period ended December 31, 2004 (Successor)	13-Week Period ended January 2, 2004 (Predecessor)
Net income as reported	$3,098	$4,839
Add:
Stock-based compensation included in net income determined under intrinsic value method, net of tax	45	94
Deduct:
Stock-based compensation determined under fair value based method, net of tax	218	203

Pro forma net income	$2,925	$4,730

        No options were granted during the 13-weeek period ending December 31, 2004 and January 2, 2004.

2.    Mergers

Cypress Merger

        On January 23, 2004, CPI Holdco's wholly-owned subsidiary, Merger Sub, merged with and into Holding pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 17, 2003, by and among Holding, CPI Holdco, Merger Sub and Green Equity Investors II, L.P., as the representative of the security holders of Holding, under which CPI Holdco, Merger Sub's parent corporation and a corporation controlled by affiliates of Cypress, agreed to acquire Holding. In the Merger, each share of Holding's common stock and stock options outstanding immediately prior to the Merger, other than a portion of stock options held by certain members of management (which were converted into options to purchase shares of CPI Holdco) and other than any shares of common stock owned by Holding or CPI Holdco, were converted into the right to receive a pro rata portion of the aggregate merger consideration of $131.7 million. In connection with the Merger, CPI Holdco received an equity contribution of $100.0 million before expenses from affiliates of Cypress in exchange for 4,251,122 shares of common stock of CPI Holdco. Members of management of Holding, as a result of rolling over their options to purchase common stock of Holding, received stock options to purchase 167,513 shares of common stock of CPI Holdco ("Rollover Options"). The fair value of Rollover Options was $5.0 million and was accounted for as Merger purchase price as of January 23, 2004. Members of Holding management that were residents of Canada received 1,485 stock options to purchase shares of common stock of CPI Holdco as payment of Merger escrow proceeds in respect of their options to purchase shares of Holding.

        In connection with the Merger, Holding and Communications & Power Industries, Inc. ("CPI") refinanced all of their outstanding indebtedness. As part of the refinancing, CPI effected a covenant defeasance of $74.0 million outstanding aggregate principal amount of its 12% Senior Subordinated Notes ("12% Notes") and redeemed the 12% Notes in full, each pursuant to the terms of the Indenture governing the 12% Notes. In addition, CPI terminated its credit facility, and Holding paid off all amounts owing under, and terminated, the loan agreement related to its San Carlos Property. CPI also redeemed all of the outstanding shares of its 14% Junior Cumulative Preferred Stock and its Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock.

        The Merger transaction was accounted for using the purchase method of accounting as required by the SFAS 141, "Business Combinations". Accordingly, the assets acquired and liabilities assumed were recorded at fair value and the excess of the purchase price over the fair value of the assets acquired was recorded as goodwill. The allocation of the purchase price to specific assets and liabilities was based, in part, upon independent appraisals and internal estimates of cash flow and recoverability. The following table summarizes the final estimates of fair value of the assets acquired and liabilities assumed at January 23, 2004 (in thousands):

Cash	$13,866
Accounts receivable	29,587
Inventory, including $5.5 million of fair value write-up	43,608
Other current assets	3,241
Property, plant and equipment	70,079
Identifiable intangible assets	92,160
Acquired in-process research and development	2,500
Goodwill	139,614
Debt and preferred stock	(172,881)
Deferred tax liabilities, net	(33,169)
Other liabilities	(56,934)

Total	$131,671

        The $2.5 million of acquired in-process research and development represents the estimated fair value of acquired in-process research and development projects that had not yet reached technological feasibility on January 23, 2004 and had no alternative future use. Accordingly, this amount was written off at the Merger date. The value assigned to acquired in-process research and development is related to technology application projects involving development of VEDs (Vacuum Electron Devices) for communications, scientific and military applications and development of power supplies, x-ray generators and transmitters for industrial, medical and military applications.

        The following unaudited pro forma summary presents information as if the Merger had taken place at the beginning of each period presented. The pro forma amounts include certain adjustments, including depreciation based on the allocated purchase price of property and equipment, amortization of finite lived intangible assets acquired, interest expense and taxes. One-time charges for the inventory write-up, merger expenses, acquired in-process research and development and backlog amortization, net of applicable taxes, are excluded from the pro forma net income amounts (in thousands):

	13-Week period ended December 31, 2004	13-Week period ended January 2, 2004
	(in thousands)
Sales	$73,733	$68,313
Pro forma net income	$5,716	$4,948

Corporate Reorganization

        On March 12, 2004, Holding was merged with and into its wholly-owned subsidiary, CPI, with CPI as the surviving corporation (the "Intercompany Merger"). As a result of the Intercompany Merger, the corporate structure of the Company and its subsidiaries consists of one parent holding corporation, CPI Holdco, and all of the obligations of Holding existing prior to the Intercompany Merger became obligations of CPI.

3.    Inventories

        Inventories are stated at the lower of average cost or market (net realizable value). The main components of inventories are as follows (in thousands):

	December 31, 2004	October 1, 2004
Raw materials and parts	$27,218	$23,500
Work in process	9,484	10,067
Finished goods	4,573	4,507

Total	$41,275	$38,074

4.    Accrued Warranty

        The Company's products are generally warranted for a variety of periods, typically one to three years or a predetermined product usage life. The Company assesses the adequacy of its preexisting warranty liabilities and adjusts the balance based on actual experience and changes in future expectations. The following table reconciles the changes in the Company's accrued warranty (in thousands):

	Fiscal Year
	2005	2004
	13-Week Period ended December 31, 2004 (Successor)	13-Week Period ended January 2, 2004 (Predecessor)
Beginning accrued warranty	$6,074	$5,401
Cost of warranty claims	(741)	(972)
Accruals for product warranty	731	1,701

Ending accrued warranty	$6,064	$6,130

5.    Senior Credit Facility

        In connection with the Merger, CPI entered into a $130.0 million credit agreement, which was amended and restated on November 29, 2004 ("Senior Credit Facility"). The Senior Credit Facility consists of a $40.0 million revolving commitment, with a sub-facility of $15.0 million for letters of credit and $5.0 million for swingline loans ("Revolver"), which expires on January 23, 2010, and a $89.6 million term loan ("Term Loan"), which expires on July 23, 2010, of which $85.7 million was outstanding as of December 31, 2004. The Senior Credit Facility is guaranteed by CPI Holdco and all of CPI's domestic subsidiaries and is secured by substantially all of their assets.

        The Revolver borrowings currently bear interest at a rate equal to LIBOR plus 3.00% per annum or the Alternate Base Rate ("ABR") plus 2.0% per annum. The Term Loan borrowings currently bear interest at a rate equal to LIBOR plus 2.5% per annum or the ABR plus 1.5% per annum. The ABR is the greater of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%. In addition to customary fronting and administrative fees under the Senior Credit Facility, CPI pays letter of credit participation fees equal to the applicable LIBOR margin (discussed above) per annum on the average daily amount of the letter of credit exposure, and a commitment fee of 0.50% per annum on the average daily unused amount of revolving commitment.

        The Senior Credit Facility provides that upon specified conditions, CPI may seek commitments for a new class of term loans, not to exceed $75 million. Such new term loans (a) may be part of the existing tranche of term loans or may be part of new tranche of term loans and (b) subject to certain exceptions, shall have terms generally identical to the terms of the existing term loans, provided that the applicable margins with respect to such new term loans shall not be greater than 50 basis points higher than the highest possible margins on the existing term loans.

        The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of CPI Holdco, CPI and certain of its subsidiaries to sell assets; engage in mergers and acquisitions; pay dividends and distributions or repurchase their capital stock; incur additional indebtedness or issue equity interests; make investments and loans; create liens or further negative pledges on assets; engage in certain transactions with affiliates; enter into sale and leaseback transactions; change their business or ownership; amend agreements or make prepayments relating to subordinated indebtedness; amend or waive provisions of charter documents, agreements with respect to capital stock or any other document related to the Merger Agreement or related transaction documents in a manner that is materially adverse to the lenders; and change their fiscal year. These covenants are subject to certain exceptions.

        In addition, the Senior Credit Facility requires CPI and its subsidiaries to maintain the following financial covenants: a minimum interest coverage ratio; a maximum total leverage ratio; a minimum fixed charge coverage ratio; and a maximum capital expenditures limitation. At December 31, 2004, CPI was in compliance with all Senior Credit Facility covenants.

        The Term Loan requires 1.0% of the loan amount to be repaid annually in quarterly installments of 0.25% beginning June 30, 2004 and continuing for five years, with the remainder due in equal quarterly installments thereafter. The Term Loan also requires an annual prepayment to be made within 90 days after the end of the fiscal year based on a calculation of Excess Cash Flow ("ECF"), as defined in the Senior Credit Facility, multiplied by a factor of 25%, 50% or 75% depending on the leverage ratio at the end of the fiscal year, less optional prepayments made during the fiscal year. On December 30, 2004, CPI made an ECF payment of $3.9 million. The ECF payment was applied pro rata, in accordance with the provisions of the term loan, against the remaining scheduled installments of principal due up to, but not including, the September 30, 2009 scheduled principal installment.

6.    8% Senior Subordinated Notes

        In connection with the Merger, CPI issued an aggregate principal amount of $125.0 million of its 8% Senior Subordinated Notes due 2012 ("8% Notes"), which will mature in their entirety on February 1, 2012; there are no sinking fund requirements. CPI is required to pay interest on the 8% Notes semiannually, beginning on August 1, 2004. The indenture governing the terms of the 8% Notes (the "8% Indenture") contains restrictive covenants which, among other things, limit CPI and certain of its subsidiaries from incurring certain indebtedness, selling assets or consolidating or merging with or into other companies, paying dividends or repurchasing or redeeming capital stock, making certain investments and entering into certain types of transactions with their affiliates. The Company is in compliance with the covenants contained in the 8% Indenture as of December 31, 2004. The payment of principal, premium and interest on, and other obligations evidenced by the 8% Notes is subordinated in right of payment, as set forth in the 8% Indenture, to the prior payment in full of all senior debt (as defined in the 8% Indenture), including indebtedness under the Senior Credit Facility, whether outstanding on the date of the 8% Indenture or thereafter incurred. CPI's payment obligations under the 8% Notes are jointly and severally guaranteed by CPI Holdco and all of CPI's domestic subsidiaries. The 8% Notes may be redeemed as described in, and subject to the terms and conditions set forth in, the 8% Indenture. In addition, the 8% Indenture requires the Company to make an offer to purchase the 8% Notes in certain circumstances.

7.    Financial Instruments

        As of December 31, 2004, CPI had outstanding forward contract commitments to purchase Canadian dollars for an aggregate U.S. notional amount of $31.0 million; the last forward contract expires on March 10, 2006. The Company's foreign currency forward contracts are designated as a cash flow hedge and are considered "highly effective", as defined by FASB Statement No. 133. At December 31, 2004, the fair value of unrealized foreign currency forward contracts was $3.1 million and the unrealized gain was approximately $2.2 million, net of related tax expense. The unrealized gains from these forward contracts are included in other comprehensive income and are shown as a component of stockholders' equity.

8.    Segments and Related Information

        The Company has two reportable segments: VEDs and satcom equipment. Management evaluates performance and allocates resources based on earnings before provision for interest expense, income taxes, depreciation and amortization ("EBITDA").

        Summarized financial information concerning the Company's reportable segments is shown in the following table:

	Fiscal Year
	2005	2004
	13-Week Period ended December 31, 2004 (Successor)	13-Week Period ended January 2, 2004 (Predecessor)
	(In thousands)
Revenues from external customers
VEDs	$62,268	$58,594
Satcom equipment	11,465	9,719

Total	$73,733	$68,313

Intersegment product transfers
VEDs	$5,752	$3,293
Satcom equipment	2	—

Total	$5,754	$3,293

EBITDA
VEDs	$16,542	$14,393
Satcom equipment	1,378	228
Other	(2,444)	(1,512)

Total	$15,476	$13,109

        Included in the "Other" category of EBITDA are unallocated corporate operating expenses and amortization of acquisition related inventory write-up. Intersegment product transfers are recorded at cost.

        EBITDA represents earnings before interest expense, provision for income taxes, depreciation and amortization. EBITDA is presented because the Company believes that EBITDA is used by some investors as a financial indicator of a company's ability to service indebtedness. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for or superior to, operating income, net earnings (loss), cash flow and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States. EBITDA does not reflect cash available to fund cash requirements, and the items excluded from EBITDA, such as depreciation and amortization, are significant components in assessing the Company's financial performance. Other significant uses of cash flows are required before cash will be available to the Company including debt service, taxes and cash expenditures for various long-term assets. The Company's calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. A reconciliation of EBITDA from reportable segments to income before taxes is as follows:

	Fiscal Year
	2005	2004
	13-Week Period ended December 31, 2004 (Successor)	13-Week Period ended January 2, 2004 (Predecessor)
	(In thousands)
EBITDA	$15,476	$13,109
Less:
Depreciation and amortization	6,219	1,424
Interest expense, net	4,080	3,559

Income before taxes	$5,177	$8,126

        Sales by geographic area to unaffiliated customers (based on the location of customer) are as follows:

	Fiscal Year
	2005	2004
	13-Week Period ended December 31, 2004 (Successor)	13-Week Period ended January 2, 2004 (Predecessor)
	(In thousands)
United States	$50,633	$44,760
All foreign countries	23,100	23,553

Total sales	$73,733	$68,313

        The Company had one customer, the United States Government, that accounted for 10% or more of consolidated sales. Sales to this customer were $13.6 million and $15.1 million of the Company's consolidated sales for the 13-week periods ended December 31, 2004 and January 2, 2004, respectively. A substantial majority of these sales were VED segment products, but this customer also purchased satcom equipment products.

9.    Recent Accounting Pronouncements

        In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". Issue No. 03-01 requires certain quantitative and qualitative disclosures be made for debt and marketable equity securities classified as available-for-sale under SFAS No. 115 that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. Issue No. 03-01 was initially to be effective for reporting periods beginning after June 15, 2004. In December 2004, the FASB decided to reconsider its guidance on this Issue. The Company does not expect the adoption of EITF No. 03-01 to have a material impact on its consolidated financial position, results of operations or cash flows.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4", which is the result of the FASB's project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or for our fiscal year 2006. The Company has not yet determined the impact of applying the provisions of SFAS No. 151.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. SFAS No. 123R eliminates the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, that the Company currently uses. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the first annual reporting period that begins after December 15, 2005, or for our fiscal year 2007, as a nonpublic entity as defined by SFAS No. 123R. The Company has not yet determined the impact of applying the provisions of SFAS No. 123R.

10.    Goodwill and Other Intangible Assets

Goodwill

        The following table presents the changes in goodwill by reportable segment during the three months ended December 31, 2004 (in thousands):

	October 1, 2004	Acquired	December 31, 2004
VED's	$125,769	6,208	131,977
Satcom Equipment	13,845	—	13,845

Total	$139,614	6,208	145,822

Intangible Assets

        The following table presents the details of the Company's total purchased intangible assets (in thousands):

December 31, 2004	Cost	Accumulated Amortization	Net
Technology	$58,500	$(1,833)	$56,667
Customer backlog	17,450	(16,510)	940
Land lease	11,810	(248)	11,562
Trade name	5,800	—	5,800
Customer list and program	5,700	(53)	5,647
Noncompete agreement	110	(5)	105

Net identifiable intangible assets	$99,370	$(18,649)	$80,721

October 1, 2004	Cost	Accumulated Amortization	Net
Technology	$58,500	$(1,350)	$57,150
Customer backlog	17,450	(12,148)	5,302
Land lease	11,810	(181)	11,629
Trade name	4,400	—	4,400

Net identifiable intangible assets	$92,160	$(13,679)	$78,481

        The estimated future amortization expense of purchased intangibles as of December 31, 2004 is as follows (in thousands):

Fiscal Year	Amount
2005 (remaining nine months)	$2,779
2006	2,452
2007	2,452
2008	2,452
2009	2,452
Thereafter	68,134

Total	$80,721

11.    Econco Acquisition

        On October 8, 2004, the Company purchased all of the outstanding stock of Econco Broadcast Service, Inc. ("Econco") of Woodland, California for purchase consideration of approximately $18.7 million. Econco is a provider of rebuilding service for VEDs, allowing broadcasters and other users of these critical products to extend the life of their devices at a cost that is lower than buying a new VED. In addition, under the Econco purchase agreement, the Company is required to reimburse the selling shareholders of Econco for certain costs associated with a tax election to treat the transaction as an asset sale. As of December 31, 2004, the Condensed Consolidated Balance Sheet reflects an accrued liability of $0.5 million, which is the estimated amount of this reimbursement. The estimated payment associated with the tax election has been accounted for as additional purchase price and is subject to change as a result of obtaining additional information regarding the actual payment to be made. For segment reporting, Econco is included in the VED segment.

        The following table summarizes the preliminary estimates of fair value of the Econco assets acquired and liabilities assumed (in thousands):

Cash	$21
Accounts receivable	1,346
Inventory, including $351 of fair value write-up	1,919
Property, plant and equipment	3,239
Identifiable intangible assets	7,210
Goodwill	6,208
Current liabilities	(1,237)

Total	$18,706

        The following table presents details of the purchased intangible assets acquired (in thousands, except years):

	Estimated Useful Life (in years)	Amount
Non-compete agreement	5	$110
Tradename	indefinite	1,400
Customer list and program	25	5,700

Total		$7,210

        The Condensed Consolidated Financial Statements include Econco's financial results from the acquisition date. Pro forma results of operations have not been presented because the effect of the Econco acquisition was not material to the Company's results.

12.    Reclassifications

        In the prior year's Condensed Consolidated Statements of Operations for the quarterly period ending January 2, 2004, Merger expenses were reported as general and administrative expenses. Net operating results have not been affected by this reclassification. The reclassification was made to conform the classification of Merger expenses in the prior year's unaudited Condensed Consolidated Statements of Operations for the 13-week period ending January 2, 2004 to the audited Consolidated Statement of Operations for the 16-week period ending January 22, 2004 as contained in the Company's Annual Report on Form 10-K for the year ended October 1, 2004.

13.    Subsequent Events

        On February 22, 2005 CPI Holdco issued $80 million in aggregate principal amount of Floating Rate Senior Notes due 2015 (the "Floating Rate Notes"). The proceeds from the issuance of the Floating Rate Notes were used to pay a dividend to CPI Holdco's stockholders of approximately $75.8 million and to pay fees and expenses of approximately $4.2 million associated with the issuance of the Floating Rate Notes.

        In connection with the issuance of the Floating Rate Notes, in March 2005, CPI Holdco adjusted the options outstanding under the Predecessor's 2000 Stock Option Plan and CPI Holdco's 2004 Stock Incentive Plan pursuant to the terms of those plans to reflect the distribution made to the stockholders of CPI Holdco. As a result of these adjustments, the exercise price of the options outstanding under these plans was adjusted by dividing the prior exercise price of such options by 1.781, the number of shares issuable upon exercise of those options was adjusted by multiplying the number of shares previously issuable pursuant to the options by 1.781, and the total number of shares reserved for issuance under each such plan was also increased by a factor of 1.781. These adjustments increased the number of options outstanding from approximately 526,000 to 937,000.

14.    Supplemental Guarantors Condensed Consolidating Financial Information (Unaudited)

        On January 23, 2004, CPI issued $125.0 million of 8% Notes that are guaranteed by CPI Holdco and all domestic subsidiaries. Separate financial statements of the Guarantors are not presented because (i) the Guarantors are wholly owned and have fully and unconditionally guaranteed the 8.0% Notes on a joint and several basis, and (ii) the Company's management has determined that such separate financial statements are not material to investors. Instead, presented below are the consolidating condensed financial statements of: (a) the parent, CPI Holdco or Holding, (b) the issuer, CPI, (c) the guarantor subsidiaries, our domestic subsidiaries (d) the non-guarantor subsidiaries, (e) the consolidating elimination entries, and (f) the consolidated total. The Predecessor "parent" is Holding while the Successor "parent" is CPI Holdco. The accompanying consolidating condensed financial statements should be read in connection with the consolidated financial statements of CPI Holdco.

        Investments in subsidiaries are accounted for on the equity method. The principal elimination entries eliminate investments in subsidiaries, intercompany balances, intercompany transactions and intercompany sales.

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2004 (Successor)
(in thousands)

	Parent (CPI Holdco)	Issuer (CPI)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
ASSETS
Current Assets
Cash and cash equivalents	$—	22,079	919	3,926	—	26,924
Restricted cash	—	—	2,344	114	—	2,458
Accounts receivable, net	—	20,412	5,159	13,327	—	38,898
Inventories	—	28,262	1,694	11,319	—	41,275
Deferred tax assets	—	13,056	—	38	—	13,094
Prepaids and other current assets	—	4,495	207	599	(46)	5,255
Intercompany receivable	—	29,481	—	—	(29,481)	—

Total current assets	—	117,785	10,323	29,323	(29,527)	127,904
Property, plant and equipment, net	—	62,125	3,236	7,883	—	73,244
Debt issue costs, net	—	8,623	—	—	—	8,623
Intangible assets, net	—	63,541	7,152	10,028	—	80,721
Goodwill	—	92,041	6,208	47,573	—	145,822
Other long term assets	—	1,070	—	—	—	1,070
Intercompany notes receivable	—	10,335	—	—	(10,335)	—
Investment in subsidiaries	139,647	42,992	—	—	(182,639)	—

Total assets	$139,647	398,512	26,919	94,807	(222,501)	437,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of term loan	$—	88	—	—	—	88
Accounts payable	—	9,298	396	6,083	—	15,777
Accrued expenses	—	19,175	1,282	3,462	29	23,948
Product warranty	—	3,635	112	2,317	—	6,064
Income taxes payable	—	4,735	—	508	(46)	5,197
Advance payments from customers	—	5,373	1,203	5,284	—	11,860
Intercompany payable	28,094	—	394	1,022	(29,510)	—

Total current liabilities	28,094	42,304	3,387	18,676	(29,527)	62,934
Deferred income taxes	—	32,915	—	5,948	—	38,863
Intercompany notes payable	—	—	—	10,335	(10,335)	—
Advance payments from sale of San Carlos property	—	13,450	—	—	—	13,450
Senior term loan	—	85,584	—	—	—	85,584
Senior subordinated notes	—	125,000	—	—	—	125,000

Total liabilities	28,094	299,253	3,387	34,959	(39,862)	325,831

Stockholders' Equity
Common stock	43	—	—	—	—	43
Additional paid-in capital	103,579	—	—	—	—	103,579
Parent investment	—	91,329	22,818	57,216	(171,363)	—
Accumulated other comprehensive income	2,185	2,185	—	455	(2,640)	2,185
Retained earnings	5,746	5,745	714	2,177	(8,636)	5,746

Net stockholders' equity	111,553	99,259	23,532	59,848	(182,639)	111,553

Total liabilities and stockholders' equity	$139,647	398,512	26,919	94,807	(222,501)	437,384

CONDENSED CONSOLIDATING BALANCE SHEET

As of October 1, 2004 (Successor)
(in thousands)

	Parent (CPI Holdco)	Issuer (CPI)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
ASSETS
Current Assets
Cash and cash equivalents	$—	38,131	113	2,232	—	40,476
Restricted cash	—	—	2,188	91	—	2,279
Accounts receivable, net	—	21,424	3,806	10,684	—	35,914
Inventories	—	28,916	99	9,059	—	38,074
Deferred tax assets	—	12,285	—	—	—	12,285
Prepaids and other current assets	—	3,066	168	570	(8)	3,796
Intercompany receivable	—	26,841	—	1,730	(28,571)	—

Total current assets	—	130,663	6,374	24,366	(28,579)	132,824
Property, plant and equipment, net	—	62,162	22	7,943	—	70,127
Debt issue costs, net	—	8,910	—	—	—	8,910
Intangible assets, net	—	67,847	—	10,634	—	78,481
Goodwill	—	92,041	—	47,573	—	139,614
Other long term assets	—	1,251	—	—	—	1,251
Intercompany notes receivable	—	13,335	—	—	(13,335)	—
Investment in subsidiaries	135,688	21,073	—	—	(156,761)	—

Total assets	$135,688	397,282	6,396	90,516	(198,675)	431,207

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of term loan	$—	3,944	—	—	—	3,944
Accounts payable	—	11,556	99	4,135	—	15,790
Accrued expenses	—	17,449	556	2,929	5	20,939
Product warranty	—	3,877	—	2,197	—	6,074
Income taxes payable	—	1,274	—	395	(8)	1,661
Advance payments from customers	—	6,463	1,012	4,556	—	12,031
Intercompany payable	28,094	—	482	—	(28,576)	—

Total current liabilities	28,094	44,563	2,149	14,212	(28,579)	60,439
Deferred income taxes	—	32,936	—	6,182	—	39,118
Intercompany notes payable	—	—	—	13,335	(13,335)	—
Advance payments from sale of San Carlos property	—	13,450	—	—	—	13,450
Senior term loan	—	85,606	—	—	—	85,606
Senior subordinated notes	—	125,000	—	—	—	125,000

Total liabilities	28,094	301,555	2,149	33,729	(41,914)	323,613

Stockholders' Equity
Common stock	43	—	—	—	—	43
Additional paid-in capital	103,534	—	—	—	—	103,534
Parent investment	—	91,710	3,882	56,790	(152,382)	—
Accumulated other comprehensive income	1,369	1,369	—	54	(1,423)	1,369
Retained earnings (deficit)	2,648	2,648	365	(57)	(2,956)	2,648

Net stockholders' equity	107,594	95,727	4,247	56,787	(156,761)	107,594

Total liabilities and stockholders' equity	$135,688	397,282	6,396	90,516	(198,675)	431,207

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the 13-Week Period Ended December 31, 2004 (Succecessor)
(in thousands)

	Parent (CPI Holdco)	Issuer (CPI)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Sales	$—	54,133	9,573	25,110	(15,083)	73,733
Cost of sales	—	38,119	7,718	18,924	(15,083)	49,678
Amortization of acquisition-related inventory write-up	—	—	351	—	—	351

Gross profit	—	16,014	1,504	6,186	—	23,704

Operating costs and expenses:
Research and development	—	418	—	1,030	—	1,448
Selling and marketing	—	1,722	832	1,514	—	4,068
General and administrative	—	2,833	270	922	—	4,025
Amortization of acquisition-related intangible assets	—	4,242	58	606	—	4,906

Total operating costs and expenses	—	9,215	1,160	4,072	—	14,447

Operating income	—	6,799	344	2,114	—	9,257
Interest expense (income), net	—	3,770	(5)	315	—	4,080

Income before income tax expense and equity in income of subsidiaries	—	3,029	349	1,799	—	5,177
Income tax expense (benefit)	—	2,202	—	(123)	—	2,079
Equity in income of subsidiaries	3,098	2,271	—	—	(5,369)	—

Net income	$3,098	3,098	349	1,922	(5,369)	3,098

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the 13 Week Period Ended January 2, 2004 (Predecessor)
(in thousands)

	Parent (Holding)	Issuer (CPI)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Sales	$—	52,220	8,986	22,501	(15,394)	68,313
Cost of sales	—	36,613	7,944	18,044	(15,460)	47,141

Gross profit	—	15,607	1,042	4,457	66	21,172

Operating costs and expenses:
Research and development	—	477	—	1,256	—	1,733
Selling and marketing	—	1,787	525	1,312	—	3,624
General and administrative	(325)	2,170	100	1,811	(56)	3,700
Merger expenses	—	430	—	—	—	430

Total operating costs and expenses	(325)	4,864	625	4,379	(56)	9,487
Operating income	325	10,743	417	78	122	11,685
Interest expense (income), net	481	2,633	(3)	448	—	3,559

Income before income tax expense and equity in income of subsidiaries	(156)	8,110	420	(370)	122	8,126
Income tax (benefit) expense	(43)	3,342	—	(12)	—	3,287
Equity in income of subsidiaries	4,952	128	—	—	(5,080)	—

Net income (loss)	$4,839	4,896	420	(358)	(4,958)	4,839

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the 13 Week Period Ended December 31, 2004 (Successor)
(in thousands)

	Parent (CPI Holdco)	Issuer (CPI)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
OPERATING ACTIVITIES
Net cash provided by operating activities	$—	7,488	864	1,760	—	10,112

INVESTING ACTIVITIES
Expenses relating to sale of San Carlos property	—	(8)	—	—	—	(8)
Purchase of Econco, net of cash acquired	—	(18,685)	—	—	—	(18,685)
Purchase of property, plant, and equipment	—	(1,090)	(38)	(66)	—	(1,194)

Net cash used in investing activities	—	(19,783)	(38)	(66)	—	(19,887)

FINANCING ACTIVITIES
Repayments of senior term loan	—	(3,878)	—	—	—	(3,878)
Repayments on capital leases	—	—	(20)	—	—	(20)
Net proceeds from bank overdraft	—	121	—	—	—	121

Net cash used in financing activities	—	(3,757)	(20)	—	—	(3,777)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	—	(16,052)	806	1,694	—	(13,552)
Cash and cash equivalents at beginning of period	—	38,131	113	2,232	—	40,476

Cash and cash equivalents at end of period	$—	22,079	919	3,926	—	26,924

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the 13 Week Period Ended January 2, 2004 (Predecessor)
(in thousands)

	Parent (Holding)	Issuer (CPI)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$—	5,055	1,247	(108)	—	6,194

INVESTING ACTIVITIES
Purchase of property, plant and equipment	—	(203)	(2)	(34)	—	(239)

Net cash used in investing activities	—	(203)	(2)	(34)	—	(239)

FINANCING ACTIVITIES
Net repayment of bank overdraft	—	(1,639)	—	—	—	(1,639)

Net cash used in financing activities	—	(1,639)	—	—	—	(1,639)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	3,213	1,245	(142)	—	4,316
Cash and cash equivalents at beginning of period	—	30,561	1,718	1,472	—	33,751

Cash and cash equivalents at end of period	$—	33,774	2,963	1,330	—	38,067

$80,000,000

CPI Holdco, Inc.

Offer to Exchange All Outstanding
Floating Rate Senior Notes due 2015
($80,000,000 aggregate principal amount outstanding)
for Floating Rate Senior Notes due 2015
that have been registered under the Securities Act of 1933, as amended

Until [insert date 180 days after date registration statement becomes effective], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

            , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a corporation to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director:

  (i)
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  (ii)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  (iii)
  for unlawful payments of dividends or unlawful stock purchases or redemptions; or

  (iv)
  for any transaction from which the director derived an improper personal benefit.

        These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Article NINE of CPI Holdco's Certificate of Incorporation contains the following provision with respect to indemnification:

  To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no directors of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article SEVEN of CPI Holdco's By-laws contains the following provision with respect to indemnification:

  To the fullest extent permitted by law, the Corporation shall indemnify any current or former director of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former officer, employee or agent of the Corporation against all expenses (including attorneys' fees), judgments, fines and amounts paid in the defense or settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether brought by or in the right of the Corporation, to which he was or is a party or threatened to be made a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        The registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 21.    Exhibits and Financial Statement Schedules.

(a)		Exhibits
2.1	(7)	Agreement and Plan of Merger, dated as of November 17, 2003, by and among CPI Holdco, Inc. (formerly CPI Acquisition Corp.) ("CPI Holdco"), CPI Merger Sub Corp., Communications & Power Industries Holding Corporation ("Holding') and Green Equity Investors II, L.P., as Securityholders' Representative
2.2	(1)
		Stock Sale Agreement, dated as of June 9, 1995, between Communications & Power Industries, Inc. ("CPI") (as successor by merger to CPII Acquisition Corp. ("CPI Acquisition"), then known as Communications & Power Industries Holding Corporation) and Varian Associates, Inc. ("Varian")
2.3	(1)	First Amendment to Stock Sale Agreement, dated as of August 11, 1995, among Holding, CPI (as successor by merger to CPII Acquisition) and Varian
2.4	(1)	Second Amendment to Stock Sale Agreement, dated as of August 11, 1995, among Holding, CPI (as successor by merger to CPII Acquisition) and Varian
2.5	(11)
		Agreement of Purchase and Sale (San Carlos Property), dated February 7, 2003, between CPI Holdco (as successor by merger to Holding), and Palo Alto Medical Foundation, together with Seventh Amendment, dated November 12, 2003 and Ninth Amendment, dated June 16, 2004
2.6	(11)	Modification Agreement to Stock Sale Agreement, dated June 18, 2004, between CPI and Varian Medical Systems, Inc.
3.1	(12)	Restated Certificate of Incorporation of CPI, filed with the Delaware Secretary of State on December 10, 2004
3.2	(4)	Amended and Restated Bylaws of CPI, dated March 19, 2002
3.3	(9)	Restated Certificate of Incorporation of CPI Holdco, filed with the Delaware Secretary of State on January 22, 2004
3.4	(9)	Amendment to Restated Certificate of Incorporation of CPI Holdco, filed with the Delaware Secretary of State on March 12, 2004
3.5	(9)	By-Laws of CPI Holdco

3.6	(9)	Certificate of Incorporation of CPI Subsidiary Holdings Inc.
3.7	(9)	By-Laws of CPI Subsidiary Holdings Inc.
3.8	(9)	Certificate of Incorporation of Communications & Power Industries International Inc.
3.9	(9)	By-Laws of Communications & Power Industries International Inc.
3.10	(9)	Certificate of Incorporation of Communications & Power Industries Asia Inc.
3.11	(9)	By-Laws of Communications & Power Industries Asia Inc.
4.1	(8)	Indenture, dated as of January 23, 2004, among CPI, the Guarantors named therein and BNY Western Trust Company
4.2	(8)	Registration Rights Agreement, dated as of January 23, 2004, among CPI, the Guarantors named therein and UBS Securities LLC, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC
4.3	(13)	Form of Indenture, dated as of February 22, 2005, between CPI Holdco, as Issuer, and The Bank of New York Trust Company, N.A., as Trustee
4.4	(13)
		Form of Registration Rights Agreement, dated as of February 22, 2005, by and among CPI Holdco, on the one hand, and UBS Securities LLC, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc., on the other hand
5		Opinion of Irell & Manella LLP
10.1	(12)
		Credit Agreement, dated as of January 23, 2004, amended and restated as of November 29, 2004, among CPI., as Borrower, the Guarantors named therein, the Lenders from time to time party thereto, UBS Securities LLC, Bear, Stearns & Co. Inc., UBS Loan Finance LLC, UBS AG, Stamford Branch, Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, and Wachovia Capital Markets, LLC
10.2	(8)	Security Agreement, dated as of January 23, 2004, among CPI, the Guarantors party thereto, and UBS AG, Stamford Branch
10.3	(13)
		Form of Amendment No. 1, dated as of February 16, 2005, to that certain Credit Agreement dated as of January 23, 2004 and amended and restated as of November 29, 2004, among CPI, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto, and the other parties thereto.
10.4	(8)	Form of Option Rollover Agreement (U.S. Employees)
10.5		Form of Option Rollover Agreement (Canadian Employees)
10.6	(8)
		Form of Management Stockholders Agreement among CPI Holdco (formerly CPI Acquisition Corp.), Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-by-Side LLC, and certain management stockholders named therein
10.7	(3)	Fourth Amendment of Lease by and between The Board of Trustees of the Leland Stanford Junior University and CPI, dated December 15, 2000
10.8	(1)	Cross License Agreement between CPI and Varian dated as of August 10, 1995
10.9	(2)	Communications & Power Industries 2000 Stock Option Plan
10.10	(6)	First Amendment to Communications and Power Industries 2000 Stock Option Plan
10.11	(2)	Form of Stock Option Agreement under 2000 Stock Option Plan

10.12	(1)
		Assignment and Assumption of Lessee's Interest in Lease (Units 1-4, Palo Alto) and Covenants, Conditions and Restrictions on Leasehold Interests (Units 1-12, Palo Alto) dated as of August 10, 1995 between Varian Realty Inc., Varian and CPI
10.13	(1)	Sublease (Unit 8, Palo Alto) dated as of August 10, 1995 between Novellus (as successor in interest to Varian) and CPI
10.14	(1)	Sublease (Building 4, Palo Alto) dated as of August 10, 1995 between CPI, as Sublessee, Varian, as Sublessor, and Varian Realty Inc., as Adjacent Property Sublessor
10.15		First Amendment to Sublease, Subordination, Non-Disturbance and Attornment Agreement, dated as of April 2, 1999, by and among Varian, Inc., CPI, Varian, and Varian Realty, Inc.
10.16		Second Amendment to Sublease, dated as of April 28, 2000, by and between Varian, inc. and CPI
10.17	(5)	Employment Agreement for O. Joe Caldarelli dated March 19, 2002
10.18	(5)	Employment Agreement for Robert A. Fickett dated September 30, 2002
10.19	(5)	Employment Agreement for Joel A. Littman dated September 30, 2002
10.20	(7)	Employment Agreement for Mike Cheng dated November 2, 2002
10.21	(7)	Employment Agreement for Don C. Coleman dated November 2, 2002
10.22	(7)	Code of Ethics
10.23	(7)	Pension Plan for Executive Employees of CPI Canada, Inc. (as applicable to O. Joe Caldarelli) effective January 1, 2002
10.24	(10)	The 2004 Stock Option Plan
10.25	(10)	Form of Option Agreement (Employees) under the 2004 Stock Option Plan
10.26	(10)	Form of Option Agreement (Directors) under the 2004 Stock Option Plan
10.27	(11)	Agreement Re Environmental Matters, dated June 18, 2004, among 301 Holding LLC, CPI, Varian Medical Systems, Inc. and Palo Alto Medical Foundation
10.28	(12)	Amendment to the 2004 Stock Option Plan
12		Statement re: Computation of Ratio of Earnings to Fixed Charges
21		Subsidiaries of the Registrant
23.1		Consent of Irell & Manella LLP (included in Exhibit 5)
23.2		Consent of KPMG LLP
24		Powers of Attorney of the Board of Directors of CPI Holdco (included on signature page)
25		Statement of Eligibility of the Trustee under the Indenture filed as Exhibit 4.3
99.1		Form of Letter of Transmittal
99.2		Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3		Form of Letter to Clients
99.4		Form of Notice of Guaranteed Delivery

(b)	Financial Statement Schedules
99.5	Financial Statement Schedule of CPI Holdco

(1)
Incorporated by reference to CPI's Registration Statement on Form S-1 (Registration No. 33-96858), filed on September 12, 1995.

(2)
Incorporated by reference to CPI's Annual Report on Form 10-K, for the year ended September 29, 2000.

(3)
Incorporated by reference to CPI's Quarterly Report on Form 10-Q, for the quarter ended December 28, 2000.

(4)
Incorporated by reference to CPI's Quarterly Report on Form 10-Q, for the quarter ended March 29, 2002.

(5)
Incorporated by reference to CPI's Annual Report on Form 10-K, for the year ended September 27, 2002.

(6)
Incorporated by reference to CPI's Quarterly Report on Form 10-Q, for the quarter ended April 4, 2003.

(7)
Incorporated by reference to CPI's Annual Report on Form 10-K, for the year ended October 3, 2003.

(8)
Incorporated by reference to CPI's Quarterly Report on Form 10-Q, for the quarter ended January 2, 2004.

(9)
Incorporated by reference to CPI's Form S-4, dated March 23, 2004.

(10)
Incorporated by reference to CPI Holdco's Quarterly Report on Form 10-Q, for the quarter ended April 2, 2004.

(11)
Incorporated by reference to CPI Holdco's Quarterly Report on Form 10-Q, for the quarter ended July 2, 2004.

(12)
Incorporated by reference to CPI Holdco's Annual Report on Form 10-K for the year ended October 1, 2004.

(13)
Incorporated by reference to CPI Holdco's Current Report on Form 8-K filed on February 23, 2005.

Item 22.    Undertakings.

        The undersigned registrants hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CPI Holdco, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on April 7, 2005.

CPI Holdco, Inc.
By:	/s/ JOEL A. LITTMAN Joel A. Littman Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints O. Joe Caldarelli and Joel A. Littman and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2005.

Signature	Title

/s/ O. JOE CALDARELLI O. Joe Caldarelli	Chief Executive Officer and Director
/s/ ROBERT A. FICKETT Robert A. Fickett	Chief Operating Officer, President and Director
/s/ JOEL A. LITTMAN Joel A. Littman	Chief Financial Officer, Treasurer and Secretary (principal accounting officer)
/s/ MICHAEL TARGOFF Michael Targoff	Chairman of the Board of Directors
Michael F. Finley	Director
/s/ CHRIS TOFFALES Chris Toffales	Director

EXHIBIT INDEX

2.1	(7)	Agreement and Plan of Merger, dated as of November 17, 2003, by and among CPI Holdco, Inc. (formerly CPI Acquisition Corp.) ("CPI Holdco"), CPI Merger Sub Corp., Communications & Power Industries Holding Corporation ("Holding') and Green Equity Investors II, L.P., as Securityholders' Representative
2.2	(1)
		Stock Sale Agreement, dated as of June 9, 1995, between Communications & Power Industries, Inc. ("CPI") (as successor by merger to CPII Acquisition Corp. ("CPI Acquisition"), then known as Communications & Power Industries Holding Corporation) and Varian Associates, Inc. ("Varian")
2.3	(1)	First Amendment to Stock Sale Agreement, dated as of August 11, 1995, among Holding, CPI (as successor by merger to CPII Acquisition) and Varian
2.4	(1)	Second Amendment to Stock Sale Agreement, dated as of August 11, 1995, among Holding, CPI (as successor by merger to CPII Acquisition) and Varian
2.5	(11)
		Agreement of Purchase and Sale (San Carlos Property), dated February 7, 2003, between CPI Holdco (as successor by merger to Holding), and Palo Alto Medical Foundation, together with Seventh Amendment, dated November 12, 2003 and Ninth Amendment, dated June 16, 2004
2.6	(11)	Modification Agreement to Stock Sale Agreement, dated June 18, 2004, between CPI and Varian Medical Systems, Inc.
3.1	(12)	Restated Certificate of Incorporation of CPI, filed with the Delaware Secretary of State on December 10, 2004
3.2	(4)	Amended and Restated Bylaws of CPI, dated March 19, 2002
3.3	(9)	Restated Certificate of Incorporation of CPI Holdco, filed with the Delaware Secretary of State on January 22, 2004
3.4	(9)	Amendment to Restated Certificate of Incorporation of CPI Holdco, filed with the Delaware Secretary of State on March 12, 2004
3.5	(9)	By-Laws of CPI Holdco
3.6	(9)	Certificate of Incorporation of CPI Subsidiary Holdings Inc.
3.7	(9)	By-Laws of CPI Subsidiary Holdings Inc.
3.8	(9)	Certificate of Incorporation of Communications & Power Industries International Inc.
3.9	(9)	By-Laws of Communications & Power Industries International Inc.
3.10	(9)	Certificate of Incorporation of Communications & Power Industries Asia Inc.
3.11	(9)	By-Laws of Communications & Power Industries Asia Inc.
4.1	(8)	Indenture, dated as of January 23, 2004, among CPI, the Guarantors named therein and BNY Western Trust Company
4.2	(8)	Registration Rights Agreement, dated as of January 23, 2004, among CPI, the Guarantors named therein and UBS Securities LLC, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC
4.3	(13)	Form of Indenture, dated as of February 22, 2005, between CPI Holdco, as Issuer, and The Bank of New York Trust Company, N.A., as Trustee

4.4	(13)
		Form of Registration Rights Agreement, dated as of February 22, 2005, by and among CPI Holdco, on the one hand, and UBS Securities LLC, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc., on the other hand
5		Opinion of Irell & Manella LLP
10.1	(12)
		Credit Agreement, dated as of January 23, 2004, amended and restated as of November 29, 2004, among CPI., as Borrower, the Guarantors named therein, the Lenders from time to time party thereto, UBS Securities LLC, Bear, Stearns & Co. Inc., UBS Loan Finance LLC, UBS AG, Stamford Branch, Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, and Wachovia Capital Markets, LLC
10.2	(8)	Security Agreement, dated as of January 23, 2004, among CPI, the Guarantors party thereto, and UBS AG, Stamford Branch
10.3	(13)
		Form of Amendment No. 1, dated as of February 16, 2005, to that certain Credit Agreement dated as of January 23, 2004 and amended and restated as of November 29, 2004, among CPI, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto, and the other parties thereto.
10.4	(8)	Form of Option Rollover Agreement (U.S. Employees)
10.5		Form of Option Rollover Agreement (Canadian Employees)
10.6	(8)
		Form of Management Stockholders Agreement among CPI Holdco (formerly CPI Acquisition Corp.), Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-by-Side LLC, and certain management stockholders named therein
10.7	(3)	Fourth Amendment of Lease by and between The Board of Trustees of the Leland Stanford Junior University and CPI, dated December 15, 2000
10.8	(1)	Cross License Agreement between CPI and Varian dated as of August 10, 1995
10.9	(2)	Communications & Power Industries 2000 Stock Option Plan
10.10	(6)	First Amendment to Communications and Power Industries 2000 Stock Option Plan
10.11	(2)	Form of Stock Option Agreement under 2000 Stock Option Plan
10.12	(1)
		Assignment and Assumption of Lessee's Interest in Lease (Units 1-4, Palo Alto) and Covenants, Conditions and Restrictions on Leasehold Interests (Units 1-12, Palo Alto) dated as of August 10, 1995 between Varian Realty Inc., Varian and CPI
10.13	(1)	Sublease (Unit 8, Palo Alto) dated as of August 10, 1995 between Novellus (as successor in interest to Varian) and CPI
10.14	(1)	Sublease (Building 4, Palo Alto) dated as of August 10, 1995 between CPI, as Sublessee, Varian, as Sublessor, and Varian Realty Inc., as Adjacent Property Sublessor
10.15		First Amendment to Sublease, Subordination, Non-Disturbance and Attornment Agreement, dated as of April 2, 1999, by and among Varian, Inc., CPI, Varian, and Varian Realty, Inc.
10.16		Second Amendment to Sublease, dated as of April 28, 2000, by and between Varian, inc. and CPI
10.17	(5)	Employment Agreement for O. Joe Caldarelli dated March 19, 2002
10.18	(5)	Employment Agreement for Robert A. Fickett dated September 30, 2002

10.19	(5)	Employment Agreement for Joel A. Littman dated September 30, 2002
10.20	(7)	Employment Agreement for Mike Cheng dated November 2, 2002
10.21	(7)	Employment Agreement for Don C. Coleman dated November 2, 2002
10.22	(7)	Code of Ethics
10.23	(7)	Pension Plan for Executive Employees of CPI Canada, Inc. (as applicable to O. Joe Caldarelli) effective January 1, 2002
10.24	(10)	The 2004 Stock Option Plan
10.25	(10)	Form of Option Agreement (Employees) under the 2004 Stock Option Plan
10.26	(10)	Form of Option Agreement (Directors) under the 2004 Stock Option Plan
10.27	(11)	Agreement Re Environmental Matters, dated June 18, 2004, among 301 Holding LLC, CPI, Varian Medical Systems, Inc. and Palo Alto Medical Foundation
10.28	(12)	Amendment to the 2004 Stock Option Plan
12		Statement re: Computation of Ratio of Earnings to Fixed Charges
21		Subsidiaries of the Registrant
23.1		Consent of Irell & Manella LLP (included in Exhibit 5)
23.2		Consent of KPMG LLP
24		Powers of Attorney of the Board of Directors of CPI Holdco (included on signature page)
25		Statement of Eligibility of the Trustee under the Indenture filed as Exhibit 4.3
99.1		Form of Letter of Transmittal
99.2		Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3		Form of Letter to Clients
99.4		Form of Notice of Guaranteed Delivery
99.5		Financial Statement Schedule of CPI Holdco

(1)
Incorporated by reference to CPI's Registration Statement on Form S-1 (Registration No. 33-96858), filed on September 12, 1995.

(2)
Incorporated by reference to CPI's Annual Report on Form 10-K, for the year ended September 29, 2000.

(3)
Incorporated by reference to CPI's Quarterly Report on Form 10-Q, for the quarter ended December 28, 2000.

(4)
Incorporated by reference to CPI's Quarterly Report on Form 10-Q, for the quarter ended March 29, 2002.

(5)
Incorporated by reference to CPI's Annual Report on Form 10-K, for the year ended September 27, 2002.

(6)
Incorporated by reference to CPI's Quarterly Report on Form 10-Q, for the quarter ended April 4, 2003.

(7)
Incorporated by reference to CPI's Annual Report on Form 10-K, for the year ended October 3, 2003.

(8)
Incorporated by reference to CPI's Quarterly Report on Form 10-Q, for the quarter ended January 2, 2004.

(9)
Incorporated by reference to CPI's Form S-4, dated March 23, 2004.

(10)
Incorporated by reference to CPI Holdco's Quarterly Report on Form 10-Q, for the quarter ended April 2, 2004.

(11)
Incorporated by reference to CPI Holdco's Quarterly Report on Form 10-Q, for the quarter ended July 2, 2004.

(12)
Incorporated by reference to CPI Holdco's Annual Report on Form 10-K for the year ended October 1, 2004.

(13)
Incorporated by reference to CPI Holdco's Current Report on Form 8-K filed on February 23, 2005.

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MARKET AND INDUSTRY DATA
CERTAIN DEFINITIONS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Summary of the Terms of the Exchange Offer
Summary of the Terms of the Exchange Notes
Summary Historical and Pro Forma Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Unaudited Pro Forma Consolidated Statement of Operations Data For the Fiscal Year Ended October 1, 2004
Unaudited Pro Forma Consolidated Statement of Operations Data For the 13-Week Period Ended December 31, 2004
Unaudited Pro Forma Consolidated Balance Sheet Data As of December 31, 2004
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Stock Option Grants in Fiscal Year 2004
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
BOOK-ENTRY, DELIVERY AND FORM
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
CPI Holdco, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
CPI Holdco, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
CPI Holdco, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (in thousands, except shares)
CPI Holdco, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
CPI Holdco, Inc. and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEET As of October 1, 2004 (Successor) (in thousands)
CONDENSED CONSOLIDATING BALANCE SHEET As of October 3, 2003 (Predecessor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Period from January 23, 2004 to October 1, 2004 (Successor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Period from October 4, 2003 to January 22, 2004 (Predecessor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended October 3, 2003 (Predecessor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended September 27, 2002 (Predecessor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Period from January 23, 2004 to October 1, 2004 (Successor) (in thousands)
CPI Holdco, Inc. and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS From October 4, 2003 to January 22, 2004 (Predecessor) (in thousands)
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS For the Year Ended October 3, 2003 (Predecessor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended September 27, 2002 (Predecessor) (in thousands)
CPI Holdco, Inc. and Subsidiaries VALUATION AND QUALIFYING ACCOUNTS (in thousands)
CPI Holdco, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands—unaudited)
CPI Holdco, Inc. and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (in thousands—unaudited)
CPI Holdco, Inc. and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands—unaudited)
CPI Holdco, Inc. and Subsidiaries NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
CONDENSED CONSOLIDATING BALANCE SHEET As of December 31, 2004 (Successor) (in thousands)
CONDENSED CONSOLIDATING BALANCE SHEET As of October 1, 2004 (Successor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the 13 Week Period Ended January 2, 2004 (Predecessor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the 13 Week Period Ended December 31, 2004 (Successor) (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the 13 Week Period Ended January 2, 2004 (Predecessor) (in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY